AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
                                 ON JULY 1, 1999

                          REGISTRATION NO. 333 - _____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM S - 4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        SOUTHERN FINANCIAL BANCORP, INC.
             (Exact name of registrant as specified in its charter)

         VIRGINIA                            6022                  54-1779978
(State or other jurisdiction of   (Primary Standard Industrial       (I.R.S.
incorporation or organization)     Classification Code Number)   Identification)


                                37 E. Main Street
                               Warrenton, VA 20186
                              Phone (540) 349-3900

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Georgia S. Derrico
                                37 E. Main Street
                               Warrenton, VA 20186
                                 (540) 349-3900

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
   WAYNE A. WHITHAM, JR., ESQ.                        FRED W. PALMORE, III, ESQ.
WILLIAMS, MULLEN, CLARK & DOBBINS                      MAYS & VALENTINE, L.L.P.
        TWO JAMES CENTER                                  NATIONSBANK CENTER
      1021 EAST CARY STREET                               1111 E. MAIN STREET
          P.O. BOX 1320                                      P.O. BOX 1122
    RICHMOND, VA  23210-1320                           RICHMOND,  VA 23218-1122
         (804) 783-6473                                     (804) 697-1396
       FAX: (804) 783-6507                               FAX: (804) 697-1339

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

================================= ================== ======================= ==================== ==================
                                                        Proposed Maximum      Proposed Maximum
     Title of Each Class of          Amount to be         Offering Price           Aggregate           Amount of
  Securities to be Registered       Registered (1)        Per Share (2)         Offering Price     Registration Fee
--------------------------------- ------------------ ----------------------- -------------------- ------------------
 Common Stock, $0.01 par value     1,045,734 shares            N/A                    N/A             $2,746
================================= ================== ======================= ==================== ==================

(1) Based upon an assumed number of shares that may be issued in the merger described in this Registration Statement. The assumed number is based upon the maximum number of shares of common stock of The Horizon Bank of Virginia that may be outstanding immediately prior to the merger.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f), based on $6.01, the book value per share of the common stock of The Horizon Bank of Virginia, on March 31, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 5(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

         [THE FOLLOWING DISCLOSURES ARE PRESENTED IN TWO-COLUMN FORMAT]

        The Boards of Directors of Southern Financial Bancorp, Inc. and The Horizon Bank of Virginia have agreed to merge the two companies. After the merger, Southern Financial will have total assets of almost $400 million and will span the area from Fredericksburg to Winchester, Virginia, and have seven branch offices in Fairfax County, Virginia.

         If shareholders of both companies approve the merger, Horizon will merge into Southern Financial Bank, a bank owned by Southern Financial and Horizon shareholders will receive 0.63 shares of Southern Financial common stock for each share of Horizon common stock they own. Southern Financial shareholders will continue to hold their existing shares of Southern Financial common stock after the merger. We estimate that upon completion of the merger, approximately 39% of the outstanding Southern Financial common stock will be owned by current Horizon shareholders and approximately 61% will be owned by persons who are Southern Financial shareholders just before the merger is completed.

         We cannot complete the merger unless shareholders of Horizon (equal to the holders of a majority of Horizon's common stock) approve the merger agreement and shareholders of Southern Financial approve the issuance of shares to holders of Horizon common stock.

        We have each scheduled meetings for our shareholders to vote on these matters. In Southern Financial's case, the meeting will be a special meeting of shareholders at which shareholders will vote to approve issuing Southern Financial common stock to Horizon's shareholders and to elect three of Horizon's directors to Southern Financial's board of directors. In Horizon's case, the meeting will be a special meeting at which shareholders will only be asked to consider the proposed merger. Whether or not you plan to attend your shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the transaction. In the case of Horizon shareholders, if you do not return your card, the effect will be a vote against the merger. If your shares are held in "street name," you must instruct your broker in order to vote.

         The dates, times and places of the meetings are as follows:

         For Southern Financial shareholders:

                  ________ __, 1999, 2:00 p.m.
                  Fauquier Springs Country Club
                  Springs Road
                  Warrenton, Virginia 20186

         For Horizon shareholders:

                  ________ __, 1999, 10:00 a.m.
                  Westwood Country Club
                  800 Maple Avenue, East
                  Vienna, Virginia 22180

         The document accompanying this letter contains additional information regarding the merger agreement, the proposed merger and the two companies. We encourage you to read this entire document carefully.

        We strongly support this merger of Southern Financial and Horizon and appreciate your prompt attention to this very important matter.

Georgia S. Derrico
Chairman
Southern Financial Bancorp, Inc.

Richard L. Hall
President and Chief Executive Officer
The Horizon Bank of Virginia

                        [END OF TWO-COLUMN PRESENTATION]

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense. The securities offered hereby are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.
--------------------------------------------------------------------------------

The date of this joint proxy statement/prospectus is ________ __, 1999 and it is first being mailed to shareholders on or about ________ __, 1999.

                        SOUTHERN FINANCIAL BANCORP, INC.
                                37 E. MAIN STREET
                               WARRENTON, VA 20186

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON ________ __, 1999


         A Special Meeting of Shareholders of Southern Financial Bancorp, Inc. ("Southern Financial") will be held on ________ __, 1999, at 2:00 p.m., at Fauquier Springs Country Club, Springs Road, Warrenton, Virginia 20186, for the following purposes:

         (1) To approve the issuance of Southern Financial common stock in connection with the Agreement and Plan of Reorganization dated May 3, 1999, as amended, by and between The Horizon Bank of Virginia ("Horizon") and Southern Financial and Southern Financial Bank (the "Bank"), a wholly owned subsidiary of Southern Financial, which agreement provides for Horizon to be merged with and into the Bank;

         (2) To elect three of Horizon's directors to serve on Southern Financial's board of directors; and

         (3) To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

        THE SOUTHERN FINANCIAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SOUTHERN FINANCIAL SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF COMMON STOCK TO SHAREHOLDERS OF HORIZON IN THE MERGER. PLEASE READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS FOR A DETAILED DESCRIPTION OF THE PROPOSAL.

         Only holders of record of Southern Financial common stock as of the close of business on ________ __, 1999, are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the meeting.

         We direct your attention to the documents submitted with this Notice.


                                       By Order of the Board of Directors


                                       __________________________________
                                       Mary Henward
                                       Corporate Secretary
Warrenton, Virginia
________ __, 1999

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING DOCUMENT.

                          THE HORIZON BANK OF VIRGINIA
                               140 PARK STREET, SE
                                VIENNA, VA 22180


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON ________ __, 1999



         A special meeting of shareholders of The Horizon Bank of Virginia ("Horizon") will be held at 10:00 a.m. on ________ __, 1999 at the Westwood Country Club, 800 Maple Avenue, East, Vienna, Virginia 22180, to consider the following matters:

         (1) The proposal to approve the Agreement and Plan of Reorganization dated May 3, 1999, as amended, by and between Horizon and Southern Financial Bancorp, Inc. ("Southern Financial") and Southern Financial Bank (the "Bank"), a wholly owned subsidiary of Southern Financial, which agreement provides for Horizon to be merged with and into the Bank;

         (2) Any other business properly brought before the special meeting or any adjournment or postponement thereof.

        YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE MERGER AGREEMENT.

         Only Horizon shareholders of record at the close of business on ________ __, 1999 are entitled to notice of, and to vote at, this special meeting and any adjournments or postponements thereof.

         Your attention is directed to the Joint Proxy Statement/Prospectus delivered with this Notice.

                                       By Order of the Board of Directors


                                       __________________________________
                                       Harry E. Jagoda
                                       Corporate Secretary

__________, Virginia
________ __, 1999


         REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO VOTE PROMPTLY BY DATING, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER PROVIDED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

                                TABLE OF CONTENTS

                                                                                                              Page
                                    CHAPTER I
QUESTIONS AND ANSWERS ABOUT THE MERGER..................................................................       I-1
WHO CAN HELP ANSWER YOUR QUESTIONS......................................................................       I-3
SUMMARY.................................................................................................       I-4
     The Companies......................................................................................       I-4
     Recommendations....................................................................................       I-4
     Reasons for the Merger.............................................................................       I-5
     The Meetings.......................................................................................       I-5
     Votes Required.....................................................................................       I-5
     Record Date; Voting Power..........................................................................       I-6
     Opinion of Horizon's Financial Advisor.............................................................       I-6
     No Appraisal Rights................................................................................       I-6
     Southern Financial to Use Pooling-of-Interest Accounting Treatment.................................       I-6
     Comparative Per Share Market Price Information.....................................................       I-6
     Fee for Termination................................................................................       I-6
     Share Ownership of Management......................................................................       I-7
     Benefits to Management in the Merger...............................................................       I-7
     Conditions that Must Be Satisfied for the Merger to Occur..........................................       I-7
     Termination of the Merger Agreement................................................................       I-8
     Effective Date Expected: Third Quarter of 1999.....................................................       I-8
     Selected Historical Financial Data.................................................................       I-9
     Selected Pro Forma Financial Data..................................................................      I-10
     Comparative Per Share Data.........................................................................      I-11
THE MERGER..............................................................................................      I-12
     Background of the Merger...........................................................................      I-12
     Horizon's Reasons for the Merger...................................................................      I-14
     Southern Financial's Reasons for the Merger and Recommendation of the Southern Financial Board.....
     Financial Board....................................................................................      I-15
     Accounting Treatment...............................................................................      I-16
     Material Federal Income Tax Consequences of the Merger.............................................      I-16
     Absence of Appraisal Rights........................................................................      I-16
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION.....................................................      I-17
OPINION OF THE HORIZON FINANCIAL ADVISOR................................................................      I-25
     General............................................................................................      I-25
     Comparable Acquisition Analysis....................................................................      I-26
     Market Comparable Analysis.........................................................................      I-27
     Dilution Analysis - Pro Forma......................................................................      I-28
     Present Value Analysis.............................................................................      I-28
OPINION OF SOUTHERN FINANCIAL'S ADVISOR.................................................................      I-29
INTERESTS OF CERTAIN PERSONS IN THE MERGER..............................................................      I-35
CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS...........................................................      I-36
TERMS OF THE MERGER AGREEMENT...........................................................................      I-36
     Representations and Warranties; Conditions to the Merger...........................................      I-36
     Regulatory Approvals...............................................................................      I-37
     Business Pending the Merger........................................................................      I-38
     No Solicitation; Board Action......................................................................      I-38
     Effective Date.....................................................................................      I-39


     Surrender of Stock Certificates....................................................................      I-39
     Waiver, Amendment and Termination..................................................................      I-39
     Resales of Southern Financial Common Stock.........................................................      I-40
     Expenses of the Merger and Termination Fee.........................................................      I-40
MARKET PRICES AND DIVIDENDS.............................................................................      I-41
     Market Prices......................................................................................      I-41
     Dividends..........................................................................................      I-42

                                   CHAPTER II
                    INFORMATION ABOUT THE MEETINGS AND VOTING

     General...........................................................................................       II-1
     Southern Financial Meeting........................................................................       II-1
     Horizon Meeting...................................................................................       II-3

                                   CHAPTER III
                        DESCRIPTION OF SOUTHERN FINANCIAL

BUSINESS...............................................................................................       III-1
     General...........................................................................................       III-1
     Lending Activities................................................................................       III-2
     Investment Activities.............................................................................      III-11
     Source of Funds...................................................................................      III-11
     Competition.......................................................................................      III-13
     Employees.........................................................................................      III-13
     The Year 2000.....................................................................................      III-13
     Offices and Other Material Properties.............................................................      III-15
     Legal Proceedings.................................................................................      III-16
MANAGEMENT'S DISCUSSION AND ANALYSIS...................................................................      III-16
     Overview..........................................................................................      III-16
     Results of Operations.............................................................................      III-18
     Liquidity and Capital Resources...................................................................      III-27
     Impact of Inflation and Changing Prices...........................................................      III-27
     Special Note Regarding Forward-Looking Statements.................................................      III-28

                                   CHAPTER IV
                             DESCRIPTION OF HORIZON

BUSINESS................................................................................................      IV-1
     General............................................................................................      IV-1
     Lending Activities.................................................................................      IV-2
     Investment Activities..............................................................................      IV-9
     Source of Funds....................................................................................      IV-9
     Competition........................................................................................      IV-10
     Employees..........................................................................................      IV-10
     The Year 2000......................................................................................      IV-10
     Offices and Other Material Properties..............................................................      IV-11
     Legal Proceedings..................................................................................      IV-12
MANAGEMENT'S DISCUSSION AND ANALYSIS....................................................................      IV-13
     Overview..........................................................................................       IV-13


     Results of Operations.............................................................................       IV-14
     Asset/Liability Management........................................................................       IV-21
     Liquidity and Capital Resources...................................................................       IV-23
     Impact of Inflation and Changing Prices...........................................................       IV-24
     Special Note Regarding Forward-Looking Statements.................................................       IV-24

                                    CHAPTER V
                         MANAGEMENT FOLLOWING THE MERGER

The Board of Directors.................................................................................        V-1
Board Committees.......................................................................................        V-2
Executive Officers Who Are Not Directors...............................................................        V-3
Security Ownership of Management.......................................................................        V-4
Security Ownership of Certain Beneficial Owners........................................................        V-5
Director Compensation..................................................................................        V-7
Executive Officer Compensation.........................................................................        V-8
Option Grants in Last Fiscal Year......................................................................        V-9
Option Exercises in Last Fiscal Year...................................................................       V-10
Employment Agreements..................................................................................       V-10
Certain Relationships and Related Transactions.........................................................       V-11

                                   CHAPTER VI
                                  LEGAL MATTERS

DESCRIPTION OF SOUTHERN FINANCIAL CAPITAL STOCK........................................................       VI-1
COMPARATIVE RIGHTS OF SHAREHOLDERS.....................................................................       VI-2
     General...........................................................................................       VI-2
     Authorized Capital................................................................................       VI-2
     Amendment of Articles of Incorporation or Bylaws..................................................       VI-3
     Mergers, Consolidations and Sales of Assets.......................................................       VI-4
     Size and Classification of Board of Directors.....................................................       VI-5
     Vacancies and Removal of Directors................................................................       VI-6
     Director Liability and Indemnification............................................................       VI-6
     Special Meetings of Shareholders..................................................................       VI-8
     Shareholder Nominations and Proposals.............................................................       VI-8
     Shareholder Voting Rights in General..............................................................       VI-9
     State Anti-Takeover Statutes......................................................................       VI-9
REGULATION.............................................................................................       VI-11
     General...........................................................................................       VI-11
     FDIC Regulations..................................................................................       VI-11
     Regulatory Capital Requirement....................................................................       VI-12
     Deposit Insurance.................................................................................       VI-13
     Federal Home Loan Bank System.....................................................................       VI-13
     Federal Reserve System............................................................................       VI-14
RESALES OF SOUTHERN FINANCIAL COMMON STOCK.............................................................       VI-14
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.............................................       VI-14
EXPERTS................................................................................................       VI-15
LEGAL OPINIONS.........................................................................................       VI-15
WHERE YOU CAN FIND MORE INFORMATION....................................................................       VI-15

APPENDICES

General

A Agreement and Plan of Reorganization between The Horizon Bank of Virginia and Southern Financial Bancorp, Inc. and Southern Financial Bank, dated as of May 3, 1999, as amended.

Southern Financial Bancorp, Inc.

B Southern Financial Bancorp, Inc. Financial Statements (including the audited December 31, 1998 financial statements and the unaudited March 31, 1999 financial statements)
C    Opinion of Tucker Anthony Incorporated

The Horizon Bank of Virginia

D The Horizon Bank of Virginia Financial Statements (including the audited December 31, 1998 financial statements and the unaudited March 31, 1999 financial statements)
E    Opinion of McKinnon & Company, Inc.

                                    CHAPTER I
                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:    Why is Horizon merging with Southern Financial?

A:    Both the Horizon board of directors and the Southern Financial board of directors believe the merger is in the best interests of their respective companies and will provide significant benefits to their respective shareholders, customers and employees. The boards believe the merger will create a company with enhanced financial performance which will be better positioned to be a strong competitor in the rapidly changing and consolidating financial services industry in Virginia. To review the background and reasons for the merger in greater detail, see pages I-12 through I-16.

Q:    What will I receive in the merger?

A:    HORIZON SHAREHOLDERS: Horizon shareholders will receive 0.63 shares of
Southern Financial common stock in exchange for each share of Horizon common stock they hold. This is the "exchange ratio." Southern Financial will not issue fractional shares in the merger. Instead, Horizon shareholders will receive a cash payment, without interest, for the value of any fraction of a share of Southern Financial common stock that they would otherwise be entitled to receive based upon the market value (as determined in the merger agreement) of a share of Southern Financial common stock at the time of the merger.

SOUTHERN FINANCIAL SHAREHOLDERS: Each share of Southern Financial common stock held by Southern Financial shareholders will continue to represent one share of Southern Financial common stock following the merger. After the merger, Horizon's former shareholders will own approximately 39% of Southern Financial's outstanding shares of common stock and current Southern Financial shareholders will own approximately 61% of Southern Financial's outstanding shares of common stock.

FOR EXAMPLE:

     o IF YOU OWN 100 SHARES OF HORIZON COMMON STOCK, AFTER THE MERGER YOU WILL RECEIVE 63 SHARES OF SOUTHERN FINANCIAL COMMON STOCK.

     o IF YOU OWN 25 SHARES OF HORIZON COMMON STOCK, AFTER THE MERGER YOU WILL RECEIVE 15 SHARES OF SOUTHERN FINANCIAL COMMON STOCK AND A CHECK FOR 0.75 TIMES THE MARKET VALUE OF ONE SHARE OF SOUTHERN FINANCIAL COMMON STOCK.

     o IF YOU OWN 100 SHARES OF SOUTHERN FINANCIAL COMMON STOCK, AFTER THE MERGER THOSE SHARES WILL CONTINUE TO REPRESENT 100 SHARES OF SOUTHERN FINANCIAL COMMON STOCK.

Q:    What will my dividends be after the merger?

A:    In the second quarter of 1999, Southern Financial increased its quarterly dividend to $0.115 per share. The board intends to continue dividends at or above this rate. However, Southern Financial cannot assure these payments. The Southern Financial board will use its discretion to decide whether and when to declare dividends and in what amount, and it will consider all relevant factors in doing so.

Q:    What happens as the market price of Southern Financial common stock fluctuates?

A:    The exchange ratio is fixed at 0.63 shares of Southern Financial common stock for each share of Horizon common stock. Since the market value of Southern Financial common stock will fluctuate before and after the closing of the merger, the value of the Southern Financial common stock that Horizon shareholders will receive in the merger will fluctuate as well and could increase or decrease. Horizon shareholders should obtain current market prices for shares of Southern Financial common stock and shares of Horizon common stock.

Q:    When is the merger expected to be completed?

A:    We are working to complete the merger during the third quarter of 1999.

Q:    What are the tax consequences of the merger to me?

A:    HORIZON SHAREHOLDERS: We expect that the exchange of shares by Horizon shareholders generally will be tax-free to Horizon shareholders for U.S. federal income tax purposes. Horizon shareholders will, however, have to pay taxes on cash received for fractional shares. To review the tax consequences to Horizon shareholders in greater detail, see page I-16. Your tax consequences may depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

SOUTHERN FINANCIAL SHAREHOLDERS: The merger will have no tax consequences to Southern Financial shareholders.

Q:    What am I being asked to vote upon?

A:    HORIZON SHAREHOLDERS: You are being asked to approve the merger agreement which provides for the merger of Horizon into Southern Financial Bank, a bank owned by Southern Financial and the issuance of 0.63 shares of Southern Financial common stock for each outstanding share of Horizon common stock. Approval of the proposal requires the affirmative vote of a majority of the outstanding shares of Horizon common stock.

The Horizon board has unanimously approved and adopted the merger agreement. The Horizon board recommends voting for the approval of the merger agreement.

SOUTHERN FINANCIAL SHAREHOLDERS: You are being asked to approve the issuance of Southern Financial common stock to Horizon shareholders in connection with the merger. Approval of the proposal requires the affirmative vote of a majority of the shares voted, and the shares voted must represent over 50% of the shares entitled to vote.

You are also being asked to elect three of Horizon's directors to Southern Financial's board of directors. These individuals will become directors of Southern Financial only if the merger is completed.

The Southern Financial board has unanimously approved and adopted the merger agreement and the stock issuance and recommends voting for the approval of the stock issuance and for the election of the three directors.

Q:    What should I do now?

A:    Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible, so that your shares will be represented at your meeting.

If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in the case of the Horizon shareholders in favor of the proposal to approve and adopt the merger agreement, and, in the case of Southern Financial shareholders, in favor of the issuance of Southern Financial common stock in the merger and the election of three of Horizon's directors to Southern Financial's board of directors. If you are a Horizon shareholder and you do not sign and send in your proxy or you abstain, it will have the effect of a vote against the merger, as approval requires the affirmative vote of a majority of the shares outstanding. If you are a Southern Financial shareholder and you do not sign and send in your proxy or you abstain, your shares will not be counted as having voted at the Southern Financial meeting.

You may attend your shareholders' meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of your shareholders' meeting by following the directions on pages II-1 through II-3 and either change your vote or attend your shareholders' meeting and vote in person.

Q:    If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:    Your broker will vote your shares of Horizon common stock or Southern
Financial common stock only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted. If you are a Horizon shareholder and do not provide instructions to your broker, your shares will not be voted and this will have the effect of voting against the merger.

Q:    Should I send in my stock certificates now?

A:    No. If you are a Horizon shareholder, after the merger is completed we will send you written instructions for exchanging your Horizon common stock certificates for Southern Financial common stock certificates. If you are a Southern Financial shareholder, the merger will not require you to take any action regarding your Southern Financial common stock certificates.


                       WHO CAN HELP ANSWER YOUR QUESTIONS

         If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

                       SOUTHERN FINANCIAL SHAREHOLDERS:
                       Georgia S. Derrico, Chairman
                       37 E. Main Street
                       Warrenton, VA 20186
                       (540) 349-3900

                       HORIZON SHAREHOLDERS:
                       Richard L. Hall, President and Chief Executive Officer The Horizon Bank of Virginia
                       140 Park Street, SE
                       Vienna, VA 22180
                       (703) 255-6000

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you, including the merger agreement. See "Where you can find more information" (page VI-15).

         [THE FOLLOWING DISCLOSURES ARE PRESENTED IN TWO-COLUMN FORMAT]

The Companies

Southern Financial Bancorp, Inc.
37 East Main Street
Warrenton, Virginia 20186
(540) 349-3900

         Southern Financial is a Virginia bank holding company that began operations in 1995. Southern Financial owns one bank, Southern Financial Bank, headquartered in Warrenton, Virginia, which opened in 1986 and now operates 13 banking offices that conduct operations in northern Virginia. Southern Financial Bank is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation. On March 31, 1999, Southern Financial had total assets of $270 million, total deposits of $243 million, total loans of $137 million and shareholders' equity of $22 million.

         Southern Financial stock is listed and traded on The Nasdaq National Market under the symbol "SFFB."

The Horizon Bank of Virginia
140 Park Street, SE
Vienna, Virginia 22180
(703) 255-6000

         Horizon is a Virginia commercial bank chartered in 1989. It is a member of the Federal Reserve System, and its deposits are insured by the Federal Deposit Insurance Corporation. Horizon's headquarters are in Vienna, Virginia. Horizon operates four branch offices, opened between 1990 and 1998, extending operations into the neighboring communities of Oakton, McLean, Tyson's Corner, Fairfax City, Annadale and Falls Church, Virginia. On March 31, 1999, Horizon had total assets of $129 million, total deposits of $119 million, total loans of $72 million, and shareholders' equity of $10 million.

         The exchange ratio is 0.63 shares of Southern Financial common stock for each share of Horizon common stock.

         The merger agreement provides that each share of Horizon common stock will be converted into 0.63 shares of Southern Financial common stock on the effective date of the merger. Accordingly, the 1,659,895 shares of Horizon common stock will be converted into approximately 1,045,734 shares of Southern Financial common stock. Fractional shares of Southern Financial common stock will not be issued, and Horizon shareholders will receive cash payment, without interest, for the value of any fraction of a share of Southern Financial common stock that they would otherwise be entitled to receive based upon the market value of a share of Southern Financial common stock at the time of the merger.

Recommendations (pages I-14 through I-16)

          The Southern Financial board of directors and the Horizon board of directors have each unanimously approved and adopted the merger agreement. The Horizon board recommends a vote FOR approval of the merger agreement and the transactions relating to the merger. The Southern Financial board recommends a vote FOR approval of issuance of shares of Southern Financial common stock to holders of Horizon common stock pursuant to the merger agreement and FOR election of three of Horizon's directors to Southern Financial's board. You also should refer to the reasons that the boards considered in determining whether to approve and adopt the merger agreement on pages I-14 through I-16.

Reasons for the Merger

         The Southern Financial board and Horizon board each carefully considered the merger decision. Each board had several reasons for approving the merger. A few of the reasons are set forth below. For a complete discussion, see pages I-14 through I-16.

SOUTHERN FINANCIAL:

o The merger with Horizon will expand Southern Financial's presence in Fairfax County, a growing region of Virginia, and afford new expansion opportunities into adjacent areas such as Falls Church.

o The merger will allow Southern Financial to spread certain administrative and operational costs over a larger base and to realize a limited amount of direct cost savings.

o The compatibility of Horizon and Southern Financial, including community bank operating philosophies and similarity of products and customer orientation.

HORIZON:

o The terms of the merger agreement, including the exchange ratio and the provisions that will put three Horizon directors on the Southern Financial board and permit the remainder of Horizon's directors, should they so desire, to serve on Horizon's advisory board, which will remain in existence as an advisory board to Southern Financial.

o Southern Financial common stock is more liquid since it is traded on The Nasdaq National Market while Horizon common stock has been traded only internally by matching prospective buyers and sellers.

o The fact that Southern Financial has consistently paid cash dividends to its shareholders in the past.

o The compatibility of Horizon's and Southern Financial's community bank operating philosophies and the similarity of products and customer orientation.

o An association with Southern Financial will result in Horizon's participation in a banking organization with 17 offices in Virginia and the Board's conclusion that the resulting geographic diversification and economies of scale would enable Horizon to compete more effectively in the financial services industry of the future.

o The representation of McKinnon & Company, Inc. to the board that the exchange ratio is fair from a financial point of view to the Horizon shareholders.

o The expectation that the merger will be tax-free for federal income tax purposes to Horizon and its shareholders, except for cash paid instead of fractional shares.

The Meetings (pages I-1 and I-3)

          SOUTHERN FINANCIAL. The Southern Financial meeting will be held at Fauquier Springs Country Club, Springs Road, Warrenton, Virginia, at 2:00 p.m., local time, on ________ __, 1999. At the Southern Financial meeting, Southern Financial shareholders will be asked to consider and vote upon a proposal to approve the issuance of Southern Financial common stock in connection with the merger.

          HORIZON. The Horizon meeting will be held at the Westwood Country Club, 800 Maple Avenue, East, Vienna, Virginia, at 10:00 a.m., local time, on ________ __, 1999. At the Horizon meeting, Horizon shareholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement.

Votes Required (pages I-1 and I-3)

          SOUTHERN FINANCIAL. Approval by the Southern Financial shareholders of the proposal to issue Southern Financial common stock will require a greater number of votes cast in favor of the proposal than the number of votes cast opposing the proposal, and the total number of votes cast on the proposal must represent over

50% of the shares entitled to vote. With respect to the election of three Horizon directors to the Southern Financial board of directors, those individuals receiving the greatest number of votes will be elected even if they do not receive a majority.

          HORIZON. Approval by the Horizon shareholders of the proposal to approve and adopt the merger agreement will require the affirmative vote of a majority of the shares of Horizon common stock outstanding.

Record Date; Voting Power (pages I-1 and I-3)

          SOUTHERN FINANCIAL. You are entitled to vote at the Southern Financial meeting if you owned shares on ________ __, 1999, the Southern Financial record date. On that date, there were 1,633,094 issued and outstanding shares of Southern Financial common stock held by approximately _____ holders of record. Southern Financial shareholders are entitled to one vote per share on any matter that may properly come before the Southern Financial meeting.

          HORIZON. You are entitled to vote at the Horizon meeting if you owned shares on ________ __, 1999, the Horizon record date. On that date, there were 1,659,895 issued and outstanding shares of Horizon common stock held by approximately _____ holders of record. Horizon shareholders are entitled to one vote per share on any matter that may properly come before the Horizon meeting.

Opinion of Horizon's Financial Advisor (page I-25)

         At the April 29, 1999, meeting of the Horizon board, McKinnon & Company, financial advisor to the Horizon board, gave its opinion to the Horizon board that as of that date, the exchange ratio was fair to the Horizon shareholders from a financial point of view. McKinnon & Company subsequently confirmed its April 29, 1999 opinion by delivery to the Horizon board of a written opinion dated as of the date of this document. A copy of the fairness opinion, setting forth the information reviewed, assumptions made and matters considered, is attached to this document as Appendix E. Horizon shareholders should read the fairness opinion of McKinnon & Company in its entirety.

No Appraisal Rights (page I-16)

         Under Virginia law, you have no right to an appraisal of the fair value of your shares in connection with the merger.

Southern Financial to Use Pooling-of-Interest Accounting Treatment (page I-16)

         We expect that the merger will be accounted for as a pooling of interests. This will avoid the creation of goodwill relating to the merger and enable Southern Financial to avoid charges against future earnings resulting from amortizing goodwill. This accounting method also means that after the merger Southern Financial will report financial results as if Horizon had always been combined with Southern Financial.

Comparative Per Share Market Price Information

         Horizon common stock is traded in private transactions through a matching of prospective buyers and sellers. To Horizon management's knowledge, the last sales of Horizon common stock took place in the fourth quarter of 1998 at an average price of $11.96 per share.

         Southern Financial common stock is traded on The Nasdaq National Market under the symbol "SFFB." Southern Financial common stock is thinly traded. On March 17, 1999, the last full trading day before Horizon and Southern Financial issued a joint press release announcing the merger, Southern Financial common stock closed at $20.75. On ________ __, 1999, Southern Financial common stock closed at $_____.

Fee for Termination (see page I-40)

         Horizon would be required to pay Southern Financial $1,000,000 if the merger agreement is terminated and before the date of termination Horizon receives a merger or acquisition proposal or initiates merger or acquisition discussions with a third party and within 12 months after the date of termination the Horizon board determines that a merger or acquisition by the third party is in the best interests of Horizon and its shareholders. No fee is payable, however, if Southern Financial wrongfully terminates the merger agreement. Similarly, no fee is payable if, at the time the merger agreement terminates, Horizon is entitled to terminate on the basis of a breach by Southern Financial or there has been a failure to satisfy certain closing conditions (other than approval by Horizon's shareholders).

         This provision is intended to discourage another party from interfering with the merger agreement between Southern Financial and Horizon.

Share Ownership of Management (pages V-4)

         On the Southern Financial record date, the executive officers and directors of Southern Financial, including their affiliates, had voting power with respect to an aggregate of __________ shares of Southern Financial common stock, or approximately _____% of the shares of Southern Financial common stock then outstanding.

         On the Horizon record date, the executive officers and directors of Horizon, including their affiliates, had voting power with respect to an aggregate of __________ shares of Horizon common stock, or approximately _____% of the shares of Horizon common stock then outstanding.

         We currently expect that the directors and executive officers of Southern Financial and Horizon will vote their shares of Southern Financial common stock and Horizon common stock, respectively, FOR the merger-related proposals.

Benefits to Management in the merger (page I-35)

         When considering the recommendation of the Horizon board, you should be aware that some Horizon directors and officers have interests in the merger that differ from the interests of other Horizon shareholders. Three directors of Horizon, Richard L. Hall, John C. Belotti and Robert P. Warhurst, will become directors of Southern Financial. Messrs. Belotti and Warhurst will receive an annual fee of $4,000 for service on the Southern Financial board, $500 for attendance at each board meeting and $150 for attendance at each board committee meeting. Mr. Hall will not receive any compensation other than what he will receive as an executive officer of Southern Financial following the merger.

         The current members of Horizon's advisory board will constitute an advisory board for Southern Financial's eastern region following the merger. Any directors of Horizon (other than Messrs. Hall, Belotti and Warhurst) who want to serve also will be on the eastern region advisory board. Advisory board members will receive fees of $100 per meeting.

         In connection with the merger, Southern Financial will employ Richard
L. Hall, President and Chief Executive Officer of Horizon, as Executive Vice President with responsibility for operations in the eastern region, which will be comprised of Horizon's four branches and Southern Financial's branch in the City of Fairfax. On the effective date of the merger, Mr. Hall's current employment arrangement with Horizon will be terminated, and Mr. Hall will receive a lump sum payment in the amount of $413,114 in satisfaction of all of Horizon's obligations under that arrangement.

         The Horizon board was aware of these and other interests and considered them before approving and adopting the merger agreement.

Conditions that Must Be Satisfied for the Merger to Occur (page I-36)

         The following conditions must be met for us to complete the merger:

o approval by Southern Financial shareholders of the issuance of shares of Southern Financial common stock in connection with the merger and the election of three of Horizon's directors to Southern Financial's board of directors;

o    approval by Horizon shareholders of the merger agreement;

o the continuing effectiveness of Southern Financial's registration statement filed with the Securities and Exchange Commission;

o receipt by Southern Financial of a letter from its accountants stating that the merger qualifies for pooling-of-interests accounting treatment; and

o receipt of an opinion of Southern Financial's counsel that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

         We cannot complete the merger unless we obtain the approval of the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. On ________ __, 1999, Southern Financial filed applications with the Federal Reserve Board and the Virginia State Corporation Commission. While we cannot predict whether or when we will obtain all required regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner.

         Unless prohibited by law, either Horizon or Southern Financial could elect to waive a condition that has not been satisfied and complete the merger anyway.

Termination of the Merger Agreement (page I-39)

     We can agree to terminate the merger agreement at any time without completing the merger. Either company may also terminate the merger agreement if:

o    the merger is not completed on or before February 29, 2000; or

o any event occurs which renders impossible, in a material way, the satisfaction by one company of one or more of the conditions described above, unless the other company waives such satisfaction.

In addition, there are other situations in which one or both parties may terminate the merger.

Effective Date Expected: Third Quarter of 1999 (page I-39)

         The merger will become effective at the date and time stated on the certificate of merger issued by the Virginia State Corporation Commission. We anticipate the merger will take place in the third quarter of 1999.


                        [END OF TWO-COLUMN PRESENTATION]

                       SELECTED HISTORICAL FINANCIAL DATA

         We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from audited financial statements for 1996 through 1998 and unaudited financial statements for the three months ended March 31, 1999. This information is only a summary, and you should read it in conjunction with the information about Southern Financial that begins on page III-1, Southern Financial's historical financial statements in Appendix B, the information about Horizon that begins on page IV-1, and Horizon's historical financial statements in Appendix D. You should not rely on the three-month information as being indicative of results expected for the entire year.

              SOUTHERN FINANCIAL - HISTORICAL FINANCIAL INFORMATION

                                       Three Months Ended March 31,                Year Ended December 31,
                                          1999             1998                1998          1997          1996
                                     ----------------------------------    -----------------------------------------

                                                        (in thousands, except per share data)
Net interest income                     $ 2,374             $ 2,078            $  8,526     $  7,962      $ 6,839
Net income                                  698                 630               2,659        2,206          954
Diluted net income per share               0.41                0.37                1.55         1.33         0.59
Cash dividends per share                   0.11                0.08                0.37         0.28         0.24
Book value per share                      13.31               11.77               12.87        11.47        10.32
Total assets                            269,744             233,220             258,843      226,598      190,809
Shareholders' equity                     21,635              19,038              20,923       18,543       16,401

                   HORIZON - HISTORICAL FINANCIAL INFORMATION

                                       Three Months Ended March 31,                Year Ended December 31,
                                           1999             1998                1998         1997         1996
                                     ----------------------------------    -----------------------------------------

                                                        (in thousands, except per share data)
Net interest income                       $ 1,158            $ 1,237           $  5,111      $ 4,948     $ 4,114
Net income                                    189                188                694          602         406
Diluted net income per share                 0.11               0.12               0.42         0.38        0.26
Cash dividends per share                        -                  -                  -            -           -
Book value per share                         6.01               5.60               5.92         5.75        5.36
Total assets                              129,313            116,657            145,411      127,418     119,360
Shareholders' equity                        9,877              9,163              9,703        8,965       8,349

                        SELECTED PRO FORMA FINANCIAL DATA

         The following table sets forth certain unaudited pro forma combined financial data for Southern Financial giving effect to the merger accounted for as a pooling of interests. This information should be read in conjunction with the historical financial statements of Southern Financial and Horizon, including respective notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See "Pro Forma Financial Information" on page I-17. The pro forma financial data may not be indicative of the results that actually would have occurred had the merger been consummated on the dates indicated or that may be obtained in the future.

                                      Three Months Ended March 31,                Year Ended December 31,
                                          1999             1998               1998           1997         1996
                                     ---------------------------------   -------------------------------------------

                                                        (in thousands, except per share data)
Net interest income                    $ 3,532             $ 3,315           $ 13,637       $ 12,910     $ 10,953
Net income                                 887                 818              3,353          2,808        1,360
Diluted net income per share              0.32                0.30               1.22           1.06         0.52
Cash dividends per share                  0.11                0.08               0.37           0.28         0.24
Book value per share                     11.84               10.65              11.52          10.59         9.62
Total assets                           399,057             349,877            404,254        354,016      310,169
Shareholders' equity                    31,512              28,201             30,626         27,508       24,750

                           COMPARATIVE PER SHARE DATA

         The following unaudited financial information reflects certain comparative per share data relating to (i) net income, cash dividends, and book value per common share for both Southern Financial and Horizon on a historical basis, (ii) net income and book value per common share on a pro forma basis for Southern Financial assuming the Horizon merger had been effected for the periods presented, and (iii) net income and book value per common share on a pro forma equivalent basis per common share for Horizon assuming the Horizon merger has been effected for the periods indicated and accounted for as a pooling of interests. See "The Merger - Accounting Treatment" on page I-16. The pro forma data reflects the conversion of each share of Horizon common stock into 0.63 shares of Southern Financial common stock. The information shown below should be read in conjunction with the historical financial statements of Southern Financial and Horizon, including the respective notes thereto, and in conjunction with the unaudited pro forma financial statements, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus. See "Pro Forma Financial Information" on page I-17.

                                        Three Months Ended March 31,               Year Ended December 31,
                                             1999           1998              1998          1997          1996
                                        ------------------------------    ------------------------------------------
Per Common Share:
Net Income Basic
    Southern Financial - Historical          0.43           0.39               1.66          1.39          0.61
    Horizon - Historical                     0.12           0.12               0.43          0.39          0.26
    Pro Forma Combined                       0.34           0.32               1.28          1.10          0.53
    Horizon Pro Forma Equivalent             0.18           0.19               0.68          0.61          0.42

Net Income Diluted
    Southern Financial - Historical          0.41           0.37               1.55          1.33          0.59
    Horizon - Historical                     0.11           0.12               0.42          0.38          0.26
    Pro Forma Combined                       0.32           0.30               1.22          1.06          0.52
    Horizon Pro Forma Equivalent             0.18           0.19               0.67          0.61          0.41

Cash Dividends Declared:
    Southern Financial - Historical          0.11           0.08               0.37          0.28          0.24
    Horizon - Historical                        -              -                  -             -             -
    Pro Forma Combined                       0.11           0.08               0.37          0.28          0.24
    Horizon Pro Forma Equivalent             0.07           0.05               0.23          0.18          0.15

Book Value:
    Southern Financial - Historical         13.31          11.77              12.87         11.47         10.32
    Horizon - Historical                     6.01           5.60               5.92          5.75          5.36
    Pro Forma Combined                      11.84          10.65              11.52         10.59          9.62
    Horizon Pro Forma Equivalent             9.54           8.89               9.39          9.13          8.51


                                   THE MERGER

Background of the Merger

         In fall of 1998, the board of directors of Horizon determined that in order for it to best serve its shareholders, customers and employees, it should engage in a strategic planning process. To that end, on September 30, 1998, the board appointed four of its members, John C. Belotti, Richard L. Hall, W. Bruce Jennings, and Michael A. Miranda to a special committee (with Mr. Belotti to serve as chairman) and authorized the special committee to seek a suitable investment advisor to aid Horizon in long-term objectives. Subsequently, the committee selected McKinnon & Company, Inc. ("McKinnon & Company"), an experienced Virginia investment banking company with which the board was familiar, to serve as a financial advisor to the board and the special committee. Since early 1995, McKinnon & Company had met periodically with the former chief executive officer of Horizon on strategic matters and beginning in 1997 had met with Mr. Hall to discuss the possibility of Horizon raising additional capital through a public stock offering.

         On October 15, 1998, William J. McKinnon, Jr., President of McKinnon & Company, met with the special committee to discuss alternatives available to Horizon. Mr. McKinnon advised the committee that based upon Horizon's capital needs, its historical financial performance and the projected financial performance for Horizon in 1998, raising additional capital through a supplemental stock offering would be difficult to accomplish at a price approaching prices resulting from recent transactions in Horizon stock. Mr. McKinnon advised that Horizon has experienced lower returns on assets and equity over the four years ending December 31, 1998 than the average community bank in Virginia and, at September 30, 1998, had a higher level of non-performing assets to total assets and a lower level of reserve for loan losses as a percentage of non-performing assets than the average Virginia community bank. Mr. McKinnon also indicated that Horizon's growth in loan volume was also less than that of the average community bank in 1998. Accordingly, Mr. McKinnon advised the committee that it estimated the true trading range for Horizon's stock to be between $5-1/2 to $6-1/2 per share based upon comparable public trading levels of Virginia community banks, particularly those in Horizon's market, including some which had recently conducted public offerings of stock. After discussing other options, including recent mergers and comparable community banks, Mr. McKinnon advised the committee that the possibility of a merger with another financial institution would be more likely to enhance shareholder value than seeking to expand the operations of Horizon through a public stock issue or the further alternative of continuing in the present mode of operations. Mr. McKinnon advised the committee that the price at which Horizon stock had been trading in the recent past was at a level approaching the estimated "change of control" or merger value of Horizon and, as explained above, was in excess of a reasonable going concern value of the stock.

         On November 18, 1998, Mr. McKinnon met with the board and the members of the committee. Based upon the advice from Mr. McKinnon that it would be unlikely for Horizon to be in a position to seek additional capital to provide support for its existing operations and operations in the future, the board asked McKinnon & Company to submit a proposal to serve as Horizon's financial advisor in a possible merger with another entity. McKinnon & Company submitted a proposed contract to serve as Horizon's financial advisor dated November 19, 1998 and on December 3, 1998 Mr. Hall accepted the contract on behalf of the board of directors.

         During November and December, 1998 McKinnon & Company prepared a package of information on Horizon and, subsequent to December 3, 1998 and additional conversations with Mr. Hall and the board and the committee, contacted approximately fourteen financial institutions which McKinnon & Company thought might have an interest in merging with or acquiring Horizon. The financial institutions contacted ranged from those with approximately $200 million in assets to institutions with over $20 billion in assets. In mid-December, 1998 the committee and Mr. McKinnon met over a period of three days with the three financial institutions which expressed the most interest in Horizon. In late December 1998 and January 1999, Mr. Hall met with each of the institutions expressing the most interest in Horizon, and Mr. McKinnon and the committee met again with these three institutions to discuss philosophy, culture, structure and strategic fit as well as operating results and anticipated outlook for financial results.

         In February 1999 each of these three institutions was asked to and did subsequently submit written expressions of interest in acquiring or merging with Horizon. Southern Financial submitted an indication of interest in a tax free stock exchange of 0.6 shares of Southern Financial for each share of Horizon. The written expression of interest submitted by Southern Financial was substantially better than the proposals made by the other two interested parties. Southern Financial offered a higher price for Horizon's shares, more places on its board of directors for representatives from the board of Horizon and more assurances about the future operations of the bank after a merger.

         After a discussion with the committee regarding the three letters of interest, the committee authorized Mr. McKinnon to go back to Southern Financial and ask for an exchange ratio of 0.63 shares. On March 8, 1999, Southern Financial submitted an increased offer of 0.63 shares and on March 10, 1999 Mr. McKinnon met with the committee and board of directors of Horizon to consider the offer. The board of directors voted on March 10, 1999 to enter into the letter of intent with Southern Financial. On March 16 and March 17 representatives from Southern Financial's and Horizon's management teams and financial advisors met to do due diligence regarding the possible merger of Southern Financial and Horizon. On March 18, 1999 the letter of intent was signed by Horizon and Southern Financial and a public press release was made regarding the proposed merger.

         In late March and early April additional due diligence meetings were held at Southern Financial and Horizon, a definitive agreement was negotiated which included added protections concerning the benefit plans for Horizon's employees after the merger, assurances concerning the continued membership and operation of Horizon's advisory board after the merger, and an employment agreement for Mr. Hall. On April 14, 1999, following about four weeks of due diligence by the respective companies and the respective financial advisors, a board of directors meeting was held by Horizon to review the definitive agreement, employment contract and due diligence reports. Horizon's legal, accounting and financial advisors were present and each reported to the board. McKinnon & Company reviewed the entire process and issued a verbal fairness opinion that the proposed merger with Southern Financial was fair to and in the best interest of Horizon and its shareholders from a financial point of view. At the conclusion of that meeting, the board of directors authorized the committee to continue to negotiate with Southern Financial to resolve remaining issues identified in its review of the merger agreement and to report back to the board. Subsequently, on April 29, 1999, following an advisory board meeting at Horizon held that same day, the full board of directors of Horizon met again to consider the merger agreement with Southern Financial. After receiving a report from its legal advisor on the status of the remaining issues under the merger agreement, and in reliance upon the presentation that had been made by McKinnon & Company in the earlier advisory board meeting concerning the fairness of the proposed transaction to Horizon and its shareholders from a financial point of view, the board voted unanimously to approve the merger agreement provided that any remaining issues under Mr. Hall's proposed employment agreement with Southern Financial after the merger had been resolved and Horizon could receive a final fairness opinion from McKinnon & Company at the time of closing as a condition of closing. These two matters were subsequently resolved, and on May 3, 1999 the merger agreement was executed by Horizon and Southern Financial.

         In June 1999 Southern Financial concluded that it would be advisable to modify the employment arrangement with Mr. Hall that was reflected in the May 3, 1999 merger agreement. The merger agreement contemplated that Mr. Hall would enter into an employment contract with Southern Financial Bank on the date the merger is completed. Under that employment contract, Mr. Hall would have been entitled to a substantial severance benefit if his employment by Southern Financial Bank terminated for any reason other than death or disability within a year after the completion of the merger. Southern Financial concluded that the employment agreement would have created a substantial financial incentive for Mr. Hall to resign as an officer of Southern Financial Bank within one year. It is not Southern Financial's desire that Mr. Hall have any financial incentive to resign after the merger is completed. Based on those concerns, Southern Financial proposed that Mr. Hall receive a lump sum cash payment at the time the merger is completed in satisfaction of Horizon's obligations to him under his current employment contract with Horizon. Following discussions with Horizon directors and Mr. Hall, the merger agreement was amended on June 30, 1999. The amendment deletes any employment contract between Mr. Hall and Southern Financial Bank and provides that Mr. Hall will receive a cash payment of $413,114, which will be paid and expensed at the time the merger is completed. That amount is slightly less than the amount provided under his present contract with Horizon, the reduction being made to avoid adverse federal income tax consequences to Mr. Hall and Southern Financial.

Horizon's Reasons for the Merger

         In deciding to enter into the merger agreement with Southern Financial, the Horizon board of directors considered a number of factors. The board did not assign any relative or specific weights to the factors considered. The principal factors that led to the Horizon board of directors to approve the merger with Southern Financial were:

         o The terms of the merger agreement, including the exchange ratio pursuant to which shares of Horizon stock will be exchanged for shares of Southern Financial stock and the provisions that will place three Horizon directors on the Southern Financial board and permit the remainder of the Horizon directors, should they so desire, to serve on Horizon's advisory board, which board will remain in existence as an advisory board to Southern Financial.

         o The fact that Southern Financial common stock is more liquid since it is traded on The Nasdaq National Market while Horizon common stock has been traded only through a procedure that matched prospective buyers and sellers.

         o The compatibility of Horizon's and Southern Financial's community bank operating philosophies and the similarity of products and customer orientation of the two institutions.

         o The association with Southern Financial will result in Horizon's participation in a banking organization with 17 offices in Virginia and the resulting geographic diversification and economies of scales which will enable Horizon to compete more effectively in the delivery of financial services in the future.

         o Information received from McKinnon & Company concerning the financial condition, results of operations and prospects of Southern Financial and Horizon, the ability of the combined entity to compete in the relevant banking markets, the market price of Southern Financial stock and certain non-financial factors concerning employees of Horizon.

         o The fact that Southern Financial has consistently paid cash dividends to its shareholders in the past while the shareholders of Horizon have only received stock dividends on their investment.

         o The representation of McKinnon & Company to the Horizon board that the exchange ratio pursuant to which the shares of Horizon stock will be exchanged for shares of Southern Financial is fair from a financial point of view to the Horizon shareholders.

         o The expectation that the merger will be tax-free for federal income tax purposes to Horizon and its shareholders, except for cash paid instead of fractional shares.

         Other material factors considered were the well-capitalized position and earnings of Southern Financial; the compatibility of the management of the two organizations and the fact that each institution would contribute complimentary business strengths resulting in a well-diversified and well-managed institution; the additional resources that will enable Horizon to increase the number of financial services to consumers and businesses; and the larger capital base resulting from the combined institution and its resulting larger lending limits that will permit Horizon to better serve its customer base.

         Based upon the above, the Horizon board of directors concluded that a merger with Southern Financial would be in the best interest of Horizon and its shareholders and would further its goal of enhancing shareholder value.

         The Horizon board believes that the merger is in the best interest of Horizon and the Horizon shareholders. The Horizon board recommends that Horizon shareholders vote TO APPROVE the merger.

Southern Financial's Reasons for the Merger and Recommendation of the Southern Financial Board

         Southern Financial believes that external growth through acquisitions of other community banks can enhance Southern Financial's existing branch network and allow Southern Financial to extend its community banking philosophy to other communities. Horizon operates in Fairfax County, one of Virginia's most rapidly growing counties. The acquisition of Horizon expands Southern Financial's market penetration in Fairfax County extensively. Fairfax County has experienced a high level of bank consolidation in recent years. Southern Financial believes that this consolidation provides an opportunity for it to capture market share from regional and super-regional banks who are less focused on the needs of the community and less flexible to respond to those customer needs. Southern Financial believes its community banking philosophy combined with Horizon's market presence in Fairfax County will benefit shareholders of both Southern Financial and Horizon as well as customers and potential customers in Fairfax County. The growth afforded Southern Financial through the acquisition of Horizon will continue the expansion Southern Financial has undertaken since its founding in 1986. The acquisition will expand Southern Financial's existing banking activities in Fairfax County, enhancing Southern Financial's market position and creating opportunities to achieve operating efficiencies in those markets.

         Horizon's deposit structure has a high level of transaction accounts. These low cost deposits will significantly expand Southern Financial's core deposits and allow Southern Financial to reduce its dependence on higher cost sources of funds. Horizon also holds a high level of Fed Funds. Southern Financial envisions deployment of these low-yielding assets into higher yielding securities and loans which will add to profitability. Southern Financial may also use some of Horizon's excess liquidity to reduce Southern Financial's level of wholesale funding which will reduce funding costs. Southern Financial expects to realize cost reductions from the elimination of duplicative back office functions and other corporate overhead and through the consolidation of certain operations. Southern Financial also anticipates that an expansion of its Small Business Association ("SBA") lending activities will result from an expanded market presence in Fairfax County.

         Although Southern Financial believes that cost reductions and revenue enhancements are achievable, no assurance can be given that cost reductions and revenue enhancements will actually be achieved; that cost reductions and revenue enhancements will actually be achieved within the time frame planned by Southern Financial; or that any cost reductions and revenue enhancements will not be offset by declining revenues or other charges to earnings. If those cost reductions and revenue enhancements are not achieved, or if they are not achieved within the time frame planned by Southern Financial, Southern Financial's earnings after the acquisition would be less than Southern Financial anticipates.

         The Southern Financial board believes that the merger is in the best interest of Southern Financial and the Southern Financial shareholders. The Southern Financial board unanimously recommends that Southern Financial shareholders vote TO APPROVE the issuance of shares of Southern Financial common stock to holders of Horizon common stock pursuant to the merger agreement and the election of three of Horizon's directors to Southern Financial's board of directors.

Accounting Treatment

         We anticipate that the merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, recorded assets and liabilities of Southern Financial and Horizon are carried forward at their previously recorded amounts, income of the combined corporations will include income of Southern Financial and Horizon for the entire fiscal year in which the merger occurs, and the reported income of the separate companies for prior periods will be combined. No recognition of goodwill in the combination is required of any party to the merger.

         For the merger to qualify as a pooling of interests, it must satisfy a number of conditions. If any of the conditions to pooling-of-interests accounting is not satisfied, then the merger would not qualify for pooling-of-interests accounting treatment, and a condition to the obligation of Southern Financial to consummate the merger would not be satisfied. Southern Financial and Horizon have agreed that they will use their respective best efforts to ensure that the merger will qualify for pooling-of-interests accounting treatment. In addition, certain affiliates of Southern Financial and Horizon have agreed that they will not sell any Southern Financial common stock or Horizon common stock within 30 days before the effective date of the merger, nor sell any Southern Financial common stock until such time as Southern Financial has published financial results covering at least 30 days of the combined operations of Southern Financial and Horizon after the merger.

Material Federal Income Tax Consequences of the Merger

         The following is a discussion of all material federal income tax consequences of the merger under the Internal Revenue Code of 1986, as amended, to Horizon shareholders who receive Southern Financial common stock solely in exchange for Horizon common stock and cash instead of fractional shares. The discussion does not deal with all aspects of federal taxation that may be relevant to particular Horizon shareholders. Certain tax consequences of the merger may vary depending upon the particular circumstances of each Horizon shareholder and other factors.

         You are urged to consult with your tax advisor to determine the particular tax consequences of the merger to you.

         This summary is based on current law and the advice of Williams, Mullen, Clark & Dobbins, legal counsel to Southern Financial. The advice in this summary is based on, among other things, certain customary assumptions and representations relating to certain facts and circumstances of, and the intentions of the parties to the merger. Neither Southern Financial nor Horizon has requested a ruling from the Internal Revenue Service in connection with the merger. To meet a condition to consummation of the merger, Southern Financial and Horizon will receive from Williams, Mullen, Clark & Dobbins an opinion as to certain federal income tax consequences of the merger. Such opinion is not binding on the Internal Revenue Service.

         In the opinion of counsel, the merger will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code, if consummated in the manner set forth in the merger agreement. Accordingly, among other things, in the opinion of such counsel:

         o The merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

         o No gain or loss will be recognized by Southern Financial or Horizon as a result of the merger;

         o No gain or loss will he recognized by a Horizon shareholder to the extent he or she receives Southern Financial common stock solely in exchange for his Horizon common stock pursuant to the merger;

         o The tax basis of the Southern Financial common stock received by each Horizon shareholder will be the same as the tax basis of the Horizon common stock surrendered in exchange therefor; and

         o The holding period for each share of Southern Financial common stock received by each Horizon shareholder in exchange for Horizon common stock will include the period for which the shareholder held the Horizon common stock exchanged therefor, provided the Horizon common stock is a capital asset in the hands of the holder at the effective date of the merger.

         Any cash received by you instead of fractional shares could result in taxable income to you. The receipt of that cash will generally be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of the cash may be treated as a dividend and taxed as ordinary income in certain limited situations.

Absence of Appraisal Rights

         Under Section 6.1-43 of the Virginia Banking Act, shareholders of Horizon will not be entitled to dissent from the merger and obtain the judicially determined fair value of their shares of Horizon.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
                         SOUTHERN FINANCIAL AND HORIZON

         The following unaudited pro forma condensed financial statements have been prepared on a consolidated basis based upon the historical financial statements of Southern Financial and Horizon. The pro forma combined information gives effect to the merger accounted for as a pooling of interests, and is based on the issuance of 1,045,734 shares of Southern Financial common stock in connection with the merger, which in turn is based on the number of shares of Horizon common stock outstanding at June 30, 1999. The number of shares of Southern Financial common stock to be issued in connection with the merger is subject to certain adjustments described elsewhere in this joint proxy statement/prospectus. Any difference in the number of shares of Southern Financial common stock issued in connection with the merger would affect the pro forma financial information set forth below.

         The pro forma financial statements should be read in conjunction with the separate historical financial statements and the related notes thereto of Southern Financial in Appendix B and Horizon's historical financial statements included in Appendix D. There are no adjustments necessary to the historical results of operations as a result of these transactions. The pro forma combined financial position and results of operations are not necessarily indicative of the results which would actually have been attained if the Horizon merger had occurred in the past or which may be attained in the future.

                         SOUTHERN FINANCIAL AND HORIZON
                        PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1999

                                              Southern Financial      Horizon       Adjustments      Consolidated
                                              ----------------------------------------------------------------------
                                                                     (Dollars in thousands)
Assets
Cash and due from banks                        $       6,306       $     7,324                        $   13,630
Overnight earning deposits                             1,050            13,701                            14,751
Investment securities, available-for-sale             83,676            10,596                            94,272
Investment securities, held-to-maturity               33,703            20,737                            54,440
Loans held for sale                                      991                 -                               991
Loans receivable, net                                136,353            71,849                           208,202
Federal Home Loan Bank stock, at cost                  1,254                 -                             1,254
Premises and equipment, net                            2,870             3,101                             5,971
Other assets                                           3,541             2,005                             5,546
                                              ----------------------------------------------------------------------

Total assets                                   $     269,744       $   129,313                        $  399,057
                                              ======================================================================


Liabilities and Stockholders' Equity
Liabilities:
Deposits                                       $     242,689       $   118,819                        $  361,508
Advances from Federal Home Loan Bank                   3,000                 -                             3,000
Other liabilities                                      2,420               617                             3,037
                                              ----------------------------------------------------------------------

Total liabilities                                    248,109           119,436                           367,545
                                              ----------------------------------------------------------------------

Commitments
Stockholders' equity:
Preferred stock                                            -                 -                                 -
Common stock                                              16             4,108          (4,098)               26
Capital in excess of par value                        15,649             4,233           4,098            23,980
Retained earnings                                      5,987             1,542               -             7,529
Accumulated other comprehensive income                   454                (6)              -               448
Treasury stock, at cost                                 (471)                -               -              (471)
                                              ----------------------------------------------------------------------

Total stockholders' equity                            21,635             9,877               -            31,512
                                              ----------------------------------------------------------------------

Total liabilities and stockholders' equity     $     269,744       $   129,313       $       -        $  399,057
                                              ======================================================================

                         SOUTHERN FINANCIAL AND HORIZON
                     PRO FORMA COMBINED STATEMENTS OF INCOME
                      FOR THREE MONTHS ENDED MARCH 31, 1999

                                                                Southern Financial       Horizon          Combined
                                                              ---------------------------------------------------------
                                                                   (Dollars in thousands, except per share data)
Interest income:
Loans                                                              $    3,109          $    1,598        $   4,707
Investment securities                                                   1,805                 633            2,438
                                                              ---------------------------------------------------------

Total interest income                                                   4,914               2,231            7,145
                                                              ---------------------------------------------------------

Interest expense:
Deposits                                                                2,437               1,073            3,510
Borrowings                                                                103                   -              103
                                                              ---------------------------------------------------------

Total interest expense                                                  2,540               1,073            3,613
                                                              ---------------------------------------------------------

Net interest income                                                     2,374               1,158            3,532
Provision for loan losses                                                 275                  66              341
                                                              ---------------------------------------------------------

Net interest income after provision for loan losses                     2,099               1,092            3,191
                                                              ---------------------------------------------------------
Other income:
Fee income                                                                403                 330              733
Gain on sale of loans                                                     272                   -              272
Gain on sale of investment securities                                       -                   -                -
Other                                                                      11                   4               15
                                                              ---------------------------------------------------------

Total other income                                                        686                 334            1,020
                                                              ---------------------------------------------------------
Other expense:
Employee compensation and benefits                                        896                 527            1,423
Premises and equipment                                                    482                 249              731
Deposit insurance assessments                                              34                   -               34
Advertising                                                                75                   -               75
Other                                                                     303                 364              667
                                                              ---------------------------------------------------------

Total other expense                                                     1,790               1,140            2,930
                                                              ---------------------------------------------------------

Income before income taxes                                                995                 286            1,281
Provision for income taxes                                                297                  97              394
                                                              ---------------------------------------------------------

Net income                                                         $      698          $      189        $     887
                                                              =========================================================
Earnings per common share:
Basic                                                              $     0.43          $     0.12        $    0.34
Diluted                                                                  0.41                0.11             0.32
Weighted average shares outstanding:
Basic                                                               1,603,220           1,640,197        2,636,544
Diluted                                                             1,685,143           1,665,170        2,734,200

                         SOUTHERN FINANCIAL AND HORIZON
                     PRO FORMA COMBINED STATEMENTS OF INCOME
                      FOR THREE MONTHS ENDED MARCH 31, 1998

                                                              Southern Financial        Horizon           Combined
                                                              ---------------------------------------------------------
                                                                   (Dollars in thousands, except per share data)
Interest income:
Loans                                                             $    3,106           $    1,639         $  4,745
Investment securities                                                  1,457                  442            1,899
                                                              ---------------------------------------------------------

Total interest income                                                  4,563                2,081            6,644
                                                              ---------------------------------------------------------

Interest expense:
Deposits                                                               2,446                  844            3,290
Borrowings                                                                39                    -               39
                                                              ---------------------------------------------------------

Total interest expense                                                 2,485                  844            3,329
                                                              ---------------------------------------------------------

Net interest income                                                    2,078                1,237            3,315
Provision for loan losses                                                225                   64              289
                                                              ---------------------------------------------------------

Net interest income after provision for loan losses                    1,853                1,173            3,026
                                                              ---------------------------------------------------------
Other income:
Fee income                                                               344                  261              605
Gain on sale of loans                                                    138                    -              138
Gain on sale of investment securities                                      -                    -                -
Other                                                                      7                    3               10
                                                              ---------------------------------------------------------

Total other income                                                       489                  264              753
                                                              ---------------------------------------------------------
Other expense:
Employee compensation and benefits                                       658                  503            1,161
Premises and equipment                                                   427                  229              656
Deposit insurance assessments                                             30                    -               30
Advertising                                                               48                    -               48
Other                                                                    248                  423              671
                                                              ---------------------------------------------------------

Total other expense                                                    1,411                1,155            2,566
                                                              ---------------------------------------------------------

Income before income taxes                                               931                  282            1,213
Provision for income taxes                                               301                   94              395
                                                              ---------------------------------------------------------

Net income                                                        $      630           $      188         $    818
                                                              =========================================================
Earnings per common share:
Basic                                                             $     0.39           $     0.12         $   0.32
Diluted                                                                 0.37                 0.12             0.30
Weighted average shares outstanding:
Basic                                                              1,592,548            1,572,318        2,583,108
Diluted                                                            1,709,010            1,598,309        2,715,945

                         SOUTHERN FINANCIAL AND HORIZON
                     PRO FORMA COMBINED STATEMENTS OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1998

                                                              Southern Financial        Horizon           Combined
                                                              ---------------------------------------------------------
                                                                   (Dollars in thousands, except per share data)
Interest income:
Loans                                                             $    12,365          $    7,189        $  19,554
Investment securities                                                   6,366               1,938            8,304
                                                              ---------------------------------------------------------

Total interest income                                                  18,731               9,127           27,858
                                                              ---------------------------------------------------------

Interest expense:
Deposits                                                                9,935               4,016           13,951
Borrowings                                                                270                   -              270
                                                              ---------------------------------------------------------

Total interest expense                                                 10,205               4,016           14,221
                                                              ---------------------------------------------------------

Net interest income                                                     8,526               5,111           13,637
Provision for loan losses                                                 975                 326            1,301
                                                              ---------------------------------------------------------

Net interest income after provision for loan losses                     7,551               4,785           12,336
                                                              ---------------------------------------------------------
Other income:
Fee income                                                              1,433                 786            2,219
Gain on sale of loans                                                     796                   -              796
Gain on sale of investment securities                                      68                   -               68
Other                                                                      50                  12               62
                                                              ---------------------------------------------------------

Total other income                                                      2,347                 798            3,145
                                                              ---------------------------------------------------------
Other expense:
Employee compensation and benefits                                      2,921               1,937            4,858
Premises and equipment                                                  1,783                 938            2,721
Deposit insurance assessments                                             124                   -              124
Advertising                                                               185                  42              227
Other                                                                   1,142               1,614            2,756
                                                              ---------------------------------------------------------

Total other expense                                                     6,155               4,531           10,686
                                                              ---------------------------------------------------------

Income before income taxes                                              3,743               1,052            4,795
Provision for income taxes                                              1,084                 358            1,442
                                                              ---------------------------------------------------------

Net income                                                        $     2,659          $      694        $   3,353
                                                              =========================================================
Earnings per common share:
Basic                                                             $      1.66          $     0.43        $    1.28
Diluted                                                                  1.55                0.42             1.22
Weighted average shares outstanding:
Basic                                                               1,597,815           1,620,817        2,618,930
Diluted                                                             1,713,815           1,633,548        2,742,950

                         SOUTHERN FINANCIAL AND HORIZON
                     PRO FORMA COMBINED STATEMENTS OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1997

                                                              Southern Financial        Horizon           Combined
                                                              ---------------------------------------------------------
                                                                   (Dollars in thousands, except per share data)
Interest income:
Loans                                                              $    11,568         $   7,022          $  18,590
Investment securities                                                    5,437             1,509              6,946
                                                              ---------------------------------------------------------

Total interest income                                                   17,005             8,531             25,536
                                                              ---------------------------------------------------------

Interest expense:
Deposits                                                                 8,709             3,583             12,292
Borrowings                                                                 334                 -                334
                                                              ---------------------------------------------------------

Total interest expense                                                   9,043             3,583             12,626
                                                              ---------------------------------------------------------

Net interest income                                                      7,962             4,948             12,910
Provision for loan losses                                                  880               385              1,265
                                                              ---------------------------------------------------------

Net interest income after provision for loan losses                      7,082             4,563             11,645
                                                              ---------------------------------------------------------
Other income:
Fee income                                                               1,447               518              1,965
Gain on sale of loans                                                      192                 -                192
Gain on sale of investment securities                                        -                 1                  1
Other                                                                       89                10                 99
                                                              ---------------------------------------------------------

Total other income                                                       1,728               529              2,257
                                                              ---------------------------------------------------------
Other expense:
Employee compensation and benefits                                       2,532             2,014              4,546
Premises and equipment                                                   1,840               918              2,758
Deposit insurance assessments                                              109                 -                109
Advertising                                                                214                18                232
Other                                                                      887             1,230              2,117
                                                              ---------------------------------------------------------

Total other expense                                                      5,582             4,180              9,762
                                                              ---------------------------------------------------------

Income before income taxes                                               3,228               912              4,140
Provision for income taxes                                               1,022               310              1,332
                                                              ---------------------------------------------------------

Net income                                                         $     2,206         $     602          $   2,808
                                                              =========================================================
Earnings per common share:
Basic                                                              $      1.39         $    0.39          $    1.09
Diluted                                                                   1.33              0.38               1.06
Weighted average shares outstanding:
Basic                                                                1,577,243         1,557,744          2,558,622
Diluted                                                              1,657,706         1,571,446          2,647,717

                         SOUTHERN FINANCIAL AND HORIZON
                     PRO FORMA COMBINED STATEMENTS OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1996

                                                              Southern Financial        Horizon           Combined
                                                              ---------------------------------------------------------
                                                                   (Dollars in thousands, except per share data)
Interest income:
Loans                                                             $    10,308          $    6,129        $  16,437
Investment securities                                                   4,306               1,551            5,857
                                                              ---------------------------------------------------------

Total interest income                                                  14,614               7,680           22,294
                                                              ---------------------------------------------------------

Interest expense:
Deposits                                                                7,433               3,566           10,999
Borrowings                                                                342                   -              342
                                                              ---------------------------------------------------------

Total interest expense                                                  7,775               3,566           11,341
                                                              ---------------------------------------------------------

Net interest income                                                     6,839               4,114           10,953
Provision for loan losses                                                 695                 211              906
                                                              ---------------------------------------------------------

Net interest income after provision for loan losses                     6,144               3,903           10,047
                                                              ---------------------------------------------------------
Other income:
Fee income                                                                950                 393            1,343
Gain on sale of loans                                                     210                   -              210
Gain on sale of investment securities                                       -                   7                7
Other                                                                      26                   7               33
                                                              ---------------------------------------------------------

Total other income                                                      1,186                 407            1,593
                                                              ---------------------------------------------------------
Other expense:
Employee compensation and benefits                                      2,148               1,859            4,007
Premises and equipment                                                  1,591                 738            2,329
Deposit insurance assessments                                           1,085                   -            1,085
Advertising                                                               143                  52              195
Other                                                                     940               1,044            1,984
                                                              ---------------------------------------------------------

Total other expense                                                     5,907               3,693            9,600
                                                              ---------------------------------------------------------

Income before income taxes                                              1,423                 617            2,040
Provision for income taxes                                                469                 211              680
                                                              ---------------------------------------------------------

Net income                                                         $      954          $      406        $   1,360
                                                              =========================================================
Earnings per common share:
Basic                                                              $     0.61          $     0.26        $    0.53
Diluted                                                                  0.59                0.26             0.52
Weighted average shares outstanding:
Basic                                                               1,544,338           1,551,890        2,522,029
Diluted                                                             1,621,958           1,564,956        2,607,880

                Notes to Pro Forma Combined Financial Information

(1) The pro forma combined information presented is not necessarily indicative of the results of operations or the financial position that would have resulted had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(2) It is assumed that the merger will be accounted for on a pooling-of-interests accounting basis and, accordingly, the related pro forma adjustments have been calculated using the exchange ratio, whereby Southern Financial will issue 0.63 shares of Southern Financial common stock for each share of Horizon common stock.

(3) Per share data for all periods has been computed based on the combined historical income applicable to common shareholders of Southern Financial and Horizon using the historical weighted average shares outstanding, adjusted to equivalent shares of Southern Financial common stock.

(4) Pro forma combined balance sheet adjustments reflect (i) the issuance of shares of Southern Financial common stock and (ii) the elimination of Horizon common stock.

                    OPINION OF THE HORIZON FINANCIAL ADVISOR

General

         Horizon's board of directors retained McKinnon & Company in an engagement letter dated November 19, 1998 to serve as its financial advisor and to evaluate the terms of the merger agreement, and McKinnon & Company has rendered its opinion to the board of directors of Horizon that the terms of the merger agreement are fair from a financial point of view to the Horizon shareholders. In developing its opinion, McKinnon & Company reviewed and analyzed material bearing upon the financial and operating conditions of Horizon, Southern Financial, and on a pro forma basis, Horizon and Southern Financial combined, and material proposed in connection with the merger agreement including, among other things, the following:

         o    the merger agreement;

         o    the registration statement;

         o Horizon's and Southern Financial's financial results for fiscal years 1991 through 1998, and certain documents and information deemed relevant to McKinnon & Company's analysis;

         o discussions with senior management of Horizon and Southern Financial regarding past and current business operations of, and outlook for, Horizon and Southern Financial, including trends, the terms of the proposed merger, and related matters;

         o the reported price and trading activity of Horizon and Southern Financial stock and financial and stock market information (when available) for Horizon and Southern Financial with similar information for certain other companies, and securities that are publicly traded;

         o the financial terms of certain recent business combinations which McKinnon & Company deemed comparable in whole or in part;

         o the relationship of prices paid to relevant financial data such as net worth, loans, deposits and earnings in certain bank and bank holding company affiliations and acquisitions in Maryland, North Carolina and Virginia in recent years and the deal price relative to the seller's price one day prior to the announcement of the deals; and

         o other published information and other factors and information which McKinnon & Company deemed relevant.

         No instruction or limitations were given or imposed in connection with the scope of the examination or investigations made by McKinnon & Company in arriving at its findings. McKinnon & Company has performed such other studies and analyses it deemed appropriate, including an analysis of the pro forma financial impact of the merger on Horizon and Southern Financial. A copy of McKinnon & Company's opinion, which sets forth the assumptions made, matters considered and qualifications made on the review undertaken, is attached as Appendix E hereto and should be read in its entirety.

         McKinnon & Company used the information gathered to evaluate the financial terms of the merger using standard valuation methods, including discounted cash flow analysis, market comparable analysis, comparable acquisition analysis and dilution analysis.

Comparable Acquisition Analysis

         McKinnon & Company compared the relationship of prices paid to relevant financial data such as net worth, assets, deposits and earnings in 13 bank and bank holding company mergers and acquisitions in Maryland, North Carolina and Virginia since December 31, 1997, representing all such transactions known to McKinnon & Company to have occurred during this period involving banks and bank holding companies, with the proposed merger and found the consideration to be received from Southern Financial's to be within the relevant pricing ranges acceptable for such recent transactions. As a generalization, Horizon has consistently experienced significantly lower returns on assets and equity over the four years ended December 31, 1998 than the average community bank in Virginia and, at September 30, 1998, had a significantly higher level of non-performing assets to total assets and a significantly lower level of reserve for loan losses as a percentage of non-performing assets than the average Virginia community bank. Horizon's growth in loan volume was also significantly less than that of the average community bank in 1998.

         From the 13 bank and bank holding company transactions in 1998 and through the first quarter of 1999 either closed or pending in Maryland, Virginia and North Carolina, McKinnon & Company has developed a group of 11 small transactions, ranging in deal value from $2.5 million to $82.7 million and in asset size from $28 million to $294 million, and two larger transactions each exceeding $500 million in deal value and over $2 billion in assets of the selling institution. The 11 smaller transactions included seven in Virginia (including the two most recent which were near Horizon's primary market area) and four in Maryland, while the two larger transactions were in Virginia. Specifically, based on the 11 smaller transactions in Virginia and Maryland either completed or pending in 1998 and early 1999, other than the merger, the price to book value, price to last twelve months' earnings, price to deposits and price to assets were as follows:

                            Horizon/            Two Recent         Seven             Four          Comparables
                      Southern Financial (1)     In Market        Virginia         Maryland          Overall
                      ----------------------     ---------        --------         --------          -------
Deal Price/
 Book Value                  227.49%              199.81%         221.62%          281.64%           248.29%

Deal Price/
 LTM Earnings                 35.82x               40.73x          29.79x           29.43x            29.63x

Deal Price/
 Deposits                     21.09%               28.81%          32.82%           27.30%            30.45%

Deal Price/
 Assets                       17.52%               24.79%          27.62%           23.35%            25.72%

______________
(1) Based upon a value of $13.07 per share of Horizon common stock, calculated by multiplying the exchange ratio of 0.63 shares of Southern Financial common stock per share of Horizon common stock by the closing price of $20.75 per share of Southern Financial common stock on March 17, 1999.

         Among the smaller bank transactions the most comparable transaction in terms of size, geographical proximity, age and time of the transaction was Security Bank (Manassas), which had a price to book of 208.33% compared with 227.49% for the merger and a price to earnings of 40.12x compared to 35.82x for the merger.

         Among the two larger transactions in Virginia, the average price to book was 373.82% compared with 227.49% for the merger; the average price to earnings was 27.82 times compared with 35.82 times for the merger; the average price to deposits was 48.95% compared with 21.09% for the merger; and the average price to assets was 31.11% compared with 17.52% for the merger.

Market Comparable Analysis

         McKinnon & Company analyzed the performance and financial condition of Southern Financial relative to two groups including the following 18 large and 52 small financial institutions: First Union Corporation; Wachovia Corporation; BB&T Corp.; First Virginia Bank, Inc.; Centura Banks, Inc.; Mercantile Bankshares, Inc.; Keystone Financial; One Valley Bancorp; Riggs National Corp.; Provident Bankshares; United Bankshares, Inc.; Susquehanna Bancshares; F&M National Corporation; First Charter Corporation; F&M Bancorp; FCNB Corp.; First Community Bankshares; and Union Bankshares Corp. (collectively the "Large Bank Group"); and a group of 52 community banks, primarily in Virginia, with some in North Carolina, Maryland and the District of Columbia (collectively the "Small Bank Group"). Among the financial information compared was information relating to equity to assets, loans to deposits, net interest margin, non-performing assets, total assets, non-accrual loans, loan loss reserve and asset growth rates. Additional information compared for the trailing twelve month period ended September 30, 1998 was:

                                                          Average of              Average of           Average Overall
                                   Southern               Large Bank              Small Bank             Comparable
                                   Financial                Group                   Group               Bank Groups
Price/
 Book Value                          162.0%                 238.0%                  178.8%                 194.0%

Price/
 LTM Earnings                         13.3x                  17.7x                   15.4x                  16.0x

Return on
 Average
 Assets                               1.10%                  1.31%                   1.32%                  1.32%

Return on
 Average
 Equity                              13.46%                 14.04%                  11.37%                 12.00%

Dividend
 Yield                                2.14%                  1.52%                   2.07%                  2.20%

         Overall, in the opinion of McKinnon & Company, Southern Financial's operating and financial ratios were generally in line with the Small Bank Group and in line with the Large Bank Group while its common stock was priced by the market at a discount to the average Large and Small Bank Group. Southern Financial's equity to asset ratio was less than the Small Bank Group and Large Bank Group (8.1% for Southern Financial, 9.5% for the Large Bank Group and 10.6% for the Small Bank Group); it's net interest margin (3.67%) was also less than the Large Bank Group (4.35%) and Small Bank Group (4.45%); it's level of non-performing assets to total assets (0.55%) was in line with the Large Bank Group (0.51%) and the Small Bank Group (0.56%); and it's reserves to non-performing assets (160.0%) was higher than the Small Bank Group (133.1%) and less than the Large Bank Group (222.1%). With a price to earnings ratio of 13.3 times trailing twelve months earnings Southern Financial's common stock was priced below the Large Bank Group (17.7 times) and the Small Bank Group (15.4 times). Southern Financial's price to book ratio of 162.0% was also at a discount to the Large Bank Group (238.1%) and the Small Bank Group (178.8%). Accordingly, Horizon shareholders will receive Southern Financial common stock that is reasonably valued when compared to the Large Bank Group and to the Small Bank Group.

Dilution Analysis - Pro Forma

         McKinnon & Company analyzed certain pro forma effects of the merger based upon earnings forecasts of Horizon and Southern Financial, as well as estimated cost savings and revenue enhancements totaling $600,000 expected to result from the merger. This analysis indicated that the transaction, excluding one time merger costs, would be dilutive to earnings per share of Southern Financial in 1999 and accretive in each year thereafter, once the projected cost savings and projected revenue enhancements are realized, and that the merger would be dilutive to Southern Financial's book value per share. The actual results achieved by Southern Financial may vary from projected results. Specifically, estimated earnings per share are expected to be diluted 2.98% in 1999 and book value per share is expected to be diluted 9.71%. The pro forma effect on Horizon on dividends and market value is an increase in the cash dividend of approximately $.26 per share and an increase in the market value of 8.97% to $13 per share from the recent prices of $11.93 per share, and approximately 96.23% above the estimated trading price of $6.625 per share if Horizon traded at the same multiple of trailing earnings as the comparable Large and Small Bank Groups. Transactions in Horizon stock have resulted in a sale price significantly above where, in McKinnon & Company's estimate, it would trade in a competitive open market among dealers. Southern Financial's cash dividend payout ratio is 26% compared with an average of 31% among the comparable Large and Small Bank Groups. McKinnon & Company concluded from this that the transaction would have a significant positive impact on Horizon and the Horizon shareholders in that the market value of Southern Financial's common stock to be received by the Horizon shareholders, after giving effect to the exchange ratio, would represent a substantial increase in the market value of Horizon's common stock, although there can be no assurance that pro forma amounts are indicative of the future and there is no assurance that anticipated cost savings will occur.

Present Value Analysis

         McKinnon & Company performed an analysis to determine a range of present values per share of Horizon common stock assuming Horizon continued to operate as an independent community bank. This range was determined by present valuing the estimated value of Horizon common stock at the end of year 2003. McKinnon & Company used earnings reported by Horizon for 1998. The net income projections were grown using an earnings growth rate of 8% for years 1999 through 2003. The future value of Horizon common stock at the end of year 2003 was determined by applying a range of price-to-earnings multiples of 15.0 to
17.0 to year 2003 projected earnings. These values were discounted to present value using discount rates of 11% to 13%, which McKinnon & Company viewed as the appropriate discount rate range for a commercial bank with Horizon's characteristics. Based upon the above assumptions, the value of Horizon common stock ranged from approximately $6.33 to $7.60 per share on a stand-alone basis.

                        Terminal Price/Earnings Multiple

      Discount
        Rate         15.0x         15.5x         16.0x        16.5x        17.0x
        ----         -----         -----         -----        -----        -----
       11.00%        $6.94         $7.10         $7.27        $7.44        $7.60

       11.50%         6.78          6.94          7.10         7.27         7.43

       12.00%         6.63          6.78          6.94         7.10         7.26

       12.50%         6.48          6.63          6.78         6.94         7.09

       13.00%         6.33          6.48          6.63         6.78         6.93

         The summary set forth above includes the material factors considered, but does not purport to be a complete description of the presentation by McKinnon & Company to the Horizon board of directors or of the analyses performed by McKinnon & Company. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, McKinnon & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying the preparation of its opinion. As a whole, these various analyses contributed to McKinnon & Company's opinion that the terms of the merger agreement are fair from a financial point of view to the Horizon shareholders.

         McKinnon & Company is an investment banking firm that specializes in Virginia community banks. In 11 years McKinnon & Company has been lead managing underwriter in approximately 34 public stock offerings for Virginia community banks and thrifts and has served as financial advisor, including providing fairness opinions, to numerous Virginia community banks and thrifts. McKinnon & Company, as part of its investment banking business, is engaged in the evaluation of businesses, particularly banks and thrifts, and their securities, in connection with mergers and acquisitions, initial public offerings, private placements and evaluations for estate and corporate recapitalizations. McKinnon & Company is also a market maker in Virginia community bank stocks listed on The Nasdaq National Market, The Nasdaq SmallCap Market and the OTC Bulletin Board, but not in Horizon common stock. McKinnon & Company believes it has a thorough working knowledge of the banking industry throughout Virginia. McKinnon & Company is also a market maker in Southern Financial's common stock on The Nasdaq National Market.

         Pursuant to an engagement letter dated November 19, 1998, between Horizon and McKinnon & Company, in exchange for its services, McKinnon & Company shall receive a contingent fee of 1% of the market value paid for Horizon, payable at the closing or effective date of the merger. This investment advisory fee is a legal obligation of Horizon and is 1% of the fair market value of the consideration to be paid to the shareholders of Horizon on the date the merger becomes effective for McKinnon & Company's services as independent financial advisor in connection with the merger, including the rendering of a fairness opinion to Horizon's board of directors. McKinnon & Company has already been paid $10,000 at the time the merger agreement was signed, which fee will be deducted from the above contingent fee payable on the effective date of the merger.


                     OPINION OF SOUTHERN FINANCIAL'S ADVISOR

         Tucker Anthony Incorporated ("Tucker Anthony") was retained by Southern Financial in March 1999 for the purpose of providing financial advice and consultation in connection with a potential acquisition of Horizon, including assistance in developing an overall strategy for the acquisition of Horizon, providing advice on the valuation of Horizon and the merger transaction structure, providing assistance in bid presentations, negotiations and related strategy and analysis, and, if appropriate, the rendering of a fairness opinion in connection with a proposed acquisition. Southern Financial selected Tucker Anthony for a number of reasons including its familiarity with Southern Financial. Southern

Financial also considered Tucker Anthony's experience and reputation in the area of valuation and financial advisory work generally, and in relation to financial institutions specifically. Tucker Anthony is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, private placements and valuations for corporate and other purposes. From time to time, Tucker Anthony and its affiliates may hold long or short positions in Southern Financial common stock.

         Tucker Anthony has rendered written opinions to the board of directors of Southern Financial to the effect that, as of April 16, 1999 and as of the date of this document, the consideration to be paid to the holders of Horizon common stock in the merger pursuant to the agreement is fair, from a financial point of view, to the holders of Southern Financial common stock. The full text of the fairness opinion dated as of the date of this document, setting forth the assumptions made, procedures followed, matters considered and certain limitations on the review undertaken by Tucker Anthony, is included as Appendix C of this document. Holders of Southern Financial common stock are urged to read the fairness opinion in its entirety. This opinion is directed to the board of directors of Southern Financial only and does not constitute a recommendation to any holder of Southern Financial common stock as to how such shareholder should vote at the meeting. Southern Financial and Tucker Anthony do not believe any person other than Southern Financial's board of directors has the legal right to rely on the opinion and, absent any controlling precedent, would resist any assertion otherwise. The April 16, 1999 opinion is substantially identical to the opinion attached to this document as Appendix C.

         As compensation for its services as financial advisor, including issuance of the opinions, Southern Financial has agreed to pay Tucker Anthony a total of $125,000, of which amount $85,000 has been paid as of the date of this document. Southern Financial has also agreed to reimburse Tucker Anthony for its out-of-pocket expenses and to indemnify Tucker Anthony against certain liabilities arising out of its services.

         In arriving at its opinion dated as of the date hereof, Tucker Anthony, among other things:

         o    reviewed the merger agreement;

         o reviewed the registration statement on Form S-4, including this document;

         o reviewed certain historical financial and other information concerning Southern Financial for the five fiscal years ended December 31, 1998, and the quarter ended March 31, 1999, including Southern Financial's reports on Forms 10-K and 10-Q;

         o reviewed certain historical financial and other information concerning Horizon for the five fiscal years ended December 31, 1998 and for the fiscal quarter ended March 31, 1999;

         o held discussions with the senior management of Southern Financial and Horizon with respect to their past and current financial performance, financial condition and future prospects;

         o reviewed certain internal financial data, projections and other information of Southern Financial and Horizon including financial projections prepared by management;

         o analyzed certain publicly available information of other financial institutions that it deemed comparable or otherwise relevant to its inquiry, and compared Southern Financial and Horizon from a financial point of view with certain of these institutions;

         o compared the consideration to be paid by Southern Financial pursuant to the merger agreement with the consideration paid in other acquisitions of financial institutions that it deemed comparable or otherwise relevant to its inquiry;

         o reviewed publicly available earnings estimates, historical trading activity and ownership data of Southern Financial common stock and considered the prospects for dividends and price movement; and

         o conducted such other financial studies, analyses and investigations and reviewed such other information as it deemed appropriate to enable it to render its opinion.

         In its review, it also took into account an assessment of general economic, market and financial conditions and certain industry trends and related matters. Tucker Anthony's opinions were necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Tucker Anthony through the date thereof. No limitations were imposed by the boards of directors of Southern Financial or Horizon upon Tucker Anthony with respect to the investigations made or procedures followed by Tucker Anthony in its review and analysis. In its review and analysis and in arriving at its opinions, Tucker Anthony assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to it by Southern Financial and Horizon, and did not attempt to verify any of such information. Tucker Anthony assumed (i) that the financial projections of Southern Financial and Horizon provided to it with respect to the results of operations likely to be achieved by each company were prepared on a basis reflecting the best currently available estimates and judgments of Southern Financial's and Horizon's management as to future financial performance and results, and (ii) that such forecasts and estimates would be realized in the amounts and in the time periods estimated. Tucker Anthony also assumed, without independent verification, that the current and projected aggregate reserves for possible loan losses for Southern Financial and Horizon were adequate to cover such losses. Tucker Anthony did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Southern Financial, Horizon or any of their respective subsidiaries nor did it verify any of Southern Financial's or Horizon's books or records or review any individual loan credit files.

         On April 16, 1999, Tucker Anthony made a presentation, and subsequently rendered a written fairness opinion, to Southern Financial's board of directors. Set forth below is a summary of the main elements of the financial analyses performed by Tucker Anthony in connection with rendering its written opinion of April 16, 1999. It does not purport to be a complete description of the analyses performed by Tucker Anthony or of the presentation of Tucker Anthony to Southern Financial's board of directors. In connection with its opinion dated as of the date of this document, Tucker Anthony performed procedures to update certain analyses and reviewed the assumptions on which such analyses were based and the factors considered. Taken as whole, Tucker Anthony believes these analyses support the conclusion that the consideration to be paid to holders of Horizon common stock is fair, from a financial point of view, to the holders of Southern Financial common stock.

         Acquisition Price/Exchange Ratio Analysis. Tucker Anthony considered the ranges of possible acquisition prices and exchange ratios, which could result under the merger and the impact of these on its analyses.

         Stock Trading Analysis. Tucker Anthony examined the historical trading prices, trading volume activity, market pricing multiples of Southern Financial common stock, and compared the historical trading prices of Southern Financial common stock in relation to movements in certain stock indices, specifically an index of Southern Financial's selected reference companies; an index of Horizon's selected reference companies; the Nasdaq Community Bank Index; and the Standard & Poor 500 Index.

         Contribution Analysis. Tucker Anthony analyzed the contribution of each of Southern Financial and Horizon to among other things, the stockholders' equity and after-tax net income of the pro forma combined company. This analysis showed that, among other factors, Horizon would have contributed 36%, 32%, and 21% of the assets, stockholders' equity and net income of the pro forma combined company as of and for the 12 months ended December 31, 1998, respectively. This compared with a proposed ownership of 39% of the combined company to be held by the holders of Horizon common stock following the merger.

         Pro Forma Merger Analysis. Based on projections provided by Southern Financial, Tucker Anthony analyzed certain pro forma effects of the merger. This analysis indicated that, while the merger would be dilutive to tangible book value per share, the merger would be accretive to earnings in the first full year following the close of the merger, without consideration of the nonrecurring charges to be incurred in connection with certain merger costs. In this analysis, Tucker Anthony assumed that Southern Financial performed in accordance with the earnings forecasts and achieved expected synergies provided to Tucker Anthony by Southern Financial's senior management.

         Analysis of Selected Publicly Traded Companies. Tucker Anthony compared selected financial data and financial ratios of Southern Financial and Horizon to the corresponding data and ratios of certain publicly traded institutions. The institutions included in the comparison to Southern Financial were:

         o Bourbon Bancshares, Inc.;       o Codorus Valley Bancorp, Inc.;
         o DNB Financial Corp.;            o ECB Bancorp, Inc.;
         o First Leesport Bancorp, Inc.;   o Four Oaks Fincorp, Inc.;
         o Guaranty Financial Corp.;       o Mid Penn Bancorp, Inc.;
         o Norwood Financial Corp.;        o People's Financial Corp.;
         o United Bancorp, Inc.;           o Union National Financial Corp.; and
         o Virginia Commerce Bank.

The institutions included in the comparison to Horizon were:

         o Annapolis National Bancorp;     o Bank of Essex;
         o Capital Bank;                   o Central Virginia Bankshares;
         o Heritage Bancorp, Inc.;         o Madison Bancshares Group, Ltd.;
         o Marathon Financial Corp.; and   o Rockingham Heritage Bank.

         The selected banks, as groups, exhibited certain characteristics -- including asset size, geographic proximity and business risk -- similar to those exhibited by Southern Financial and Horizon, respectively.

         The comparison of Southern Financial to its selected peer group showed among other things that based on financial data as of December 31, 1998 for Southern Financial and December 31, 1998 for its selected peer group:

         o the ratio of Southern Financial's net loans to assets was 51.1% compared to an average of 64.8% for its peer group;

         o the ratio of Southern Financial's loan loss reserves to non-performing assets was 103.4% compared to 330.6% for its peer group;

         o the ratio of Southern Financial's loan loss reserves to loans was 1.5% compared to an average of 1.4% for its peer group;

         o the ratio of Southern Financial's equity to total assets was 8.1% as compared to an average of 9.5% for its peer group;

         o the latest quarter annualized return on assets for Southern Financial was 1.09% compared to an average of 1.04% for its peer group;

         o the latest quarter annualized return on equity for Southern Financial was 13.51%, compared to an average of 11.23% for its peer group;

         o the ratio of Southern Financial's market price to its book value per common share was 158% compared to an average of 176% for its peer group;

         o the price/earnings ratio for the trailing twelve months earnings for Southern Financial was 13.1x, compared to an average of 16.7x for its peer group; and

         o the average latest quarter annualized dividend yield for Southern Financial was 2.0% as compared to 2.6% for its peer group.

         The comparison of Horizon to its selected peer group showed among other things that based on financial data as of December 31, 1998 for Horizon and December 31, 1998 for its selected peer group:

         o the ratio of Horizon's net loans to assets was 51.4% compared to an average of 68.5% for its peer group;

         o the ratio of Horizon's loan loss reserves to non-performing assets was 81.0% compared to 198.8% for its peer group;

         o the ratio of Horizon's loan loss reserves to loans was 1.3% compared to an average of 1.2% its peer group;

         o the ratio of Horizon's equity to total assets was 6.7% as compared to an average of 11.4% its peer group;

         o the latest quarter annualized return on assets for Horizon was 0.65% compared to an average of 0.97% for its peer group; and

         o the latest quarter annualized return on equity for Horizon was 9.13%, compared to an average of 9.07% for its peer group.

         Analysis of Selected Acquisition Transactions. Tucker Anthony reviewed and performed analysis on 131 unassisted acquisitions of bank institutions in the U.S. (the "Selected U.S. Transactions") with a transaction size ranging from $10.0 million to $30.0 million announced since January 1, 1998, and 51 unassisted acquisitions of bank institutions in Virginia and the surrounding states (the "Selected Regional Transactions") announced since January 1, 1998, comparing the target financial institutions' capital structure and profitability to Horizon's current results of operations and financial condition. The Selected U.S. Transactions and Selected Regional Transactions were chosen because they represented merger and acquisition transactions which involved target financial institutions exhibiting certain characteristics -- including asset size, geographic proximity and business risk -- similar to those exhibited by Horizon. Excluding the highest and lowest ratios, the target financial institutions involved in the Selected U.S.

Transactions and the Selected Regional Transactions had an average return on assets for the latest twelve months prior to announcement date of 1.23% and 1.14% and an average return on equity for the latest twelve months prior to announcement date of 13.13% and 11.93%, respectively, as compared to 0.51% and 7.44%, respectively, for Horizon. Set forth below is a summary of the analysis with respect to the Selected U.S. Transactions and the Selected Regional Transactions.

                                                 Selected U.S.                               Selected Regional
                                                  Transactions                                 Transactions
                                               Southern Financial                                 Horizon
                               ---------------------------------------------------    --------------------------------
                                                                      Offer                                Offer
                                  Offer (1)         Median        Percentile (2)          Median       Percentile (2)
                                  ---------         ------        --------------          ------       --------------
Price/Trailing
Twelve Months Earnings              30.3x            19.3x            85.6%                24.2x           74.7%

Price/Book Value                   216.9%           248.6%            33.8%               293.3%           22.4%

Price/Tangible
Book Value                         219.0%           250.4%            34.4%               311.1%           22.5%

--------------------------

(1) Based upon value of $12.84 per share of Southern Financial common stock (based on the April 15, 1999 closing price of Southern Financial common stock of $20.375).
(2) Position of the Southern Financial offer in relation to percentile rankings of the Selected U.S. Transactions and the Selected Regional Transactions, respectively.

         The foregoing is a summary of the main elements of the financial analyses performed by Tucker Anthony, but it does not purport to be a complete description of such analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a summary description. Accordingly, notwithstanding the separate factors summarized above, Tucker Anthony believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all of such analyses or factors, could create an incomplete view of the evaluation process underlying Tucker Anthony's opinion. In addition, Tucker Anthony may have used the various analyses for different purposes and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Tucker Anthony's view of the actual value of Horizon to Southern Financial. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

         In performing its analyses, Tucker Anthony made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Southern Financial and Horizon. The analyses performed by Tucker Anthony are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Tucker Anthony's analysis of the fairness, from a financial point of view, to the holders of Southern Financial common stock of the consideration to be paid in the merger to the holders of Horizon common stock, and were provided to Southern Financial's board of directors in connection with the delivery of Tucker Anthony's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Horizon or Southern Financial might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Tucker Anthony's opinion is just one of the many factors taken into consideration by Southern Financial's board of directors (see "-Recommendation of the Southern Financial Board and Reasons for the Merger" and "-Background of the Merger").


                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Horizon's management, as well as certain members of the Horizon board of directors, have interests in the merger in addition to their interests as shareholders of Horizon. These interests are described below. In each case, the Horizon board was aware of these potential interests, and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

         Indemnification. Southern Financial has generally agreed to indemnify the officers and directors of Horizon to the same extent and on the same conditions as they are entitled to from Horizon before the merger. Southern Financial also has agreed to provide directors' and officers' liability insurance for the present officers and directors of Horizon comparable to the coverage currently provided by Horizon before the merger.

         Directors of Horizon. Two Horizon directors (Messrs. Belotti and Warhurst) who will serve on the Southern Financial board initially will receive annual retainers and monthly fees for service on Southern Financial's board. Based on the existing schedule utilized by Southern Financial, these individuals will receive an annual fee of $4,000, $500 for attendance at each board meeting and $150 for attendance at each board committee meeting. Richard L. Hall, the President and Chief Executive Officer of Horizon, will also serve on the Southern Financial board, but will not receive any compensation other than what he will receive as an executive officer of Southern Financial following the merger.

         In addition, the current members of Horizon's advisory board, and any directors of Horizon (other than Messrs. Hall, Belotti and Warhurst) who want to serve on the advisory board, will constitute an advisory board for Southern Financial's eastern region following the merger and will receive fees of $100 per meeting.

         Employment Arrangement. In connection with the merger, Southern Financial will employ Richard L. Hall, President and Chief Executive Officer of Horizon, as Executive Vice President with responsibility for operations in the eastern region, which will be comprised of Horizon's four branches and Southern Financial's branch in the City of Fairfax. On the effective date of the merger, Mr. Hall's current employment arrangement with Horizon will be terminated, and Mr. Hall will receive a lump sum payment in the amount of $413,114 in satisfaction of all of Horizon's obligations under that arrangement.

         Employee and Benefit Plan. Southern Financial will coordinate the participation of Horizon's employees in its employee benefit plans and programs. To further this participation, Southern Financial may establish, amend or continue certain plans and programs, including plans and programs of Horizon, that provide coverages and benefits as favorable as the coverages and benefits that Horizon's employee benefit plans and programs currently provide. In the alternative, Southern Financial may permit Horizon's employees to participate in Southern Financial's employee benefit plans and programs on substantially the same basis as Southern Financial's employees. Subject to restrictions and limitations that applicable law may impose, Southern Financial will treat the service of a Horizon employee with Horizon as service with Southern Financial for purposes of all employee benefit plans and programs. Southern Financial will also honor Horizon's obligations for all accrued and unused vacation, sick leave and personal leave and all employment, severance, consulting and other compensation contracts and agreements that Horizon has previously disclosed to Southern Financial.


                  CERTAIN DIFFERENCES IN RIGHTS OF SHAREHOLDERS

         Both Southern Financial and Horizon are corporations subject to the provisions of the Virginia State Corporation Act. Horizon's shareholder's rights are presently governed by Horizon's articles of incorporation and bylaws. Upon consummation of the merger and Horizon's shareholders becoming shareholders of Southern Financial, shareholder's rights will be governed by the articles of incorporation and bylaws of Southern Financial.

         There are a few material differences between the rights of a Horizon shareholder under Horizon's articles of incorporation and bylaws, on the one hand, and the rights of a Southern Financial shareholder under the articles of incorporation and bylaws of Southern Financial, on the other hand, which are disclosed in the section "Comparative Rights of Shareholders" on page VI-2.


                          TERMS OF THE MERGER AGREEMENT

         The following is a summary description in the material aspects of the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to Appendix A that contains the full merger agreement. We urge you to read Appendix A in its entirety.

Representations and Warranties; Conditions to the Merger

         The merger agreement contains representations and warranties by Southern Financial and Horizon, including representations and warranties with respect to their individual organizations, authorizations to enter into the merger agreement, capitalization, financial statements and pending and threatened litigation. These representations and warranties, except as otherwise provided in the merger agreement, will not survive the effective date of the merger.

         The obligations of Southern Financial and Horizon to consummate the merger are subject to the following conditions, among others:

         o approval of the merger agreement by the requisite shareholder vote of the Horizon shareholders;

         o approval of the stock issuance by the requisite shareholder vote of the Southern Financial shareholders;

         o receipt of all necessary regulatory approvals not conditioned or restricted in a manner that, in the judgment of the boards of directors of Southern Financial or Horizon, materially adversely affects the economic or business benefits of the merger so as to render inadvisable or unduly burdensome consummation of the merger;

         o the absence of certain actual or threatened proceedings before a court or other governmental body relating to the merger;

         o the receipt of an opinion of counsel as to certain federal income tax consequences of the merger;

         o the receipt of a letter from Southern Financial's accountants to the effect that the merger will qualify for pooling-of-interests accounting treatment under generally accepted accounting principles;

         o performance by the other company of its obligations under the merger agreement;

         o the accuracy, in all material respects, of the representations and warranties of the other company contained in the merger agreement;

         o the receipt of certain opinions and certificates from the other company;

         o the receipt by Southern Financial of a final fairness opinion from Tucker Anthony; and

         o the receipt by Horizon of a final fairness opinion from McKinnon & Company.

Regulatory Approvals

         As indicated above, the merger is conditioned on the prior approval of the merger by the Board of Governors of the Federal Reserve System and the Virginia State Corporation Commission. On ________ __, 1999, applications were filed with the Federal Reserve and the Virginia State Corporation Commission. The applications were accepted but no approvals have been obtained. While we cannot predict whether or when we will obtain all required regulatory approvals, we see no reason why the approvals will not be obtained in a timely manner. However, there can be no assurance that the necessary approvals will be obtained, or that any approval will not be conditioned in a manner which makes consummation of the merger, in the judgment of the board of directors of Southern Financial or Horizon, inadvisable or unduly burdensome.

Business Pending the Merger

         Until the effective date of the merger, each of Southern Financial and Horizon has agreed that it will operate its business substantially as presently operated, in the ordinary course of business, and will use its best efforts to preserve intact its relationships with persons having business dealings with it. In addition, until the effective date, Horizon has agreed not to take, without Southern Financial's consent, certain specific actions in connection with the ongoing operation of its business. Specifically, Horizon may not:

         o    declare or pay dividends on its capital stock;

         o enter into any merger, consolidation or business combination (other than the merger with Southern Financial) or any acquisition or disposition of a material amount of assets or securities or solicit proposals in respect thereof;

         o amend its charter or bylaws (except as may be required by the merger agreement with Southern Financial);

         o issue any capital stock, except upon exercise of rights, warrants or options issued pursuant to existing employee benefits plans, programs or arrangements or effect any stock split or otherwise change its capitalization; or

         o    purchase or redeem any of its capital stock.

No Solicitation; Board Action

         Horizon has agreed not to (i) encourage, solicit or initiate discussions or negotiations with any person other than Southern Financial concerning any merger, share exchange, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving Horizon, (ii) enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of a significant amount of assets, or (iii) furnish any information to any other person relating to or in support of such transaction.

         Horizon also agreed that it will promptly communicate to Southern Financial the terms of any proposal which it may receive in respect to any of the foregoing transactions.

         Horizon would be required to pay Southern Financial $1 million if the merger agreement is terminated and before the date of termination Horizon receives a merger or acquisition proposal or initiates merger or acquisition discussions with a third party and within 12 months after the date of termination the Horizon board determines that a merger or acquisition by the third party is in the best interests of Horizon and its shareholders. No payment will be due, however, if Horizon terminates the merger agreement because Southern Financial enters into an agreement to be acquired. Additionally, no fee is payable, however, if Southern Financial wrongfully terminates the merger agreement. Similarly, no fee is payable if, at the time the merger agreement terminates, Horizon is entitled to terminate on the basis of a breach by Southern Financial or there has been a failure to satisfy certain closing conditions (other than approval by Horizon's shareholders). See "- Expenses of the Merger and Termination Fee" on page I-40.

Effective Date

         If the merger is approved by the shareholders of Horizon, all required governmental and other consents are obtained and the other conditions to the merger are satisfied or waived, the merger will be consummated and made effective on the date and at the time indicated on the certificate of merger issued by the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act. See "The Merger - Representations and Warranties; Conditions to the Merger" on page I-36.

         It is anticipated that the effective date of the merger will occur in the third quarter of 1999.

Surrender of Stock Certificates

         As soon as practicable after the merger, Southern Financial will cause Chase Mellon Shareholder Services, its exchange agent, to mail to you a letter of transmittal and instructions for use to surrender the certificates representing shares of Horizon common stock in exchange for certificates representing shares of Southern Financial common stock.

         Horizon shareholders should not send in their certificates until they receive such instructions.

         Promptly after surrender of one or more certificates for Horizon common stock, together with a properly completed letter of transmittal, you will receive a certificate or certificates representing the number of shares of Southern Financial common stock to which you are entitled and, where applicable, a check for the amount payable in cash instead of issuing a fractional share. Lost, stolen, mutilated or destroyed certificates will be treated in accordance with the existing procedures of Southern Financial.

         After the merger, you will be entitled to vote the number of shares of Southern Financial common stock into which your Horizon common stock has been converted, regardless of whether you have surrendered your Horizon certificates. The merger agreement provides, however, that no dividend or distribution payable to the holders of record of Southern Financial common stock at or as of any time after the effective date of the merger will be paid to the holder of any Horizon certificate until such holder physically surrenders such certificate, promptly after which time all such dividends or distributions will be paid, without interest.

Waiver, Amendment and Termination

         At any time on or before the effective date of the merger, any term or condition of the merger may be waived by the party which is entitled to the benefits thereof and without shareholder approval. The merger agreement may be amended at any time before the merger by agreement of the parties whether before or after the shareholder meetings. Any material change in a material term of the merger agreement would require a resolicitation of Horizon's shareholders. Such a material change would include, but not be limited to, a decrease in the exchange ratio or a change in the tax consequences to Horizon's shareholders.

         The merger agreement may be terminated by Southern Financial or Horizon, whether before or after the approval of the merger by the shareholders of Horizon:

         o    by mutual consent of Horizon and Southern Financial;

         o unilaterally by Horizon or Southern Financial, if the merger has not occurred on or before February 29, 2000; or

         o unilaterally by Horizon or Southern Financial if the satisfaction in any material respect of one or more conditions to the obligation of that party is rendered impossible of satisfaction. In the event of termination, the merger agreement shall become null and void, except that certain provisions thereof relating to expenses and confidentiality of information exchanged between the parties shall survive any such termination.

Resales of Southern Financial Common Stock

         All shares of Southern Financial common stock received by Horizon shareholders in connection with the merger will be freely transferable, except that Southern Financial common stock received by persons who are deemed to be "affiliates" of Horizon for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"). To the best knowledge of Horizon and Southern Financial, the only persons who may be deemed to be affiliates of Horizon subject to these limitations are the directors and executive officers of Horizon.

Expenses of the Merger and Termination Fee

         In general, whether or not the merger is consummated, Horizon and Southern Financial will pay their own expenses incident to preparing, entering into and carrying out the merger agreement, and preparing and filing the registration statement of which this joint proxy statement/prospectus is a part.

         If the merger agreement terminates and, prior to the date of termination Horizon solicits or receives a business combination inquiry or proposal from a third party and, within 12 months after the merger agreement terminates the Horizon board determines that a business combination with the third party is in the best interests of Horizon and its shareholders, Horizon shall pay Southern Financial $1 million. No payment will be due, however, if the merger agreement is terminated by Horizon because Southern Financial enters into an agreement to be acquired. Additionally, no payment will be due if Southern Financial wrongfully terminates the merger agreement or, if at the time the merger agreement terminates, Horizon is entitled to terminate or refuse to close on the grounds that Southern Financial has breached any representation or warranty in the merger agreement. Finally, no payment will be due if there has been a failure to satisfy certain closing conditions, including a failure of Southern Financial's shareholders to approve the issuance of Southern Financial common stock to Horizon's shareholders; a failure to obtain regulatory approval; if the Securities and Exchange Commission issues a stop order or threatens to issue a stop order concerning this joint proxy statement/prospectus; if counsel to Southern Financial does not issue an opinion that the merger is tax free to the shareholders of Horizon; or if Southern Financial's accountants do not issue a letter to the effect that the merger will qualify for pooling-of-interests accounting treatment under generally accepted accounting principles.

         This provision is intended to discourage another party from interfering with the merger agreement between Southern Financial and Horizon.

         If either party willfully and materially breaches the merger agreement, that party must pay the costs associated with this transaction incurred by the non-breaching party. If the merger agreement is terminated because Horizon shareholders did not approve the merger agreement or Southern Financial shareholders did not approve the Stock Issuance, then the party whose shareholders failed to grant such approval will pay 50% of the costs and expenses of the other party, except that such reimbursement will not exceed a total of $100,000.

                           MARKET PRICES AND DIVIDENDS

Market Prices

         Horizon common stock is traded on a quarterly basis in private transactions by matching prospective buyers and sellers. To Horizon management's knowledge, the last sales of Horizon common stock took place in the fourth quarter of 1998 at an average price of $11.96 per share.

         Southern Financial common stock is listed and traded on The Nasdaq National Market under the symbol "SFFB."

         The following table sets forth the high, low, and closing sales prices of the common stock as reported by The Nasdaq National Market for the periods listed.

Southern Financial

        ----------------------------------------- ------------- ------------- ------------
                                                          High           Low      Closing
        ----------------------------------------- ------------- ------------- ------------
        1999
        ----------------------------------------- ------------- ------------- ------------
        2nd Quarter (through ________, 1999)            $_____        $_____       $_____
        ----------------------------------------- ------------- ------------- ------------
        1st Quarter                                      21.41         19.50        20.31
        ----------------------------------------- ------------- ------------- ------------

        ----------------------------------------- ------------- ------------- ------------
        1998
        ----------------------------------------- ------------- ------------- ------------
        4th Quarter                                      24.75         21.00        21.00
        ----------------------------------------- ------------- ------------- ------------
        3rd Quarter                                      27.00         24.00        24.50
        ----------------------------------------- ------------- ------------- ------------
        2nd Quarter                                      27.25         25.25        26.13
        ----------------------------------------- ------------- ------------- ------------
        1st Quarter                                      30.00         20.00        25.50
        ----------------------------------------- ------------- ------------- ------------

        ----------------------------------------- ------------- ------------- ------------
        1997
        ----------------------------------------- ------------- ------------- ------------
        4th Quarter                                      23.00         19.25        22.00
        ----------------------------------------- ------------- ------------- ------------
        3rd Quarter                                      21.50         16.00        21.00
        ----------------------------------------- ------------- ------------- ------------
        2nd Quarter                                      17.00         12.75        16.50
        ----------------------------------------- ------------- ------------- ------------
        1st Quarter                                      15.00         13.50        13.87
        ----------------------------------------- ------------- ------------- ------------

         The closing price of Southern Financial common stock on The Nasdaq National Market on March 17, 1999, the last full trading day preceding the public announcement of the proposed merger, was $20.75 per share. The closing price of Southern Financial common stock on The Nasdaq National Market on ________ __, 1999, the latest practicable date before the date of this joint proxy statement/prospectus was $_____ per share.

Dividends

         The following table reflects the cash dividends declared per share during each quarter on Southern Financial common stock for the periods indicated. Horizon has not paid cash dividends.

Southern Financial

-------------------------- -------------- -------------- --------------
                                1999           1998           1997
-------------------------- -------------- -------------- --------------
Fourth Quarter                 $____           $.10          $.08
-------------------------- -------------- -------------- --------------
Third Quarter                                   .095          .07
-------------------------- -------------- -------------- --------------
Second Quarter                 .115             .09           .07
-------------------------- -------------- -------------- --------------
First Quarter                  .11              .08           .06
-------------------------- -------------- -------------- --------------

         Certain state law restrictions are imposed on distributions of dividends to shareholders of Southern Financial. Southern Financial shareholders are entitled to receive dividends as declared by the Southern Financial board of directors. However, no such distribution may be made if, after giving effect to the distribution, it would not be able to pay its debts as they become due in the usual course of business or its total assets would be less than its total liabilities. There are similar restrictions with respect to stock repurchases and redemptions.

         Banks have limitations imposed upon all "capital distributions," including cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. As of March 31, 1999, Southern Financial Bank had the capacity to pay no more than $___ million in total dividends to its sole shareholder, Southern Financial, and Horizon had the capacity to pay $___ million in total dividends to its shareholders.

         Similarly, Southern Financial Bank and Horizon each are subject to legal limitations on capital distributions including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). For all state member banks of the Federal Reserve seeking to pay dividends, the prior approval of the applicable Federal Reserve Bank is required if the total of all dividends declared in any calendar year will exceed the sum of the bank's net profits for that year and its retained net profits for the preceding two calendar years. Federal law also generally prohibits a depository institution from making any capital distribution (including payment of a dividend or payment of a management fee to its holding company) if the depository institution would thereafter fail to maintain capital above regulatory minimums. Federal Reserve Banks are also authorized to limit the payment of dividends by any state member bank if such payment may be deemed to constitute an unsafe or unsound practice. In addition, under Virginia law no dividend may be declared or paid that would impair a Virginia chartered bank's paid-in capital. The SCC has general authority to prohibit payment of dividends by a Virginia chartered bank if it determines that the limitation is in the public interest and is necessary to ensure the bank's financial soundness.

         Following the consummation of the merger, most of the revenues of Southern Financial and Southern Financial's ability to pay dividends to its shareholders will depend on dividends paid to it by Southern Financial Bank and Horizon. Based on the current financial condition of Southern Financial Bank and Horizon, Southern Financial expects that the above-described provisions will have no impact on Southern Financial's ability to obtain dividends from Southern Financial Bank and Horizon or on Southern Financial's ability to pay dividends to its shareholders.

                                   CHAPTER II
                    INFORMATION ABOUT THE MEETINGS AND VOTING

General

        We are furnishing this document in connection with the solicitation of proxies by the board of directors of Southern Financial for use at the special meeting of Southern Financial shareholders including any adjournments or postponements thereof, to be held on ________ __, 1999, and by the board of directors of Horizon for use at the special meeting of Horizon shareholders including any adjournments or postponements thereof, to be held on ________ __, 1999, at the times and places set forth in the accompanying notices.

         The purpose of the Horizon meeting is to consider and vote upon the Agreement and Plan of Reorganization, dated May 3, 1999, as amended, among Horizon, Southern Financial and Southern Financial Bank, a Virginia corporation and a wholly owned subsidiary of Southern Financial. The merger agreement is attached to this document as Appendix A. For a description of the merger agreement, see "Terms of the Merger Agreement" on page I-36.

        The merger agreement provides that Horizon will merge with and into Southern Financial Bank. In the merger, each share of common stock, par value $2.50 per share, of Horizon then outstanding will be converted into the right to receive 0.63 shares (the "exchange ratio") of common stock, par value $0.01 per share, of Southern Financial. Southern Financial will pay cash in lieu of fractional shares.

Southern Financial Meeting

         General. The Southern Financial meeting will be held on ________ __, 1999 at 2:00 p.m., local time, at Fauquier Springs Country Club, Springs Road, Warrenton, Virginia. At the Southern Financial meeting, holders of Southern Financial common stock will be asked, in accordance with the rules of The Nasdaq Stock Market, to consider and vote upon a proposal to approve the issuance of Southern Financial common stock in connection with the merger (the "Stock Issuance"); to elect three of Horizon's directors to Southern Financial's board; and to transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

         The Nasdaq Stock Market requires shareholder approval of the Stock Issuance because the number of shares of Southern Financial common stock to be issued in the merger is expected to exceed 20% of the shares of Southern Financial common stock outstanding immediately prior to the effective date of the merger. Southern Financial shareholders may also be asked to vote upon a proposal to adjourn or postpone the Southern Financial meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies from Southern Financial shareholders to approve the Stock Issuance.

        Record Date; Voting Power. Only holders of record of shares of Southern Financial common stock at the close of business on ________ __, 1999 are entitled to notice of and to vote at the Southern Financial meeting. On such date, there were 1,633,094 issued and outstanding shares of Southern Financial common stock held by approximately _____ holders of record. Holders of record of Southern Financial common stock on the Southern Financial record date are entitled to one vote per share on any matter that may properly come before the Southern Financial meeting. Brokers who hold shares of Southern Financial common stock as nominees will not have discretionary authority to vote such shares in favor of the Stock Issuance in the absence of instructions from the beneficial owners thereof. Any shares of Southern Financial common stock for which a broker has submitted an executed proxy but for which the beneficial owner thereof has not given instructions on voting to such broker are referred to as "broker non-votes."

        Vote Required. The approval of the Stock Issuance at the Southern Financial meeting requires a greater number of votes cast in favor of the matter than the number of votes cast opposing such matter, provided that the total number of votes cast on such matter represents over 50% of the shares entitled to vote on the proposal.

        Broker non-votes and abstentions will be counted for purposes of establishing the presence of a quorum at the Southern Financial meeting. Abstentions and broker non-votes will not, however, be deemed to have been cast either "for" or "against" the proposal for approval of the Stock Issuance considered at the meeting and, since approval of the proposal requires the affirmative vote of a majority of the votes cast at the Southern Financial meeting, will have no effect on the approval of the Stock Issuance, unless the total number of votes cast does not exceed 50% of the shares entitled to vote. The Southern Financial board urges Southern Financial shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

        On the Southern Financial record date, the executive officers and directors of Southern Financial, including their affiliates, had voting power with respect to an aggregate of __________ shares of Southern Financial common stock or approximately _____% of the shares of Southern Financial common stock then outstanding. We expect that such directors and officers will vote all of such shares in favor of the approval of the Stock Issuance. In addition, on the Southern Financial record date, the directors and executive officers of Horizon did not beneficially own any shares of Southern Financial common stock.

         Recommendation of the Southern Financial Board. The Southern Financial board has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the Stock Issuance. The Southern Financial board believes that the merger agreement and the transactions contemplated thereby, including the Stock Issuance, are fair to and in the best interests of Southern Financial and the Southern Financial shareholders and recommends that the Southern Financial shareholders vote "FOR" approval of the Stock Issuance. (See "The Merger - Southern Financial's Reasons for the Merger and Recommendation of the Southern Financial Board" on page I-15).

         Solicitation and Revocation of Proxies. A form of proxy is enclosed with this document. All shares of Southern Financial common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Stock Issuance and in the discretion of the proxy holder as to any other matter which may properly come before the Southern Financial meeting.

         EACH HOLDER OF SOUTHERN FINANCIAL COMMON STOCK IS REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO SOUTHERN FINANCIAL IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

         Any Southern Financial shareholder that has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) filing with the secretary of Southern Financial prior to the Southern Financial meeting, at Southern Financial's principal executive offices, a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Southern Financial meeting and voting in person. Presence at the Southern Financial meeting will not revoke a shareholder's proxy unless such shareholder votes in person.

         The cost of soliciting proxies will be borne by Southern Financial. Proxies may be solicited by personal interview, mail or telephone. In addition, Southern Financial may reimburse brokerage firms and other persons representing beneficial owners of shares of Southern Financial common stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of Southern Financial's executive officers, directors and regular employees, without additional compensation, personally or by telephone or facsimile transmission.

         Other Matters. Southern Financial is unaware of any matter to be presented at the Southern Financial Meeting other than the proposal to approve the Stock Issuance. If other matters are properly presented at the Southern Financial meeting, the persons named in the enclosed form of proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the Southern Financial meeting, provided that no proxy that has been designated to vote against approval and adoption of the merger agreement and the Stock Issuance will be voted in favor of any proposal to adjourn or postpone the Southern Financial meeting for the purpose of soliciting additional proxies to approve and adopt the issuance of stock to Horizon's shareholders.

Horizon Meeting

         General. The Horizon meeting will be held on ________ __, 1999 at 10:00 a.m., local time, at the Westwood Country Club, 800 Maple Avenue, East, Vienna, Virginia. At the Horizon meeting, holders of Horizon common stock will be asked to consider and vote upon a proposal to approve the merger agreement. Horizon shareholders may also he asked to vote upon a proposal to adjourn or postpone the Horizon meeting for the purpose of, among other things, allowing additional time for the solicitation of proxies from Horizon shareholders to approve the merger agreement.

         Record Date; Voting Power. Only holders of record of shares of Horizon common stock at the close of business on ________ __, 1999 are entitled to notice of and to vote at the Horizon meeting. As of such date, there were 1,659,895 issued and outstanding shares of Horizon common stock held by approximately _____ holders of record. Holders of record of Horizon common stock on the Horizon record date are entitled to one vote per share on any matter that may properly come before the Horizon meeting. Brokers who hold shares of Horizon common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any such shares of Horizon common stock for which a broker has submitted an executed proxy but for which the beneficial owner thereof has not given instructions on voting to such broker are referred to as "broker non-votes."

         Vote Required. The presence in person or by proxy of the holders of a majority of the shares of Horizon common stock outstanding on the Horizon record date will constitute a quorum for the transaction of business at the Horizon meeting. Abstentions and broker non-votes will be counted for purposes of establishing the presence of a quorum at the Horizon meeting. The approval of the proposal to approve the merger agreement requires the affirmative vote of holders of a majority of the shares of Horizon common stock outstanding on the Horizon Record Date. Broker non-votes and abstentions will be counted and will have the effect of a vote against the proposal to approve the merger agreement.

         On the Horizon record date, the executive officers and directors of Horizon, including their affiliates, had voting power with respect to an aggregate of 218,818 shares of Horizon common stock or approximately 13.18% of the shares of Horizon common stock then outstanding. We currently expect that such directors and officers will vote all of such shares in favor of the proposal to approve the merger agreement. In addition, on the Horizon record date, the directors and executive officers of Southern Financial did not beneficially own any shares of Horizon common stock.

         Recommendation of the Horizon Board. The Horizon board has unanimously approved and adopted the merger agreement. The Horizon board believes that the merger is fair to and in the best interests of Horizon and the Horizon shareholders and recommends that the Horizon shareholders vote "FOR" approval of the merger agreement and the transactions contemplated thereby. See "The Merger
- Horizon's Reasons for the Merger" on page I-12.

         Solicitation and Revocation of Proxies. A form of proxy is enclosed with this document. All shares of Horizon common stock represented by properly executed proxies (whether through the return of the enclosed proxy card or by telephone) will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the merger agreement and in the discretion of the proxy holder as to any other matter which may properly come before the Horizon meeting.

         EACH HOLDER OF HORIZON COMMON STOCK IS REQUESTED TO VOTE BY COMPLETING, DATING AND SIGNING THE ACCOMPANYING PROXY CARD AND RETURNING IT PROMPTLY TO HORIZON IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. HORIZON SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

         Any Horizon shareholder that has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (i) filing with the secretary of Horizon prior to the Horizon meeting, at Horizon's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or (ii) attending the Horizon meeting and voting in person. Presence at the Horizon meeting will not revoke a shareholder's proxy unless such shareholder votes in person.

         The cost of soliciting proxies will be borne by Horizon. Proxies may be solicited by personal interview, mail or telephone. In addition, Horizon may reimburse brokerage firms and other persons representing beneficial owners of shares of Horizon common stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of Horizon's executive officers, directors and regular employees, without additional compensation, personally or by telephone or facsimile transmission.

         Other Matters. Horizon is unaware of any matter to be presented at the Horizon meeting other than the proposal to approve the merger agreement. If other matters are properly presented at the Horizon meeting, the persons named in the enclosed form of proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the Horizon meeting, provided that no proxy that has been designated to vote against approval of the merger agreement will be voted in favor of any proposal to adjourn or postpone the Horizon meeting for the purpose of soliciting additional proxies to approve the merger agreement.

                                   CHAPTER III
                        DESCRIPTION OF SOUTHERN FINANCIAL

                                    BUSINESS

General

         Southern Financial is incorporated in Virginia. On December 1, 1995, Southern Financial acquired all of the outstanding shares of Southern Financial Bank. Southern Financial Bank, formerly Southern Financial Federal Savings Bank, converted from a savings bank to a state chartered commercial bank effective December 1, 1995. The only material activity of Southern Financial is to own and control all of the capital stock of Southern Financial Bank. References to Southern Financial include the activities of Southern Financial Bank.

         Headquartered in Warrenton, Virginia, Southern Financial serves the retail and commercial financial market as a deposit and loan specialist from 13 full service offices located in Warrenton, Herndon, Middleburg, Winchester, Leesburg, Fairfax, Sterling, Woodbridge, Manassas and Fredericksburg, Virginia. Southern Financial's defined market area forms a semi-circle to the west of the metropolitan Washington, D.C. area roughly centered on Warrenton. The counties included in the defined market area where Southern Financial currently operates branches include: Loudoun, Fauquier, Fairfax, Frederick and Prince William and the cities of Fredericksburg and Winchester. Other counties in the defined market area include: Spotsylvania, Culpeper, Rappahanock, Clarke and the three counties in the West Virginia panhandle.

         The inner ring of the semi-circle that comprises Southern Financial's market area is the bedroom community for the close-in greater metropolitan Washington commercial centers that have grown up in northern Virginia in the past 30 years. As the economy of the metropolitan Washington area has diversified away from its concentration in government and government-related employment, the Dulles corridor has developed into a major center for communication and high-tech activities. In the process, Reston, Herndon, Tysons Corner and Fairfax have become important employment centers in their own right much as Stamford, Connecticut and White Plains, New York have done outside Manhattan. As a consequence, the commutable radius has pushed west out to Loudoun and Fauquier Counties and south and southwest to Stafford, Spotsylvania and Prince William Counties. The branch locations in these areas situate Southern Financial to take advantage of the rapid economic growth of these communities.

         The principal business of Southern Financial is the acquisition of deposits from the general public through its home and branch offices and use of these deposits to fund its loan and investment portfolios. Southern Financial seeks to be a full service community bank which provides a wide variety of financial services to its middle market corporate clients as well as to its retail clients. Southern Financial is an active commercial lender that often lends in conjunction with the SBA 7(a) and 504 loan programs. In addition, Southern Financial is an active residential construction lender and offers its retail clients a full menu of permanent residential mortgage loan alternatives. Southern Financial also invests funds in mortgage-backed securities, securities issued by agencies of the Federal Government, obligations of counties and municipalities and corporate obligations.

         The principal sources of funds for Southern Financial's lending and investment activities are deposits, amortization and repayment of loans, proceeds from the sales of loans, prepayments from mortgage-backed securities, repayments of maturing investment securities, Federal Home Loan Bank advances and other borrowed money.


                                      III-1

         Principal sources of revenue are interest and fees on loans and investment securities and gains from the sale of loans, as well as fee income derived from the maintenance of deposit accounts. Southern Financial's principal expenses include interest paid on deposits and advances from the Federal Home Loan Bank and other borrowings, and operating expenses.

Lending Activities

         The principal lending activity of Southern Financial is the origination of loans on commercial real estate primarily through various lending programs of the SBA. Southern Financial is a Preferred Lender in the Richmond District of SBA and a Certified Lender in the Washington, D.C. District of SBA. In addition, Southern Financial makes conventional and government fixed and adjustable rate real estate loans to enable borrowers to purchase or refinance one-to-four-family, owner-occupied residential properties. Southern Financial also makes owner-occupied residential construction loans secured by first liens on the properties to which they relate. At December 31, 1998, approximately 80% of Southern Financial's total loan portfolio, or $107.3 million, consisted of loans secured by real estate. Southern Financial also makes commercial business and secured and unsecured consumer loans.

Commercial Real Estate Lending

         SBA Lending. Approximately 68% ($44.2 million) of Southern Financial's nonresidential real estate lending is done in conjunction with the SBA 7(a) and 504 loan programs. The SBA 7(a) and 504 loan programs are economic development programs of the SBA. The SBA in cooperation with banks and other lending institutions, finances the expansion of small businesses. As noted above, Southern Financial is a Preferred Lender in the Richmond District of SBA and a Certified Lender in the Washington, D. C. District of SBA.

         SBA 7(a) loans may be used for the purchase of real estate, construction, renovation or leasehold improvements, as well as machinery, equipment, furniture, fixtures, inventory, and in some instances, working capital and debt refinance. Start-up businesses are eligible. The SBA guarantees up to 80% of the loan balance under the 7(a) program. At December 31, 1998, Southern Financial had $3.4 million in SBA 7(a) real estate loans, which represents 5.2% of total nonresidential mortgage loans receivable.

         The 504 loan program is used to finance long-term fixed assets, primarily real estate and large/heavy equipment. The 504 loan program is an economic development program designed to create new jobs or retain existing jobs. The credit structure of the 504 loan program gives borrowers access to 90% financing of the project. Fifty percent is provided by the financial institution (in the form of a first lien position) and 40% is provided by the certified development company (the 504 representative) with a second lien position. The borrower provides the remaining 10% of the funds required for the project. Of Southern Financial's $64.9 million in non-residential mortgages, 62.8% ($40.8 million) are 504 loans. During the year ended December 31, 1998, Southern Financial originated $12 million in loans under the 504 loan program.

         Commercial Permanent Lending. Southern Financial offers an extensive array of commercial real estate loans. These loans are serving both the investor and owner occupied facility market. At December 31, 1998, approximately 32% ($20.7 million) of Southern Financial's non-residential mortgages are investor and owner-occupied real estate loans. These loans are secured by real estate with collateral loan-to-values averaging less than 70%.

         Commercial Construction Lending. Southern Financial is involved in financing the construction phase of small business projects prior to the project being approved by the SBA. To a lesser extent, Southern Financial also provides commercial construction financing for projects outside of the SBA


                                     III-2
programs. At December 31, 1998, approximately 8% of Southern Financial's loan portfolio consisted of nonresidential construction loans.

Commercial Business Lending

         In general, commercial business loans involve somewhat more credit risk than do residential mortgage loans and real estate backed commercial loans and, therefore, usually yield a higher return to Southern Financial. The increased credit risk for commercial business loans is due to the type of collateral securing these loans. The increased risk also derives from the expectation that commercial loans generally will be serviced principally from the business operations conducted, and such operations may not be successful and, hence, may lead to default on the loan. Historical trends have shown these types of loans to have higher delinquencies than mortgage loans. Therefore, Southern Financial utilizes the SBA 7(a) loan program to reduce the inherent risk associated with this type of lending. At December 31, 1998, Southern Financial had $24.8 million in commercial business loans, which represent 18% of Southern Financial's total loans receivable. Of $24.8 million in non-mortgage business loans, 70% ($17.3 million) are SBA 7(a) loans backed by a guaranty of 75% or 80%. During the year ended December 31, 1998, Southern Financial originated and closed $11.9 million in loans under the SBA 7(a) loan program and sold $8 million on the secondary market.

Residential Lending

         Southern Financial makes fixed and adjustable rate, first mortgage loans with terms up to 30 years. It offers second mortgages in conjunction with its own first mortgages or those of other lenders. Southern Financial makes construction loans and permanent loans on individual single family residences and on other residential properties. Construction loans generally have interest rates of prime plus one to two percent and fees of one to three points, loan-to-value ratios of 80% or less based on current appraisals and terms of generally nine months or less. In the case of conventional loans, Southern Financial typically lends up to 80% of the appraised value of single-family residences. Southern Financial requires private mortgage insurance for loans exceeding 80% of the appraised value.

         Residential mortgage loans are secured by single-family homes. At December 31, 1998, loans secured by residential property, both permanent and construction, totaled $31.2 million, which represented approximately 23% of total loans receivable. Approximately 19% of the total loans receivable consisted of loans secured by permanent mortgages on one-to-four family residential property.

Consumer Lending

         Southern Financial offers various types of secured and unsecured consumer loans. These loans are offered as a convenience to its customer base since these products are not the focus of Southern Financial's lending activities. At December 31, 1998, Southern Financial had $2.4 million in consumer loans which represents 2% of the total loans receivable.

Income from Lending Activities

         Interest on loans, gains on sale of loans, and loan fees and service charges amounted to approximately 64% of Southern Financial's total revenue for the year ended December 31, 1998. Income from loan origination fees and other fees are sources of income which vary with the volume and type of loans and commitments made and with competitive and economic conditions.


                                     III-3

Loan Portfolio Composition

         The following table sets forth the composition of Southern Financial's loan portfolio at the dates indicated:

                                                                    At March 31,
                                                        1999                            1998
                                                 Amount      Percent           Amount       Percent
                                              -------------------------      ---------------------------
                                                               (amounts in thousands)
                  Mortgage:
                     Residential                $ 26,277          19%         $ 29,602           23%
                     Nonresidential               67,764          49%           57,640           44%
                   Construction:
                     Residential                   5,733           4%            5,438            4%
                     Nonresidential               13,613          10%           14,122           11%
                                              -------------  -------------   ------------   ------------
                      Total Mortgage             113,387          81%          106,802           81%
                                              -------------  -------------   ------------   ------------

                   Nonmortgage:
                     Business                     23,611          17%           21,769           17%
                     Consumer                      2,401           2%            2,407            2%
                                              -------------  -------------   ------------   ------------
                       Total Nonmortgage          26,012          19%           24,176           19%
                                              -------------  -------------   ------------   ------------

                   Gross Loans                   139,399         100%          130,978          100%

                   Less:
                      Deferred Fees                  899                           632
                      Allowance for Loan Losses    2,147                         2,151
                                              -------------                  ------------

                   Total Loans Receivable, Net  $136,353                      $128,195
                                              =============                  ============


                                     III-4

                                                                At December 31,                                     At June 30,
                                    1998                    1997                 1996                1995              1995
                              Amount    Percent      Amount     Percent   Amount     Percent    Amount   Percent  Amount   Percent
                            ------------------------------------------------------------------------------------------------------
                                                                   (amounts in thousands)
Mortgage:
  Residential                  $26,046       19%     $30,421      24%     $35,033       32%    $37,583      35%   $40,123     43%
  Nonresidential                64,890       48%      57,160      43%      46,549       42%     36,742      35%    29,216     31%
Construction:
   Residential                   5,185        4%       6,534       5%       5,616        5%      8,516       8%     8,460      9%
   Nonresidential               11,214        8%      13,161      10%       7,510        7%     11,029      10%     5,941      6%
                            ----------- ---------  ---------- --------  ---------- ---------  ---------  -------  -------- -------
     Total Mortgage            107,335       80%     107,276      82%      94,708       86%     93,870      88%    83,740     89%
                            ----------- ---------  ---------- --------  ---------- ---------  ---------  -------  -------- -------

Nonmortgage:
  Business                      24,773       18%      21,253      16%      12,198       11%      9,265       9%     7,601      9%
  Consumer                       2,425        2%       3,093       2%       3,294       3%       2,761       3%     2,238      2%
                            ----------- ---------  ---------- --------  ---------- ---------  ---------  -------  -------- -------
     Total Nonmortgage          27,198       20%      24,346      18%      15,492       14%     12,026      12%     9,839     11%
                            ----------- ---------  ---------- --------  ---------- ---------  ---------  -------  -------- -------

Gross Loans                    134,533      100%     131,622     100%     110,200      100%    105,896     100%    93,579    100%

Less:
  Deferred Fees                    837                   627                  412                  455                442
  Allowance for Loan Losses      2,051                 2,037                1,501                1,190              1,057
                            -----------            ----------           ----------            ---------           --------

Total Loans Receivable, Net   $131,645              $128,958             $108,287             $104,251            $92,080
                            ===========            ==========           ==========            =========           ========


         The following table sets forth the scheduled maturity of selected loans as of March 31, 1999:

                                                   Over 1 Year
                                                 Through 5 Years                   Over 5 years
                           One Year          Fixed           Floating         Fixed           Floating
                           or Less            Rate             Rate            Rate             Rate            Total
                         -------------    -------------    -------------   -------------    -------------    -------------

                                                              (amounts in thousands)
Construction:
   Residential              $   5,733         $      -         $      -         $     -         $      -        $   5,733
   Nonresidential              13,613                -                -               -                -           13,613
Business                       12,811            2,498            2,791             959            4,552           23,611
                         -------------    -------------    -------------   -------------    -------------    -------------

       Total                $  32,157         $  2,498         $  2,791         $   959         $  4,552        $  42,957
                         =============    =============    =============   =============    =============    =============

Loan Underwriting Policies

         Because future loan losses are so closely intertwined with its associated underwriting policy, Southern Financial has instituted what it believes is a stringent loan underwriting policy. Its underwriting guidelines are tailored for particular credit types, including lines of credit, revolving credit facilities, demand loans, term loans, equipment loans, real estate loans, SBA loans, stand-by letters of credit and unsecured loans.


                                     III-5

         More specifically, it is Southern Financial's policy to encourage all loan applicants for sound and lawful purposes, regardless of race, religion or creed. Extensions of credit will be made if the criteria of creditworthiness, likelihood of repayment and proximity to market areas served indicate that such extensions of credit will provide acceptable profitability to Southern Financial.

         Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. All property valuations are performed by independent outside appraisers who are reviewed by the Vice President of Real Estate Lending who reports his findings annually to Southern Financial's board of directors.

         It is Southern Financial's policy to retain a mortgage creating a valid lien on real estate and to obtain a title insurance policy that insures the property is free of encumbrances. Also required from the borrower is hazard insurance, and flood insurance is required if the property is in a flood plain as designated by the Department of Housing and Urban Development. Most borrowers are also required to advance funds on a monthly basis from which Southern Financial makes disbursements for items such as real estate taxes, private mortgage insurance (required when the loan to value ratio exceeds 80%) and hazard insurance.

         The aggregate amount of loans that Southern Financial may make to one borrower is limited to 15% of Southern Financial's unimpaired capital and surplus. The maximum amount of loans that Southern Financial could have made to one borrower as of December 31, 1998 was approximately $3.1 million based on 15% of its unimpaired capital and surplus. As of December 31, 1998, the largest aggregate amount of such loans by Southern Financial to any one borrower was $3.1 million.

         All commercial loans must be approved by the Chief Executive Officer and one other authorized officer prior to disbursement of funds. In cases where the loan amount exceeds $250,000 as to real estate or $150,000 on other loans, the commercial loan must be approved by the Credit Committee and further reported to the full board of directors. The information regarding the loan and its borrower must include financial statements. Supporting financial data must be verified by bank references, trade credit checks and similar procedures. In addition, commercial loan files are generally reviewed on an annual basis to ensure both the quality and timeliness of the information contained.

         Interest rates charged by Southern Financial are affected primarily by competitive market factors. These factors include general economic conditions, monetary policies of the Federal Reserve Bank, legislative tax policies and government budgetary matters.

         The Credit Committee, which consists of two outside members of the board of directors and the Chief Executive Officer, is responsible for the qualitative review of the loan portfolio, for approving all loans exceeding lending officers' authorities ($250,000 on real estate loans and $150,000 on other loans) and for assuring compliance with all of the board's policies and procedures as well as all applicable state and federal laws, rules and regulations. All loans approved by the Credit Committee are reported to the full board of directors at its next regularly scheduled meeting.

         Individual lending authorities are determined by the Chief Executive Officer based on the individual's technical ability and must be agreed to by the Credit Committee. All authorities are reviewed at least annually by the full board of directors.


                                     III-6

         When a borrower fails to make a required payment, Southern Financial attempts to cause the deficiency to be cured by contacting the borrower. After 17 days, a reminder notice is sent indicating that a late charge has been levied. After 30 days delinquency, the borrower is contacted by phone and responses are documented. After 90 days, if the loan has not been brought current or an acceptable arrangement is not worked out with the borrower, Southern Financial will institute measures to remedy the default, including commencing foreclosure action with respect to mortgage loans and repossessions of collateral in the case of consumer loans.

         If foreclosure is effected, the property is sold at a public auction in which Southern Financial may participate as a bidder. If Southern Financial is the successful bidder, the acquired real estate property is then included in its real estate owned account until it is sold. Such assets are carried at the lower of cost or fair value net of estimated selling costs. To the extent there is a decline in value, that amount is charged to operating expense.

Past Due Loans and Nonperforming Assets

         The following table sets forth information regarding past due loans and nonperforming assets as of the periods indicated:

                               At March 31,                  At December 31,                   At June 30,
                            1999         1998         1998         1997        1996         1995         1995
                         ------------ ------------ -----------  ----------- ------------ -----------  -----------
                                                          (amounts in thousands)
Accruing Loans 90 Days
  or More Delinquent
  Residential               $      -     $    107     $      -    $      -     $      -     $   878      $   607
  Nonresidential                  82        2,500            -           -           28           -          196
  Business                       207          115          225           1            -           -            -
  Consumer                         6            -           11           -            -           3            2
                         ------------ ------------ ------------ ----------- ------------ -----------  -----------

     Total                       295        2,722          236           1           28         881          805
                         ============ ============ ============ =========== ============ ===========  ===========

Nonperforming Loans
  Residential                      -          492          291         443          321         541            -
  Nonresidential               1,019        1,000        1,033       1,002        1,257           -            -
  Business                       500            -          659           -           49           -           39
  Consumer                         -            -            -           -            7          50           15
                         ------------ ------------ ------------ ----------- ------------ -----------  -----------

     Subtotal                  1,519        1,492        1,983       1,445        1,634         591           54
                         ------------ ------------ ------------ ----------- ------------ -----------  -----------
Real Estate Owned
  Residential                     72          166           72         176          340         357          387
                         ------------ ------------ ------------ ----------- ------------ -----------  -----------

Total Nonperforming Assets  $  1,591     $  1,658     $  2,055    $  1,621     $  1,974     $   948      $   441
                         ============ ============ ===========  =========== ============ =========== ============
Nonperforming Assets
  To Total Assets              0.59%        0.71%        0.91%       0.72%        1.03%       0.58%        0.28%
                         ============ ============ ============ =========== ============ ===========  ===========


                                     III-7

         Southern Financial's loss and delinquency experience on its residential real estate loan portfolio has been limited by a number of factors, including its underwriting standards. Whether Southern Financial's loss and delinquency experience will increase significantly depends upon the value of the real estate securing its loans, economic factors such as an increase in unemployment as well as the overall economy of the region. As a result of economic conditions and other factors beyond its control, Southern Financial's future loss and delinquency experience cannot be accurately predicted. However, management has provided an allowance for loan losses which it believes will be adequate to absorb future losses.

         At December 31, 1998, loans totaling $1.7 million were classified as potential problem loans that are not reported in the table above. The loans are subject to management attention and their classification is reviewed on a quarterly basis. At December 31, 1998, all of the potential problem loans were adequately secured in the opinion of management.

Allowance for Loan Losses

         Management evaluates the adequacy of the allowance at least quarterly. As a result of that process, loans are categorized as to doubtful, substandard and/or special mention. Each quarter the board of directors considers a review of the loans in Southern Financial's portfolio, conducts an evaluation of the credit quality and reviews the adequacy of the loan loss provision, recommending changes as may from time to time be required. In establishing the appropriate classification for specific assets, management takes into account, among other factors, the estimated value of the underlying collateral, the borrower's ability to repay, the borrower's payment history and the current delinquent status. The remaining loan portfolio is evaluated for potential loss exposure by examining the growth and composition of the portfolio, previous loss experience, current delinquency levels, industry concentration and the general economic condition.

         The allowance for loan losses represents management's estimate of an amount adequate to provide for potential losses inherent in the loan portfolio in the normal course of business. However, there are additional risks of future losses that cannot be quantified precisely or attributed to particular loans or classes of loans. Because those risks include general economic trends as well as conditions affecting individual borrowers, management's judgement of the allowance necessary is approximate. Southern Financial has also contracted with an outside, independent company to perform a detailed loan review, including an assessment of the adequacy of the allowance for loan losses. The allowance is also subject to regulatory examinations and determination as to the adequacy of the allowance in comparison to peer institutions identified by the regulatory agencies.


                                     III-8

         The following table summarizes activity in Southern Financial's allowance for loan losses during the periods indicated.

                                                                                                        Six Months
                                      Three Months Ended                    Year Ended                     Ended      Year Ended
                                           March 31,                        December 31,                 December 31,   June 30,
                                      1999          1998          1998         1997           1996          1995          1995
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------
                                                                                               (amounts in thousands)
Allowance at Beginning of Period   $   2,051     $   2,037     $   2,037     $   1,501     $   1,190     $   1,057     $   1,008
Provision for Losses                     275           225           975           880           695           150            60
Charge-offs:
    Residential                           --          (111)         (221)          (65)           (8)           --            --
    Nonresidential                       (50)           --          (261)         (200)         (300)           --            --
    Business                            (319)           --          (492)          (77)          (38)          (16)           --
    Consumer                             (12)           --            (3)          (27)          (43)           (1)          (11)
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------

        Total Charge-offs               (381)         (111)         (977)         (369)         (389)          (17)          (11)
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------

Recoveries:
    Residential                            1            --            --            12            --            --            --
    Nonresidential                       200            --            --            --            --            --            --
    Business                               1            --            13             6             3            --            --
    Consumer                              --            --             3             7             2            --            --
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------

        Total Recoveries                 202            --            16            25             5            --            --
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------

           Net Charge-offs              (179)         (111)         (961)         (344)         (384)          (17)          (11)
                                   ---------     ---------     ---------     ---------     ---------     ---------     ---------

Allowance at End of Period         $   2,147     $   2,151     $   2,051     $   2,037     $   1,501     $   1,190     $   1,057
                                   =========     =========     =========     =========     =========     =========     =========

Loans at End of Period             $ 138,500     $ 130,346     $ 133,696     $ 130,995     $ 109,788     $ 105,441     $  93,137

Ratio of Allowance to Loans             1.55%         1.65%         1.53%         1.56%         1.37%         1.13%         1.13%

         The following table summarizes the composition of the Allowance for Loan Losses.

                                                                      At March 31,
                                                       1999                                  1998
                                            Amount             Percent            Amount             Percent
                                        ---------------    ----------------   ----------------    ---------------
                                                                 (amounts in thousands)
Mortgage:
   Residential                             $    28              1.30%              $   172            7.99%
   Nonresidential                              903             42.04%                1,244           57.78%
   Construction:
     Residential                                23              1.09%                   22            1.04%
     Nonresidential                             56              2.60%                   47            2.20%
Nonmortgage:
   Business                                    707             32.95%                  436           20.28%
   Consumer                                     37              1.72%                   41            1.92%
Unallocated                                    393             18.30%                  189            8.79%
                                        ---------------    ----------------   ----------------    ---------------

Allowance for Loan Losses                 $  2,147            100.00%             $  2,151          100.00%
                                        ===============    ================   ================    ===============


                                     III-9

                                                       At December 31,                                   At June 30,
                                  1998               1997             1996              1995                1995
                            Amount    Percent   Amount   Percent Amount   Percent  Amount   Percent    Amount   Percent
                          ----------------------------------------------------------------------------------------------
                                                            (amounts in thousands)
Mortgage:
  Residential               $   68        3%   $  140        7%   $  152       10%   $  413       35%   $   79        7%
  Nonresidential               751       37%    1,162       57%      708       47%      249       21%      188       18%
  Construction:
    Residential                 21        1%       27        1%       23        2%      123       10%      254       24%
    Nonresidential              46        2%       43        2%      131        9%      133       11%      227       21%
Nonmortgage:
  Business                     687       33%      438       22%      382       25%      219       18%      262       25%
  Consumer                      38        2%       41        2%      105        7%       53        4%       47        4%
Unallocated                    440       21%      186        9%       --       --%       --       --%       --       --%
                            ------   ------    ------   ------    ------   ------    ------   ------    ------   ------

Allowance for Loan Losses   $2,051      100%   $2,037      100%   $1,501      100%   $1,190      100%   $1,057      100%
                            ======   ======    ======   ======    ======   ======    ======   ======    ======   ======

         Southern Financial has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within each of the above categories of loans. These figures are based on gross loans. The allocation of the allowances as shown in the table above should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories since the total allowance is a general allowance applicable to the entire portfolio.



                                     III-10

Investment Activities

         The following table sets forth the investment portfolio as of the periods indicated:

                                                             March 31,                                 December 31,
                                                      1999             1998              1998             1997            1996
                                                 --------------   --------------   ---------------   --------------   --------------

                                                                               (amounts in thousands)

Available-for-sale securities:
 (at estimated fair value)
    FHLMC preferred stock                          $       -        $   3,859        $    3,808        $   3,866        $  4,310
    FHLMC MBS                                          9,739            3,053            11,996                -               -
    GNMA MBS                                           3,373            9,097             3,826                -               -
    FNMA MBS                                          25,807            1,738            29,671              782             903
    Collateralized mortgage obligations               19,346                -             1,527                -               -
    Commercial MBS                                    20,116                -            18,044                -               -
    Obligations of counties and municipalities         3,331                -             3,234                -               -
    Corporate obligations                                969                -               989                -               -
    U.S. Government agency obligations                   995                -               949                -               -
                                                 --------------   --------------   ---------------   --------------   --------------

                                                   $  83,676        $  17,747        $   74,044        $   4,648        $  5,213
                                                 ==============   ==============   ===============   ==============   ==============

Held-to-maturity securities:
 (at amortized cost)
    FHLMC MBS                                      $   3,663        $   5,587        $    4,091        $   6,078        $  7,300
    GNMA MBS                                          21,798           39,233            24,305           42,471          27,388
    FNMA MBS                                           6,200           25,230             6,780           27,075          21,982
    Collateralized mortgage obligations                   83            3,235             1,015            4,203           6,547
    Obligations of counties and municipalities         1,959                -             1,960                -               -
    U.S. Government agency obligations                     -              654                 -              642           2,000
                                                 -------------   ---------------  ----------------   --------------   --------------

                                                   $  33,703        $  73,939        $   38,151        $  80,469        $ 65,217
                                                 =============   ===============  ================   ==============   ==============

Source of Funds

Deposits

         Deposit accounts have been the primary source of funds for use in lending, making other investments, and for other general business purposes. In addition to deposits, Southern Financial obtains funds from loan repayments, maturing investments, loan sales, cash flows generated from operations and Federal Home Loan Bank advances. Borrowings may be used as an alternative source of lower costing funds or to fund the origination of certain assets.


                                     III-11

         The following tables show the average balances and rates (presented on a monthly average basis) for Southern Financial's deposits for the periods indicated:

      (amounts in thousands)                       March 31, 1999
                                   ---------------------------------------------
                                       Average                     Average
                                       Balance                       Rate
                                   -----------------           -----------------
Demand                                  $ 21,280                      0.00%
Interest checking                         19,201                      0.89%
Money market and savings                  28,483                      2.75%
Certificates of deposit                  167,215                      5.34%
                                   -----------------

  Total                                 $236,180
                                   =================


Weighted average rate                                                 4.18%
                                                               =================

                                                                     Year Ended December 31,
            (amounts in thousands)             1998                            1997                          1996
                                   ----------------------------   ----------------------------   ----------------------------
                                       Average        Average        Average          Average       Average          Average
                                       Balance          Rate         Balance           Rate         Balance           Rate
                                   -------------   ------------   -------------   ------------   -------------   ------------
Demand                                $  16,315         0.00%        $   9,878          0.00%     $    6,658          0.00%
Interest checking                        17,479         1.22%           15,720          1.18%         14,755          1.44%
Money market and savings                 25,369         3.05%           22,834          3.33%         21,066          3.37%
Certificates of deposit                 155,208         5.76%          135,863          5.71%        115,672          5.63%
                                   -------------                  -------------                  ------------

  Total                               $ 214,370                     $  184,296                    $  158,151
                                   =============                  =============                  ============

Weighted average rate                                   4.63%                           4.73%                         4.70%
                                                   ============                   ============                   ============

         The following table sets forth by time remaining until maturity Southern Financial's certificates of deposit of $100,000 or more at March 31, 1999:

                                                 Time Deposits of
Maturity Period                                  $100,000 or More
------------------------------------------    -----------------------

                                              (amounts in thousands)

Three months or less                               $       34,743
Over three months through twelve months                    21,865
Over twelve months                                          4,187
                                              -----------------------

Total                                              $       60,795
                                              =======================



                                     III-12

Borrowings

         Borrowings consist of short-term advances from the Federal Home Loan Bank of Atlanta. The following table sets forth information regarding Southern Financial's borrowings for the periods indicated:

                                         Three Months Ended                    Year Ended
                                              March 31,                       December 31,
                                         1999          1998          1998         1997         1996
                                      ----------    ----------    ----------   ----------   ----------

Ending Balance                        $   3,000      $     -        $ 3,500      $ 4,000     $ 8,500
Average Balance for the Period            8,383        2,832          4,907        5,979       6,077
Maximum Month-end Balance
   During the Period                      4,500        5,000         13,500        8,500      12,000
Average Interest Rate for the Period      4.91%        5.58%          5.50%        5.59%       5.63%
Weighted Average Interest Rate at
   the End of the Period                  5.75%            -          5.15%        5.95%       6.57%

Competition

         Southern Financial experiences substantial competition in attracting and retaining savings deposits and in lending funds. The primary factors in competing for savings deposits are convenient office locations and rates offered. Direct competition for savings deposits comes from other commercial banks and thrift institutions. Additional significant competition for savings deposits comes from money market mutual funds and corporate and government securities which may yield more attractive interest rates than insured depository institutions are willing to pay. The primary factors in competing for loans are interest rate and loan origination fees and the range of services offered. Competition for origination of real estate loans normally comes from other commercial banks, thrift institutions, mortgage bankers, mortgage brokers and insurance companies.

Employees

         At December 31, 1998, Southern Financial employed 79 full-time equivalent persons. Management considers its relations with its employees to be good. The employees are not covered by a collective bargaining agreement.

The Year 2000

         Until recently, many companies had operating computer applications which used only two digits to identify a year in the date field. These applications were designed and developed without considering the potential impact of the rapidly approaching millennium. If these fields were not corrected computer applications could fail or create a magnitude of erroneous results in the Year 2000. Therefore, in order to effectively address the Year 2000 concerns, Southern Financial's board of directors approved a plan to mitigate the risks associated with the Year 2000.

         This plan, which is managed as outlined by the Federal Financial Institutions Examination Council ("FFIEC") addresses the essential five phases:
Awareness, Assessment, Renovation, Validation and Implementation.


                                     III-13

         The Awareness and Assessment phases of the plan were completed in 1998. Southern Financial has ensured that customers received statement stuffers and newsletters apprising them of the status of the plan. Year 2000 status updates have been incorporated into Southern Financial's web site, www.southernfinancialbank.com, and are regularly updated. Southern Financial contacted its material business partners to determine their state of readiness and the potential impact on Southern Financial by sending letters to them requesting updates on their own year 2000 initiatives. Through these endeavors, systems were upgraded and tested to ensure meeting Year 2000 readiness. Those systems that did not meet Year 2000 requirements have been replaced.

         The phases of the plan that include Renovation, Validation and Implementation were completed by December 31, 1998. Southern Financial completed upgrading and/or replacements of its branch operating computer systems ahead of schedule. The upgrades and/or replacements of the computers were necessitated by the requirement to perform end-to-end testing with Intrieve, Inc. ("Intrieve"), Southern Financial's data processing system provider, on November 8, 1998. All Intrieve-related systems passed the Year 2000 performance test. Additionally, the EFT operating systems have been tested to confirm the capability to receive and send account information. EFT systems include the ATM Network and Direct Teller System. Through a partnership with Intrieve, OnLine Resources Corporation, ("ORCC"), based in McLean, Virginia, manages Southern OnLine, the bank's remote banking service, with all transactions flowing through the EFT system. ORCC received Year 2000 certification in February 1999. Testing between Intrieve and ORCC will be scheduled for the second quarter of 1999. Since Intrieve is responsible for the major portion of the plan, continued focus will be directed throughout 1999. Intrieve is actively addressing all issues associated with this time critical issue. Intrieve has completed the upgrades for its mission critical system for Year 2000 readiness. Additionally, throughout 1999, Intrieve will continue to test and further develop their systems.

         Southern Financial, as well as Intrieve, is focusing on the completion of its Year 2000 contingency plan, which is due for completion June 30, 1999. This critical phase of the contingency plan provides the details concerning how Southern Financial will operate in the event there are system failures and power failures. Southern Financial's contingency plan will outline how the branches and the corporate office will function if circumstances are presented which affect the normal course of business. On the other hand, while unlikely, it is acknowledged that Southern Financial's failure to successfully implement its Year 2000 plan or to adequately assess the likelihood of events relating to the Year 2000 issue, could have a material adverse impact on operations. Therefore, based on the severity of the situation, Intrieve could readily implement their disaster recovery systems to permit continuing to provide data processing services. Additionally, Intrieve has implemented two additional services, the first being a special trial balance run on December 25, 1999. This information will prove to be critical if system communications are affected on the first day of business in Year 2000. Secondly, Intrieve will provide a communications connectivity test opportunity on January 1, 2000 from 11:00 a.m. to 1:00 p.m. EST. The purpose of this test is to verify transmission functionality before opening the doors for business on January 3, 2000. All branches will participate in this critical test as a means of preventative action.

         The total costs associated with becoming Year 2000 compliant are expected to be less than $100 thousand and are not expected to have a material impact on the results of operations. As of December 31, 1998, Southern Financial had incurred approximately $50 thousand of costs to become Year 2000 compliant. Intrieve has made substantial investments in software and hardware to become Year 2000 compliant. Costs related to these investments have not been passed on to Southern Financial.

         The costs of the project and the date on which Southern Financial plans to complete the contingency plan are based on management's best estimates. There can be no assurance that these estimates will be achieved and actual results could differ from those plans.


                                     III-14

Offices and Other Material Properties

         At March 31, 1999, Southern Financial conducted its business from its main office in Warrenton, Virginia and 12 branch offices. The following table sets forth certain information with respect to the offices of Southern Financial as of March 31, 1999:

         =================================================================================================
                                                 Owned or         Lease Expiration       Date Facility
                  Office Location                 Leased                Date                Opened
         =================================================================================================
           Home Office:

           37 E. Main Street                      Leased              September            February
           Warrenton, VA                                                2003                 1989

           Branch Offices:

           362 Elden Street                       Leased                June                 April
           Herndon, VA                                                  2000                 1986

           101 W. Washington Street               Leased                June               November
           Middleburg, VA                                               2002                 1987

           33 W. Piccadilly Street                 Owned                 N/A               November
           Winchester, VA                                                                    1990

           526 E. Market Street                   Leased                June                 March
           Leesburg, VA                                                 2002                 1992

           4021 University Drive                   Owned                 N/A                 July
           Fairfax, VA                                                                       1997

           322 Lee Highway                        Leased               August               August
           Warrenton, VA                                                2001                 1994

           2545 Q-18 Centreville Road             Leased              September              April
           Herndon, VA                                                  2001                 1995

           13542 Minnieville Road                 Leased              December               April
           Woodbridge, VA                                               2003                 1995

           1095 Millwood Pike                      Owned                 N/A                 July
           Winchester, VA                                                                    1996

           46910 Community Plaza                  Leased                 May                 April
           Sterling, VA                                                 2008                 1998

           2062 Plank Road                        Leased              September             January
           Fredericksburg, VA                                           2016                 1999

           10175 Hastings Drive                   Leased              September              March
           Manassas, VA                                                 2004                 1999

         =================================================================================================


                                     III-15

Legal Proceedings

         Southern Financial is not a party to, nor is any of their property the subject of, any material pending legal proceedings incidental to its business other than those arising in the ordinary course of business. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material adverse effect on the consolidated financial position or results of operations of Southern Financial.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Overview

         Southern Financial's net income was $698 thousand for the three months ended March 31, 1999, compared to $630 thousand for the three months ended March 31, 1998, an increase of $68 thousand, or 10.7%. Diluted earnings per share were $0.41 and $0.37 for the three months ended March 31, 1999 and 1998, respectively. The weighted average number of diluted shares of common stock outstanding were 1,685,143 and 1,709,010 for the same periods in 1999 and 1998, respectively.

         Net income for the year ended December 31, 1998, was a record $2.7 million ($1.55 diluted earnings per share), an increase of 21% over earnings of $2.2 million ($1.33 diluted earnings per share) for the year ended December 31, 1997. Total assets increased 14% to $258.8 million at December 31, 1998, from $226.6 million at December 31, 1997. Total loans outstanding and loans held for sale increased to $132.2 million from $130.4 million at December 31, 1997. Investment securities rose from $85.2 million at December 31, 1997, to $112.6 million at December 31, 1998, an increase of 32%. Deposits increased 15%, rising to $231.9 million at December 31, 1998, from $202.2 million at December 31, 1997. Since December 31, 1997, the number of deposit accounts has increased from 22,319 to 23,382, or 5%.

         Balance sheet. Total assets of Southern Financial at March 31, 1999 were $269.7 million, an increase of $10.9 million, or 4.2%, from total assets of $258.8 million at December 31, 1998. Total liabilities increased by $10.2 million, or 4.3%, to $248.1 million at March 31, 1999 from $237.9 million at December 31, 1998. The growth in total assets resulted primarily from increases of $4.8 million in investment securities and $4.7 million in loans receivable from December 31, 1998 to March 31, 1999.

         Total assets were $258.8 million at December 31, 1998, an increase of $32.2 million, or 14.2%, from $226.6 million at December 31, 1997. This growth was due to an increase in investment securities of $27.4 million, or 32.2%, to $112.6 million at December 31, 1998 from $85.2 million at December 31, 1997, and an increase in loans receivable of $2.7 million, or 2.1%, to $131.6 million at December 31, 1998 from $129 million at December 31, 1997. Total liabilities increased $29.9 million, or 14.4%, to $237.9 million at December 31, 1998 from $208.1 million at December 31, 1997.

         Loans. Total loans receivable increased by $4.7 million to $136.3 million at March 31, 1999 from $131.6 million at December 31, 1998, as new loan originations more than offset loan sales and prepayments of residential mortgage loans during the period. In this period Southern Financial sold


                                     III-16
the guaranteed portion of some of the SBA loans that it held in portfolio. These sales totaled $2.8 million. Residential mortgage loans (permanent and construction) increased $779 thousand from $31.2 million at December 31, 1998, to $32 million at March 31, 1999. Non-residential construction mortgage loans increased by $2.4 million, or 21.4%, to $13.6 million at March 31, 1999, from $11.2 million at December 31, 1998. Non-residential permanent mortgage loans increased by $2.9 million to $67.8 million at March 31, 1999, from $64.9 million at December 31, 1998. Non-mortgage business loans decreased $1.2 million to $23.6 million at March 31, 1999, from $24.8 million at December 31, 1998.

         Loans receivable, net of deferred fees and allowance for losses, were $131.6 million at December 31, 1998, an increase of $2.7 million, or 2.1%, from $128.9 million at December 31, 1997. During the year ended December 31, 1998, Southern Financial continued to emphasize loan originations connected with various lending programs of the SBA. In addition, Southern Financial sold for the first time the guaranteed portion of some of its SBA loans. These sales totaled $8.2 million. Also during 1998, new mortgage loan originations did not fully offset sales and prepayments of residential mortgage loans. As a result, the growth in the loan portfolio occurred in non-mortgage business loans, which increased by $3.5 million, and in loans secured by nonresidential property, which increased by $7.7 million, or 13.5% over 1997. Residential mortgage loans decreased from $30.4 million at December 31, 1997 to $26.0 million at December 31, 1998, a decrease of $4.4 million. The weighted average interest rate on total loans receivable decreased to 9.01% at December 31, 1998 from 9.37% at December 31, 1997.

         Investment securities. Investment securities available-for-sale increased from $74.4 million at December 31, 1998, to $83.7 million at March 31, 1999. There were purchases of $20.1 million of investment securities, all of which were designated as available-for-sale. There were repayments and amortization of $10.8 million of investment securities available-for-sale during the period. Investment securities held-to-maturity decreased by $4.4 million to $33.7 million at March 31, 1999, from $38.2 million at December 31, 1998. This decrease resulted from repayments and amortization during the period.

         The portfolio of investment securities at December 31, 1998 consisted of $38.2 million in securities classified as held-to-maturity and $74.4 million classified as available-for-sale. The portfolio of securities held-to-maturity consisted of FNMA, GNMA and FHLMC mortgage-backed securities, collateralized mortgage obligations, and obligations of counties and municipalities. The investment securities classified as available-for-sale consisted of FNMA, GNMA, and FHLMC mortgage-backed securities, collateralized mortgage obligations, commercial mortgage-backed securities, obligations of counties and municipalities, corporate debt securities, and obligations of government-sponsored agencies. Southern Financial reclassified $18.2 million of investment securities from held-to-maturity to available-for-sale on October 1, 1998, in connection with the adoption of SFAS 133.

         Liabilities. The increase in total assets was funded by an increase in customer deposits of $10.8 million, or 4.6%, to $242.7 million at March 31, 1999 from $231.9 million at December 31, 1998. The increase in assets was funded primarily by an increase in customer deposits. Deposits at December 31, 1998 were $231.9 million, an increase of $29.7 million, or 14.7%, over deposits of $202.2 million at December 31, 1997. The weighted average interest rate for all accounts decreased to 4.18% at December 31, 1998 from 4.79% at December 31, 1997. The increase in deposits reflects the April 1998 opening of a new branch in Sterling, as well as growth in Southern Financial's customer base at all branches.

         Advances from the Federal Home Loan Bank of Atlanta totaled $3.5 million at December 31, 1998, a decrease of $.5 million from $4.0 million at December 31, 1997.


                                     III-17

Results of Operations

         The operating results of Southern Financial depend primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities such as deposits and borrowings. Operating results are also affected by the level of its noninterest income, including income or loss from the sale of loans and fees and service charges on deposit accounts, and by the level of its operating expenses, including compensation, premises and equipment, deposit insurance assessments and income taxes. The following tables provide information regarding changes in interest income and interest expense, as well as the underlying components of interest-earning assets and interest-bearing liabilities.

         The following table presents, for periods indicated, average balances of and weighted average yields on interest-earning assets and average balances of and weighted average effective rates paid on interest-bearing liabilities. Calculations have been made utilizing month-end average balances for loans and investment securities and daily average balances for borrowings and deposits, and the effect of the interest rate swaps entered into during the three months ended March 31, 1999 is reflected in the average rate on deposits. Loan balances do not include non-accrual loans. See additional details regarding the interest rate swaps under the discussion of Southern Financial's quantitative and qualitative disclosures about market risk.

                                                              Three Months Ended March 31,
                                                      1999                               1998
                                          -----------------------------------------------------------------
                                             Average         Average           Average          Average
                                             Balance        Yield/Rate         Balance        Yield/Rate
                                          ------------------------------    -------------------------------

                                                                   ($ in thousands)
Interest-earning assets
   Loans receivable                         $ 135,549          9.30  %         $ 128,222           9.82  %
   Investment securities                      118,759          6.16               91,549           6.45
                                          ---------------  ----------       ---------------  ------------
      Total interest-earning assets           254,308          7.84              219,771           8.42
                                          ---------------  ----------       ---------------  ------------
Interest-bearing liabilities
   Deposits                                   236,180          4.18              205,984           4.82
   Borrowings                                   8,383          4.91                2,832           5.58
                                          ---------------  ----------       ---------------  ------------
      Total interest-bearing liabilities      244,563          4.21              208,816           4.83
                                          ---------------  ----------       ---------------  ------------
Average dollar difference
between interest-earning assets
and interest-bearing liabilities                9,745                             10,955
                                          ---------------                   ---------------
Interest rate spread                                           3.63                                3.59
                                                           ----------                        ------------
Interest margin                                                3.79                                3.83
                                                           ----------                        ------------



                                     III-18

Average Balances, Yields and Rates
(in thousands)

                                             Year ended                Year ended                 Year ended
                                            December 31                December 31               December 31
                                                1998                      1997                       1996
                                       ----------------------------------------------------------------------------
                                         Average    Average         Average    Average       Average    Average
                                         balance   yield/rate       balance   yield/rate     balance   yield/rate
                                       -------------------------------------------------   ------------------------
Interest-earning assets
   Loans receivable                       $128,602      9.61 %     $118,809      9.74 %     $ 106,254      9.70 %
   Investments                             105,072      6.06         83,900      6.48          67,910      6.35
-------------------------------------------------------------   ----------------------     ---------------------
     Total interest-earning assets         233,674      8.02        202,709      8.39         174,164      8.39
-------------------------------------------------------------   ----------------------     ---------------------
Interest-bearing liabilities
   Deposits                                214,370      4.63        184,296      4.73         158,151      4.70
   Borrowings                                4,907      5.50          5,979      5.59           6,077      5.63
-------------------------------------------------------------   ----------------------     ---------------------
     Total interest-bearing                219,277      4.65        190,275      4.76         164,228      4.73
liabilities
-------------------------------------------------------------   ----------------------     ---------------------
Average dollar difference
between interest-earning assets
and interest-bearing liabilities            14,397                   12,434                     9,936
-------------------------------------------------------------   ----------------------     ---------------------
Interest rate spread                                    3.37                     3.63                      3.66
-------------------------------------------------------------   ----------------------     ---------------------
Interest margin                                         3.66                     3.92                      3.93
-------------------------------------------------------------   ----------------------     ---------------------

         The following table presents information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to changes in volume (changes in volume multiplied by old rate) and changes in rate (changes in rate multiplied by old volume). The dollar changes in interest income and interest expense attributable to changes in rate/volume (change in rate multiplied by change in volume) have been allocated between rate and volume variances based on the percentage relationship of such variances to each other. The effect of the interest rate swaps entered into during the three months ended March 31, 1999 is reflected in interest expense on deposits.

                                                             Three Months Ended
                                                               March 31, 1999
                                                       Compared to Three Months Ended
                                                               March 31, 1998
                                           ------------------------------------------------------
                                               Volume              Rate                Total
                                           ----------------    --------------     ---------------
                                                              ($ in thousands)
       Interest income
          Loans receivable                      $  171           $   (168)         $        3
          Investment securities                    415                (67)                348
                                           ----------------    --------------     ---------------

            Total interest income                  586               (235)                351
                                           ----------------    --------------     ---------------

       Interest expense
          Deposits                                 339               (348)                 (9)
          Borrowings                                69                 (6)                 63
                                           ----------------    --------------     ---------------

            Total interest expense                 408               (354)                 54
                                           ----------------    --------------     ---------------

       Net interest income                         178                119                 297
                                           ================    ==============     ===============



                                     III-19

Rate /Volume Analysis
(in thousands)

                                    Year ended December 31, 1998               Year ended December 31, 1997
                                              compared                                    compared
                                    to year ended December 31, 1997           to year ended December 31, 1996
                               -------------------------------------------------------------------------------
                                  Volume         Rate         Total         Volume        Rate        Total
                               -------------------------------------------------------------------------------
Interest income
    Loans Receivable            $     954      $ (156)      $    798     $   1,218      $    42     $ 1,260
    Investments                     1,299        (371)           928         1,035           95       1,130
--------------------------------------------------------------------------------------------------------------
        Total interest income       2,253        (527)         1,726         2,253          137       2,390
--------------------------------------------------------------------------------------------------------------
Interest expense
    Deposits                        1,411        (186)         1,225         1,229           47       1,276
    Borrowings                        (59)         (5)           (64)           (6)          (2)         (8)
--------------------------------------------------------------------------------------------------------------
        Total interest expense      1,352        (191)         1,161         1,223           45       1,268
--------------------------------------------------------------------------------------------------------------
Net interest income                   901        (336)           565         1,030           92       1,122
--------------------------------------------------------------------------------------------------------------

                 Comparison of the Quarter Ended March 31, 1999
                      With the Quarter Ended March 31, 1998

         General. Southern Financial's net income was $698 thousand for the three months ended March 31, 1999, compared to $630 thousand for the three months ended March 31, 1998, an increase of $68 thousand, or 10.7%. Diluted earnings per share were $0.41 and $0.37 for the three months ended March 31, 1999 and 1998, respectively. The weighted average number of diluted shares of common stock outstanding were 1,685,143 and 1,709,010 for the same periods in 1999 and 1998, respectively.

         Net interest income. Net interest income before provision for loan losses for the three months ended March 31, 1999 was $2.4 million, an increase of $296 thousand, or 14.3%, from $2.1 million for the three months ended March 31, 1998. The increase resulted primarily from growth in average interest-earning assets, which was partially offset by a decrease in interest margin. Total interest-earning assets in the three months ended March 31, 1999 averaged $254.3 million as compared to $219.8 million for the same period in 1998. For the three months ended March 31, 1999, the interest rate spread was 3.63%, an increase of 4 basis points from 3.59% for the three months ended March 31, 1998. The yield on interest-earning assets for the three months ended March 31, 1999 was 7.84%, a decrease of 58 basis points from the same period last year. The cost of interest-bearing liabilities decreased by 62 basis points to 4.21% for the three months ended March 31, 1999 from 4.83% for the three months ended March 31, 1998.

        Total interest income. Total interest income increased by $351 thousand, or 7.9%, to $4.9 million for the three months ended March 31, 1999 from $4.6 million for the three months ended March 31, 1998. This increase was primarily due to an increase of $27.2 million in average investment securities to $118.8 million for the three months ended March 31, 1999 from $91.5 million for the three months ended March 31, 1998. The yield on average investment securities decreased 29 basis points from 6.45% for the quarter ended March 31, 1998, to 6.16% for the quarter ended March 31, 1999. Average loans receivable increased by $7.3 million from $128.2 million in the three months ended March 31, 1998 to $135.5 million in the three months ended March 31, 1999. The yield on average loans receivable was 9.30% for the three months ended March 31, 1999, a decrease of 52 basis points from a yield of 9.82% for the same period last year.

         Total interest expense. Total interest expense increased by $54 thousand, or 2.2%, to $2.54 million for the three months ended March 31, 1999 from $2.49 million for the three months ended March


                                     III-20

31, 1998. Customer deposits averaged $236.2 million for the three months ended March 31, 1999, up $30.2 million from $206 million for the three months ended March 31, 1998. The average effective rate paid on deposits decreased by 64 basis points to 4.18% in the 1999 period from 4.82% in the 1998 period. Average borrowings were $8.4 million for the three months ended March 31, 1999, an increase of $5.6 million from $2.8 million for the three months ended March 31, 1998. The average effective rate paid on borrowings decreased to 4.91% for the three months ended March 31 1999 from 5.58% for the same period in 1998.

         Provision for loan losses. The provision for loan losses for the three months ended March 31, 1999 was $275 thousand, as compared to $225 thousand for the three months ended March 31, 1998. The provision for loan losses is a current charge to earnings to increase the allowance for loan losses. Southern Financial has established the allowance for loan losses to absorb the inherent risk in lending after considering an evaluation of the loan portfolio, current economic conditions, changes in the nature and volume of lending and past loan experience. During the three months ended March 31, 1999, Southern Financial's volume of non-residential mortgage loans has increased, and these loans tend to carry a higher risk classification. The increase in the provision for loan losses reflects the growth in the portfolio of non-residential mortgage loans. It is the opinion of Southern Financial that the allowance for loan losses at March 31, 1999 remains adequate. Although Southern Financial believes that the allowance is adequate, there can be no assurances that additions to such allowance will not be necessary in future periods, which would adversely affect Southern Financial's results of operations. The allowance for loan losses at March 31, 1999 was $2.15 million, or 1.54% of total loans receivable, versus $2.05 million at December 31, 1998, which was 1.52% of total loans receivable.

         During the three months ended March 31, 1999 charge-offs amounted to $380 thousand compared to $111 thousand during the same period last year. These charge-offs were related to non-mortgage business loans. Recoveries amounted to $202 thousand during the three months ended March 31, 1999, most of which was related to one non-residential mortgage loan that was charged off in 1996.

         Other income. Other income for the three months ended March 31, 1999 was $686 thousand as compared to $489 thousand for the three months ended March 31, 1998, an increase of $197 thousand, or 40.2%. Gain on sale of loans increased by $135 thousand from $138 thousand during the three months ended March 31, 1998, to $273 thousand for the three months ended March 31, 1999. This increase was primarily the result of the sale of the guaranteed portion of SBA loans on which gains have been recognized. Fee income increased $59 thousand during the three months ended March 31, 1999, compared to the same period last year, primarily because of more loan-related income.

         Other expenses. Other expense increased by $380 thousand, or 26.9%, to $1.8 million for the three months ended March 31, 1999 from $1.4 million for the three months ended March 31, 1998, primarily because of expenses related to operating three new branches that have been open since April 1998. Employee compensation and benefits increased by $239 thousand, or 36.4%, reflecting normal wage increases for existing personnel and the cost of staffing the three new branches. Expenses for premises and equipment increased by $50 thousand, or 20.3%, primarily because of the new branches. Advertising expense increased by $27 thousand, or 56.6%, primarily because Southern Financial commenced its internet banking promotion.

                 Comparison of the Year Ended December 31, 1998
                      With the Year Ended December 31, 1997

         General. Southern Financial's net income for the year ended December 31, 1998 was $2.7 million, an increase of 20.5% over net income of $2.2 million for the year ended December 31, 1997. The increase in net income was primarily due to an increase in net interest income of 7.1% and an


                                     III-21
increase of 35.8% in other income. Diluted earnings per share for the year ended December 31, 1998 was $1.55 as compared to $1.33 for the year ended December 31, 1997. The weighted average number of diluted shares of common stock outstanding were 1,713,815 for the year ended December 31, 1998 and 1,657,706 for the year ended December 31, 1997.

         Net interest income. Net interest income before provision for loan losses was $8.5 million for the year ended December 31, 1998, an increase of 7.1% over $8.0 million for the year ended December 31, 1997. This increase was due to the growth in the average level of earning assets from $202.7 million to $233.7 million. The interest rate spread decreased from 3.63% to 3.37% during the year ended December 31, 1998, and the interest margin went from 3.92% to 3.66% during the same period.

         Total interest income. Total interest income was $18.7 million for the year ended December 31, 1998, an increase of 10.2% over $17.0 million for the year ended December 31, 1997. This increase resulted from growth in interest-earning assets. Average loans receivable increased by $9.8 million and average investment securities increased by $21.2 million over 1997.

         The yield on total interest-earning assets was 8.02% for the year ended December 31, 1998, which decreased from 8.39% for 1997. For the year ended December 31, 1998, the yield on average loans receivable was 9.61%, down from 9.74% for the year ended December 31, 1997, while the yield on average investment securities decreased from 6.48% during 1997 to 6.06% for the year ended December 31, 1998.

         Total interest expense. Total interest expense for the year ended December 31, 1998 was $10.2 million, an increase of 12.8% over $9.0 million for the year ended December 31, 1997. This increase was due primarily to growth in the average balance of deposits, which were $214.4 million for the year ended December 31, 1998 compared to $184.3 million for the prior year. The average effective rate paid on interest-bearing liabilities was 4.65% for the year ended December 31, 1998, a decrease of 11 basis points from 4.76% for the year ended December 31, 1997.

          Provision for loan losses. The provision for loan losses amounted to $975 thousand for the year ended December 31, 1998, an increase over the provision of $880 thousand for the year ended December 31, 1997. The provision for loan losses is a current charge to earnings to increase the allowance for loan losses. Southern Financial has established the allowance for loan losses to absorb the inherent risk in lending after considering an evaluation of the loan portfolio, current economic conditions, changes in the nature and volume of lending and past loan experience. During the year ended December 31, 1998, Southern Financial's volume of nonresidential mortgages and commercial loans increased. These loans tend to carry a higher risk classification. The increase in the provision for loan losses reflects the growth in the portfolio as well as the change in the type of loans. Southern Financial's opinion is that the allowance for loan losses at December 31, 1998 remains adequate. Although Southern Financial believes that the allowance is adequate, there can be no assurances that additions to such allowance will not be necessary in future periods, which would adversely affect Southern Financial's results of operations. The allowance for loan losses at December 31, 1998 was $2.1 million, or 1.52% of total loans receivable compared to $2.0 million, or 1.55% at December 31, 1997.

         Other income. Other income totaled $2.3 million for the year ended December 31, 1998, an increase of 35.8%, from $1.7 million for the year ended December 31, 1997. The increase was attributable to gain on sale of loans, which increased by $605 thousand to $796 thousand for the year ended December 31, 1998 from $192 thousand for the prior year. This increase was primarily the result of selling the guaranteed portion of SBA loans.


                                     III-22

         Other expenses. Other expenses for the year ended December 31, 1998 were $6.2 million, an increase of 10.3% from $5.6 million for the year ended December 31, 1997.

         Employee compensation and benefits increased 15.4% to $2.9 million for the year ended December 31, 1998 from $2.5 million for the prior year. The increase reflects the cost of staffing the new branch opened in April 1998 and normal wage increases for existing personnel.

         Expenses for premises and equipment decreased $57 thousand during the year ended December 31, 1998 compared to the prior year. This reduction of expenses is primarily the result of moving the Fairfax branch to a location owned by Southern Financial and eliminating the rent expense.

         Advertising expense decreased 13.4% to $185 thousand for the year ended December 31, 1998 from $214 thousand for the prior year as a result of a changed marketing strategy.

         Other expenses increased 28.8% to $1.1 million for the year ended December 31, 1998 from $887 thousand for the prior year, reflecting higher miscellaneous expenses.

                 Comparison of the Year Ended December 31, 1997
                      With the Year Ended December 31, 1996

         General. Southern Financial's net income for the year ended December 31, 1997 was $2.2 million, an increase of 131.2% over net income of $954 thousand for the year ended December 31, 1996. The increase in net income was primarily due to an increase in net interest income of 16.4%, a decline of 90.0% in deposit insurance assessments, and an increase of 45.7% in other income. Diluted earnings per share for the year ended December 31, 1997 were $1.33 as compared to $0.59 for the year ended December 31, 1996. The weighted average number of diluted shares of common stock outstanding were 1,657,706 for the year ended December 31, 1997 and 1,621,958 for the year ended December 31, 1996. 1996 earnings per share data have been restated to conform with SFAS 128, "Earnings per Share."

         Net interest income. Net interest income before provision for loan losses was $8.0 million for the year ended December 31, 1997, an increase of 16.4% over $6.8 million for the year ended December 31, 1996. This increase was due to the growth in the average level of earning assets from $174.2 million to $202.7 million. The interest rate spread decreased slightly from 3.66% to 3.63% during the year ended December 31, 1997, and the interest margin went from 3.93% to 3.92% during the same period.

         Total interest income. Total interest income was $17.0 million for the year ended December 31, 1997, an increase of 16.4% over $14.6 million for the year ended December 31, 1996. This increase resulted from growth in interest-earning assets, as well as a marginal improvement in mix. Average loans receivable increased by $12.6 million and average investment securities increased by $16.0 million over 1996.

         The yield on total interest-earning assets was 8.39% for the year ended December 31, 1997, which reflected no change compared to 1996. For the year ended December 31, 1997, the yield on average loans receivable was 9.74%, up from 9.70% for the year ended December 31, 1996, while the yield on average investment securities increased from 6.35% during 1996 to 6.48% for the year ended December 31, 1997. The greater increase in lower yielding investment securities than in loans caused the overall average yield to remain flat as compared to 1996.

         Total interest expense. Total interest expense for the year ended December 31, 1997 was $9.0 million, an increase of 16.3% over $7.8 million for the year ended December 31, 1996. This increase was due primarily to growth in the average balance of deposits, which were $184.3 million for the year ended



                                     III-23

December 31, 1997 compared to $158.2 million for the prior year. The average effective rate paid on interest-bearing liabilities was 4.76% for the year ended December 31, 1997, an increase of only 3 basis points from 4.73% for the year ended December 31, 1996.

          Provision for loan losses. The provision for loan losses amounted to $880 thousand for the year ended December 31, 1997, an increase over the provision of $695 thousand for the year ended December 31, 1996. During the year ended December 31, 1997, Southern Financial's volume of nonresidential mortgages and commercial loans increased. These loans tend to carry a higher risk classification. The increase in the provision for loan losses reflects the growth in the portfolio as well as the change in the type of loans. The allowance for loan losses at December 31, 1997 was $2.0 million, or 1.55% of total loans receivable compared to $1.5 million, or 1.37% at December 31, 1996.

         Other income. Other income totaled $1.7 million for the year ended December 31, 1997, an increase of 45.7%, from $1.2 million for the year ended December 31, 1996. The increase was attributable primarily to fee income, which increased by 52.3% to $1.4 million for the year ended December 31, 1997 from $950 thousand for the prior year. Fee income, consisting primarily of transaction fees on NOW accounts, increased due to increased volume in these types of deposit accounts. Gain on sale of loans decreased 8.7% to $192 thousand for the year ended December 31, 1997 from $210 thousand for the year ended December 31, 1996, reflecting lower originations of residential loans held for sale which decreased 20.0% to $8.4 million for the year ended December 31, 1997 from $10.5 million for the year ended December 31, 1996.

         Other expenses. Other expenses for the year ended December 31, 1997 were $5.6 million, a decrease of 5.5% from $5.9 million for the year ended December 31, 1996. There were increases in most expense categories, such as employee compensation and benefits, premises and equipment, and advertising during 1997, but they were more than offset by the significant decrease in deposit insurance assessments.

         Employee compensation and benefits increased 17.9% to $2.5 million for the year ended December 31, 1997 from $2.1 million for the prior year. The increase reflects the cost of staffing the new branch opened in July 1996 for a full year, as well as increased staffing levels to accommodate growth in Southern Financial's customer base and normal wage increases for existing personnel.

         Expenses for premises and equipment increased 15.6% to $1.8 million for the year ended December 31, 1997 from $1.6 million for the year ended December 31, 1996. This increase is primarily the result of operating the Millwood branch opened in June 1996 for a full year and the cost associated with relocating the Fairfax branch during 1997. Data processing costs also increased $92 thousand because of growth in the number of accounts and transaction volumes related to customer deposits.

         Deposit insurance assessments decreased from $1.1 million for the year ended December 31, 1996 to $109 thousand for the year ended December 31, 1997. The 1996 expense reflected a one-time assessment on thrifts and banks with thrift deposits to recapitalize the Savings Association Insurance Fund. Southern Financial's one-time assessment was $830 thousand.

         Advertising expense increased 49.9% to $214 thousand for the year ended December 31, 1997 from $143 thousand for the prior year because of an increased reliance on advertising to expand Southern Financial's customer base.

         Other expenses remained relatively constant during the year ended December 31, 1997 compared to the prior year.


                                     III-24

Asset/Liability Management

         Southern Financial, like most other banks, is engaged primarily in the business of investing funds obtained from deposits and borrowings into interest-bearing loans and investments. Consequently, Southern Financial's earnings depend to a significant extent on its net interest income, which is the difference between (i) the interest income on loans and investments and (ii) the interest expense on deposits and borrowing. Southern Financial, to the extent that its interest-bearing liabilities do not reprice or mature at the same time as its interest-bearing assets, is subject to interest rate risk and corresponding fluctuations in its net interest income. Asset/liability management policies have been employed in an effort to manage Southern Financial's interest-earning assets and interest-bearing liabilities, thereby controlling the volatility of net interest income, without having to incur unacceptable levels of credit risk.

         With respect to the residential mortgage loan portfolio, it is Southern Financial's policy to keep in portfolio those mortgage loans which have an adjustable interest rate and to sell most fixed rate mortgage loans originated into the secondary market. In addition, commercial loans generally have rates that are tied to the prime rate, the one-year CMT rate, or the three-year CMT rate. Both of these policies help control Southern Financial's exposure to rising interest rates.

         In late 1998, the Asset/Liability Management Committee elected to purchase and hold for sale fixed rate investment securities since the yield spread between fixed rate and adjustable rate securities substantially favored the former and the risk of substantial rises in interest rates was acceptably low. At year end, Southern Financial held approximately $11.6 million in 15-year fixed rate residential mortgage-backed securities, $18.2 million in fixed rate commercial mortgage-backed securities, $4.2 million in fixed rate municipal and corporate bonds, $1.5 million in fixed rate collaterized mortgage obligations, and $3.9 million in FHLMC preferred stock.

         During the first quarter of 1999, Southern Financial entered into four swap agreements, each for a notional amount of $5 million, in which Southern Financial agreed to pay a rate fixed for the period of the swap and receive 3 month LIBOR for the period of the swap. In addition, in the months of January and February 1999 Southern Financial purchased $20 million of residential and commercial CMO's. A sustained shift in interest rates could have an impact on the market value of these securities. A rise in interest rates would decrease their market value, and a decline in interest rates would increase their market value.

         As a result of entering into the swap agreements and purchasing the CMO's, Southern Financial's interest sensitivity as reported in its Form 10K for the year ended December 31, 1998 has changed. Southern Financial's interest rate sensitivity is primarily monitored by management through the use of a model which generates estimates of the change in Southern Financial's market value of portfolio equity ("MVPE") over a range of interest rate scenarios. Such analysis was prepared by a third party for Southern Financial. MVPE is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts using standard industry assumptions about estimated loan prepayment rates, reinvestment rates, and deposit decay rates. The following table sets forth an analysis of Southern Financial's interest rate risk as measured by the estimated change in MVPE resulting from instantaneous and sustained parallel shifts in the yield curve (plus or minus 300 basis points, measured in 100 basis point increments) as of March 31, 1999.


                                     III-25

                 Sensitivity of Market Value of Portfolio Equity
                             (amounts in thousands)

                                       Market Value of                            Market Value of
                                      Portfolio Equity                      Portfolio Equity as a % of
                            --------------------------------------        -----------------------------
            Change in
          Interest Rates
          In Basis Points               $ Change     % Change                Total     Portfolio Equity
           (Rate Shock)      Amount     From Base    From Base               Assets       Book Value
           ------------      ------     ---------    ---------               ------       ----------
         Up 300              22,287      (4,567)       -17.01%                8.26%         103.01%
         Up 200              24,191      (2,663)        -9.92%                8.97%         111.80%
         Up 100              25,565      (1,289)        -4.80%                9.48%         118.15%
         Base                26,854            -         0.00%                9.96%         124.11%
         Down 100            27,356          502         1.87%               10.14%         126.43%
         Down 200            27,442          588         2.19%               10.17%         126.83%
         Down 300            28,103        1,249         4.65%               10.42%         129.88%

         Southern Financial's interest rate sensitivity is also monitored by management through the use of a model that generates estimates of the change in the adjusted net interest income over a range of interest rate scenarios. Such analysis was also prepared by a third party for Southern Financial. Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities including the effect of the interest rate swaps. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them. In this regard, the model assumes that the composition of Southern Financial's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities.

                       Sensitivity of Net Interest Income
                             (amounts in thousands)

          Change in             Adjusted Net
        Interest Rates         Interest Income             Net Interest Margin
       In Basis Points                   % Change                      % Change
         (Rate Shock)       Amount       From Base         Percent     From Base

       Up 300               9,330          -1.76%          3.46%       -0.06%
       Up 200               9,595           1.03%          3.56%        0.04%
       Up 100               9,600           1.08%          3.56%        0.04%
       Base                 9,497           0.00%          3.52%        0.00%
       Down 100             9,390          -1.13%          3.48%       -0.04%
       Down 200             9,474          -0.24%          3.51%       -0.01%
       Down 300             9,753           2.70%          3.62%        0.10%

         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in MVPE and in Sensitivity of Net Interest Income require certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. Accordingly, although the MVPE table and Sensitivity of Net Interest Income table provide an indication of Southern Financial's interest rate risk exposure at a particular point


                                     III-26
in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Southern Financial's worth and net interest income.

Liquidity and Capital Resources

         Southern Financial's principal sources of funds are deposits, loan repayments, proceeds from the sale of loans, repayments from mortgage-backed securities, repayments from federal agency bonds, Federal Home Loan Bank advances, other borrowings and retained income.

         At March 31, 1999, Southern Financial had $8 million of unfunded lines of credit and undisbursed construction loan funds of $6.8 million. Approved loan commitments were $12.6 million at March 31, 1999, and Southern Financial had commitments from investors to purchase loans in the amount of $2 million. At December 31, 1998, Southern Financial had $6.5 million of undisbursed loan funds and $11.8 million of approved loan commitments. The amount of certificate of deposit accounts maturing in calendar year 1999 is $136.5 million. In addition, the $3.5 million of Federal Home Loan Bank advances are scheduled to mature in calendar year 1999. It is anticipated that funding requirements for these commitments can be met from the normal sources of funds previously described.

         Southern Financial is subject to regulations of the Federal Reserve Board that impose certain minimum regulatory capital requirements. Under current Federal Reserve Board regulations, these requirements are (a) leverage capital of 4.0% of adjusted average total assets; (b) tier I capital of 4% of risk-weighted assets; (c) tier I and II capital of 8% of risk-weighted assets. At March 31, 1999, Southern Financial exceeded all regulatory capital standards, which were as follows:

                                      Actual Capital              Required Capital               Excess Capital
                                   Amount        Ratio           Amount        Ratio          Amount       Ratio
                                ---------------------------   --------------------------    -------------------------

                                                               (Dollars in thousands)
Leverage capital                   $ 21,154        8.00%         $ 10,577       4.00%        $ 10,577        4.00%

Tier 1 capital                       21,154       12.99%            6,515       4.00%          14,639        8.99%

Tier 1 and Tier 2 capital            23,191       14.24%           13,030       8.00%          10,161        6.24%

Impact of Inflation and Changing Prices

         The financial statements and related notes presented herein have been prepared in accordance with generally accepted accounting principles. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of Southern Financial are monetary in nature. As a result, interest rates have a more significant impact on Southern Financial's performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other expenses do reflect general levels of inflation.


                                     III-27

Special Note Regarding Forward-Looking Information

         Certain statements under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Quarterly Report and the documents incorporated herein by reference constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Southern Financial, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in Southern Financial's market area, inflation, fluctuations in interest rates, changes in government regulations and competition, which will, among other things, impact demand for loans and banking services; the ability of Southern Financial to implement its business strategy; and changes in, or the failure to comply with, government regulations.

         Forward-looking statements are intended to apply only at the time they are made. Moreover, whether or not stated in connection with a forward-looking statement, Southern Financial undertakes no obligation to correct or update a forward-looking statement should Southern Financial later become aware that it is not likely to be achieved. If Southern Financial were to update or correct a forward-looking statement, investors and others should not conclude that Southern Financial will make additional updates or corrections thereafter.




                                     III-28

                                   CHAPTER IV
                             DESCRIPTION OF HORIZON

                                    BUSINESS

General

         Horizon received its original certificate of incorporation from the Virginia State Corporation Commission, under the name of "The Guaranty Bank of Virginia" effective August 31, 1989. On February 15, 1990 Horizon's board of directors unanimously voted to change the name of the corporation to "The Horizon Bank of Virginia." Shareholder action was not necessary since the corporation was in the process of organizing a bank and shareholders had not, as of the amendment date, fully subscribed to their shares. A Certificate of Amendment changing the corporation name to "The Horizon Bank of Virginia" was issued by the Virginia State Corporation Commission effective February 22, 1990.

         Headquartered in Merrifield (Fairfax County), Virginia, Horizon serves the retail and commercial financial market as a deposit and loan specialist from four full service offices located in Merrifield, Vienna (which includes portions of Oakton, McLean, and the Tysons Corner corridor), Fairfax City, and Annandale, Virginia. Horizon's defined market area encompasses Fairfax County.

         There is a significant number of major corporate headquarters and high tech firms located within Horizon's primary market area. A key benefit to Horizon's branch locations is convenient access to Washington, D.C. and suburban locations. A majority of Horizon's branches are located in high density business and commercial areas which are served by several interstate, primary and secondary roads, including Interstate 495, Interstate 66, Route 50, Route 29, and Route 123. The branch locations situate Horizon to take full advantage of the rapid economic growth of the communities in which they serve.

         The principal business of Horizon is the acquisition of deposits from the general public through its administrative and branch offices and use of these deposits to fund its loan and investment portfolios. Horizon seeks to be a distinctive customer-oriented full service community bank which provides a wide variety of financial services to satisfy the demands of the local market and the needs of the business, professional, and residential communities in the rapidly growing service area of Horizon. Horizon contributes to the economic and social well-being of the communities Horizon serves and constantly strives to enhance shareholder values. Horizon's promotional activities stress the advantages of engaging in business with a locally owned and operated institution that is oriented to the particular needs of the community. Horizon is an active commercial lender that occasionally lends in conjunction with the SBA 7(a) and 504 loan programs. In addition, Horizon is an active residential lender and offers its retail clients a full menu of permanent residential mortgage loan alternatives. Horizon also invests funds in treasury securities and securities issued by agencies of the Federal Government.

         The principal sources of funds for Horizon's lending and investment activities are deposits, amortization and repayment of loans, proceeds from the sales of mortgage loans, and repayments of maturing investment securities.

         Principal sources of revenue are interest and fees on loans and investment securities, as well as fee income derived from the maintenance of deposit accounts. Horizon's principal expenses include interest paid on deposits and operating expenses.

Lending Activities

         The principal lending activity of Horizon is the origination of conventional fixed and adjustable rate real estate loans to enable borrowers to purchase or refinance one-to-four-family, owner-occupied and non-owner occupied residential properties. In addition, Horizon makes loans on commercial real estate for the purpose of purchase or refinance of non-residential properties. Horizon also makes residential construction loans secured by first liens on the properties to which they relate. At December 31, 1998, approximately 68% of Horizon's total loan portfolio, or $50.8 million, consisted of loans secured by real estate. Horizon also makes commercial business and secured and unsecured consumer loans.

Residential Lending

         Horizon provides fixed and adjustable rate, first mortgage loans with terms up to 40 years. It offers second mortgages in conjunction with its own first mortgages or those of other lenders. These second mortgages typically have terms of 5 to 15 years and have rates 1% to 3% above the prevailing rate for fixed rate and adjustable rate first mortgages at the time of origination. Horizon provides construction loans and permanent loans on individual single family residences and on other residential properties. The majority of these loans are sold in the secondary market on a servicing released basis. Construction loans generally have interest rates of prime plus one to two percent and fees of one to three points, loan-to-value ratios of 80% or less based on current appraisals and terms of generally twelve months or less. In the case of conventional loans, Horizon typically lends up to 80% of the appraised value of single-family residences. Horizon requires private mortgage insurance for loans exceeding 89% of the appraised value.

         Residential mortgage loans are secured by single-family homes. At December 31, 1998, loans secured by residential property, both permanent and construction, totaled $30.4 million, which represented approximately 40% of total loans receivable. Approximately 38% of the total loans receivable consisted of loans secured by mini-perm and permanent mortgages on one-to-four family residential property.

Commercial Real Estate Lending

         Commercial Permanent Lending. Horizon offers an array of commercial real estate loans. These loans are serving both the investor and owner occupied facility market. At December 31, 1998, 100% ($20.2 million) of Horizon's non-residential mortgages are investor and owner-occupied real estate loans. These loans are secured by real estate with collateral loan-to-values averaging less than 75%.

         Commercial Construction Lending. Horizon is involved in financing the construction phase of small business projects. At December 31, 1998, approximately .3% of Horizon's loan portfolio consisted of nonresidential construction loans.

Commercial Business Lending

         In general, commercial business loans involve somewhat more credit risk than do residential mortgage loans and real estate backed commercial loans and, therefore, usually yield a higher return to Horizon. The increased credit risk for commercial business loans is due to the type of collateral securing these loans. The increased risk also derives from the expectation that commercial loans generally will be serviced principally from the business operations conducted, and such operations may not be successful and, hence, may lead to default on the loan. At December 31, 1998, Horizon had $15.9 million in commercial business loans, which represent 21% of Horizon's total loans receivable. Of Horizon's $15.9 million in non-mortgage business loans, 5% ($817 thousand) are SBA loans backed by a guaranty of 80% to 90%. The SBA loan programs are economic development programs of the SBA. The SBA, in cooperation with banks and other lending institutions, finances the expansion of small businesses.

Consumer Lending

         Horizon offers various types of secured and unsecured consumer loans. These loans are offered for a variety of purposes such as debt consolidation, personal lines of credit, overdraft protection, automobile loans and VISA classic and gold credit cards. At December 31, 1998, Horizon had $9.3 million in consumer loans which represents 12% of the total loans receivable.

Income From Lending Activities

         Interest on loans, gains on sale of loans, and loan fees and service charges amounted to approximately 76% of Horizon's total revenue for the year ended December 31, 1998. Income from loan origination fees and other fees are sources of income which vary with the volume and type of loans and commitments made and with competitive and economic conditions.

Loan Portfolio Composition

         The following table sets forth the composition of Horizon's loan portfolio at the dates indicated:

                                                                     At March 31,
                                                            1999                       1998
                                                    Amount       Percent        Amount      Percent
                                                                (amounts in thousands)
                Mortgage:
                  Residential                     $  25,939           36%      $  32,642         42%
                  Nonresidential                     21,087           29%         18,226         23%

                Construction:
                  Residential                         1,702            2%          1,431          2%
                  Nonresidential                        176            0%          1,019          1%
                                                  -----------                  -----------

                Total Mortgage                       48,904           67%         53,318         68%

                Nonmortgage:
                  Business                           15,726           22%         15,413         20%
                  Consumer                            8,380           11%          9,471         12%
                                                  -----------                  -----------

                Total Nonmortgage                    24,106           33%         24,884         32%

                Gross Loans                          73,010          100%         78,202        100%

                Less:
                  Deferred Fees                         193                          224
                  Allowance for Loan Losses           1,057                          766
                                                  -----------                  -----------

                Total Loans Receivable, Net       $  71,760                    $  77,212
                                                  ===========                  ===========

                                                                           At December 31,
                                      1998                 1997                 1996                 1995                1994
                               Amount     Percent   Amount     Percent   Amount     Percent   Amount     Percent   Amount    Percent
                                                                       (amounts in thousands)
Mortgage:
  Residential                 $28,776        38%   $30,907        40%   $24,953        35%   $16,417         27%   $ 3,302       25%
  Nonresidential               20,234        27%    16,944        22%    18,299        26%    17,954         29%    14,342       28%

Construction:
  Residential                   1,574         2%     2,232         3%     2,421         3%       732          1%     2,012        4%
  Nonresidential                  190         0%       704         1%       580         1%         0          0%       585        1%
                              -------              -------              -------              -------               -------

Total Mortgage                 50,774        67%    50,787        66%    46,253        65%    35,103         57%    30,241       58%

Nonmortgage
  Business                     15,850        21%    15,325        20%    15,596        22%    16,381         26%    11,722       22%
  Consumer                      9,326        12%    10,431        14%     9,261        13%    10,459         17%    10,578       20%
                              -------              -------              -------              -------               -------

Total Nonmortgage              25,176        33%    25,756        34%    24,857        35%    26,840         43%    22,300       42%

Gross Loans                    75,950       100%    76,543       100%    71,110       100%    61,943        100%    52,541      100%

Less:
  Deferred Fees                   228                  234                  262                  165                   144
  Allowance for Loan Losses     1,011                  707                  873                  851                 1,003
                              -------              -------              -------              -------               -------

Total Loans
Receivable, Net               $74,709              $75,602              $69,975              $60,927               $51,394
                              =======              =======              =======              =======               =======

         The following table sets forth the scheduled maturity or repricing frequency of loans as of December 31, 1998 (excluding those in nonaccrual status):

                                     Three Months  Over 3 Months     Over 1 Year     Over 3 Years     Over 5 Years
                                       or Less     through 1 Year  through 3 Years  through 5 Years  through 15 Years  Over 15 Years

                                                                      (amounts in thousands)
Closed-end loans secured by 1st
liensOn 1-4 family residential
properties                           $   2,216      $     332        $   5,970         $  5,205         $  7,736         $ 1,182


All loans excluding closed-end
loans Secured by 1st liens on 1-4
family Residential properties           24,065          4,591            9,861           12,107            1,734              28
                                     ------------  -------------   -------------    -------------     -------------   ------------

         Total                       $  26,281      $   4,923        $  15,831         $  7,312         $  9,470         $ 1,210
                                     ============  =============   =============    =============     =============   ============

Loan Underwriting Policies

         Because future loan losses are so closely intertwined with its associated underwriting policy, Horizon has instituted what it believes is a stringent loan underwriting policy. Its underwriting guidelines are tailored for particular credit types, including lines of credit, revolving credit facilities, demand loans, term loans, equipment loans, real estate loans, SBA loans, stand-by letters of credit and unsecured loans.

         More specifically, it is Horizon's policy to encourage all loan applicants for sound and lawful purposes, regardless of race, religion or creed. Extensions of credit will be made if the criteria of creditworthiness, likelihood of repayment and the economic environment in which the loan would be granted will provide acceptable profitability to Horizon.

         Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. All property valuations are performed by independent outside appraisers who are reviewed by the Vice President of the Mortgage Division and/or the Senior Vice President/Loan Administrator who reports their findings to Horizon's Executive Committee.

         It is Horizon's policy to retain a mortgage creating a valid lien on real estate and to obtain a title insurance policy that insures the property is free of encumbrances. Also required from the borrower is hazard insurance, and flood insurance is required if the property is in a flood plain as designated by the Department of Housing and Urban Development. Most borrowers are also required to advance funds on a monthly basis from which Horizon makes disbursements for items such as real estate taxes, private mortgage insurance (required when the loan to value ratio exceeds 89%) and hazard insurance.

         Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), the aggregate amount of loans that Horizon may make to one borrower is limited to 15% of Horizon's unimpaired capital and surplus. The maximum amount of loans that Horizon could have made to one borrower as of December 31, 1998 was approximately $1.5 million based on 15% of its unimpaired capital and surplus. As of December 31, 1998, the largest aggregate amount of such loans by Horizon to any one borrower was $1.5 million.

         When analyzing a potential loan, information regarding the loan and its borrower must include financial statements. Supporting financial data must be verified by bank references, trade credit checks and similar procedures. In addition, commercial loan files are generally reviewed on an annual basis to ensure both the quality and timeliness of the information contained.

         Interest rates charged by Horizon are affected primarily by competitive market factors. These factors include general economic conditions, monetary policies of the Federal Reserve Bank, legislative tax policies and government budgetary matters.

         The Executive Committee, consists of the Chairman of the Board, the Vice-Chairman of the Board, the President & Chief Executive Officer, the Secretary of the board and two outside members of the board of directors. This committee is responsible for the qualitative review of the loan portfolio, for approving all loans exceeding lending officers' authorities ($150,000 on secured loans and $100,000 on unsecured loans) and for assuring compliance with all of the board's policies and procedures as well as all applicable state and federal laws, rules and regulations. All loans approved by the Executive Committee are reported to the full board of directors at its next regularly scheduled meeting.

         Specific loan authority is granted by the board of directors to individual officers on a secured and unsecured basis, based upon the individual officer's technical ability and experience. All authorities are reviewed at least annually by the full board of directors.

         When a borrower fails to make a required payment, Horizon attempts to cause the deficiency to be cured by contacting the borrower. After 10 days, a reminder notice is sent indicating that a late charge has been levied. After 20 days delinquency, the borrower is contacted by phone and responses are documented. After 90 days, if the loan has not been brought current or an acceptable arrangement is not worked out with the borrower, Horizon will institute measures to remedy the default, including commencing foreclosure action with respect to mortgage loans and repossessions of collateral in the case of consumer loans.

         If foreclosure is effected, the property is sold at a public auction in which Horizon may participate as a bidder. If Horizon is the successful bidder, the acquired real estate property is then included in its real estate owned account until it is sold. Such assets are carried at the lower of cost or fair value net of estimated selling costs. To the extent there is a decline in value, that amount is charged to operating expense.

Past Due Loans and Nonperforming Assets

         The following table sets forth information regarding past due loans and nonperforming assets as of the periods indicated:

                                   Three Months Ended
                                        March 31,                         Year Ended December 31,
                                    1999        1998        1998        1997         1996       1995        1994
                                                               (amounts in thousands)
Accruing Loans 90 Days
   or More Delinquent
   Real Estate                      $  -          $  -     $  372       $   -       $  166      $   -       $   -
   Installment                        74            16        220           5            -          -           -
   Credit cards and related plans      0             1          -           1            2          -           -
   Commercial                        187           155         58          70           11          -           -

     Total                           261           172        650          76          179          -           -

Nonperforming Loans
   Real Estate                         -             -          -           -            -          -           -
   Installment                         4            38          6          74          525         35          45
   Credit cards and related plans      -             -          -           -            -          -           -
   Commercial                        541         1,214        917         889          672        605         625

     Subtotal                        545         1,252        923         963        1,197        640         670

Real Estate Owned
(foreclosed properties)              426           516        426         546          967      1,025         849

Total Nonperforming Assets         $ 971       $ 1,768    $ 1,349      $1,509       $2,164     $1,665      $1,519

Nonperforming Assets
     to Total Assets               0.75%         1.52%      0.93%       1.18%        1.81%      1.58%       1.82%

         Horizon's loss and delinquency experience on its residential real estate loan portfolio has been limited by a number of factors, including Horizon's underwriting standards. Whether Horizon's loss and delinquency experience will increase significantly depends upon the value of the real estate securing its loans, economic factors such as an increase in unemployment as well as the overall economy of the region. As a result of economic conditions and other factors beyond its control, Horizon's future loss and delinquency experience cannot be accurately predicted. However, management has provided an allowance for loan losses which it believes will be adequate to absorb future losses.

         At December 31, 1998, loans totaling $1.3 million were classified as potential problem loans that are not reported in the table above. The loans are subject to management attention and their classification is reviewed on a monthly basis. At December 31, 1998, all of the potential problem loans were adequately secured in the opinion of management.

Allowance for Loan Losses

         Management evaluates the adequacy of the allowance at least monthly. As a result of that process, loans are categorized as to doubtful, substandard and/or special mention. Each month the board of directors considers a review of the classified loans in Horizon's portfolio, conducts an evaluation of the credit quality and reviews the adequacy of the loan loss provision, recommending changes as may from time to time be required. In establishing the appropriate classification for specific assets, management takes into account, among other factors, the estimated value of the underlying collateral, the borrower's ability to repay, the borrower's payment history and the current delinquent status.

         The allowance for loan losses represents management's estimate of an amount adequate to provide for potential losses inherent in the loan portfolio in the normal course of business. However, there are additional risks of future losses that cannot be quantified precisely or attributed to particular loans or classes of loans. Because those risks include general economic trends as well as conditions affecting individual borrowers, management's judgment of the allowance necessary is approximate. The allowance is also subject to regulatory examinations and determination as to the adequacy of the allowance in comparison to peer institutions identified by the regulatory agencies.

         The following table summarizes activity in Horizon's allowance for loan losses during the periods indicated.

                                    Three Months Ended
                                         March 31,                     Year Ended December 31,
                                    -------------------  ---------------------------------------------------
                                     1999       1998       1998      1997      1996       1995       1994
                                    --------  ---------  -------- ---------- --------- ---------- ----------
                                                             (amounts in thousands)
Allowance at Beginning of Period    $1,011       $707      $707       $873      $851     $1,003       $883
Provision for Losses                    66         64       326        386       211        178        431
Charge-offs:
   Real Estate                           -          -         -          -         -          -          -
   Installment                         (16)        (3)       (6)      (379)      (36)      (169)      (163)
   Credit Card and related plans        (5)         -         -         (7)         -        (6)          -
   Commercial                            -         (3)      (22)      (179)     (167)      (201)      (150)
                                    --------  --------- --------- ---------- --------- ---------- ----------

     Total Charge-offs                 (21)        (6)      (28)      (565)     (203)      (376)      (313)
                                    --------  --------- --------- ---------- --------- ---------- ----------

Recoveries:
   Real Estate                           -          -         -          -         -          -          -
   Installment                           1          1         6          1         6         46          2
   Credit Card and related plans         -          -         -          -         -          -
   Commercial                            -          -         -         12         8          -          -
                                    --------  --------- --------- ---------- --------- ---------- ----------

     Total Recoveries                    1          1         6         13        14         46          2
                                    --------  --------- --------- ---------- --------- ---------- ----------

       Net Charge-offs                  (20)       (5)       (22)     (552)     (189)      (330)      (311)
                                    --------  --------- --------- ---------- --------- ---------- ----------

Allowance at End of Period          $ 1,057      $766     $1,011      $707      $873       $851     $1,003
                                    ========  ========= ========= ========== ========= ========== ==========

Loans at End of Period              $73,010   $78,202    $75,950   $76,543   $71,110    $61,943    $52,541

Ratio of Allowance to Loans           1.45%      .98%      1.33%      .92%     1.23%      1.37%      1.91%


         The following table summarizes the composition of the Allowance for Loan Losses.

                                                                At March 31,
                                                       1999                      1998
                                               Amount       Percent      Amount       Percent
                                            -----------------------------------------------------
                                                            (amounts in thousands)
          Special Mention:                        $  -           0%         $  6           1%
          Substandard:                             157          15%          202          26%
          Doubtful:                                511          48%          327          43%
          Loss:                                    105          10%           78          10%
          Unallocated                              284          27%          153          20%
                                            ============= ============ ============ ============
          Allowance for Loan Losses             $1,057         100%        $ 766         100%
                                            ============= ============ ============ ============

                                                                   At December 31,
                                   1998               1997              1996               1995              1994
                              Amount   Percent   Amount   Percent  Amount   Percent   Amount   Percent  Amount    Percent
                             --------------------------------------------------------------------------------------------
                                                                (amounts in thousands)
Special Mention:              $     3      1%   $     6      1%   $     3       0%   $     -        0%  $    -        0%
Substandard:                      162      16%      335      47%      551       63%      129       15%     460       46%
Doubtful:                         395      39%        8       1%      184       21%      327       38%     370       37%
Loss:                              73       7%       12       2%        4        1%       65        8%       -        0%
Unallocated                       378       7%      346      49%      131       15%      330       39%     173       17%
                             ========= ======== ========= ======= ========= ======== ========= ======== ========= =======
Allowance for Loan Losses      $1,011     100%     $707     100%     $873      100%     $851      100%  $1,003      100%
                             ========= ======== ========= ======= ========= ======== ========= ======== ========= =======

         Horizon has allocated the allowance according to the amount deemed to be reasonably necessary to provide for the inherent losses within each of the above classifications of loans. These figures are based on gross loans. The allocation of the allowances as shown in the table above should not be interpreted as an indication that loan losses in future years will occur in the same proportions or that the allocation indicates future loan loss trends.

Investment Activities

         The following table sets forth Horizon's investment portfolio as of the periods indicated:

                                                      March 31,                          December 31,
                                                1999           1998            1998          1997          1996
                                            -------------- -------------- --------------- ------------ -------------
                                                                    (amounts in thousands)
Available-for-sale securities:
   FRB stock                                 $    219        $    204        $   205       $   205      $   205
   FHLB stock                                     436               -            382             -            -
   Virginia Bankers Bank stock                     54              54             54            54           54
   U.S.  Treasury Securities                      904           1,807          1,207         3,002        3,194
   U.S.  Government agency obligations          8,982           8,867          7,789         8,756        5,910
                                            -------------- -------------- --------------- ------------ -------------

                                             $ 10,595        $ 10,932        $ 9,637       $12,017      $ 9,363
                                            ============== ============== =============== ============ =============

Held-to-maturity securities:
   U.S.  Treasury Securities                  $ 6,382        $  3,297        $ 6,928       $ 3,894        3,590
   U.S.  Government agency obligations         14,355           6,006         12,604         4,205        6,504
                                            -------------- -------------- --------------- ------------ -------------

                                              $20,737        $  9,303        $19,532       $ 8,099      $10,094
                                            ============== ============== =============== ============ =============

Source of Funds

Deposits

         Deposit accounts have been the primary source of Horizon's funds for use in lending, making other investments, and for other general business purposes. In addition to deposits, Horizon obtains funds from loan repayments, maturing investments, mortgage loan sales, cash flows generated from operations. Borrowings may be used as an alternative source of lower costing funds or to fund the origination of certain assets.

         The following table shows the average balances and rates (presented on a monthly average basis) for Horizon's deposits for the periods indicated:

                                          Three Months Ended March 31,
                                         1999                      1998
                                 Average      Average       Average     Average
                                 Balance        Rate        Balance      Rate
                                              (amounts in thousands)
Demand                          $ 24,797        0.00%      $ 19,495      0.00%
Interest checking                 20,157        2.98%        18,015      3.44%
Money market and savings          23,237        2.87%        22,675      3.28%
Certificates of deposit           51,992        5.44%        42,085      5.67%

                                $120,183                   $102,270
Weighted average rate                           3.41%                    3.67%

                                                               Year Ended December 31,
                                            1998                         1997                      1996
                                                              (amounts in thousands)
                                     Average       Average       Average       Average      Average      Average
                                     Balance        Rate         Balance        Rate        Balance       Rate
                                  -------------  -----------   ------------  -----------  -----------  ----------
Demand                              $ 24,126        0.00%        $ 1,353        0.00%       $16,792       0.00%
Interest checking                     17,486        3.50%         12,963        3.16%         8,290       2.76%
Money market and savings              21,514        3.21%         24,718        3.24%        25,452       3.40%
Certificates of deposit               45,694        5.94%         39,916        5.89%        41,151       5.99%
                                  -------------  -----------   ------------  -----------  -----------  ----------

                                    $108,820                     $98,950                    $91,685

Weighted average rate                               3.69%                       3.60%                     3.88%

         The following table sets forth by time remaining until maturity Horizon's certificates of deposit of $100,000 or more at March 31, 1999:

                                                         Time Deposits of
         Maturity Period                                 $100,000 or More
                                                   -----------------------------

                                                      (amounts in thousands)

Three months or less                                       $    6,179
Over three months through twelve months                         7,470
Over twelve months                                             10,224
                                                   -----------------------------

Total                                                       $  23,873
                                                   =============================


Competition

         Horizon experiences substantial competition in attracting and retaining deposits and in lending funds. The primary factors in competing for deposits are convenient office locations and rates offered. Direct competition for deposits comes from other commercial banks and thrift institutions. Additional significant competition for deposits comes from money market mutual funds and corporate and government securities which may yield more attractive interest rates than insured depository institutions are willing to pay. The primary factors in competing for loans are interest rate and loan origination fees and the range of services offered. Competition for origination of real estate loans normally comes from other commercial banks, thrift institutions, mortgage bankers, mortgage brokers and insurance companies.

Employees

         At December 31, 1998, Horizon employed 54 full-time equivalent persons. Management considers its relations with its employees to be good. The employees are not covered by a collective bargaining agreement.

The Year 2000

         Information systems are often complex and have been developed over many years through a variety of computer languages and hardware platforms. Until recently, a multitude of companies had operating computer applications which were designed and developed with only two digits to identify a year in the date field. If these date fields were not corrected, computer applications and operating systems could fail or create a magnitude of erroneous results in the Year 2000.

         The Year 2000 problem presents corporate-wide challenges for financial institutions and their vendors, business partners, counter parties, and customers. In order to effectively address the Year 2000 concerns, Horizon's board of directors approved a Year 2000 Compliance Plan and Readiness Disclosure to mitigate the risks associated with the Year 2000.

         The plan, which is managed as outlined by the FFIEC addresses the primary five phases: Awareness, Assessment, Renovation, Validation and Implementation.

         The Awareness and Assessment phases of the plan were completed in 1998. Horizon has ensured that customers received statement stuffers educating them on the Year 2000 issues, as well as informing them of Horizon's strong commitment to ensuring Year 2000 compliance in order to avoid any significant service disruptions. Horizon continues to keep an open line of communication to it's customers by keeping the staff informed and educated on Horizon's progress. Horizon contacted its material business partners to determine their state of readiness by sending letters to them requesting updates on their own Year 2000 readiness. Through these endeavors Horizon was able to determine which applications were required to be removed, replaced, or upgraded and tested to ensure Year 2000 readiness.

         In 1998 Horizon completed several upgrades to applications in preparation for live Year 2000 testing with NCR Corporation ("NCR"), Horizon's service provider located in Virginia Beach, Virginia. In August 1998, Horizon successfully completed end-to-end testing with NCR-related systems. Through in-house systems testing, proxy testing, and open customer live testing, NCR's processing software has been deemed Year 2000 compliant. Since NCR is responsible for the majority of Horizon's mission-critical systems referred to in the Plan, Horizon will continue to work closely with and monitor NCR's on-going due diligence throughout 1999. In addition, Horizon will continue to review all documentation from suppliers and test, when available, all vendor products and services to ensure Year 2000 compliance is substantially complete by June 30, 1999. Throughout 1999, Horizon will continue to develop contingency plans to ensure prompt recovery from major Year 2000 induced system or utility failures.

         The total costs associated with becoming Year 2000 compliant are estimated to be $175,000 incurred to date. The costs of the project are based on management's best estimates. There can be no assurance that these estimates will be achieved and actual results could differ from the plans.

Offices and Other Material Properties

         At December 31, 1998, Horizon conducted its business from its administrative office in Vienna, Virginia and four branch offices. The following table sets forth certain information with respect to the offices of Horizon as of December 31, 1998:

=============================== ============ ================== ===============
                                  Owned or    Lease Expiration   Date Facility
       Office Location             Leased           Date            Opened
=============================== ============ ================== ===============

Administrative Office:

140 Park Street, S.E.              Leased           June           September
Vienna, VA                                          2004             1992

Branch Offices:

8414 Lee Highway                    Owned           N/A             October
Fairfax, VA                                                          1990

527-B Maple Avenue, East           Leased         January            March
Vienna, VA                                          2005             1985

9720 Lee Highway                   Leased           June             July
Fairfax, VA                                         2006             1996

7857-F Heritage Drive              Leased           May               May
Annandale, VA                                       2008             1998

=============================== ============ ================== ===============

Legal Proceedings

         Horizon is not party to, nor is any of its property the subject of any material pending legal proceedings incidental to the business of Horizon other than those arising in the ordinary course of business. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, any such liability will not have a material adverse effect on the consolidated financial position or results of operations of Horizon.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


         OVERVIEW. Horizon's net income was $189 thousand for the three months ended March 31, 1999, compared to $188 thousand for the three months ended March 31, 1998, an increase of $7 thousand, or .53%. Diluted earnings per share were $0.11 and $0.12 for the three months ended March 31, 1998 and 1997, respectively. The weighted average number of diluted shares of common stock outstanding were 1,665,170 and 1,598,309 for the same periods in 1999 and 1998, respectively.

         Net income for the year ended December 31, 1998, was $694 thousand ($.42 diluted earnings per share), an increase of 15% over earnings of $602 thousand ($.38 diluted earnings per share) for the year ended December 31, 1997. Total assets increased 14% to $145.4 million at December 31, 1998, from $127.4 million at December 31, 1997. Total loans outstanding decreased to $75.9 million from $76.5 million at December 31, 1997. Investment securities rose from $20.1 million at December 31, 1997, to $29.2 million at December 31, 1998, an increase of 77%. Deposits increased 14%, rising to $135.0 million at December 31, 1998, from $118.2 million at December 31, 1997.

         BALANCE SHEET. Total assets of Horizon at March 31, 1999 were $129.3 million, a decrease of $16.1 million, or 12.5%, from total assets of $145.4 million at December 31, 1998. Total liabilities decreased by $16.9 million, or 12.4%, to $119.4 million at March 31, 1999 from $135.7 million at December 31, 1998. The reduction in total assets and liabilities resulted primarily from a decrease of $12 million in investment securities and deposits from December 31, 1998 to March 31, 1999.

         Total assets were $145.4 million at December 31, 1998, an increase of $18.0 million, or 14.1%, from $127.4 million at December 31, 1997. This growth was due to an increase in investment securities of $22.0 million, or 77.0%, to $50.4 million at December 31, 1998 from $28.4 million at December 31, 1997. Total liabilities increased $17.2 million, or 15%, to $135.7 million at December 31,1998 from $118.5 million at December 31, 1997.

         LOANS. Total loans receivable decreased by $2.9 million to $71.8 million at March 31, 1999 from $74.7 million at December 31, 1998. Non-residential mortgage loans (permanent and construction) increased by $1.6 million, or 7.8%, to $22.8 million at March 31, 1999, from $20.2 million at December 31, 1998. Residential mortgage loans (permanent and construction) decreased $2.8 million, from $28.7 million at December 31, 1998, to $25.9 million at March 31, 1999. This change in the loan portfolio mix during the quarter reflects Horizon's continuing shift in emphasis from residential mortgage lending to non-residential lending.

         Loans receivable, net of deferred fees and allowance for losses, were $74.7 million at December 31, 1998, a decrease of $.9 million, or 1.0%, from $75.6 million at December 31, 1997. Installment loans decreased from $12.2 million at December 31, 1997 to $10.8 million at December 31, 1998, a decrease of $1.4 million. The weighted average interest rate on total loans receivable decreased to 8.74% at December 31, 1998 from 8.80% at December 31, 1997.

         INVESTMENT SECURITIES. Total investment securities increased from $19.5 million at December 31, 1998, to $20.7 million at March 31, 1999. Investment securities held-to-maturity increased by $1.2 million, or 5.8% to $20.7 million at March 31, 1999 from $19.5 million at December 31, 1998.

         The portfolio of investment securities at December 31, 1998 consisted of $19.5 million in securities classified as held-to-maturity and $9.6 million classified as available-for-sale. The portfolio of securities held-to-maturity and securities available-for-sale consisted of obligations of government and government-sponsored agencies.

         LIABILITIES. The decrease in total assets was a result of a decrease in customer deposits of $16.2 million, or 12.0%, to $118.8 million at March 31, 1999 from $135.0 million at December 31, 1998. The repayment of customer deposits was funded by overnight deposits (Federal Funds) which decreased from $30.8 million at December 31, 1998 to $13.7 million at March 31, 1999.

         The increase in assets in 1998 was funded primarily by an increase in customer deposits. Deposits at December 31, 1998 were $135.0 million, an increase of $17.2 million, or 14.5%, over deposits of $118.4 million at December 31, 1997. The weighted average interest rate for all accounts increased to 4.67% at December 31, 1998 from 4.18% at December 31, 1997. The increase in deposits reflects the April 1998 opening of a new branch in Annandale, as well as growth in Horizon's customer base at all branches.

Results of Operations

         The operating results of Horizon depend primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities such as deposits and borrowings. Operating results are also affected by the level of its non-interest income, and fees and service charges on deposit accounts, and by the level of its operating expenses, including compensation, premises and equipment, deposit insurance assessments and income taxes.

         The following tables provide information regarding changes in interest income and interest expense, as well as the underlying components of interest-earning assets and interest-bearing liabilities.

         The following table presents, for periods indicated, average balances of and weighted average yields on interest-earning assets and average balances and weighted average effective interest paid on interest-bearing liabilities. Calculations have been made utilizing month-end balances for loans and investment securities and daily average balances for borrowings and deposits. Loan balances do not include non-accrual loans.

                       Average Balances, Yields and Rates
                             (amounts in thousands)
                                             Three Months Ended March 31,
                                                           1999                                     1998
                                           --------------------------------------    -----------------------------------
                                                Average             Average               Average           Average
                                                Balance           Yield/Rate              Balance         Yield/Rate
Interest-earning assets
    Loans receivable                          $  73,777              8.66%             $  75,351              8.70%

Securities and Federal Funds                     48,561              5.22                 28,574              6.19

Total interest-earning assets                   122,338              7.29                103,925              8.01

Interest-bearing liabilities                     96,606              4.44                 83,237              4.05
    Deposits

Total interest-bearing liabilities               96,606              4.44                 83,237              4.05

Average dollar difference between             $  25,732                                $  20,688
    interest-earning assets and
    interest-bearing liabilities

Interest rate spread                                                 2.85                                     3.96

Interest margin                                                      3.81%                                    4.33%

                                              Year ended                Year ended                 Year ended
                                             December 31                December 31               December 31
                                                 1998                      1997                       1996
                                       ------------------------- -------------------------- -------------------------
                                         Average      Average      Average       Average      Average      Average
                                         Balance    Yield/Rate     Balance     Yield/Rate     Balance    Yield/Rate
Interest-earning assets
   Loans receivable                     $ 76,606         8.74%    $ 74,285          8.80%    $ 64,068        9.19%
   Investments                            32,674         5.95       25,498          5.96       27,693        5.67
     Total interest-earning assets       109,280         8.35       99,783          8.55       91,761        8.13

Interest-bearing liabilities
   Deposits                               85,865         4.67       78,573          4.56       75,191        4.61
     Total interest-bearing liabilities   85,865         4.67       78,573          4.56       75,191        4.61

Average dollar difference
between interest-earning assets
and interest-bearing liabilities          23,415                    21,210                     16,570

Interest rate spread                        3.51                      3.99                       3.52

Interest margin                             3.78                      4.47                       3.89

         The following table presents information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to changes in volume (changes in volume multiplied by old rate) and changes in rates (changes in rates multiplied by old volume). The dollar amount changes in interest income and interest expense attributable to changes in rate/volume (change in rate multiplied by change in volume) have been allocated between rate and volume variances based on the percentage relationship of such variances to each other.

                              Rate /Volume Analysis
                             (amounts in thousands)

                        Three Months Ended March 31, 1999
                         Compared to Three Months Ended
                                 March 31, 1998

                                           Volume                    Rate                        Total
                                           ------                    ----                        -----
Interest income
    Loans receivable                     $  (10)                   $   (30)                      $ (40)
    Securities and Federal Funds             260                       (71)                        189
Total interest income                        250                      (101)                        149

Interest expense
    Deposits                                  47                        43                          90
Total interest expense                        47                        43                          90

Net interest income                         $203                     $(144)                        $59
                                            ====                     =====                         ===

                               Year ended December 31, 1998 compared      Year ended December 31, 1997 compared
                                  to year ended December 31, 1997             to year ended December 31,1996
                                Volume          Rate          Total         Volume        Rate           Total
                                ------          ----          -----         ------        ----           -----
Interest income
Loans Receivable                 $ 212       $   (45)         $ 167          $ 482      $   411         $ 893
Investments                        430            (2)           428             39           (9)           30
Total interest income              642           (47)           595            521          402           923

Interest expense
Deposits                            47           385            432            215         (198)           17
Total interest expense              47           385            432            215         (198)           17

Net interest income                595          (432)           163            306          600           906


               Comparison of the Three Months Ended March 31, 1999
                   With the Three Months Ended March 31, 1998

         Horizon's net income was $189 thousand for the three months ended March 31, 1999, compared to $188 thousand for the three months ended March 31, 1998, an increase of $7 thousand, or .53%. Diluted earnings per share were $0.11 and $0.12 for the three months ended March 31, 1998 and 1997, respectively. The weighted average number of diluted shares of common stock outstanding were 1,665,170 and 1,598,309 for the same periods in 1999 and 1998, respectively.

         NET INTEREST INCOME. Net interest income before provision for loan losses for the three months ended March 31, 1999 was $1.2 million, a decrease of $79 thousand, or 6.4% compared to the three months ended March 31, 1998. The decrease resulted primarily from a decrease in interest margin. Total interest-earning assets in the three months ended March 31, 1999 averaged $122.3 million as compared to $103.9 million for the same period in 1998. For the three months ended March 31, 1999, the interest rate spread was 3.19%, a decrease of 9 basis points from 3.28% for the three months ended March 31, 1998. The yield on interest-earning assets decreased by 72 basis points from 8.01% for the three months ended March 31, 1998 to 7.29% for the three months ended March 31, 1999. The cost of interest-bearing liabilities increased by 39 basis points to 4.44% for the three months ended March 31, 1999 from 4.05% for the three months ended March 31, 1998.

         TOTAL INTEREST INCOME. Total interest income increased by $150 thousand, or 7.2%, to $2.2 million for the three months ended March 31, 1999 from $2.0 million for the three months ended March 31, 1998. This increase was primarily due to an increase of $11 million in securities and federal funds to $31.3 million for the three months ended March 31, 1999 from $20.2 million for the three months ended March 31, 1998. Average loans receivable decreased by $1.5 million from $75.3 million in the three months ended March 31, 1998 to $73.8 million in the three months ended March 31, 1998. The average yield on loans decreased from 9.28 to 9.27 for the same periods.

         The yield on average investment securities for the three months ended March 31, 1999 was 5.22%, a decrease of 97 basis points from 6.19% for the three months ended March 31, 1998.

         TOTAL INTEREST EXPENSE. Total interest expense increased by $230 thousand, or 27.1%, to $1 million for the three months ended March 31, 1999 from $840 thousand for the three months ended March 31, 1998. Customer deposits averaged $96.6 million for the three months ended March 31, 1999, up $13.4 million from $83.2 million for the three months ended March 31, 1998. The average effective rate paid on deposits decreased by 19 basis points to 4.48% in the 1999 period from 4.67% in the 1998 period.

         PROVISIONS FOR LOAN LOSSES. The provision for loan losses for the three months ended March 31, 1999 was $66 thousand, as compared to $63 thousand for the three months ended March 31, 1998. The provision for loan losses is a current charge to earnings to increase the allowance for loan losses. Horizon has established the allowance for loan losses to absorb the inherent risk in lending after considering an evaluation of the loan portfolio, current economic conditions, changes in the nature and volume of lending and past loan experience. It is the opinion of Horizon that the allowance for loan losses at March 31, 1999 remains adequate. Although Horizon believes that the allowance is adequate, there can be no assurances that additions to such allowance will not be necessary in future periods, which would adversely affect Horizon's results of operations. The allowance for loan losses at March 31, 1999 was $1.05 million, or 1.4% of total loans receivable and $1.01 million at December 31, 1998, which was 1.3% of total loans receivable.

         During the three months ended March 31, 1999, charge-offs amounted to $22 thousand compared to $6 thousand during the same period last year. These charge-offs were related primarily to one non-mortgage business loan. Recoveries amounted to $14 thousand during the three months ended March 31, 1999, most of which were recoveries on consumer charge-offs.

         OTHER INCOME. Other income for the three months ended March 31, 1999 was $334 thousand as compared to $264 thousand for the three months ended March 31, 1998, an increase of $70 thousand, or 26.5%. Most of the growth in other income resulted from increases in fee income from servicing and overdraft charge fees.

         OPERATING EXPENSES. Other expense decreased by $59 thousand, or 15%, to $334 thousand for the three months ended March 31, 1999 from $392 thousand for the three months ended March 31, 1998 due to a general reduction in occupancy related expenses. Employee compensation and benefits increased by $24 thousand, or 5%, reflecting normal wage increases for existing personnel and the cost of increased staffing levels to accommodate growth in Horizon's customer base. Expenses for premises and equipment increased by $19 thousand, or 8%, primarily because of new lease agreements for office space and a new branch opened in Annandale, May, 1998.

                 Comparison of the Year Ended December 31, 1998
                      With the Year Ended December 31, 1997

         Horizon's net income for the year ended December 31, 1998 was $694 thousand, an increase of 15.2% over net income of $602 thousand for the year ended December 31, 1997. The increase in net income was primarily due to an increase in net interest income of 3.3% and an increase of 50.7% in other income. Diluted earnings per share for the year ended December 31, 1998 was $.42 as compared to $.38 for the year ended December 31, 1997. The weighted average number of diluted shares of common stock outstanding were 1,620,817 for the year ended December 31, 1998 and 1,557,744 for the year ended December 31, 1997.

         NET INTEREST INCOME. Net interest income before provision for loan losses was $5.1 million for the year ended December 31, 1998, an increase of 3.3% over $4.9 million for the year ended December 31, 1997. This increase was due to the growth in the average level of earning assets from $99.8 million to $109.3 million. The interest rate spread decreased from 3.89% to 3.51% during the year ended December 31, 1998, and the interest margin went from 4.47% to 3.78% during the same period.

         TOTAL INTEREST INCOME. Total interest income was $9.1 million for the year ended December 31, 1998, an increase of 7.0% over $8.5 million for the year ended December 31, 1997. This increase resulted from growth in interest-earning assets. Average loans receivable increased by $2.3 million and average investment securities increased by $7.2 million over 1997.

         The yield on total interest-earning assets was 8.18% for the year ended December 31, 1998, which increased from 8.07% for 1997. For the year ended December 31, 1998, the yield on average loans receivable was 8.74%, down from 8.80% for the year ended December 31, 1997, while the yield on average investment securities decreased from 5.96% during 1997 to 5.95% for the year ended December 31, 1998.

         TOTAL INTEREST EXPENSE. Total interest expense for the year ended December 31, 1998 was $4.0 million, an increase of 12.0% over $3.6 million for the year ended December 31, 1997. This increase was due primarily to growth in the average balance of deposits, which were $214.4 million for the year ended December 31, 1998 compared to $184.3 million for the prior year. The average effective rate paid on interest-bearing liabilities was 4.67% for the year ended December 31, 1998, a decrease of 49 basis points from 4.18% for the year ended December 31, 1997.

         PROVISION FOR LOAN LOSSES. The provision for loan losses amounted to $326 thousand for the year ended December 31, 1998, an decrease over the provision of $385 thousand for the year ended December 31, 1997. The provision for loan losses is a current charge to earnings to increase the allowance for loan losses. Horizon has established the allowance for loan losses to absorb the inherent risk in lending after considering an evaluation of the loan portfolio, current economic conditions, changes in the nature and volume of lending and past loan experience. The decrease in the provision for loan losses reflects the improvement in the portfolio as well as the change in the type of loans. Horizon's opinion is that the allowance for loan losses at December 31, 1998 remains adequate. Although Horizon believes that the allowance is adequate, there can be no assurances that additions to such allowance will not be necessary in future periods, which would adversely affect Horizon's results of operations. The allowance for loan losses at December 31, 1998 was $1.0 million, or 1.34% of total loans receivable compared to $.7 million, or .93% at December 31, 1997.

         OTHER INCOME. Other income totaled $798 thousand for the year ended December 31, 1998, an increase of 50.7%, from $529 thousand for the year ended December 31, 1997. The increase was attributable to loan origination fees on new mortgage loans sold, which increased by $243 thousand to $320 thousand for the year ended December 31, 1998 from $77 thousand for the prior year.

         OPERATING EXPENSES. Other expenses for the year ended December 31, 1998 were $4.5 million, an increase of 8.4% from $4.2 million for the year ended December 31, 1997.

         Employee compensation and benefits increased 3.8% to $2.1 million for the year ended December 31, 1998 from $2.0 million for the prior year. The increase reflects the cost of staffing the new branch and normal wage increases for existing personnel.

         Expenses for premises and equipment increased $20 thousand during the year ended December 31, 1998 compared to the prior year. This increase of expenses is primarily the result of an additional branch and normal rent increases.

         Other expenses increased 20.3% to $1.5 million for the year ended December 31, 1998 from $1.2 million for the prior year, reflecting increased mortgage origination costs and increases in other miscellaneous expenses.

                 Comparison of the Year Ended December 31, 1997
                      With the Year Ended December 31, 1996

         Horizon's net income for the year ended December 31, 1997 was $602 thousand an increase of 48.3% over net income of $406,000 thousand for the year ended December 31, 1996. The increase in net income was primarily due to an increase in net interest income of 20.3%, and an increase of 30.2% in other income. Diluted earnings per share for the year ended December 31, 1997 were $.38 as compared to $0.26 for the year ended December 31, 1996. The weighted average number of diluted shares of common stock outstanding were 1,557,744 for the year ended December 31, 1997 and 1,551,890 for the year ended December 31, 1996. 1996 earnings per share data have been restated to conform with SFAS 128, "EARNINGS PER SHARE."

         NET INTEREST INCOME. Net interest income before provision for loan losses was $4.9 million for the year ended December 31, 1997, an increase of 20.3% over $4.1 million for the year ended December 31, 1996. This increase was due to the growth in the average level of earning assets from $91.8 million to $99.8 million. The interest rate spread increased from 3.52% to 3.89% during the year ended December 31, 1997, and the interest margin went from 3.89% to 4.47% during the same period.

         TOTAL INTEREST INCOME. Total interest income was $8.5 million for the year ended December 31, 1997, an increase of 10.4% over $7.7 million for the year ended December 31, 1996. This increase resulted from growth in interest-earning assets. Average loans receivable increased by $10.2 million, which off-set a small decrease in average investment securities of $2.2 million from 1996.

         The yield on total interest-earning assets was 8.07% for the year ended December 31, 1997, which reflected a small decrease compared to 1996. For the year ended December 31, 1997, the yield on average loans receivable was 8.80%, down from 9.19% for the year ended December 31, 1996, while the yield on average investment securities increased from 5.67% during 1996 to 5.96% for the year ended December 31, 1997. The general decrease in the yield of loans receivable caused the overall average yield to remain flat as compared to 1996.

         TOTAL INTEREST EXPENSE. Total interest expense for the year ended December 31, 1997 was $3.6 million, an increase of .47% over $3.5 million for the year ended December 31, 1996. This increase was due primarily to growth in the average balance of deposits, which were $78.6 million for the year ended December 31, 1997 compared to $75.1 million for the prior year. The average effective rate paid on interest-bearing liabilities was 5.96% for the year ended December 31, 1997, an increase of 29 basis points from 5.67% for the year ended December 31, 1996.

         PROVISION FOR LOAN LOSSES. The provision for loan losses amounted to $385 thousand for the year ended December 31, 1997, an increase over the provision of $211 thousand for the year ended December 31, 1996. During the year ended December 31, 1997 the increase in the provision for loan losses reflects the growth in the portfolio as well as the change in the type of loans. The allowance for loan losses at December 31, 1997 was $706 thousand, or 1.00% of total loans receivable compared to $873 thousand, or 1.23% at December 31, 1996.

         OTHER INCOME. Other income totaled $529 thousand for the year ended December 31, 1997, an increase of 29.9%, from $407 thousand for the year ended December 31, 1996. The increase was attributable primarily to fee income, which increased by 39.1% to $282 thousand for the year ended December 31, 1997 from $173 thousand for the prior year. Fee income, consisting primarily of transaction and processing fees on deposit accounts.

         OTHER EXPENSES. Other expenses for the year ended December 31, 1997 were $5.6 million, a decrease of 5.5% from $5.9 million for the year ended December 31, 1996. There were increases in most expense categories, such as employee compensation and benefits, premises and equipment, and advertising during 1997, but they were more than offset by the significant decrease in deposit insurance assessments.

         Employee compensation and benefits increased 13.9% to $1.2 million for the year ended December 31, 1997 from $1.1 million for the prior year. The increase reflects the cost of staffing the new branch for a full year, as well as increased staffing levels to accommodate growth in Horizon's customer base and normal wage increases for existing personnel.

         Expenses for premises and equipment increased 24.4% to $918 thousand for the year ended December 31, 1997 from $738 thousand for the year ended December 31, 1996. This increase is primarily the result of operating a new branch for a full year and the cost associated with planning and starting new expansion in the market area during 1997.

         Other expenses remained relatively constant during the year ended December 31, 1997 compared to the prior year.

Asset/Liability Management

         Horizon, is engaged primarily in the business of investing funds obtained from deposits and borrowings into interest-bearing loans and investments. Consequently, Horizon's earnings depend to a significant extent on its net interest income, which is the difference between (i) the interest income on loans and investments and (ii) the interest expense on deposits and borrowing. Horizon, to the extent that its interest-bearing liabilities do not re-price or mature at the same time as its interest-bearing assets, is subject to interest rate risk and corresponding fluctuations in its net interest income. Asset/liability management policies have been employed in an effort to manage Horizon's interest-earning assets and interest-bearing liabilities, thereby controlling the volatility of net interest income, without having to incur unacceptable levels of credit risk.

         With respect to Horizon's residential mortgage loan portfolio, it is Horizon's policy to keep in portfolio those mortgage loans which have an adjustable interest rate and to sell most fixed rate mortgage loans originated into the secondary market. In addition, Horizon's commercial loans generally have rates that are tied to the prime rate, the one-year CMT rate, or the three-year CMT rate. Both of these policies help control Horizon's exposure to rising interest rates.

         Horizon's interest rate sensitivity is primarily monitored by management through the use of a model which generates estimates of the change in Horizon's MVPE over a range of interest rate scenarios. MVPE is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts using standard industry assumptions about estimated loan prepayment rates, reinvestment rates, and deposit decay rates. The following table sets forth an analysis of Horizon's interest rate risk as measured by the estimated change in MVPE resulting from instantaneous and sustained parallel shifts in the yield curve (plus or minus 400 basis points, measured in 100 basis point increments) as of March 31, 1999.

                 Sensitivity of Market Value of Portfolio Equity
                             (amounts in thousands)

                               Market Value of Portfolio Equity               Market Value of Portfolio Equity
                                                                                 as a % of Total Portfolio
                            ---------------------------------------    -----------------------------------------------
  Change in                    Amount       $ Change      %Change        Assets         Equity         Book Value
  Interest Rate                             From Base    From Base
  In Basis Points
  (Rate Shock)
  ------------------------- -------------- ------------ ------------ --------------- -------------- ------------------
  Up 400                        $7,630         $2,286      -23.05%         5.90%         76.95%
  Up 300                         8,174          1,742      -17.57%         6.32%         82.76%
  Up 200                         8,748          1,168      -11.78%         6.76%         88.57%
  Up 100                         9,335            581       -5.96%         7.22%         94.51%
  Base                           9,916              -        0.00%         7.67%        100.39%
  Down 100                      10,383          (467)        4.71%         8.03%        105.12%
  Down 200                      10,750          (834)        8.41%         8.31%        108.84%
  Down 300                      11,110        (1,194)       12.04%         8.59%        112.48%
  Down 400                      11,508        (1,592)       13.83%         8.90%        116.51%

         Horizon's interest rate sensitivity is also monitored by management through the use of a model that generates estimates of the change in the adjusted net interest income over a range of interest rate scenarios. Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them. In this regard, the model assumes that the composition of Horizon's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or re-pricing of specific assets and liabilities.

                       Sensitivity of Net Interest Income
                             (amounts in thousands)

                                 Adjusted Net Interest Income                    Net Interest Margin

                            ---------------------------------------    -----------------------------------------------
  Change in                    Amount       $ Change      %Change                       %Change          %Change
  Interest Rate                             From Base    From Base                     From Base         From Base
  In Basis Points
  (Rate Shock)
  --------------------------------------------------------------------------------------------------------------------
  Up 400                        $5,417           $456        9.19%                        4.59%            9.29%
  Up 300                         5,308            347        6.99%                        4.49%            6.90%
  Up 200                         5,198            237        4.78%                        4.40%            4.76%
  Up 100                         5,084            123        2.48%                        4.30%            2.38%
  Base                           4,961              -        0.00%                        4.20%            0.00%
  Down 100                       4,805          (156)       -3.14%                        4.07%            3.09%
  Down 200                       4,620          (341)       -6.87%                        3.91%            6.90%
  Down 300                       4,427          (534)      -10.76%                        3.75%           10.71%
  Down 400                       4,238          (723)      -14.57%                        3.59%           14.52%

         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in MVPE and in Sensitivity of Net Interest Income require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. Accordingly, although the MVPE table and Sensitivity of Net Interest Income table provide an indication of Horizon's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Horizon's worth and net interest income.

Liquidity and Capital Resources

         Horizon's primary sources of funds are deposits, loan repayments, proceeds from the sale of loans and from investment securities, and repayments and maturities of investment securities.

         At March 31, 1999, Horizon had $18 million of unfunded lines of credit and undisbursed construction loan funds and home equity lines of $4.2 million. Approved loan commitments were $4.6 million at March 31, 1999.

         At December 31, 1998, Horizon had $24.4 million of unfunded loan commitments. The amount of certificate of deposit accounts maturing in calendar year 1999 is $136.5 million. It is anticipated that funding requirements for these commitments can be met from the normal sources of funds previously described.

         Horizon is subject to regulations of the Federal Reserve Board that impose certain minimum regulatory capital requirements. Under current Federal Reserve Board regulations, these requirements are (a) leverage capital of 4.0% of adjusted average total assets; (b) tier I capital of 4% of risk-weighted assets; (c) tier I and II capital of 8% of risk-weighted assets. At December 31, 1998, Horizon's capital ratios were 8% leverage capital; 12.21% tier I capital; and 13.46% tier I and II capital.

Impact of Inflation and Changing Prices

         The financial statements and related notes presented herein have been prepared in accordance with generally accepted accounting principles. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of Southern Financial are monetary in nature. As a result, interest rates have a more significant impact on Horizon's performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other expenses do reflect general levels of inflation.

Special Note Regarding Forward-Looking Information

         Certain statements under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Quarterly Report and the documents incorporated herein by reference constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Bancorp, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in the Bancorp's market area, inflation, fluctuations in interest rates, changes in government regulations and competition, which will, among other things, impact demand for loans and banking services; the ability of the Bancorp to implement its business strategy; and changes in, or the failure to comply with, government regulations.

         Forward-looking statements are intended to apply only at the time they are made. Moreover, whether or not stated in connection with a forward-looking statement, Horizon undertakes no obligation to correct or update a forward-looking statement should Horizon later become aware that it is not likely to be achieved. If Horizon were to update or correct a forward-looking statement, investors and others should not conclude that Horizon will make additional updates or corrections thereafter.

                                    CHAPTER V
                         MANAGEMENT FOLLOWING THE MERGER

The Board of Directors

         The Southern Financial board of directors currently is comprised of nine members. The board of directors is divided into three classes, each of which consists of three members. These directors serve, and will continue to serve following the merger, for the terms of their respective classes, which expire in 2000, 2001 and 2002.

         The merger agreement requires that Southern Financial increase the size of the board to 12 members and appoint three current directors of Horizon to become directors of Southern Financial. At the meeting of Southern Financial's shareholders, Southern Financial will ask its shareholders to elect these three directors to specific classes and, following their election, the directors will serve for the remaining terms of their respective classes. In particular, Southern Financial will ask its shareholders to elect John C. Belotti to Class II for a term expiring in 2000, Richard L. Hall to Class III for a term expiring in 2001, and Robert P. Warhurst to Class I for a term expiring in 2002.

         The following table sets forth the composition of the board of directors following the merger.

                Class I                                Class II                               Class III
        (Term Expiring in 2002)                 (Term Expiring in 2000)                (Term Expiring in 2001)
        Alfonso G. Finocchiaro                     John C. Belotti *                      Fred L. Bollerer
           Virginia Jenkins                          Neil J. Call                        Georgia S. Derrico
           Michael P. Rucker                         David de Give                        Richard L. Hall *
         Robert P. Warhurst *                     R. Roderick Porter                   John L. Marcellus, Jr.

__________________
*    Horizon director


         The following paragraphs set forth certain information, as of May 1, 1999, for the 12 individuals who are expected to serve as directors of Southern Financial following the consummation of the merger. Unless otherwise indicated, each director has held his or her current position for more than five years.

                                     Class I
                             (Term Expiring in 2002)

         Alfonso G. Finocchiaro, 66, was Executive Vice President, Regional General Manager and CEO (Americas) of Banco Portugues do Atlantico from 1978 to until his retirement in 1997. Mr. Finocchiaro has served as a director of Southern Financial since April 1999.

         Virginia Jenkins, 51, is the owner of V. Jenkins Interiors and Antiques in Middleburg, Virginia. Ms. Jenkins has served as a director of Southern Financial since 1988.

         Michael P. Rucker, 58, is an executive with Caterpillar, Inc., a manufacturing company in Peoria, Illinois and serves as Chairman of the Board of George H. Rucker Realty Corp., a real estate development company in Fairfax, Virginia. Mr. Rucker has served as a director of Southern Financial since 1991.

         Robert P. Warhurst, 60, is President and co-owner of Merrifield Garden Center in Merrifield and Fairfax, Virginia. Mr. Warhurst has served as a director of Horizon since its organization in 1989.

                                    Class II
                             (Term Expiring in 2000)

         John C. Belotti, 62, is President and co-owner of Bee & H Electric Company in Fairfax, Virginia. Mr. Belotti has served as a director of Horizon since its organization in 1989.

         Neil J. Call, 65, has been Executive Vice President of MacKenzie Partners, Inc., a New York financial consulting company, since 1990. Mr. Call has served as a director of Southern Financial since 1986.

         David de Give, 56, has been Senior Vice President of Southern Financial since 1992. Mr. de Give has served as a director of Southern Financial since 1986.

         R. Roderick Porter, 54, has been President and Chief Operating Officer of Southern Financial since April 1998. From 1994 to 1998, he was President of FX Concepts, Ltd., an international money management firm in New York, New York. Mr. Porter has served as a director of Southern Financial since 1986.

                                    Class III
                             (Term Expiring in 2001)

         Fred L. Bollerer, 56, has been President and Chief Executive Officer of the Potomac Knowledge Way Project, a not for profit leadership organization company in Herndon, Virginia, since January 1998. From 1993 to 1997, he was President and Chief Executive Officer of Riggs Bank N.A. in Washington, D.C. Mr. Bollerer has served as a director of Southern Financial since April 1999.

         Georgia S. Derrico, 54, has been Chairman of the Board and Chief Executive Officer of Southern Financial since 1986. Ms. Derrico has also served as a director of Southern Financial since 1986.

         Richard L. Hall, 51, is the President and Chief Executive Officer and the co-founder of Horizon. Mr. Hall has served as a director of Horizon since its organization in 1989.

         John L. Marcellus, Jr., 76, is the retired President and Chairman of the Board of Oneida, Ltd., a silverware manufacturing company in Oneida, New York. Mr. Marcellus has served as a director of Southern Financial since 1986.

Board Committees

         The Asset/Liability Management Committee has authority for policy formulation and administration of Southern Financial's asset/liability management policies. The Asset/Liability Management Committee, which consists of Ms. Derrico and Messrs. Porter (Chairman), Call and de Give, reports monthly to the board on the interest sensitivity of Southern Financial, including an analysis of the duration of Southern Financial's assets, liabilities and contingent liabilities as well as the mortgage pipeline and a calculation of the duration of Southern Financial's equity. The Asset/Liability Management Committee met eight times during 1998. The Asset/Liability Management Committee frequently discusses policy issues by teleconference.

         The Credit Committee has authority and responsibility to oversee the prudent operation of Southern Financial's lending function, including the ongoing qualitative review of the loan portfolio. The Credit Committee, which consists of Ms. Derrico and Messrs. Call (Chairman) and Rucker, is responsible for reviewing all loans and approving loans above a certain minimum amount, and for insuring the development and maintenance of sound credit policies and procedures. The Credit Committee met in person five times during 1998. The Credit Committee frequently discusses credit issues by teleconference.

         The Audit Committee assists the board in fulfilling its fiduciary responsibilities relating to corporate accounting and reporting practices of Southern Financial. The Audit Committee consists of Messrs. Call (Chairman) and Marcellus and Ms. Jenkins and met two times during 1998.

         The Compensation Committee reviews the performance of, and establishes the compensation for, the executive officers of Southern Financial. Southern Financial's executive compensation programs are designed to retain and reward executives based upon (i) their individual performance and ability to lead Southern Financial to achieving its goals and (ii) Southern Financial's performance. The Compensation Committee consists of Messrs. Call and Marcellus (Chairman) and Ms. Jenkins and met three times during 1998.

Executive Officers Who Are Not Directors

         William H. Lagos, 48, joined Southern Financial in 1986 as Vice President. In 1993, he was promoted to Senior Vice President of Operations; in 1996, he became Senior Vice President/Controller.

         Linda W. Sandridge, 46, joined Southern Financial in 1987. In 1995, she was promoted to Vice President/Commercial Lending; in 1997, she was promoted to Senior Vice President/Commercial Lending.

         Laura L. Vergot, 41, joined Southern Financial in 1989. In 1995, she was promoted to Vice President/Branch Development; in 1997, she was promoted to Senior Vice President/Branch Development.

Security Ownership of Management

         The following table sets forth, based on information as of May 1, 1999, the beneficial ownership of Southern Financial common stock, the beneficial ownership of Horizon common stock and the anticipated beneficial ownership, after giving effect to the merger, of Southern Financial common stock by each director of Southern Financial and Horizon and by each person named in the "Summary Compensation Table" on page V-8.

                                                     Ownership Before                        Ownership After
                                                        the Merger                              the Merger
                                                        ----------                              ----------
                                                                                            Southern Financial
                                                                                               Common Stock
                                                                                               ------------
                                          Southern Financial         Horizon             Number           Percent
                                           Common Stock (1)        Common Stock         of Shares       of Class (%)
                                           ----------------        ------------         ---------       ------------
Southern Financial Directors:

  Fred L. Bollerer *                            2,000                    -                 2,000            **
  Neil J. Call *                               41,291 (2)                -                41,291 (2)        1.5
  David de Give *                              78,589                    -                78,589            2.9
  Georgia S. Derrico *                        207,992 (3)                -               207,992 (3)        7.5
  Alfonso G. Finocchiaro *                      3,188                    -                 3,188            **
  William H. Lagos                             38,824                    -                38,824            1.4
  Virginia Jenkins *                            2,263                    -                 2,263            **
  John L. Marcellus, Jr. *                     15,808 (4)                -                15,808 (4)        **
  R. Roderick Porter *                        207,992 (3)                -               207,992 (3)        7.5
  Michael P. Rucker *                          80,396 (5)                -                80,396 (5)        3.0

  All current Southern Financial
    Directors and Executive Officers
    as a group (12 Persons)                   501,896                    -               501,896           16.9

Horizon Directors:

John C. Belotti *                                   -                  41,580             26,195            **
G. Thomas Collins, Jr.                              -                   2,407              1,516            **
Richard L. Hall *                                   -                  22,740             14,326            **
Harry E. Jagoda                                     -                  31,185             19,646            **
W. Bruce Jennings                                   -                  11,550              7,276            **
Arthur V. Meyers                                    -                  12,705              8,004            **
Michael A. Miranda                                  -                  21,251             13,388            **
Richard E. Smith                                    -                  45,992             28,974            1.1
William Gary Sullivan                               -                   5,151              3,295            **
Robert P. Warhurst *                                -                  22,550             14,206            **

  All current Horizon Directors and
    Executive Officers as a group (12
    Persons)                                        -                 218,818            137,851            5.1

All post-merger Southern Financial
   Directors and Executive Officers as
   a group (15 persons)                                                                  556,623           18.7

__________________
*     Director of Southern Financial following the consummation of the merger.
** Percentage of ownership will be less than one percent of the outstanding shares of Southern Financial common stock.

(1) The amounts in this column include shares of Southern Financial common stock with respect to which certain persons have the right to acquire beneficial ownership within sixty days after December 31, 1998, pursuant to Southern Financial's 1993 Stock Option and Incentive Plan, as amended:
      Mr. de Give: 43,403 shares; Ms. Derrico: 92,016 shares; Mr. Lagos: 21,802 shares; Mr. Porter: 10,000; and the directors and officers as a group:
      196,236 shares.
(2) Includes 33,331 shares of Southern Financial common stock and 7,009 shares of Southern Financial convertible preferred stock.
(3) Includes (a) 78,533 shares owned individually by Ms. Derrico over which she has sole voting and investment power and 92,016 shares that Ms. Derrico may acquire pursuant to the exercise of stock options; and (b) 23,404 shares of Southern Financial common stock and 4,039 shares of Southern Financial convertible preferred stock owned individually by Mr. Porter over which he has sole investment power. Mr. Porter holds an option to acquire 10,000 shares of common stock. Ms. Derrico and Mr. Porter disclaim beneficial ownership of each other's shares.
(4) Includes 13,427 shares of Southern Financial common stock and 2,221 shares of Southern Financial convertible preferred stock.
(5) Includes 11,627 shares of Southern Financial common stock and 991 shares of Southern Financial convertible preferred stock owned by Michael Rucker, 5,973 shares of Southern Financial common stock and 2,402 shares of convertible preferred stock owned by Derek Rucker, 8,378 shares of Southern Financial common stock owned by Lucy Jones, 5,025 shares of Southern Financial common stock owned by Susan Jones Cooper, 4,832 shares of Southern Financial common stock owned by David Dodrill and 37,755 shares of Southern Financial common stock owned by Rucker Realty Corp. and persons associated with Rucker Realty Corp. Southern Financial makes no representation as to whether any of these persons, individually or in any combination, share voting or investment power with any other or with Rucker Realty with respect to their shares.


Security Ownership of Certain Beneficial Owners

         The following table sets forth, to the knowledge of Southern Financial and Horizon and based on information as of May 1, 1999, (i) the beneficial ownership of each person who owns more than five percent of the outstanding shares of Southern Financial common stock or Horizon common stock and (ii) the anticipated beneficial ownership of each person expected to own more than five percent of the outstanding shares of Southern Financial common stock after giving effect to the merger. No person is known to be the beneficial owner of more than five percent of the outstanding shares of either Southern Financial common stock or Horizon common stock.

                                                          Ownership of                         Ownership of
                                                       Southern Financial                   Southern Financial
                                                          Common Stock                         Common Stock
                                                        Before the Merger                    After the Merger
                                                        -----------------                    ----------------
                                                   Number             Percent            Number           Percent
                                               of Shares (1)       Of Class (%)         of Shares       of Class (%)
                                               -------------       ------------         ---------       ------------
Georgia S. Derrico (2)                           207,992 (3)          12.97              207,992           7.48
R. Roderick Porter
2954 Burrland Lane
The Plains, Virginia  20171

Hovde Capital, L.L.C.                            145,800 (4)          9.15               145,800           5.44
Financial Institution Partners II, L.P.
1629 Colonial Parkway
Inverness, Illinois  60067

Max C. Chapman                                   127,122              7.98               127,122           4.75
Nomura Holding America
2 World Financial Center
Building B
New York, New York  10281-1198

Salem Investment Counselors, Inc.                126,372 (5)          7.93               126,372           4.72
P. O. Box 25427
Winston-Salem, North Carolina  27114-5427

Value Partners, Ltd.                             117,289 (6)          7.36               117,289           4.38
Fisher Ewing Partners
Richard W. Fisher
Timothy G. Ewing
2200 Ross Avenue, Suite 4600
West Dallas, Texas  75201

David G. Booth (7)                                95,635 (8)          5.94                94,607           3.53
Jane Marvel Garnett
24 Monroe Place #9A
Brooklyn, New York  11201

Michael P. Rucker                                 80,396 (9)          5.04                80,396           3.00
1003 W. Cenntennial Drive
Peoria, Illinois  61614-5976

______________
(1) Except as otherwise indicated, includes shares held directly, as well as shares held in retirement accounts or by certain family members or corporations over which the named individuals may be deemed to have voting or investment power.
(2)   Georgia S. Derrico and R. Roderick Porter are married to each other.

(3) Includes (a) 78,533 shares owned individually by Ms. Derrico over which she has sole voting and investment power and 92,016 shares that Ms. Derrico may acquire pursuant to the exercise of stock options; and (b) 23,404 shares of Southern Financial common stock and 4,039 shares of Southern Financial convertible preferred stock owned individually by Mr. Porter over which he has sole investment power. Mr. Porter holds an option to acquire 10,000 shares of Southern Financial common stock. Ms. Derrico and Mr. Porter disclaim beneficial ownership of each other's shares.
(4) Hovde Capital, L.L.C. is the General Partner of Financial Institution Partners II, L.P., which beneficially owns 145,800 shares. Hovde Capital, L.L.C. and Financial Institution Partners II, L.P. may be deemed to have shared voting and investment powers over all such shares.
(5) Salem Investment Counselors, Inc. beneficially owns 126,372 shares and may be deemed to have sole voting and investment power over all such shares.
(6) Value Partners, Ltd., as managed by Fisher Capital Management, beneficially owns 117,289 shares. Fisher Ewing Partners may be deemed to have sole voting and investment power over all such shares.
(7)   David G. Booth and Jane Marvel Garnett are married to each other.
(8) Includes 1,028 shares owned by Mr. Booth and 94,607 shares owned by Ms. Garnett. Southern Financial makes no representation as to whether Mr. Booth and Ms. Garnett share voting or investment power with respect to their shares.
(9) Includes 11,627 shares of Southern Financial common stock and 991 shares of Southern Financial convertible preferred stock owned by Michael Rucker, 5,973 shares of Southern Financial common stock and 2,402 shares of convertible preferred stock owned by Derek Rucker, 8,378 shares of Southern Financial common stock owned by Lucy Jones, 5,025 shares of Southern Financial common stock owned by Susan Jones Cooper, 4,832 shares of Southern Financial common stock owned by David Dodrill and 37,755 shares of Southern Financial common stock owned by Rucker Realty Corp. and persons associated with Rucker Realty Corp. Southern Financial makes no representation as to whether any of these persons, individually or in any combination, share voting or investment power with any other or with Rucker Realty with respect to their shares.


Director Compensation

         Each member of the board who was not an employee of Southern Financial or any of its subsidiaries is paid (i) $500 for attendance at each board meeting and (ii) $150 for attendance at each meeting of a committee of the board of which he or she is a member. Directors are not compensated for meetings conducted by teleconference. In addition, each director is paid an annual fee of $4,000. Employee members of the board are not paid separately for their service on the board or its committees.

Executive Officer Compensation

         The following table presents information concerning the compensation of Ms. Derrico and Messrs. Porter, Lagos and Hall. This table presents compensation for services rendered in all capacities to Southern Financial by Ms. Derrico and Messrs. Porter and Lagos and to Horizon by Mr. Hall in 1998, 1997 and 1996.

                           Summary Compensation Table

                                                      Annual Compensation                     Long-Term Compensation
                                                      -------------------                     ----------------------

                                                                                          Securities
                                                                                          Underlying
Name and                                                               Other Annual        Options          All Other
Principal Position              Year       Salary        Bonus       Compensation(1)         (#)         Compensation(2)
------------------              ----       ------        -----       ---------------         ---         ---------------
Georgia S. Derrico             1998       $193,226      $200,000           --              10,000            $4,800
Chairman of the Board          1997        175,000       175,000           --              10,000             4,500
  and Chief Executive          1996        175,000       132,500           --              22,003             4,500
  Officer

R. Roderick Porter             1998 (3)   $100,000            --           --              10,000            $2,505
President and Chief
  Operating Officer

William H. Lagos               1998       $ 91,589      $ 25,000           --               5,000            $1,200
Senior Vice President          1997         87,125        12,500           --               8,000             2,913
  and Controller               1996 (4)     51,875        25,000           --               8,802               500

Richard L. Hall                1998       $128,500      $ 15,000           --                  --            $2,657
President of Horizon           1997        123,673         7,800           --                  --             2,657
                               1996        121,852         5,635           --                  --             2,265

____________________
(1) None of the named executive officers received Other Annual Compensation in excess of the lesser of $50,000 or 10% of combined salary and bonus for the years indicated.
(2) The amounts set forth in this column constitute contributions to Southern Financial's 401k Plan.
(3)   Mr. Porter joined Southern Financial on April 1, 1998.
(4) Mr. Lagos did not work for Southern Financial from June 1, 1996 through November 30, 1996.

Option Grants in Last Fiscal Year

         The following table sets forth for the year ended December 31, 1998, the grants of stock options to the executive officers named in the "Summary Compensation Table."

                  Option Grants in Year Ended December 31, 1998

                                                                                             Potential Realizable
                                                                                           Value at Assumed Annual
                                                                                             Rates of Stock Price
                                                                                               Appreciation for
                                                                                                 Option Term
                                                 Individual Grants(1)                            -----------
                        --------------------------------------------------------------------
                                              Percent of
                            Number of       Total Options
                            Securities        Granted to
                            Underlying       Employees in     Exercise or
                             Options         Fiscal Year       Base Price     Expiration
Name                       Granted (#)          (%)(2)         ($/Share)         Date          5% ($)     10% ($)
----                       -----------          ------         ---------         ----          ------     -------
Georgia S. Derrico             10,000             19.61          21.25          1/22/08       346,140     551,170

R. Roderick Porter             10,000             19.61          26.00          4/23/08       423,513     674,373

William H. Lagos                5,000              9.80          21.25          1/22/08       173,070     275,585

Richard L. Hall                    --             --               --             --               --          --

________________________
(1) Stock options were awarded at the fair market value of the shares of Southern Financial common stock at the date of award and are exercisable after January 22, 1999 and April 23, 1999.
(2) Options to purchase 34,000 shares of Southern Financial common stock were granted to Southern Financial's employees during the year ended December 31, 1998.

Option Exercises in Last Fiscal Year

         Set forth in the table below is information concerning each exercise of stock option during the fiscal year ended December 31, 1998 by each of the named executive officers and the year end value of unexercised options.

           Aggregated Option Exercises in Year Ended December 31, 1998
                        and Fiscal Year End Option Values

                                                                 Number of
                                                           Securities Underlying            Value of Unexercised
                                                            Unexercised Options             In-The-Money Options
                                                        at December 31, 1998 (#)(1)      at December 31, 1998 ($)(2)
                                                        ---------------------------      ---------------------------
                          Shares
                       Acquired on        Value
Name                   Exercise (#)    Realized ($)    Exercisable     Unexercisable    Exercisable    Unexercisable
----                   ------------    ------------    -----------     -------------    -----------    -------------
Georgia S. Derrico         4,840          58,128          86,856          10,000          917,690          -- (3)

R. Roderick Porter           --             --              --            10,000            --             -- (3)

William H. Lagos             --             --            16,802           5,000          128,335          -- (3)

Richard L. Hall            1,950          13,572            --              --              --             --

___________________
(1)   Each of these Options relates to Southern Financial common stock.
(2) These values are based on $21.00, the closing price of Southern Financial common stock on December 31, 1998.
(3) None of unexercisable options held by the named executive officers were in-the-money as of December 31, 1998.

Employment Agreements

         Southern Financial entered into an employment agreement with Ms. Derrico in 1996 for a term of three years with automatic one-year extensions. If, during the term of the employment agreement, there is a change in control of Southern Financial and within 12 months thereafter Ms. Derrico's employment is terminated for good reason (as provided in the employment agreement) or on account of disability (as provided in the employment agreement), Ms. Derrico shall be entitled to receive severance pay equal to three times the sum of her annual base salary at its highest rate during the preceding 12 months and her highest annual bonus during the three preceding calendar years. The term "change in control" as used in Ms. Derrico's agreement shall refer generally to (i) the acquisition of 25% or more of the voting securities of Southern Financial by any "person" (within the definition of Section 13(d) of the Securities Exchange Act of 1934, as amended), (ii) the acquisition of 10% or more of the voting securities of Southern Financial by any such person if the board has made a determination that such acquisition constitutes or will constitute control of Southern Financial, (iii) the approval by Southern Financial's shareholders of an agreement to merge or consolidate with another corporation if the directors who constitute the board six months prior to such approval cease to constitute a majority during the period therefrom and ending two years after such approval, and (iv) the sale by Southern Financial of 80% or more of its assets to any such person.

         Southern Financial entered into an employment agreement with Mr. Lagos in 1997 for a term of 18 months with automatic one-year extensions. If, during the term of the employment agreement, Mr.

Lagos' employment is terminated in connection with or subsequent to a change of control of Southern Financial by (i) Southern Financial other than for cause or as a result of Mr. Lagos' death, disability or retirement, or (ii) Mr. Lagos for good reason (as provided in the employment agreement), Mr. Lagos shall be entitled to receive severance pay equal to 150% of the total cash compensation paid to him during the previous 12 months. The term "change in control" as used in his agreement shall refer generally to (i) the acquisition of 40% or more of the voting securities of Southern Financial by any "person" or "group" (within the definition of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), (ii) a change in the composition of the board to less than a majority of incumbent directors (as defined in the agreement), or (iii) the approval by Southern Financial's shareholders of either a business combination with any other person or group, other than a merger or consolidation that would result in the Southern Financial common stock outstanding immediately prior thereto representing at least 50% of the Southern Financial common stock of the surviving entity outstanding immediately thereafter, or a plan of liquidation or sale or disposition of all or substantially all of Southern Financial's assets.

Certain Relationships and Related Transactions

         Georgia S. Derrico, Chairman of the Board and Chief Executive Officer and a director of Southern Financial, and R. Roderick Porter, President and Chief Operating Officer and a director of Southern Financial, are married to each other.

                                   CHAPTER VI
                                  LEGAL MATTERS

                 DESCRIPTION OF SOUTHERN FINANCIAL CAPITAL STOCK

Common Stock

         Voting Rights. Each share of Southern Financial common stock entitles the holder thereof to one vote on all matters voted on by shareholders. The shares of Southern Financial common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares of Southern Financial common stock voting for the election of directors can elect all of the directors, in which event the holders of the remaining shares of Southern Financial common stock will not be able to elect any of the directors.

         Dividend Rights. Holders of Southern Financial common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends.

         Liquidation Rights. Subject to the rights of holders of Southern Financial preferred stock, upon any liquidation, dissolution or winding up of the affairs of the Southern Financial, holders of Southern Financial common stock are entitled to receive pro rata all of the assets of the Southern Financial for distribution to shareholders.

         Assessment and Redemption. Shares of Southern Financial common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of the Southern Financial common stock.

         Other. Holders of Southern Financial common stock have no subscription, sinking fund, conversion or preemptive rights.

Preferred Stock

         Each share of Southern Financial preferred stock has a liquidation preference over junior shares of Southern Financial stock, including the Southern Financial common stock, of $14.50 plus any accrued and unpaid dividends and bears an annual dividend at the rate of six percent. Dividends are cumulative and payable quarterly if, as and when declared by the board of directors from funds legally available therefore. Southern Financial preferred stock is convertible, at the option of the holder, into 1.466 shares of Southern Financial common stock, subject to adjustment in certain events.

         Except as indicated below or as provided by applicable law, the holders of the Southern Financial preferred stock are not entitled to vote. Such holders do have the right as a class to elect two directors whenever dividends payable on the Southern Financial preferred stock are in arrears in an aggregate amount equal to six quarterly dividends. Currently, there are no preferred stock dividends in arrears. Such right continues until such time as the dividends accumulated on the preferred stock have been paid in full, at which time such right terminates (subject to renewal and divestment from time to time upon the same terms and conditions), and the directors so elected by the holders of the preferred stock shall cease to be directors. In addition, Southern Financial may not, directly or indirectly or through merger or consolidation with any other corporation, without the consent of the holders of at least two-thirds of the holders of preferred stock then outstanding (voting separately as a class) (i) create any class of stock ranking prior to the preferred stock in rights and preferences or (ii) amend, alter or repeal any of the specific terms of the Southern Financial preferred stock so as to materially and adversely affect such specific terms.


                       COMPARATIVE RIGHTS OF SHAREHOLDERS

General

         Southern Financial and Horizon are corporations subject to the provisions of the Virginia Stock Corporation Act. Rights as a shareholder of Horizon are governed by Horizon's articles of incorporation and bylaws and by the Virginia Stock Corporation Act. Upon consummation of the merger, Horizon shareholders will become shareholders of Southern Financial, and as such shareholder rights will then be governed by the articles of incorporation and bylaws of Southern Financial and by the Virginia Stock Corporation Act.

         The following is a summary of the material differences in the rights of shareholders of Horizon and Southern Financial. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Southern Financial and Horizon and to the Virginia Stock Corporation Act.

Authorized Capital

         Horizon. Horizon's articles of incorporation authorize the issuance of up to 2,000,000 shares of Horizon common stock, par value $2.50 per share, of which 1,659,895 shares were issued and outstanding as of ________ __, 1999. Horizon is not authorized to issue shares of preferred stock.

         Southern Financial. Southern Financial's articles of incorporation authorize the issuance of up to 5,000,000 shares of Southern Financial common stock, par value $0.01 per share, of which 1,633,094 shares were issued and outstanding as of May 31, 1999, and 500,000 shares of preferred stock, $0.01 par value, of which 13,621 shares were issued and outstanding as of May 31, 1999. Southern Financial's articles of incorporation authorize the Southern Financial board, without shareholder approval, to fix the preferences, limitations and relative rights of the preferred stock and to establish series of such preferred stock and determine the variations between each series. If any additional shares of preferred stock are issued, the rights of holders of Southern Financial common stock would be subject to the rights and preferences conferred to holders of such preferred stock.

         The authority to create and issue separate classes and series of preferred stock allows a corporation greater flexibility in structuring financings and acquisitions. While such issuances could, under certain circumstances, be considered to have the effect of making a change in control more difficult, any issuance of such stock would be subject to applicable law, including, without limitation, the duty of the board of directors of Southern Financial to exercise its good faith business judgment in the best interests of Southern Financial and its shareholders. Under Southern Financial's articles of incorporation, the board of directors of Southern Financial would be authorized to issue a series of preferred stock with more than one vote, less than one vote, no vote or one vote per share.

         Southern Financial's ability to pay dividends is limited by restrictions imposed by the Virginia Stock Corporation Act on Virginia corporations. In general, dividends paid by a Virginia corporation may be paid only if, after giving effect to the distribution, (i) the corporation is still able to pay its debts as they become due in the usual course of business, or
(ii) the corporation's total assets are greater than or equal to the sum of its total liabilities plus (unless the corporation's articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights, upon the dissolution, of shareholders whose preferential rights are superior to those receiving the distribution.

         Dividends on the Southern Financial preferred stock are cumulative, which means that no dividends may be declared or paid on the common stock unless all dividends accrued on the preferred stock have been paid, or declared and a sum sufficient for the payment thereof set apart for such payment. In 1998, Southern Financial paid $12,725.98 in preferred stock dividends.

Amendment of Articles of Incorporation or Bylaws

         The Virginia Stock Corporation Act provides that an amendment to a corporation's articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment. Under Virginia law, an amendment to the corporation's articles of incorporation must be approved by more than two-thirds of all votes entitled to be cast by that voting group. However, the corporation's articles of incorporation may require a greater vote or a lesser vote, which may not be not less than a majority, by each voting group entitled to vote on the transaction. A corporation's board of directors may require a greater vote.

         Horizon. Under Horizon's articles of incorporation, any action requiring shareholder approval shall be authorized by a majority of the votes cast by shareholders entitled to vote at the meeting in which the action is taken. Accordingly, amendments to Horizon's articles of incorporation must be approved by a majority of the votes cast by shareholders entitled to vote at the meeting in which any such action is taken. In addition, under Virginia law, the bylaws may be amended by action of the majority of the shareholders.

         Southern Financial. As noted above, amendments to the articles of incorporation of Virginia corporations, such as Southern Financial, can be submitted to the shareholders for a vote only by the board of directors. Additionally, Virginia law provides, as a general rule, that an amendment to the articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all votes entitled to be cast by such voting group. However, Virginia law also permits the articles of incorporation to provide for a greater or lesser vote. Southern Financial's articles of incorporation contain such a provision. Southern Financial's articles of incorporation provide that amendments must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote and, unless such action is approved by at least two-thirds of the Continuing Directors, by holders of at least two-thirds of the issued and outstanding shares of Southern Financial common stock. The term "Continuing Director" is defined in Southern Financial's articles of incorporation to mean (i) any individual who was an initial director of Southern Financial or (ii) who has been elected to the board of directors of Southern Financial at an annual meeting of the shareholders of Southern Financial more than one time or (iii) who has been elected to fill a vacancy on the board of directors of Southern Financial and received the affirmative vote of a majority of the Continuing Directors then on the board of directors and thereafter elected to the board of directors at an annual meeting of shareholders at least one time.

         In the past, the board of directors has acted by a consensus of all directors on matters of importance and it expects to continue to do so. However, any significant disagreement among the Continuing Directors on a proposed amendment to the articles of incorporation likely would indicate that there are substantial arguments to be made both for and against such amendment. For that reason, the articles of incorporation effectively require that in such a situation the matter either receives the support of a large majority of the shares of Southern Financial common stock, or it would not be adopted. Under Virginia law and the articles of incorporation and Southern Financial's bylaws, a proposed amendment to

Southern Financial's articles of incorporation may be submitted to the shareholders by a vote of a majority of the board of directors. However, if more than one-third of the Continuing Directors of Southern Financial did not support a proposed amendment by voting to submit it to the shareholders, the amendment would fail unless it is approved by a majority of the votes entitled to be cast by each voting group entitled to be cast by each voting group entitled to vote and by holders of two-thirds of the issued and outstanding shares of Southern Financial common stock. At this time all of the directors of Southern Financial, except Messrs. Bollerer and Finocchiaro, are Continuing Directors.

         In the future, a person who is not a director of Southern Financial today, including each Horizon director who will become a Southern Financial director, will not become a Continuing Director unless he is elected by the shareholders at an annual meeting more than one time, or is elected to fill a vacancy on the board of directors by a majority of the Continuing Directors and thereafter is elected by the shareholders at an annual meeting at least one time. Continuing Directors are intended to be those individuals who have been involved with Southern Financial through the years, and who therefore provide continuity and an in-depth knowledge of the business affairs of Southern Financial. In the context of a hostile or unfriendly attempt to acquire or exercise control over Southern Financial, an individual elected to the board of directors by a person or persons attempting to acquire control would not become a Continuing Director until he is elected to the board of directors at least twice. While directors elected by a person attempting to acquire control of Southern Financial might be able to submit a proposed amendment to the shareholders for a vote, unless at least two-thirds of the Continuing Directors (who could comprise a minority of the entire board of directors) approved the action, the additional voting requirement assures that the action would not be taken if it is opposed by a significant percentage (more than one-third) of the issued and outstanding shares of Southern Financial common stock. See "Security Ownership of Management" on page V-4 for a description of the percentage of the outstanding shares of the common stock held by directors and executive officers.

         The provisions that govern the vote required to amend Southern Financial's articles of incorporation would make it more difficult for a shareholder, or group of shareholders, who are dissatisfied with incumbent management to amend the articles of incorporation and after gaining control of the board of directors, which could discourage such a shareholder or group from attempting to gain control of the board.

         The voting requirements described above are intended to ensure that amendments to the articles of incorporation and certain bylaw provisions of Southern Financial are favored by a majority of the outstanding shares of each voting group entitled to vote and by either two-thirds of Continuing Directors or holders of a large majority of the shares of Southern Financial common stock.

         Southern Financial's bylaws generally may be amended by either the board of directors or the shareholders by a majority vote.

Mergers, Consolidations and Sales of Assets

         Horizon. Under Horizon's articles of incorporation, any action requiring shareholder approval shall be authorized by a majority of the votes cast by shareholders entitled to vote at the meeting in which the action is taken. Accordingly, the vote required for a merger, a share exchange or a direct or indirect sale, lease, exchange or other disposition of all or substantially all of the property of Horizon is a majority of the votes cast by shareholders entitled to vote at the meeting in which any such action is taken.

         Southern Financial. Southern Financial's articles of incorporation provide that a plan of merger or share exchange or a direct or indirect sale, lease, exchange or other disposition of all or substantially all of the property of Southern Financial not in the ordinary course of business may be approved by the same vote that is required in order to amend the articles of incorporation. Additionally, consistent with Virginia law, the board of directors of Southern Financial may condition its submission of such plan of merger or share exchange or such a sale or disposition of assets to the shareholders on any basis, including the requirement of a greater vote than the required vote described above. The reasons that Southern Financial's articles of incorporation provide for an alternative vote on mergers, share exchanges and certain sales, leases, exchanges or dispositions of assets are the same reasons that the articles of incorporation provide for an alternative vote to amend the articles of incorporation. In many situations, the effect of the provisions in the articles of incorporation that govern amendments to the articles of incorporation, mergers and share exchanges and certain dispositions of assets, would be to make it easier for the board of directors to gain shareholder approval of such actions than would be the case if a favorable vote of two-thirds of the outstanding shares were required in all cases.

         A proposed merger, share exchange or sale of substantially all assets of Southern Financial that is favored by two-thirds of the Continuing Directors could be adopted as long as a majority (rather than two-thirds) of the outstanding shares entitled to vote in each voting group entitled to vote are voted in favor of the proposed action. In addition to requiring the affirmative vote of a majority of the shares entitled to vote in each voting group entitled to vote, Southern Financial's articles of incorporation would require that, unless a proposed action is approved by at least two-thirds of the Continuing Directors, holders of at least two-thirds of the issued and outstanding shares of Southern Financial common stock must vote in favor of the proposed action. The purpose of such additional requirement is to ensure that if a proposed major corporate action does not have the support of a board of directors who can provide continuity to and an in-depth knowledge of the business of Southern Financial, the action must be supported by a large majority of the holders of Southern Financial common stock.

         As with amendments to the articles of incorporation, however, if at least two-thirds of the Continuing Directors of Southern Financial do not approve such corporate action upon which shareholders are voting, the additional requirement would permit a minority of the holders of Southern Financial common stock to defeat the proposed action.

Size and Classification of Board of Directors

         Horizon. Horizon's bylaws provide that the board of directors shall consist of not less than five or more than 25 directors, a majority of whom shall be residents of Virginia. All directors are elected at each annual meeting of the shareholders and shall hold their offices until their successors are elected. Horizon's directors currently do not serve staggered terms.

         Southern Financial. Southern Financial's bylaws provide that its board of directors shall consist of a minimum of five and a maximum of 15 individuals. Southern Financial's bylaws provide further, subject to the rights of holders of any series of preferred stock, for the division of the directors into three classes, consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

         A classified board of directors makes it more difficult for shareholders, including those holding a majority of shares, to force an immediate change in the composition of a majority of the board of directors, even when the reason for a proposed removal is poor performance. Since the terms of only approximately one-third of Southern Financial's directors expire each year, it requires at least two annual elections for the shareholders to change a majority, whereas a majority of a non-classified board may be changed in one year.

Vacancies and Removal of Directors

         Horizon. Horizon's bylaws provide that any vacancy on the board of directors may be filled for the unexpired term by the remaining members of the board. Horizon's articles of incorporation and bylaws do not address the removal of directors. Because the Virginia Stock Corporation Act provides that a director may be removed only at a special meeting of the shareholders, Horizon shareholders could not remove a director unless a special meeting was called for that purpose.

         Southern Financial. Under Southern Financial's articles of incorporation, newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause, can be filled only by the affirmative vote of the majority of the remaining directors then in office, even if that number is less than a quorum of the board of directors. This provision would enable incumbent directors to fill vacancies on the board of directors of Southern Financial to the exclusion of Southern Financial's shareholders, regardless of the reason for the vacancy.

         Southern Financial's articles of incorporation allow removal of director from office, with or without cause, only if at least two-thirds of the votes cast are cast in favor of removal. Shareholders of Southern Financial may not call a special meeting for the purpose of removing a director. In the context of a takeover attempt these provisions likely would require a hostile party to prevail at two consecutive annual meetings of Southern Financial in order to acquire control of the board of directors.

         The provisions of Southern Financial's articles of incorporation relating to the removal of directors and the filling of vacancies would preclude a holder of a majority of the voting stock from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies so created with its own nominees. Accordingly, except with the concurrence of a majority of the directors remaining in office, persons seeking representation either by enlarging the board of directors or by filling the newly created directorships with their own nominees. Since only approximately one-third of Southern Financial's directors are elected at any one annual meeting, any hostile bidder, in the context of a takeover attempt, would have to prevail at two consecutive annual meetings in connection with director elections in order to replace a majority of the directors of Southern Financial.

Director Liability and Indemnification

         The Virginia Stock Corporation Act provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (1) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or (2) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia Stock Corporation Act or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

         In addition, the Virginia Stock Corporation Act permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has conducted himself in good faith and that he believed that his conduct was in the best interests of the corporation, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or by any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

         Horizon. Horizon's articles of incorporation provide that any director or officer of Horizon shall be indemnified by Horizon for his actions, unless he is adjudged liable for willful misconduct or a knowing violation of criminal law. The rights of indemnification provided in Horizon's articles of incorporation are not exclusive of any other rights of the officer or director, including without limitation rights conferred by applicable law and any right under insurance policies which may be purchased and maintained by Horizon or others, even as to liabilities against which Horizon would not have the power to indemnify.

         Southern Financial. To the fullest extent permitted by Virginia law, Southern Financial's articles of incorporation require it to indemnify any director or officer of Southern Financial who is made a party to any proceeding because he was or is a director or officer of Southern Financial against any liability, including reasonable expenses and legal fees, incurred in the proceeding. Under Southern Financial's articles of incorporation, "proceeding" is broadly defined to include pending, threatened or completed actions of all types, including actions by or in the right of Southern Financial. Similarly, "liability" is defined to include, not only judgments, but also settlements, penalties, fines and certain excise taxes. Southern Financial's articles of incorporation also provide that Southern Financial may, but is not obligated to, indemnify its other employees or agents. The Southern Financial must indemnify any person who is or was serving at the written request of Southern Financial as a director, officer, employee or agent or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent provided by Virginia law. The indemnification provisions also require Southern Financial to pay reasonable expenses incurred by a director or officer of Southern Financial in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay Southern Financial if it is ultimately determined that such person was not entitled to indemnification. At this time, Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

         The rights of indemnification provided in Southern Financial's articles of incorporation are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise. In addition, the articles of incorporation authorize Southern Financial to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Southern Financial, whether or not Southern Financial would have the power to provide indemnification to such person. The rights of indemnification provided to directors of Southern Financial could reduce the likelihood of shareholder derivative actions and may discourage other third party claims against the directors, even if such actions otherwise would be beneficial to shareholders of Southern Financial.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Southern Financial pursuant to the foregoing provisions, Southern Financial has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefor unenforceable.

Special Meetings of Shareholders

         Horizon. Horizon's bylaws provide that special meetings of shareholders may be held on the dates and times fixed by the board of directors. Shareholders do not have the right to call a special meeting.

         Southern Financial. Southern Financial's bylaws provide that special meetings of shareholders may be held whenever called by the president, chairman of the board of directors or by the board of directors, itself, which means that the shareholders of Southern Financial do not have the right to call special meetings. The inability of shareholders to call a special meeting could affect changes in control of Southern Financial by delaying the presentation to shareholders of proposals relating to, or facilitating, such a change in control until the annual meeting.

Shareholder Nominations and Proposals

         Horizon. Horizon's bylaws do not prescribe procedures for directors' nominations. In addition, Horizon's articles of incorporation and bylaws do not contain any requirements relating to the timing or content of shareholder proposals for shareholder vote.

         Southern Financial. Under Southern Financial's bylaws, notice of a proposed nomination or a shareholder proposal meeting certain specified requirements must be received by Southern Financial not less than 60 nor more than 90 days prior to any meeting of shareholders called for the election of directors, provided in each case that if fewer than 70 days' notice of the meeting is given to shareholders, such written notice shall be received not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.

         Southern Financial's bylaws require that the shareholder's notice set forth as to each nominee (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of Southern Financial which are beneficially owned by such nominee, and (iv) any other information relating to such nominee that is required under federal securities laws to be disclosed in solicitations of proxies for the election of directors, or is otherwise required (including, without limitation, such nominee's written consent to being named in a proxy statement as nominee and to serving as a director if elected). Southern Financial's bylaws further require that the shareholder's notice set forth as to the shareholder giving the notice (i) the name and address of such shareholder and (ii) the class and amount of such shareholder's beneficial ownership of Southern Financial capital stock. If the information supplied by a shareholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such shareholder's nomination should not be brought before the annual meeting and that such nominee shall not be eligible for election as a director of Southern Financial.

         The advance notice procedure of Southern Financial's bylaws affords the board of directors the opportunity to consider the qualifications of the proposed nominees and to inform shareholders about such qualifications. Although such procedure does not give the board of directors of Southern Financial any power to approve or disapprove of shareholder nominations for election of directors, it may have the effect of precluding surprise nominations and a contest for the election if directors if such procedure established by it is not followed. Furthermore, such procedure may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors.

         The procedures regarding shareholder proposals and nominations provide the board of directors of Southern Financial with the information which will be necessary to evaluate a shareholder proposal or nomination and other relevant information, such as existing shareholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a shareholder proposal or nomination, even when certain shareholders view such proposal or nomination as in the best interests of Southern Financial or its shareholders. Southern Financial's articles of incorporation and bylaws do not prevent shareholders from making proposals under the Commission's rules and regulations.

Shareholder Voting Rights in General

         The Virginia Stock Corporation Act generally provides that shareholders do not have cumulative voting rights unless those rights are provided in the corporation's articles of incorporation. The Virginia Stock Corporation Act also specifies additional voting requirements for Affiliated Transactions which are discussed below under "State Anti-Takeover Statutes."

         Horizon. Horizon's articles of incorporation do not provide shareholders cumulative voting rights for the election of directors. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders.

         Southern Financial. Southern Financial's articles of incorporation do not provide shareholders cumulative rights for the election of directors. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election. The holders of Southern Financial common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Except to the extent to which the board of directors shall have specified voting power with respect to any other class of stock and except as otherwise provided by law, the exclusive voting power shall be vested in the holders of Southern Financial common stock.

State Anti-Takeover Statutes

         The Virginia Stock Corporation Act restricts transactions between a corporation and its affiliates and potential acquirors. The summary below is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the Virginia Stock Corporation Act. Because both Horizon and Southern Financial are Virginia corporations, the provisions of the Virginia Stock Corporation Act described below apply to Horizon and Southern Financial and will continue to apply to Horizon after the merger.

         Affiliated Transactions. The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions," found at Sections 13.1-725 -
727.1 of the Virginia Stock Corporation Act. Affiliated Transactions include certain mergers and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or mergers of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an Interested Shareholder is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined below). A Disinterested Director is defined in the Virginia Stock Corporation Act as a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 or the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the higher of: the highest per share price for their shares as was paid by the Interested Shareholder for his or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation.

         These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the Virginia Stock Corporation Act provides that by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Neither Horizon nor Southern Financial has adopted such an amendment. Currently, no shareholder of Horizon owns or controls 10% or more of Horizon common stock, and there are no Interested Shareholders of Horizon or Southern Financial as defined by the Virginia Stock Corporation Act.

         Control Share Acquisitions. The Virginia Control Share Acquisitions statute, found at Sections 13.1-728 - 728.8 of the Virginia Stock Corporation Act, also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group ("Acquiring Person") seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Person's ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33-1/3%, 33-1/3% to 50% or 50% or more (a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide shareholders with detailed disclosures about his identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. A corporation may opt-out of the statute, which Horizon has not done, by so providing in its articles of incorporation or bylaws. Southern Financial, however, has opted out of the statute by so providing in its bylaws. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's shareholders under other provisions of the Virginia Stock Corporation Act.

                                   REGULATION

         Set forth below is a brief description of certain laws and regulations that relate to the regulation of Southern Financial and Horizon. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

General

         Southern Financial is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and Horizon is a state chartered bank. As such, Southern Financial and Horizon are each supervised by the Board of Governors of the Federal Reserve System and are each required to file reports with the Federal Reserve and provide such additional information as the Federal Reserve may require. Southern Financial and Horizon are also subject to Virginia laws regarding financial institution holding companies and financial institutions, respectively, as administered by the Bureau of Financial Institutions of the State Corporation Commission of Virginia. Southern Financial and Horizon are also affected by rules and regulations of the Federal Deposit Insurance Corporation ("FDIC"). Southern Financial and Horizon are members of the Federal Reserve System and the Federal Home Loan Bank of Atlanta. The various laws and regulations administered by the regulatory agencies affect corporate practices, expansion of business, and provisions of services. Also, monetary and fiscal policies of the United States directly affect bank loans and deposits and thus may affect Southern Financial's and Horizon's earnings. The future impact of these policies and of the continuing regulatory changes in the financial services industry cannot be predicted.

FDIC Regulations

         The Federal Deposit Insurance Corporation Act of 1991 ("FDICIA"), which became law in December 1991, required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities. In addition, pursuant to FDICIA, each federal banking agency has promulgated regulations, specifying the levels at which a financial institution would be considered "well capitalized",

"adequately capitalized", "under capitalized", "significantly under capitalized", or "critically under capitalized", and to take certain mandatory and discretionary supervisory actions based on the capital level of the institution.

         Under the Federal Reserve's regulations implementing the prompt corrective action provisions, an institution shall be deemed to be (i) "well capitalized" if it has total risk-based capital of 10% or more, has a Tier I risk-based capital ratio of 6% or more, has a leverage capital ratio of 5% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure, (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a Tier I risk-based ratio of 4% or more and a leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of "well capitalized", (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8%, a Tier I risk-based capital ratio that is less than 4% or a leverage capital ratio that is less than 4% (3% in certain circumstances), (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6%, a Tier I risk-based capital ratio that is less than 3% or a leverage capital ratio that is less than 3% and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%. In addition, under certain circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized). Immediately upon becoming undercapitalized, or upon failing to submit or implement a capital plan as required, an institution shall become subject to various regulatory restrictions.

         FDICIA also contained the Truth in Savings Act, which requires certain disclosures to be made in connection with deposit accounts offered to consumers. The Federal Reserve has adopted regulations implementing the provisions of the Truth in Savings Act.

         In addition, significant provisions of FDICIA required federal banking regulators to draft standards in a number of other important areas to assure bank safety and soundness, including internal controls, information systems and internal audit systems, credit underwriting, asset growth, compensation, loan documentation and interest rate exposure. FDICIA also required the regulators to establish maximum ratios of classified assets to capital, and minimum earnings sufficient to absorb losses without impairing capital. The legislation also contained other provisions which restricted the activities of state-chartered banks, amended various consumer banking laws, limited the ability of "under capitalized" banks to borrow from the Federal Reserve's discount window, and required federal banking regulators to perform annual onsite bank examinations and set standards for real estate lending.

Regulatory Capital Requirement

         All depository institutions are required to maintain minimum levels of regulatory capital. The federal bank regulatory agencies have established substantially similar risked based and leverage capital standards for financial institutions that they regulate. These regulatory agencies also may impose capital requirements in excess of these standards on a case-by-case basis for various reasons, including financial condition or actual or anticipated growth. Under the risk-based capital requirements of these regulatory agencies, Southern Financial and its bank subsidiary and Horizon are each required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital," which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder ("Tier 2 capital") consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. Based upon the applicable Federal

Reserve regulations, at March 31, 1999, Southern Financial Bank and Horizon each is considered to be "well capitalized."

         In addition, the federal regulatory agencies have established a minimum leverage capital ratio (Tier 1 capital to tangible assets). These guidelines provide for a minimum leverage capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

Deposit Insurance

         The deposits of each of Southern Financial and Horizon are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC has implemented a risk-related assessment system for deposit insurance premiums. All depository institutions have been assigned to one of nine risk assessment classifications based on certain capital and supervisory measures. Southern Financial's deposits are subject to the rates of the Savings Associations Insurance Fund ("SAIF") since Southern Financial converted to a commercial bank from a federal savings bank on December 1, 1995. Horizon's deposits are subject to the rates of the Bank Insurance Fund ("BIF"). Based on their current risk classifications, Southern Financial and Horizon are required to pay the minimum SAIF assessment and BIF assessment, respectively.

Federal Home Loan Bank System

         Southern Financial and Horizon are members of the Federal Home Loan Bank System, which consists of 12 district Federal Home Loan Banks with each subject to supervision and regulation by the Federal Housing Finance Board. The Federal Home Loan Banks provide a central credit facility for member institutions. Southern Financial and Horizon, as members of the Federal Home Loan Bank of Atlanta, are each required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount equal to at least 1% of the aggregate principal amount of their unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of their advances (borrowings) from the Federal Home Loan Bank of Atlanta, whichever is greater. At December 31, 1998, Southern Financial and Horizon had an investment of $1.1 million and $382 thousand, respectively, in the stock of the Federal Home Loan Bank of Atlanta and were in compliance with these requirements.

         Advances from the Federal Home Loan Bank of Atlanta are secured. Interest rates charged for advances vary depending upon maturity, the cost of funds to the Federal Home Loan Bank of Atlanta and the purpose of the borrowing. At December 31, 1998, Southern Financial and Horizon had $3.5 million outstanding in borrowings from the Federal Home Loan Bank of Atlanta, and Horizon had no such outstanding borrowings.

Federal Reserve System

         The Federal Reserve Board of Governors requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the earning assets of each of Southern Financial and Horizon.


                   RESALES OF SOUTHERN FINANCIAL COMMON STOCK

         Horizon Shareholders. The shares of Southern Financial common stock to be issued to Horizon shareholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Horizon as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of Horizon must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act.

         Affiliates of Southern Financial and Horizon. Commission guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of the acquiring company and acquired company by affiliates of either company in a business combination such as the merger. These guidelines indicate that the pooling-of-interests method of accounting will generally not be challenged on the basis of sales by such affiliates if these persons do not dispose of any of the shares of the corporation they own or any shares of the corporation they receive in connection with a merger during the period beginning 30 days prior to the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published (the "Pooling Restricted Period").

         Horizon has agreed to deliver to Southern Financial not less than 30 days prior to the effective date, for each of its affiliates, an agreement that such person will not dispose of (i) any Southern Financial common stock in violation of the Securities Act or (ii) any Horizon common stock or Southern Financial common stock during the Pooling Restricted Period.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         This joint proxy statement/prospectus, including information included or incorporated by reference herein, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and businesses of each of Southern Financial and Horizon. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

         o competitive pressure from banks and other financial service providers increases significantly;
         o    changes in the interest rate environment reduce margins;
         o general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;
         o    changes occur in the regulatory environment;

         o    changes occur in business conditions and inflation;
         o    changes occur in the securities markets; and
         o    any business disruptions that may result from Year 2000 issues.


                                     EXPERTS

         The financial statements of Southern Financial Bancorp, Inc. as of December 31, 1998 and 1997 and for each of the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of The Horizon Bank of Virginia as of December 31, 1998 and 1997 and for each of the years ended December 31, 1998, 1997 and 1996 have been included herein and in the registration statement in reliance upon the report of Thompson, Greenspon & Co., P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                                 LEGAL OPINIONS

         The validity of the shares of Southern Financial common stock offered hereby is being passed upon for Southern Financial by Williams, Mullen, Clark & Dobbins, Richmond, Virginia. Williams, Mullen, Clark & Dobbins will deliver an opinion to Southern Financial and Horizon concerning certain federal income tax consequences of the merger. See "The Merger -- Material Federal Income Tax Consequences of the Merger" on page I-16.

         Certain matters relating to the merger will be passed upon for Horizon by Mays & Valentine, L.L.P., Richmond, Virginia.


                       WHERE YOU CAN FIND MORE INFORMATION

         Southern Financial maintains an Internet site at www.southernfinancialbank.com, which contains information relating to Southern Financial and its business.

         In addition, Southern Financial files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that Southern Financial files at the Commission's public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including Southern Financial, that file documents with the Commission electronically through the Commission's electronic data gathering, analysis and retrieval system known as EDGAR. Southern Financial's reports, proxy and information statements may also be reviewed at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

         This joint proxy statement/prospectus is part of a registration statement filed by Southern Financial with the Commission. Because the rules and regulations of the Commission allow the omission of certain portions of the registration statement from this document, this joint proxy statement/prospectus does not contain all the information contained in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding Southern Financial. The registration statement and its exhibits may be inspected at the public reference facilities of the Commission at the addresses mentioned above.

                                                                      Appendix A


                      AGREEMENT AND PLAN OF REORGANIZATION

                                     BETWEEN

                          THE HORIZON BANK OF VIRGINIA

                                       AND

                        SOUTHERN FINANCIAL BANCORP, INC.

                                       AND

                             SOUTHERN FINANCIAL BANK



                                   May 3, 1999


                                  (as amended)

                                TABLE OF CONTENTS

                                    ARTICLE 1
                     The Reorganization and Related Matters

                                                                                                                 Page
1.1      The Reorganization..........................................................................             6
1.2      Management..................................................................................             6
1.3      The Closing and Effective Date..............................................................             7
1.4      Definitions.................................................................................             7


                                    ARTICLE 2
                          Basis and Manner of Exchange

2.1      Conversion of HBV Shares....................................................................             8
2.2      Manner of Exchange..........................................................................             8
2.3      No Fractional Shares........................................................................             9
2.4      Dividends...................................................................................             9


                                    ARTICLE 3
                         Representations and Warranties

3.1      Representations and Warranties of HBV.......................................................             9
         (a)      Organization, Standing and Power...................................................             9
         (b)      Authority..........................................................................             9
         (c)      Capital Structure..................................................................            10
         (d)      No Subsidiaries....................................................................            10
         (e)      Financial Statements...............................................................            10
         (f)      Absence of Undisclosed Liabilities.................................................            10
         (g)      Legal Proceedings; Compliance with Laws............................................            11
         (h)      Regulatory Approvals...............................................................            11
         (i)      Labor Relations....................................................................            11
         (j)      Tax Matters........................................................................            11
         (k)      Property...........................................................................            12
         (l)      Reports............................................................................            12
         (m)      Employee Benefit Plans.............................................................            12
         (n)      Investment Securities..............................................................            13
         (o)      Certain Contacts...................................................................            13
         (p)      Insurance..........................................................................            14



                                       2

         (q)      Absence of Material Changes and Events.............................................            14
         (r)      Loans, OREO and Allowance for Loan Losses..........................................            14
         (s)      Statements True and Correct........................................................            15
         (t)      Brokers and Finders................................................................            16
         (u)      Repurchase Agreements..............................................................            16
         (v)      Administration of Trust Accounts...................................................            16
         (w)      Environmental Matters..............................................................            16
         (x)      Year 2000..........................................................................            18

3.2      Representations and Warranties of SFB.......................................................            18
         (a)      Organization, Standing and Power...................................................            18
         (b)      Authority..........................................................................            19
         (c)      Capital Structure..................................................................            20
         (d)      Ownership of the SFB Subsidiaries; Capital Structure
                  of the SFB Subsidiaries; and Organization of the SFB
                  Subsidiaries.......................................................................            20
         (e)      Financial Statements...............................................................            21
         (f)      Absence of Undisclosed Liabilities.................................................            21
         (g)      Legal Proceedings; Compliance with Laws............................................            21
         (h)      Regulatory Approvals...............................................................            22
         (i)      Labor Relations....................................................................            22
         (j)      Tax Matters........................................................................            22
         (k)      Property...........................................................................            22
         (l)      Reports............................................................................            23
         (m)      Employee Benefit Plans.............................................................            23
         (n)      Investment Securities..............................................................            23
         (o)      Certain Contacts...................................................................            23
         (p)      Insurance..........................................................................            24
         (r)      Loans, OREO and Allowance for Loan Losses..........................................            24
         (q)      Absence of Material Changes and Events.............................................            25
         (s)      Statements True and Correct........................................................            26
         (t)      Brokers and Finders................................................................            26
         (u)      Repurchase Agreements..............................................................            26
         (v)      Administration of Trust Accounts...................................................            26
         (w)      Environmental Matters..............................................................            27
         (x)      Year 2000..........................................................................            28



                                       3

                                    ARTICLE 4
                       Conduct Prior to the Effective Date

4.1      Access to Records and Properties............................................................            28
4.2      Confidentiality.............................................................................            29
4.3      Registration Statement, Proxy Statement and Shareholder Approval............................            29
4.4      Operation of the Business of HBV and SFB....................................................            30
4.5      Dividends...................................................................................            31
4.6      No Solicitation.............................................................................            31
4.7      Regulatory Filings..........................................................................            31
4.8      Public Announcements........................................................................            31
4.9      Notice of Breach............................................................................            31
4.10     Accounting Treatment........................................................................            32
4.11     Reorganization Consummation.................................................................            32


                                    ARTICLE 5
                              Additional Agreements

5.1      Conversion of Stock Options.................................................................            32
5.2      Accounting Treatment........................................................................            33
5.3      Benefit Plans...............................................................................            33
5.4      Indemnification.............................................................................            34


                                    ARTICLE 6
                        Conditions to the Reorganization

6.1      Conditions to the Reorganization............................................................            35
         (a)      Shareholder Approvals..............................................................            35
         (b)      Regulatory Approvals...............................................................            35
         (c)      Registration Statement.............................................................            35
         (d)      Tax Opinion........................................................................            35
         (e)      Accountants' Letter................................................................            35
         (f)      Opinions of Counsel................................................................            35
         (g)      Legal Proceedings..................................................................            36

6.2      Conditions to Obligations of SFB............................................................            36
         (a)      Representations and Warranties.....................................................            36
         (b)      Performance of Obligations.........................................................            36
         (c)      Affiliate Letters..................................................................            36



                                       4

         (d)      Investment Banking Letter..........................................................            36
         (e)      Employment Contract Termination....................................................            36

6.3      Conditions to Obligations of HBV............................................................            37
         (a)      Representations and Warranties.....................................................            37
         (b)      Performance of Obligations.........................................................            37
         (c)      Investment Banking Letter..........................................................            37


                                    ARTICLE 7
                                   Termination

7.1      Termination.................................................................................            37
7.2      Effect of Termination.......................................................................            38
7.3      Non-Survival of Representations, Warranties and Covenants...................................            38
7.4      Expenses....................................................................................            38
7.5      Termination Fee.............................................................................            39


                                    ARTICLE 8
                               General Provisions

8.1      Entire Agreement............................................................................            40
8.2      Waiver and Amendment........................................................................            40
8.3      Descriptive Headings........................................................................            40
8.4      Governing Law...............................................................................            40
8.5      Notices.....................................................................................            40
8.6      Counterparts................................................................................            41
8.7      Severability................................................................................            41
8.8      Brokers and Finders.........................................................................            41
8.9      Subsidiaries................................................................................            42

Exhibit A - Plan of Merger between The Horizon Bank of Virginia and Southern Financial Bank.

Exhibit B - Form of Employment Agreement between Richard L. Hall and Southern Financial Bancorp, Inc.

Exhibit C - Form of Amendment to Bylaws of Southern Financial Bancorp, Inc.

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of May 3, 1999 by and between The Horizon Bank of Virginia, a Virginia state bank with its principal office located in Vienna, Virginia
("HBV"), Southern Financial Bancorp, Inc., a Virginia corporation with its principal office located in Warrenton, Virginia ("SFB"); and Southern Financial Bank, a Virginia state bank and a wholly owned subsidiary of SFB with its principal office located in Warrenton, Virginia (the "Bank").

                                   WITNESSETH:

         WHEREAS, HBV and SFB desire to combine their respective businesses; and

         WHEREAS, HBV and SFB have agreed to the affiliation of their two companies through a merger of HBV with and into the Bank under Virginia law, as a result of which the shareholders of HBV would become shareholders of SFB, all as more specifically provided in this Agreement and the Plan of Merger in the form attached hereto as Exhibit A (the "Plan"); and

         WHEREAS, the respective Boards of Directors of HBV and SFB have resolved that the transactions described herein are in the best interests of the parties and their respective shareholders and have authorized and approved the execution and delivery of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                                    ARTICLE 1

                     The Reorganization and Related Matters

         1.1 The Reorganization. Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.3 hereof, HBV will be merged with and into the Bank pursuant to the Plan (the "Reorganization"). The separate corporate existence of HBV shall thereupon cease, and the Bank will be the surviving corporation in the merger. From and after the Effective Date, the Reorganization will have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act ("VSCA").

         1.2 Management. On the Effective Date, SFB shall increase the size of its Board of Directors by three (3) members and Richard L. Hall, John C. Belotti and Robert P. Warhurst shall be appointed to fill the vacancies so created. Mr. Hall shall become a member of the class of Directors whose terms expire in 2001 and Messrs. Belotti and Warhurst shall become members of the classes of Directors whose terms expire in 2000 and 2002, respectively. Richard
L. Hall shall become an Executive Vice President of the Bank. The Corporation shall establish an eastern region Advisory Board and each current member of the HBV Advisory Board and each HBV Director who desires to serve on the eastern region Advisory Board shall become a member of such Advisory Board. At the Effective Date, Section 2.3 of the Bylaws of SFB shall be amended to read as set forth in Exhibit B hereto.

         1.3 The Closing and Effective Date. The closing of the transactions contemplated by this Agreement and the Plan of Reorganization shall take place at the offices of Williams, Mullen, Christian & Dobbins, 1021 East Cary Street, Richmond, Virginia or at such other place as may be mutually agreed upon by the parties. The Reorganization shall become effective on the date shown on the Certificate of Merger issued by the State Corporation Commission of Virginia effecting the Reorganization (the "Effective Date"). Unless otherwise agreed upon in writing by the chief executive officers of SFB and HBV, subject to the conditions to the obligations of the parties to effect the Reorganization as set forth in Article 6, the parties shall use their best efforts to cause the Effective Date to occur on the first day of the month following the month in which the conditions set forth in Sections 6.1(a) and 6.1(b) are satisfied. All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Reorganization will be exchanged by the parties at the closing of the Reorganization (the "Reorganization Closing"), which shall be held on or before the Effective Date. At or after the Reorganization Closing, the Bank and HBV shall execute and deliver to the Virginia State Corporation Commission Articles of Merger containing a Plan of Merger in substantially the form of Exhibit A hereto.

         1.4 Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

                  (a) the term "knowledge" when used with respect to a party shall mean the knowledge, after due inquiry, of any "Executive Officer" of such party, as such term is defined in Regulation O, (12 C.F.R. 215);

                  (b)      the term "Material Adverse Effect", when applied to a
party, shall mean an event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs or other real estate and taxes and (ii) any breach of a representation or warranty by such party) which (a) has or is reasonably likely to have a material adverse effect on the financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or
(b) would materially impair the party's ability to perform its obligations under this Agreement or the consummation of the Reorganization and the other transactions contemplated by this Agreement; provided, however, that solely for purposes of measuring whether an event, occurrence or circumstance has a material adverse effect on such party's results of operations, the term "results of operations" shall mean net interest income plus non-interest income (less securities gains) less gross expenses (excluding provisions for possible loan and lease losses, write-downs of other real estate and taxes); and provided further, that material adverse effect and material impairment shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, and (iii) the Reorganization on the operating performance of the parties to this Agreement; and

                  (c) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure letter that is delivered by that party to the other party prior to or contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement.

                                    ARTICLE 2

                          Basis and Manner of Exchange

         2.1 Conversion of HBV Stock. At the Effective Date, by virtue of the Reorganization and without any action on the part of the holders thereof, each share of common stock, par value $2.50 per share, of HBV ("HBV Common Stock") issued and outstanding immediately prior to the Effective Date shall cease to be outstanding and shall be converted into 0.63 shares of common stock, par value $.01 per share, of SFB ("SFB Common Stock"), plus cash for fractional shares (the "Exchange Ratio"). Each holder of a certificate representing any shares of HBV Common Stock shall thereafter cease to have any rights with respect to such HBV Common Stock, except the right to receive any dividends previously declared but unpaid as to such stock and the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with Section 2.2. In the event SFB changes the number of shares of SFB Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding SFB Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

         2.2 Manner of Exchange. As promptly as practicable after the Effective Date, SFB shall cause Chase Mellon Shareholder Services, acting as the exchange agent ("Exchange Agent"), to send to each former shareholder of record of HBV immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of HBV Common Stock for the consideration set forth in Section 2.1 above and Section 2.3 below. Any fractional share checks which a HBV shareholder shall be entitled to receive in exchange for such shareholder's shares of HBV Common Stock, and any dividends paid on any shares of SFB Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of HBV Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to SFB and the Exchange Agent, in their judgement, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         2.3 No Fractional Shares. No certificates or scrip for fractional shares of SFB

Common Stock will be issued. In lieu thereof, SFB will pay the value of such fractional shares in cash on the basis of the average of the closing prices of SFB Common Stock as reported by NASDAQ for trades reported during the ten (10) trading days immediately preceding the Effective Date.

         2.4 Dividends. No dividend or other distribution payable to the holders of record of SFB Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of HBV Common Stock issued and outstanding at the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions shall be paid (without interest).

                                    ARTICLE 3

                          Representation and Warranties

         3.1 Representations and Warranties of HBV. HBV represents and warrants to SFB as follows:

                  (a) Organization, Standing and Power. (1) HBV is a corporation and a Virginia state bank, duly organized, validly existing and in good standing under the laws of Virginia, and it has all requisite corporate power and authority to carry on its business in Virginia as now being conducted and to own and operate its assets, properties and business. HBV has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and the Plan of Merger. HBV is a member of the Federal Reserve System. Except as Previously Disclosed, HBV is in compliance in all material respects with all rules and regulations promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Virginia State Corporation Commission ("SCC") and any other relevant regulatory authority, and it has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.

                  (2) HBV is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. All of the shares of capital stock of HBV are fully paid and nonassessable.

                  (b) Authority. (1) The execution and delivery of this Agreement, the Plan of Merger and the consummation of the Reorganization, have been duly and validly authorized by all necessary corporate action on the part of HBV, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligations of HBV, enforceable against HBV in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (2) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated herein, nor compliance by HBV with any of the provisions hereof will: (i) conflict with or result in a breach of any provision of HBV's Articles of Incorporation or Bylaws; (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of HBV pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease, or other instrument or obligation, to which HBV is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in
Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to HBV or any or its properties or assets.

                  (c) Capital Structure. The authorized capital stock of HBV consists of 2,000,000 shares of common stock, par value $2.50 per share, of which, as of the date hereof, 1,659,895 shares are issued, outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights and were not issued in violation of any agreement to which HBV is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. Except as Previously Disclosed, there are no outstanding options, warrants or other rights to subscribe for or purchase from HBV any capital stock of HBV or securities convertible into or exchangeable for capital stock of HBV.

                  (d) No Subsidiaries. HBV does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization.

                  (e) Financial Statements. HBV has previously furnished to SFB true and complete copies of its audited balance sheets and related consolidated statements of income, statements of cash flows, and statements of stockholders' equity for the three year period ended December 31, 1998 (together with the notes thereto, the "HBV Financial Statements"). The HBV Financial Statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis during the periods presented, and present fairly the financial position of HBV as of the respective dates thereof and the results of its operations for the three year period then ended.

                  (f) Absence of Undisclosed Liabilities. At December 31, 1998, HBV had no obligation or liability (contingent or otherwise) of any nature which was not reflected in the HBV Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

                  (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of HBV's management, threatened against HBV, or against any property, asset, interest or right of

HBV, that are reasonably expected to have, either individually or in the aggregate a material adverse effect on the financial condition of HBV or that are reasonably expected to threaten or impede the consummation of the Reorganization. HBV is not a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of HBV. Except as Previously Disclosed, as of the date of this Agreement, neither HBV nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of its business or its properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Previously Disclosed, HBV has not been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of HBV's management, HBV has complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                  (h) Regulatory Approvals. HBV knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

                  (i) Labor Relations. HBV is not a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  (j) Tax Matters. HBV has filed all federal, state and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the HBV Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the HBV Financial Statements, there are no federal, state or local tax liabilities of HBV other than liabilities that have arisen since December 31, 1998, all of which have been properly accrued or otherwise provided for on the books and records of HBV. Except as Previously Disclosed, no tax return or report of HBV is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against HBV by any taxing authority.

                  (k) Property. Except as disclosed or reserved against in the HBV Financial

Statements, HBV has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the HBV Financial Statements as being owned by HBV as of the dates thereof. To the best knowledge of HBV, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by HBV are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by HBV are in good operating condition and in a state of good maintenance and repair, and to the best knowledge of HBV (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

                  (l) Reports. Since January 1, 1995, HBV has filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SCC, the Federal Reserve, and to the best knowledge of HBV, any other governmental or regulatory authority or agency having jurisdiction over its operations.

                  (m) Employee Benefit Plans. (1) HBV will deliver for SFB's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by HBV for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "HBV Benefit Plans"). Any of the HBV Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section (3(2) of ERISA, is referred to herein as a "HBV ERISA Plan." No HBV Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                  (2) Except as Previously Disclosed, all HBV Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations, the breach or violation of which could result in a material liability to HBV on a consolidated basis.

                  (3) No HBV ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

                  (n) Investment Securities. Except for pledges to secure public and trust deposits and obligations under agreements pursuant to which HBV has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the HBV Financial

Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time. With respect to any agreements pursuant to which HBV has purchased securities subject to any agreement to resell, it has a valid, perfected first lien or security interest in the government securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (o) Certain Contracts. (1) Except as Previously Disclosed, HBV is not a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by HBV or the guarantee by HBV of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between HBV and any director of officer of HBV, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between HBV and any 5% or more shareholder of HBV; in each case other than agreements entered into in the ordinary course of the banking business of HBV or any HBV Subsidiary consistent with past practice.

                  (2) Neither HBV, nor to the knowledge of HBV, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreement by borrowers from HBV in the ordinary course of its business.

                  (3) Since December 31, 1998 HBV has not incurred or paid any obligation or liability that would be material to HBV, except obligations incurred or paid in connection with transactions in the ordinary course of business of HBV consistent with its practice and, except as Previously Disclosed, from December 31, 1998 to the date hereof, HBV has not taken any action that, if taken after the date hereof, would breach any of the covenants contained in Section 4.4 hereof.

                  (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of HBV has previously been furnished to SFB and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by HBV. HBV is not in default with respect to any provision contained in any such policy or binder and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. HBV has not received notice of cancellation or non-renewal of any such policy or binder. HBV has no knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. HBV has not received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                  (q) Absence of Material Changes and Events. Since December 31, 1998, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business of HBV, and HBV has conducted its business only in the ordinary course consistent with past practice. This representation and warranty shall not be deemed to be modified by any disclosures made to SFB or information provided to SFB as "Previously Disclosed" in connection with this Agreement or obtained by SFB during due diligence or otherwise in connection with this Agreement, nor shall the receipt of such disclosures or information limit the right of SFB (i) to rely upon the representations and warranties contained herein as a condition to its obligations to effect the Reorganization as provided in Section 6.2 or (ii) to terminate this Agreement under Section 7.1(c).

                  (r) Loans, OREO and Allowance for Loan Losses. (1) Except as Previously Disclosed, and except for matters which individually or in the aggregate do not materially adversely affect the Reorganization or the financial condition of HBV, to the best knowledge of HBV, each loan reflected as an asset in the HBV Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be,
(ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation by the FDIC which have been made by HBV comply therewith.

                  (2) The classification on the books and records of HBV of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

                  (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the HBV Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and HBV has not received any notice of denial of any such claim.

                  (4) HBV is in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and HBV is diligently pursuing such eviction or summary proceedings or such rental arrangements. Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of HBV, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

                  (5) Except as Previously Disclosed, all loans made by HBV to facilitate the disposition of OREO are performing in accordance with their terms.

                  (6) The allowance for possible loan losses shown on the HBV Financial Statements was, and the allowance for possible loan losses shown on the financial statements of HBV as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of HBV and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by HBV.

                  (s) Statements True and Correct. None of the information supplied or to be supplied by HBV for inclusion in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by SFB with the Securities and Exchange Commission (the "SEC"), the Proxy Statement/Prospectus (as defined in Section 4.3) to be mailed to every HBV shareholder and every SFB shareholder or any other document to be filed with the SEC, the SCC, the Federal Reserve, or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to HBV shareholders and SFB shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the time of the HBV Shareholders' Meeting and the SFB Shareholders' Meeting (as defined in Section 4.3), be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the HBV Shareholders' Meeting and the SFB Shareholders' Meeting.

                  (t) Brokers and Finders. Neither HBV, nor any of its respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for McKinnon & Company, Inc..

                  (u) Repurchase Agreements. With respect to all agreements pursuant to which HBV has purchased securities subject to an agreement to resell, if any, HBV has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (v) Administration of Trust Accounts. HBV has properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of HBV, all accounts for which it acts as fiduciary including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither HBV, nor any director, officer or employee of HBV has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of HBV, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

                  (w)      Environmental   Matters.  (1)  Except  as  Previously
Disclosed, to the best of HBV's knowledge, HBV does not own or lease any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. HBV is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of HBV, the premises on which the leasehold is situated. HBV has not received any Communication alleging that HBV is not in such compliance and, to the best knowledge of HBV, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                  (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on HBV of any liability arising under any Environmental Laws pending or, to the best knowledge of HBV, threatened against (A) HBV, (B) any person or entity whose liability for any Environmental Claim HBV has or may have retained or assumed either contractually or by operation of law, or (C) any real or personal property which HBV owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of HBV. HBV is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (3) To the best knowledge of HBV, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on HBV of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which HBV holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of HBV. HBV is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (4) With respect to all real and personal property owned or leased by HBV, other than OREO, HBV has made available to SFB copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by HBV and all real or personal property which HBV has been or is judged to have managed or to have supervised or participated in the management of, HBV has made available to SFB the information relating to such OREO available to HBV. HBV is in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

                  (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against HBV or against any person or entity whose liability for any Environmental Claim HBV has or may have retained or assumed either contractually or by operation of law.

                  (6) For the purpose of this Agreement, the following terms shall have the following meanings:

                  (i) "Communication" means a communication which is of a substantive nature and which is made (A) in writing to HBV on the one hand or to SFB or any SFB Subsidiary on the other hand, or (B) orally to a senior officer of HBV or of SFB or any SFB Subsidiary, whether from a governmental authority or a third party.

                  (ii) "Environmental Claim" means any Communication from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern.

                  (iii) "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment

(including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). This definition includes, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (iv)     "Materials   of    Environmental    Concern"    means
pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

         (x) Year 2000. Except as Previously Disclosed, HBV has reviewed the areas within its business and operation which could be adversely affected by, and has developed a program to address and remedy on a timely basis, "Year 2000" issues such as risks that computer applications, vendors, customers, equipment and operating systems will not be "Year 2000 Compliant") (hereinafter defined), and has made appropriate related inquiries of its vendors and customers. "Year 2000 Compliant," with respect to any person, means that the hardware and software systems and components (including without limitation imbedded microchips) owned, licensed or used by such person in connection with its business operations will (without any additional cost or the need for human intervention) (i) accurately process information involving any and all dates before, during and/or after January 1, 2000, including without limitation recognizing and processing input, providing output, storing information and performing date-related calculations, all without creating any ambiguity as to the century and without any other material and adverse error or malfunction,
(ii) operate accurately without material and adverse interruption or malfunction on and in respect of any and all dates before, during and/or after January 1, 2000 and (iii) where applicable, respond to and process two digit year input without creating any ambiguity as to the century.

         3.2 Representations and Warranties of SFB. SFB represents and warrants to HBV as follows:

                  (a) Organization, Standing and Power. (1) SFB is a corporation duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and SFB has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and Plan of Reorganization. SFB is duly registered as a bank holding company. under the Bank Holding Company Act of 1956. The Bank, a wholly owned subsidiary of SFB, is a Virginia corporation and a Virginia state bank, duly organized, validly existing and in good standing under the laws of Virginia, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, and it has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business.

                  (2) SFB has Previously Disclosed its subsidiary corporations (and the subsidiaries thereof), all of which are duly organized, validly existing and in good standing in their respective states of incorporation and which have all requisite corporate power and authority to carry on their businesses as now being conducted and to own and operate their assets, properties and business (the "SFB Subsidiaries" and, collectively with SFB, the "SFB Companies"). Each SFB Subsidiary that is a depository institution is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. All of the shares of capital stock of the SFB Subsidiaries held by SFB are duly and validly issued, fully paid and nonassessable, and all such shares are owned by SFB or a SFB Subsidiary free and clear of any claim, lien, pledge or encumbrance of any kind, and were not issued in violation of the preemptive rights of any shareholder or in violation of any agreement or of any registration or qualification provisions of federal or state securities laws. Except as Previously Disclosed, none of the SFB Companies owns any equity securities of any other corporation or entity. Except as Previously Disclosed, each of the SFB Companies is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to so qualify either singly or in the aggregate would have a material adverse effect on the financial condition, properties, businesses or results of operations of the SFB Companies.

                  (b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the Reorganization have been duly and validly authorized by all necessary corporate action on the part of SFB, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligation of SFB, enforceable against SFB in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by SFB with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of SFB, (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the SFB Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the SFB Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the SFB Companies or any of their properties or assets.

                  (c) Capital Structure. The authorized capital stock of SFB consists of: 5,000,000 shares of common stock, par value $.01 per share ("SFB Common Stock), of which 1,633,094 shares are issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which SFB is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws; and 500,000 shares of preferred stock, par value $.01 per share, of which 13,621 are issued and outstanding. The shares of SFB Common Stock to be issued in exchange for shares of HBV Common Stock upon consummation of the Reorganization will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. Except as Previously Disclosed, there are no outstanding understandings or commitments of any character pursuant to which SFB and any of the SFB Companies could be required or expected to issue shares of capital stock.

                  (d) Ownership of the SFB Subsidiaries; Capital Structure of SFB Subsidiaries; and Organization of the SFB Subsidiaries. (1) SFB does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed (collectively the "SFB" Subsidiaries" and each individually a "SFB Subsidiary"). The outstanding shares of capital stock of each SFB Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are directly or indirectly owned by SFB free and clear of all liens, claims and encumbrances. No Rights are authorized, issued or outstanding with respect to the capital stock of any SFB Subsidiary and there are no agreements, understandings or commitments relating to the right of SFB to vote or to dispose of said shares. None of the shares of capital stock of any SFB Subsidiary has been issued in violation of the preemptive rights of any person.

                  (2) Each SFB Subsidiary is a duly organized corporation, validly existing and in good standing under applicable laws. Each SFB Subsidiary
(i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of SFB on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to do qualify would have a material adverse effect on the financial condition, results of operations or business of SFB on a consolidated basis. Each SFB Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such SFB Subsidiary.

                  (e) Financial Statements. SFB's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and all other documents filed or to be filed subsequent to December 31, 1998 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the SEC (in each such case, the "SFB Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material face required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the SFB Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the SFB Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

                  (f) Absence of Undisclosed Liabilities. At December 31, 1998, none of the SFB Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the SFB Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

                  (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of SFB's management, threatened or probable of assertion against any of the SFB Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a material adverse effect on the financial condition of SFB on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the transactions contemplated by this Agreement. None of the SFB Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of SFB on a consolidated basis. Except as Previously Disclosed, as of the date of this Agreement, none of the SFB Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Previously Disclosed, none of the SFB Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of SFB, the SFB Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

                  (h) Regulatory Approvals. SFB knows of no reason why the regulatory approvals referred to in Section 6.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 6.1(b).

                  (i) Labor Relations. None of the SFB Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that is has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

                  (j) Tax Matters. The SFB Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the SFB Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the SFB Financial Statements, there are no federal, state or local tax liabilities of the SFB Companies other than liabilities that have arisen since December 31, 1998, all of which have been properly accrued or otherwise provided for on the books and records of the SFB Companies. Except as Previously Disclosed, no tax return or report of any of the SFB Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the SFB Companies by any taxing authority.

                  (k) Property. Except as disclosed or reserved against in the SFB Financial Statements, all of the SFB Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the SFB Financial Statements as being owned by the SFB Companies as of the dates thereof. To the best knowledge of SFB, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the SFB Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the SFB Companies are, to the best knowledge of SFB, in good operating condition, in a state of good maintenance and repair and (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

                  (l) Reports. Since January 1, 1995, the SFB Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, the Federal Reserve, the SCC, and any other governmental or regulatory authority or agency having jurisdiction over their operations.

                  (m) Employee Benefit Plans. (1) SFB will deliver for HBV's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by SFB for the benefit of employees, retirees or other beneficiaries eligible to participate (collectively, the "SFB Benefit Plans"). Any of the SFB Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "SFB ERISA Plan." No SFB Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

                  (2) Except as Previously Disclosed, all SFB Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to SFB on a consolidated basis.

                  (3) No SFB ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

                  (n) Investment Securities. Except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the SFB Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the SFB Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time. With respect to any agreements pursuant to which any of the SFB Companies has purchased securities subject to any agreement to resell, it has a valid, perfected first lien or security interest in the government securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (o) Certain Contracts. (1) Except as Previously Disclosed, neither SFB nor any SFB subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by SFB or any SFB Subsidiary or the guarantee by SFB or any SFB Subsidiary of any such obligation,
(iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between SFB or any SFB Subsidiary and any director or officer of SFB or any SFB Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between SFB or any SFB Subsidiary and any 5% or more shareholder of SFB; in each case other than agreements entered into in the ordinary course of the banking business of SFB or a SFB Subsidiary consistent with past practice.

                  (2) Neither SFB or any SFB Subsidiary, nor to the knowledge of SFB, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from SFB or a SFB Subsidiary in the ordinary course of its business.

                  (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the SFB Companies has previously been furnished to HBV and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by SFB. The SFB Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the SFB Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the SFB Companies has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the SFB Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

                  (q)      Loans,  OREO,  and  Allowance  for Loan  Losses.  (1)
Except as Previously Disclosed, and except for matters which individually or in the aggregate, do not materially adversely affect the Reorganization or the financial condition of SFB, to SFB's best knowledge each loan reflected as an asset in the SFB Financial Statements (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation of the Federal Reserve which have been made by SFB and the SFB Subsidiaries comply therewith.

                  (2) The classification on the books and records of SFB and each SFB Subsidiary of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

                  (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the SFB Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither SFB nor any SFB Subsidiary has been received any notice of denial of any such claim.

                  (4) SFB and each SFB Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and SFB and/or each SFB Subsidiary are diligently pursuing such eviction of summary proceedings or such rental arrangements. Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of SFB and each SFB Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

                  (5) Except as Previously Disclosed, all loans made by any of the SFB Companies to facilitate the disposition of OREO are performing in accordance with their terms.

                  (6) The allowance for possible loan losses shown on the SFB Financial Statements was, and the allowance for possible loan losses shown on the financial statements of SFB as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of the SFB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by SFB.

                  (r) Absence of Material Changes and Events. Since December 31, 1998, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business or SFB, and SFB has conducted its business only in the ordinary course consistent with past practice. This representation and warranty shall not be deemed to be modified by any disclosures made to HBV or information provided to HBV as "Previously Disclosed" in connection with this Agreement or obtained by HBV during due diligence or otherwise in connection with this Agreement, nor shall the receipt of such disclosures or information limit the right of HBV (i) to rely upon the representations and warranties contained herein as a condition to its obligations to effect the Reorganization as provided in Section 6.3 or (ii) to terminate this Agreement under Section 7.1(d).

                  (s) Statements True and Correct. None of the information supplied or to be supplied by SFB for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to HBV shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the time of the HBV Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the HBV Shareholders' Meeting. All documents that SFB is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated, hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

                  (t) Brokers and Finders. Neither SFB nor any SFB Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for Tucker Anthony, Inc.

                  (u) Repurchase Agreements. With respect to all agreements pursuant to which SFB or any SFB Subsidiary has purchased securities subject to an agreement to resell, if any, SFB or such SFB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

                  (v) Administration of Trust Accounts. SFB and SFB Subsidiaries have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of SFB and SFB Subsidiaries, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither SFB nor a SFB Subsidiary, nor any director, officer or employee of SFB or a SFB Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of SFB, or a SFB Subsidiary, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

                  (w) Environmental Matters. (1) Except as Previously Disclosed, to the best of SFB's knowledge, neither SFB nor any SFB Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of SFB and the SFB Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of SFB and the SFB Subsidiaries, the premises on which the leasehold is situated. Neither SFB nor any SFB Subsidiary has received any Communication alleging that SFB or such SFB Subsidiary is not in such compliance and, to the best knowledge of SFB and the SFB Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                  (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on SFB and the SFB Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of SFB and the SFB Subsidiaries, threatened against (A) SFB or any SFB Subsidiary, (B) any person or entity whose liability for any Environmental Claim, SFB or any SFB Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C)any real or personal property which SFB or any SFB Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business,
financial   condition  or  results  of  operations  of  SFB.  SFB  and  the  SFB
Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (3) To the best knowledge of SFB and the SFB Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on SFB or any SFB Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which SFB or any SFB Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of SFB. SFB and the SFB Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                  (4) With respect to all real and personal property owned or leased by SFB or any SFB Subsidiary, other than OREO, SFB has made available to HBV copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by SFB or any SFB Subsidiary and all real or personal property which SFB or any SFB Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, SFB has made available to HBV the information relating to such OREO available to SFB. SFB and the SFB Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

                  (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against SFB or any SFB Subsidiary or against any person or entity whose liability for any Environmental Claim SFB or any SFB Subsidiary has or may have retained or assumed either contractually or by operation of law.

         (x) Year 2000. Except as Previously Disclosed, SFB has reviewed the areas within its business and operation which could be adversely affected by, and has developed a program to address and remedy on a timely basis, "Year 2000" issues such as risks that computer applications, vendors, customers, equipment and operating systems will not be "Year 2000 Compliant") (hereinafter defined), and has made appropriate related inquiries of its vendors and customers. "Year 2000 Compliant," with respect to any person, means that the hardware and software systems and components (including without limitation imbedded microchips) owned, licensed or used by such person in connection with its business operations will (without any additional cost or the need for human intervention) (i) accurately process information involving any and all dates before, during and/or after January 1, 2000, including without limitation recognizing and processing input, providing output, storing information and performing date-related calculations, all without creating any ambiguity as to the century and without any other material and adverse error or malfunction,
(ii) operate accurately without material and adverse interruption or malfunction on and in respect of any and all dates before, during and/or after January 1, 2000 and (iii) where applicable, respond to and process two digit year input without creating any ambiguity as to the century.

                                    ARTICLE 4

                       Conduct Prior to the Effective Date

         4.1 Access to Records and Properties. HBV will keep SFB, and SFB will keep HBV advised of all material developments relevant to their respective businesses prior to consummation of the Reorganization. Prior to the Effective Date, SFB, on the one hand, and HBV on the other, agree to give to the other party reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other.

         4.2 Confidentiality. Between the date of this Agreement and the Effective Date, SFB and HBV each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Reorganization is not consummated, each party will return or destroy as much of such written information as may reasonably be requested.

         4.3 Registration Statement, Proxy Statement and Shareholder Approval. (a) The Board of Directors of HBV, and the Board of Directors of SFB, each will duly call and will hold a meeting of their respective shareholders as soon as practicable for the purpose of approving the Reorganization or, in the case of SFB, approving the issuance of SFB Common Stock in the Reorganization (the "HBV Shareholders' Meeting" and the "SFB Shareholders' Meeting", respectively) and, subject to the fiduciary duties of the Board of Directors of HBV and of SFB (as advised in writing by its counsel), HBV and SFB each shall use its best efforts to solicit and obtain votes of the holders of its Common Stock in favor of the Reorganization and will comply with the provisions in their respective Articles of Incorporation and Bylaws relating to the call and holding of a meeting of shareholders for such purpose; each member of the Board of Directors of HBV and SFB shall vote all shares of HBV Common Stock and SFB Common Stock under his control (and not held in a fiduciary capacity) in favor of the Reorganization; and HBV and SFB shall, at the other's request, recess or adjourn the meeting if such recess or adjournment is deemed by the other to be necessary or desirable. SFB and HBV will prepare jointly the proxy statement/prospectus to be used in connection with the HBV Shareholders' Meeting and the SFB Shareholders' Meeting (the "Joint Proxy Statement"). SFB will prepare and file with the SEC the Registration Statement, of which such Joint Proxy Statement shall be a part and will use its best efforts to have the Registration Statement declared effective as promptly as possible. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by HBV relating to HBV and by SFB relating to the SFB Companies, (i) will comply in all material respects with the provisions of the Securities Act of 1933 and any other applicable statutory or regulatory requirements, including applicable state blue-sky and securities laws, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement.

         SFB shall use its reasonable best efforts to cause KPMG Peat Marwick LLP, its independent public accounting firm to deliver to HBV and HBV shall use its reasonable best efforts to cause Thompson, Greenspon & Co., P.C., its independent public accounting firm to deliver to HBV and to its officers and directors who sign the Registration Statement for the Reorganization, a "comfort letter" or "agreed upon procedures letter" in form customarily issued by such accountants at such time in transactions of this type dated (a) the date of the mailing of the joint proxy statement for the HBV shareholders' meeting and the date of mailing of the joint proxy statement for the SFB shareholders' meeting, respectively, and (b) a date not earlier than fourteen (14) days preceding the date of the Reorganization Closing.

         4.4 Operation of the Business of HBV and SFB. (a) HBV and SFB each agrees that from the date hereof to the Effective Date it will operate its business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it will use its best efforts to preserve intact its relationships with persons having business dealings with it.

         (b) Without limiting the generality of the foregoing, HBV agrees that it will not, without the prior written consent of SFB:

                  (1) Make any change in its authorized capital stock, or issue or sell any additional shares of, securities convertible into or exchangeable for, or options, warrants or rights to purchase, its capital stock, nor shall it purchase, redeem or otherwise acquire any of its outstanding shares of capital stock, provided that HBV may issue shares of common stock pursuant to options granted or issued prior to the date hereof:

                  (2) Voluntarily make any changes in the composition of its officers, directors or other key management personnel;

                  (3) Make any change in the compensation or title of any officer, director or key management employee or make any change in the compensation or title of any other employee, other than consistent with past practices in the ordinary course of business, any of which changes shall be reported promptly to SFB;

                  (4) Enter into any new bonus, incentive compensation, stock option, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement;

                  (5) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value;

                  (6) Except as permitted by Section 4.4(b)(1) hereof, issue or contract to issue any shares of its Common Stock, options for shares of its Common Stock, or securities exchangeable for or convertible into such shares;

                  (7)      Knowingly waive any right to substantial value:

                  (8) Enter into material transactions otherwise than in the ordinary course of its business;

                  (9) Alter, amend or repeal its Bylaws or Articles of Incorporation; or

                  (10) Propose or take any other action which would make any representation or warranty in Section 3.1 or Section 3.2 hereof untrue.

         4.5 Dividends. HBV agrees that SFB may declare and pay regular quarterly cash dividends not exceeding $0.125 per share per quarter from the date of this Agreement through the Effective Date. HBV shall not declare or pay any cash dividend prior to the Effective Date.

         4.6 No Solicitation. Unless and until this Agreement shall have been terminated pursuant to its terms, neither HBV nor any of its officers, directors, representatives or agents shall, directly or indirectly, (i) encourage, solicit or initiate discussions or negotiations with any person other than SFB concerning any merger, share exchange, sale of substantial assets, tender offer, sale of shares of capital stock or similar transaction involving HBV, (ii) enter into any agreement with any third party providing for a business combination transaction, equity investment or sale of a significant amount of assets, or (iii) furnish any information to any other person relating to or in support of such transaction. HBV will promptly communicate to SFB the terms of any proposal which it may receive in respect to any of the foregoing transactions.

         4.7 Regulatory Filings. SFB shall prepare all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve Board and the SCC, and any other governing regulatory authority, as soon as practicable after the date hereof. SFB shall use its best efforts to obtain approvals of such filings.

         4.8 Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Reorganization and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

         4.9 Notice of Breach. SFB and HBV will give written notice to the other promptly upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made to the other party in this Agreement and will use its best efforts to prevent or promptly remedy the same.

         4.10     Accounting  Treatment.  (a) SFB and HBV  shall  each use their
best    efforts   to   ensure   that   the    Reorganization    qualifies    for
pooling-of-interests accounting treatments.

                  (b) HBV and SFB shall consult and cooperate with each other with respect to determining the amount and the timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger, provided that any such accounting shall be in accordance with generally accepted accounting principles.

                  (c) At the request of SFB, HBV shall promptly establish and take such reserves and accruals as SFB shall request in order to conform on a mutually satisfactory basis, HBV's loan, accrual and reserve policies to SFB's policies. It is the objective of SFB and HBV that such reserves, accruals and charges be taken on or before the Effective Date; and provided, further, that such reserves and accruals shall not constitute a Material Adverse Change, and HBV shall not be obligated to take any such action pursuant to this Section 4.10(c) unless and until (i) all conditions to the obligations of HBV and SFB to consummate the Merger set forth in Sections 6.1 through 6.3 have been waived or satisfied by the appropriate party, and (ii) such reserves, accruals and charges conform with generally accepted accounting principles, applicable laws, regulations, and the requirements of Governmental Entities.

         4.11 Reorganization Consummation. Subject to the terms and conditions of this Agreement, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do or cause to be done all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Reorganization at the earliest possible date, consistent with Section 1.3 herein, and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end, and each of HBV and SFB shall use, and shall cause each of their respective subsidiaries to use, its best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 5

                              Additional Agreements

         5.1 Conversion of Stock Options. (a) On the Effective Date, all rights with respect to HBV Common Stock pursuant to stock options ("HBV Options") granted by HBV under a HBV stock option plan which are outstanding on the Effective Date, whether or not they are exercisable, shall be converted into and become rights with respect to SFB Common Stock, and SFB shall assume each HBV Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From the Effective Date forward, (i) each HBV Option assumed by SFB may be excised solely for shares of SFB Common Stock, (ii) the number of shares of SFB Common Stock subject to each HBV Option shall be equal to the number of shares of HBV Common Stock subject to such option immediately prior to the Effective Date multiplied by the Exchange Ratio and (iii) the per share exercise price under each such HBV Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each HBV Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction after the Effective Date. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 425 of the Code, as to any stock option which is an "incentive stock option."

         5.2 Accounting Treatment. This Reorganization shall qualify for pooling-of-interests accounting treatment.

         5.3      Benefit Plans.

                  (a) After consummation of the Reorganization, HBV employees shall, at the option of SFB which may be applied on a plan or program by plan or program basis and/or separately to different groups of employees and subject to changes required by applicable law, be entitled either to:

                           (1) participate in employee benefit plans and programs established, amended or continued (including a continuation of an HBV plan or program) by SFB that provide coverages and benefits which are not less favorable than the coverages and benefits provided by the employee benefit plans and programs of HBV in which such employees participated immediately prior to the Reorganization, or

                           (2) participate in SFB's then existing employee benefit plans and programs on substantially the same basis as similarly situated employees of SFB (taking into account all applicable factors, including but not limited to position, location of employment, employment classification, age, length of service, pay, part time or full time status, and the like, as well as changes made in such plans and programs in the future);

         provided, however, that in no event shall the coverages and benefits offered by SFB to HBV employees be, in the aggregate, less favorable than the coverages and benefits of HBV's plans and programs in which they participated immediately prior to the consummation of the Reorganization, and provided further, that if an HBV employee employed by HBV on the date of this Agreement would be required to pay more for individual and/or any level of family health insurance coverage under a SFB plan than under the HBV health insurance plan, SFB shall either increase its contribution toward such individual's health insurance costs or increase such individual's compensation in order that such individual pays no more on an after-tax basis than he or she paid under the HBV plan. The requirements of this subsection shall expire on December 31, 2000, provided, however, that the foregoing provisions regarding health insurance contributions shall continue thereafter until such time, if at all, as SFB ceases to grandfather the employee health insurance contribution amounts for its employees hired before August 13, 1997.

         (b) Subject to restrictions and limitations imposed by applicable law, SFB agrees to treat an HBV employee's service with HBV or any of its predecessors or affiliates as service with SFB for each HBV employee who is employed by SFB immediately after the consummation of the Reorganization for purposes of all employee benefit plans and programs.

         (c) Subject to restrictions and limitations imposed by applicable law or by insurance companies providing plan benefits or stop loss insurance with respect to a plan, SFB shall make participation in employee welfare benefit plans available to an HBV employee without regard to any waiting period, evidence and requirement of insurability, preexisting condition, actively at work requirement or exclusion or limitation (except to the extent and in the manner any such waiting period, evidence and requirement of insurability, preexisting condition, actively at work requirement or exclusion or limitation applies immediately prior to the Reorganization Closing).

         (d) SFB also shall honor in accordance with their terms as in effect on the date of this Agreement (or as amended thereafter with the prior written consent of SFB), (1) all of HBV's obligations for vacation, sick leave, personal leave and the like accrued and unused through the date of the consummation of the Reorganization and (2) all employment, severance, consulting and other compensation contracts and agreements Previously Disclosed by HBV to SFB and executed in writing by HBV on the one hand and any individual current or former director, officer or employee thereof on the other hand.

         5.4 Indemnification. SFB agrees that following the Effective Date, it shall indemnify and hold harmless any person who has rights to indemnification from HBV, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and HBV's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Date. SFB further agrees that any such person who has rights to indemnification pursuant to this Section 5.4 is expressly made a third party beneficiary of this Section 5.4 and may directly, in such person's personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress allowable under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, SFB shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between SFB and the indemnified party. SFB shall use its reasonable best efforts to maintain HBV's existing directors' and officers' liability policy, or some other policy, including SFB's existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of HBV for a period of five years after the Effective Date on terms no less favorable than those in effect on the date hereof.

                                    ARTICLE 6

                        Conditions to the Reorganization

         6.1 Conditions to Each Party's Obligations to Effect the Reorganization. The respective obligations of each of SFB and HBV to effect the Reorganization and the other transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

                  (a) Shareholder Approvals. Shareholders of HBV shall have approved all matters relating to this Agreement and the Reorganization required to be approved by such shareholders in accordance with Virginia law and shareholders of SFB shall have approved the issuance of shares of SFB Common Stock in connection with the Reorganization in accordance with Virginia law and NASDAQ rules.

                  (b) Regulatory Approvals. This Agreement and the Plan of Merger shall have been approved by the Federal Reserve, the SCC, and any other regulatory authority whose approval is required for consummation of the transactions contemplated hereby, and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Reorganization in the reasonable opinion of the Board of Directors of SFB or HBV.

                  (c) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

                  (d) Tax Opinion. SFB and HBV shall have received an opinion of Williams, Mullen, Christian & Dobbins, or other counsel reasonably satisfactory to SFB and HBV, to the effect that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of HBV to the extent they receive SFB Common Stock solely in exchange for their HBV Common Stock in the Reorganization.

                  (e) Accountants' Letter. SFB and HBV shall have received a letter, dated as of the Effective Date, from KPMG Peat Marwick LLP, satisfactory in form and substance to each of SFB and HBV, that the Reorganization will qualify for pooling-of-interests accounting treatment under generally accepted accounting principles.

                  (f) Opinions of Counsel. HBV shall have delivered to SFB and SFB shall have delivered to HBV opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

                  (g) Legal Proceedings. Neither SFB nor HBV shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Reorganization.

         6.2 Conditions to Obligations of SFB. The obligations of SFB to effect the Reorganization shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties contained herein of HBV shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the condition (financial or otherwise) of HBV as provided in Section 3.1(q), the Reorganization and the other transactions contemplated by this Agreement and SFB shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of HBV dated the Effective Date, to such effect.

                  (b) Performance of Obligations. HBV shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and SFB shall have received a certificate signed by the Chief Executive Officer of HBV to that effect.

                  (c) Affiliate Letters. Each shareholder of HBV who may be deemed by counsel for SFB to be an "affiliate" of HBV within the meaning of Rule 145 under the Securities Act of 1933 shall have executed and delivered a commitment and undertaking to the effect that (1) such shareholder will dispose of the shares of SFB Common Stock received by him in connection with the Reorganization only in accordance with the provisions of paragraph (d) of Rule 145 and in a manner that would not prevent the Reorganization from qualifying for pooling-of-interests accounting treatment; (2) such shareholders will not dispose of any such shares until SFB has received an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of any applicable security laws; and (3) the certificates representing said shares may bear a conspicuous legend referring to the forgoing restrictions.

                  (d) Investment Banking Letter. SFB shall have received a written opinion in form and substance satisfactory to SFB from Tucker Anthony, Inc. addressed to SFB and dated the date the Proxy Statement/Prospectus is mailed to shareholders of SFB, to the effect that the terms of the Reorganization, including the Exchange Ratio, are fair, from a financial point of view, to the shareholders of SFB. At its option, SFB may require that such fairness opinion be updated as of the Effective Date and, in such event, it shall also be a condition to SFB's obligation to consummate the Reorganization that SFB receive such updated fairness opinion.

                  (e)      Employment Contract  Termination.  HBV and Richard L.
Hall shall have entered into an agreement in form and substance satisfactory to SFB providing, contingent on the Reorganization receiving all requisite approvals and the consummation of the Reorganization, (i) that the Employment Agreement, dated as of January 1, 1992, as amended, between HBV and Richard L. Hall will terminate immediately prior to the time that the Reorganization becomes effective, (ii) that HBV and Richard L. Hall each shall release the other from all claims and (iii) that HBV will pay $413,114 (or such other amount to which the parties may agree) to Richard L. Hall immediately before the time that the Reorganization becomes effective.

         6.3 Conditions to Obligations of HBV. The obligations of HBV to effect the Reorganization shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties contained herein of SFB shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the condition (financial or otherwise) of SFB as provided in Section 3.2(r), the Reorganization and the other transactions contemplated by this Agreement and HBV shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of SFB dated the Effective Date, to such effect.

                  (b) Performance of Obligations. SFB shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and HBV shall have received a certificate signed by Chief Executive Officer of SFB to that effect.

                  (c) Investment Banking Letter. HBV shall have received a written opinion in form and substance satisfactory to HBV from McKinnon & Company, Inc. addressed to HBV and dated the date the Proxy Statement/Prospectus is mailed to shareholders of HBV, to the effect that the terms of the Reorganization, including the Exchange Ratio, are fair, from a financial point of view, to the shareholders of HBV. At its option, HBV may require that such fairness opinion be updated as of the Effective Date and, in such event, it shall also be a condition to HBV's obligation to consummate the Reorganization that HBV receive such updated fairness opinion.

                                    ARTICLE 7

                                   Termination

         7.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement and the Plan of Merger by the shareholders of SFB and HBV, this Agreement may be terminated and the Reorganization abandoned at any time prior to the Effective Date:

                  (a) By the mutual consent of the Board of Directors of each of SFB and HBV;

                  (b) By the respective Boards of Directors of SFB or HBV if the conditions set forth in Section 6.1 have not been met or waived by SFB and HBV;

                  (c) By the Board of Directors of SFB if the conditions set forth in Section 6.2 have not been met or waived by SFB;

                  (d) By the Board of Directors of HBV if the conditions set forth in Section 6.3 have not been met or waived by HBV;

                  (e) By the respective Boards of Directors SFB or HBV if the Reorganization is not consummated by February 29, 2000.

                  (f) By the Board of Directors of SFB if the Board of Directors of HBV receives an offer from a person other than SFB to acquire HBV and does not within fourteen (14) days after receipt of such subsequent offer confirm in writing to SFB that a majority of the Board of Directors of HBV supports the Reorganization and will recommend to the shareholders of HBV that they approve the Reorganization.

                  (g) By the Board of Directors of HBV if, before the Effective Date, SFB shall enter into any agreement or letter of intent providing for the direct or indirect acquisition of substantially all of the assets and liabilities or voting stock of SFB.

         7.2 Effect of Termination. In the event of the termination and abandonment of this agreement and the Reorganization pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the last sentence of Section 4.2 and all of Sections 4.8, 7.4 and 7.5 shall survive any such termination and abandonment and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

         7.3 Non-Survival of Representations, Warranties and Covenants. Except for Sections 1.2, 1.4, 2.1, 2.2, 2.3, 2.4, 5.3, 5.4 and 7.4 of this
Agreement, none of the respective representations and warranties, obligations, covenants and agreements of the parties shall survive the Effective Date, provided that no such representations, warranties, obligations, covenants and agreements shall be deemed to be terminated or extinguished so as to deprive SFB or HBV (or any director, officer, or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation any shareholder or former shareholder of either SFB or HBV.

         7.4 Expenses. The parties provide for the payment of expenses as follows:

                  (a) Except as provided in Section 7.4(b) (c) or (d) below, each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated herein, including fees and expenses of its own consultants, investment bankers, accountants and counsel.

                  (b) Notwithstanding the provisions of Section 7.4(a) hereof, if for any reason the Reorganization is not approved by the shareholders of either party as required, that party shall bear and pay 50% of the costs and expenses incurred by the other party with respect to the fees and expenses of accountants, counsel, printers and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

                  (c) If this Agreement is terminated by SFB or HBV because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall bear and pay all such costs and expenses of the other party, including fees and expenses of consultants, investment bankers, accountants, counsel, printers, and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

                  (d) Any liability to the other incurred by HBV or SFB pursuant to this Section 7.4 shall not exceed a total of $100,000.

                  (e) Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty (30) days after the termination of this Agreement.

         7.5      Termination Fee. If this Agreement terminates other than under
Section 7.1(g) and, after the date of this Agreement and prior to the date of termination:

                  (a) HBV shall have solicited or encouraged any inquiry, offer or proposal from a third party to engage in a "Transaction" (as hereafter defined) or initiated discussions or negotiations with a third party with respect to a Transaction or HBV receives an inquiry or unsolicited proposal from a third party to engage in a Transaction; and

                  (b) within 12 months after this Agreement terminates, the Board of Directors of HBV determines that a Transaction with such third party is in the best interests of HBV and its shareholders;

then, HBV shall pay SFB the sum of One Million Dollars ($1,000,000.00); provided, no payment under this Section 7.5 shall be due if (A) SFB wrongfully terminates this Agreement or (B) if, at the time this Agreement terminates (y) HBV is entitled to terminate or to refuse to consummate the Reorganization on the grounds that SFB has breached any representation, warranty or covenant of SFB contained herein or (z) there has been a failure to satisfy any of the conditions contained in Section 6.1 (other than approval of the shareholders of HBV), which failure has not been cured or waived by HBV or SFB or both, as appropriate. Any sum due under this Section 7.5 shall be paid to SFB on or before the date on which a Transaction with another entity is agreed to in principle and shall be paid by wire transfer in immediately available funds.

         For purposes of this Section 7.5, a "Transaction" shall mean a merger, share exchange, sale of assets or other combination or plan of liquidation involving HBV and any other entity, regardless of which entity is the surviving entity.

                                    ARTICLE 8

                               General Provisions

         8.1 Entire Agreement. This Agreement contains the entire agreement among SFB and HBV with respect to the Reorganization and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

         8.2 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the meetings of HBV and SFB shareholders referred to in Section 6.1(a) hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

         8.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning and construction of any provisions of this Agreement.

         8.4 Governing Law. Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.

         8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

         If to SFB:

                  Georgia S. Derrico
                  Southern Financial Bancorp, Inc.
                  37 E. Main Street, Warrenton, VA, 22186
                  (Tel. (540) 459-4900)

         Copy to:

                  Wayne A. Whitham, Jr.
                  Williams, Mullen, Christian & Dobbins
                  1021 East Cary Street
                  P.O. Box 1320
                  Richmond, Virginia 23210-1320
                  (Tel. 804-783-6473)

         If to HBV:

                  Richard L. Hall
                  The Horizon Bank of Virginia
                  140 Park Street, SE, Vienna, Virginia 22180
                  (Tel. (703)  255-6000)

         Copy to:
                  Fred W. Palmore, III
                  Mays & Valentine, LLP
                  NationsBank Center
                  1111 E. Main Street
                  Richmond, Virginia 23219
                  (Tel. (804) 697-1396)

         8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

         8.7 Severability. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

         8.8 Brokers and Finders. Except for Tucker Anthony, Inc. as to SFB and McKinnon & Company, Inc. as to HBV, each of the parties represents and warrants that neither it nor any of its officers, directors, employees, affiliates, or subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, investment banker's fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of any claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by either SFB or HBV, SFB or HBV, as the case may be, agrees to indemnify and hold the other party harmless of and from any such claim.

         8.9 Subsidiaries. All representations, warranties, and covenants herein, where pertinent, include and shall apply to the wholly owned subsidiaries belonging to the party making such representations, warranties, and covenants.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the dates first written above.

                                        Southern Financial Bancorp, Inc.



                                        By: /s/ Georgia S. Derrico
                                            ------------------------------------
                                            Georgia S. Derrico
                                            Chairman and Chief Executive Officer


                                        Southern Financial Bank


                                        By: /s/ Georgia S. Derrico
                                            ------------------------------------
                                            Georgia S. Derrico
                                            Chairman and Chief Executive Officer


                                       The Horizon Bank of Virginia



                                       By: /s/ Richard L. Hall
                                           -------------------------------------
                                           Richard L. Hall
                                           President and Chief Executive Officer



                                       By: /s/ Richard E. Smith
                                           -------------------------------------
                                           Richard E. Smith
                                           Chairman of Board of Directors

                          THE HORIZON BANK OF VIRGINIA
                               BOARD OF DIRECTORS

         Each of the undersigned members of the Board of Directors of The Horizon Bank of Virginia agrees to be bound by his personal obligations as provided in Section 4.3 and 4.6 of this Agreement.


/s/ Richard E. Smith                             /s/ Arthur V. Myers
-------------------------------                  -------------------------------
Richard E. Smith                                 Arthur V. Myers

/s/ John C. Belotti                              /s/ William Gary Sullivan
-------------------------------                  -------------------------------
John C. Belotti                                  William Gary Sullivan

/s/ Richard L. Hall                              /s/ Robert P. Warhurst
-------------------------------                  -------------------------------
Richard L. Hall                                  Robert P. Warhurst

/s/ Harry E. Jagoda                              /s/ W. Bruce Jennings
-------------------------------                  -------------------------------
Harry E. Jagoda                                  W. Bruce Jennings

                        SOUTHERN FINANCIAL BANCORP, INC.
                               BOARD OF DIRECTORS

         Each of the undersigned members of the Board of Directors of Southern Financial Bancorp, Inc. agrees to be bound by his personal obligations as provided in Section 4.3 and 4.6 of this Agreement.


/s/ Virginia Jenkins                             /s/ David deGive
-------------------------------                  -------------------------------
Virginia Jenkins                                 David deGive

/s/ Michael P. Rucker                            /s/ R. Roderick Porter
-------------------------------                  -------------------------------
Michael P. Rucker                                R. Roderick Porter

/s/ Neil J. Call                                 /s/ Georgia S. Derrico
-------------------------------                  -------------------------------
Neil J. Call                                     Georgia S. Derrico

/s/ John L. Marcellus, Jr.                       /s/ Fred L. Bollerer
-------------------------------                  -------------------------------
John L. Marcellus, Jr.                           Fred L. Bollerer

/s/ Alfonso G. Finocchiaro
-------------------------------
Alfonso G. Finocchiaro

                                                              EXHIBIT A
                                                              to the
                                                              Agreement and Plan
                                                              of Reorganization

                                 PLAN OF MERGER
                                     BETWEEN
                          THE HORIZON BANK OF VIRGINIA
                                       AND
                             SOUTHERN FINANCIAL BANK

         Pursuant to this Plan of Merger ("Plan of Merger"), The Horizon Bank of Virginia ("HBV"), a Virginia state bank, shall merge with and into Southern Financial Bank ("SFB"), a Virginia state bank pursuant to a merger under Section 13.1-716 of the Virginia Stock Corporation Act.

                                    ARTICLE 1

                           Terms of the Share Exchange

         1.1 The Merger. Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of May 3, 1999 between HBV, Southern Financial Bank and Southern Financial Bancorp, Inc., a Virginia corporation ("SFB"), at the Effective Date, HBV shall merge with and into Southern Financial Bank. Southern Financial Bank shall be the surviving corporation. Each outstanding share of common stock of HBV shall be converted into shares of the common stock of SFB in accordance with Section 2.1 of this Plan of Merger in a merger under Section 13.1-716 of the Virginia Stock Corporation Act (the "Merger"). At the Effective Date, the Merger shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act.

         1.2 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Southern Financial Bank in effect immediately prior to the consummation of the Merger shall remain in effect following the Effective Date until otherwise amended or repealed.

                                    ARTICLE 2

                           Manner of Exchanging Shares

         2.1 Conversion of Shares. Upon, and by reason of, the Merger becoming effective pursuant to the issuance of a Certificate of Merger by the Virginia State Corporation Commission, no cash, except as set forth in section
2.3 below, shall be allocated to the shareholders of HBV, and stock shall be issued and allocated as follows:

                  Each share of common stock, par value $2.50 per share, of HBV ("HBV Common Stock")issued and outstanding immediately prior to the Effective Date shall be converted into 0.63 shares of SFB Common Stock (the "Exchange Ratio"). Each holder of a certificate which immediately prior to the Effective Date represented shares of HBV Common Stock, upon the surrender of his HBV stock certificates to SFB, duly endorsed for transfer in accordance with Section 2.2 below, will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of SFB Common Stock that such HBV stock certificates shall entitle him to pursuant to the Exchange Ratio. After the Effective Date, each such former holder of HBV Common Stock shall have the right to receive (i) any dividend or such distribution payable at or as of any time after the Effective Date to holders of record of SFB Common Stock at or as of any time after the Effective Date, and (ii) the consideration described in Sections 2.1 and 2.3 upon the surrender of such certificate in accordance with Section 2.2. In the event SFB changes the number of shares of SFB Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, stock dividend, reclassification, recapitalization or similar transaction with respect to the outstanding SFB Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionally adjusted.

         2.2 Conversion of Stock Options. (a) On the Effective Date, all rights with respect to HBV Common Stock pursuant to stock options ("HBV Options") granted by HBV under a HBV stock option plan which are outstanding on the Effective Date, whether or not then exercisable, shall be converted into and become rights with respect to SFB Common Stock, and SFB shall assume each HBV Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From the Effective Date forward, (i) each HBV Option assumed by SFB may be exercised solely for shares of SFB Common Stock, (ii) the number of shares of SFB Common Stock subject to each HBV Option shall be equal to the number of shares of HBV Common Stock subject to such option immediately prior to the Effective Date multiplied by the Exchange Ratio and (iii) the per share exercise price under each such HBV Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each HBV Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction after the Effective Date. It is intended that the forgoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in
Section 425 of the Code, as to any stock option which is an "incentive stock option."

                  (b) Pursuant to approval of this Plan of Merger, the SFB stock option plan shall be amended to increase the number of authorized shares to cover the conversion of the HBV Options into options to purchase SFB common stock pursuant to Section 2.2(a) above and to otherwise provide for conversion of the HBV Options as described herein.

         2.3 Manner of Exchange. As promptly as practicable after the Effective Date, SFB shall cause Chase Mellon Shareholder Services, acting as the exchange agent ("Exchange Agent") to send to each former shareholder of record of HBV immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates of HBV Common Stock for the consideration set forth in Section 2.1 above and Section 2.4 below. Any fractional share checks which a HBV shareholder shall be entitled to receive in exchange for such shareholder's shares of HBV Common Stock, and any dividends paid on any shares of SFB Common Stock that such shareholder shall be entitled to receive prior to the delivery to the Exchange Agent of such shareholder's certificates representing all of such shareholder's shares of HBV Common Stock will be delivered to such shareholder only upon delivery to the Exchange Agent of the certificates representing all of such shares (or indemnity satisfactory to SFB and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery.

         2.4 Fractional Shares. In lieu of issuing fractional shares, SFB will pay the value of such fractional shares in cash on the basis of the average of the closing prices of SFB Common Stock as reported on the National Association of Securities Dealers Automated Quotation National Market System for trades reported during the ten (10) trading days immediately preceding the Effective Date.

         2.5 Dividends. No dividend or other distribution payable to the holders of record of SFB Common Stock at or as of any time after the Effective Date shall be paid to the holder of any certificate representing shares of HBV Common Stock issued and outstanding immediately prior to the Effective Date until such holder physically surrenders such certificate for exchange as provided in Section 2.3, promptly after which time all such dividends or distributions shall be paid by SFB (without interest).

                                    ARTICLE 3

                                   Termination

         This Plan of Merger may be terminated at any time prior to the Effective Date by the parties hereto as provided in Article 7 of the Agreement and Plan of Reorganization, dated May 3, 1999, between the parties.

                                                                EXHIBIT B

                                                           To the Agreement and
                                                          Plan of Reorganization





         Section 2.3. Election of Directors. The Directors shall be elected at the annual meeting of shareholders, and shall hold their offices until their successors are elected in accordance with the Articles of Incorporation. Nominations for the election of Directors shall be given in the manner provided in Section 2.5. At the annual meeting of shareholders in 2000, John C. Belotti, or an individual designated by Directors who formerly were directors of The Horizon Bank of Virginia, shall be nominated for election to a three year term. At the annual meeting of shareholders in 2001, Richard L. Hall (provided he remains a full time employee of the Corporation or a wholly-owned subsidiary of the Corporation), or an individual designed by Directors who formerly were directors of The Horizon Bank of Virginia, shall be nominated for election to a three year term. If the seat held by any of Messrs. Belotti, Hall or Warhurst becomes vacant, the Board shall appoint a successor chosen by the Directors who formerly were directors of The Horizon Bank of Virginia. Prior to the annual meeting of shareholders in 2001, this Section 2.3 may be amended only by the unanimous vote of the entire Board of Directors.

                      [This page intentionally left blank]

                                                                      Appendix B


                        SOUTHERN FINANCIAL BANCORP, INC.


                          INDEX TO FINANCIAL STATEMENTS



                                                                                                                              Page

Independent Auditors' Report.....................................................................................................2

Consolidated Financial Statements

        Consolidated Balance Sheets as of December 31, 1998 and 1997.............................................................3

        Consolidated Statements of Income for the years ended December 31, 1998, 1997 and 1996...................................4

        Consolidated Statements of Comprehensive Income for the years ended December 31,
        1998, 1997 and 1996......................................................................................................5

        Consolidated Statements of Changes in Stockholders' Equity for the years ended
        December 31, 1998, 1997 and 1996.........................................................................................6

        Consolidated Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996...............................7

Notes to Consolidated Financial Statements....................................................................................8-27

Interim Consolidated Financial Statements

        Consolidated Balance Sheets as of March 31, 1999 and December 31, 1998..................................................28

        Consolidated Statements of Income for the three months ended March 31, 1999 and 1998....................................29

        Consolidated Statements of Comprehensive Income for the three months ended
        March 31, 1999 and 1998.................................................................................................30

        Consolidated Statements of Cash Flows for the three months ended March 31, 1999 and 1998................................31

Notes to Interim Consolidated Financial Statements (Unaudited)...............................................................32-35

                          Independent Auditors' Report


To the Board of Directors and Stockholders of Southern Financial Bancorp, Inc.:

         We have audited the accompanying consolidated balance sheets of Southern Financial Bancorp, Inc. (Bancorp) as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits. The accompanying consolidated financial statements of the Bancorp as of December 31, 1996, were audited by other auditors whose report thereon dated February 4, 1997, expressed an unqualified opinion on those statements.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southern Financial Bancorp, Inc. as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



Washington, D.C.,
February 2, 1999

Consolidated Balance Sheets
December 31, 1998 and 1997

Assets                                                                         December 31, 1998        December 31, 1997
--------------------------------------------------------------------------------------------------------------------------

Cash and due from banks                                                           $    5,374,945           $    4,559,266
Overnight earning deposits                                                               928,435                  545,470
Investment securities, available-for-sale                                             74,438,682                4,692,758
Investment securities, held-to-maturity (estimated market value
  of $37,794,344 and $80,795,929, respectively)                                       38,151,121               80,468,952
Loans held for sale                                                                      602,500                1,414,445
Loans receivable, net                                                                131,645,482              128,958,190
Federal Home Loan Bank stock, at cost                                                  1,082,500                  930,500
Premises and equipment, net                                                            2,370,711                2,398,541
Other assets                                                                           4,248,673                2,629,813
--------------------------------------------------------------------------------------------------------------------------
Total assets                                                                      $  258,843,049           $  226,597,935
--------------------------------------------------------------------------------------------------------------------------


Liabilities and Stockholders' Equity
--------------------------------------------------------------------------------------------------------------------------
Liabilities:
Deposits                                                                          $  231,925,592           $  202,200,249
Advances from Federal Home Loan Bank                                                   3,500,000                4,000,000
Other liabilities                                                                      2,494,717                1,855,085
--------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                    237,920,309              208,055,334
--------------------------------------------------------------------------------------------------------------------------

Commitments
Stockholders' equity:
6%cumulative convertible preferred stock, $.01 par value, 500,000 shares authorized, 13,621 and 15,634 shares issued
  and outstanding, respectively                                                              136                      156
Common stock, $.01 par value, 5,000,000 shares authorized,
  1,633,094 and 1,603,220 shares issued and outstanding,
  respectively                                                                            16,331                   16,216
Capital in excess of par value                                                        15,648,527               15,556,882
Retained earnings                                                                      5,469,135                3,406,501
Accumulated other comprehensive income                                                   259,698                   33,933
Treasury stock, at cost                                                                 (471,087)                (471,087)
--------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                            20,922,740               18,542,601
--------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                        $  258,843,049           $  226,597,935
--------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Income
For the Years Ended December 31, 1998, 1997, and 1996

                                                              Year Ended                Year Ended             Year Ended
                                                             December 31,              December 31,           December 31,
                                                                 1998                      1997                   1996
--------------------------------------------------------------------------------------------------------------------------
Interest income:
Loans                                                        $12,365,456             $  11,567,846            $10,308,273
Investment securities                                          6,365,474                 5,436,986              4,306,296
--------------------------------------------------------------------------------------------------------------------------
Total interest income                                         18,730,930                17,004,832             14,614,569
--------------------------------------------------------------------------------------------------------------------------
Interest expense:
Deposits                                                       9,934,551                 8,709,000              7,433,334
Borrowings                                                       270,099                   334,346                342,078
--------------------------------------------------------------------------------------------------------------------------
Total interest expense                                        10,204,650                 9,043,346              7,775,412
--------------------------------------------------------------------------------------------------------------------------
Net interest income                                            8,526,280                 7,961,486              6,839,157
Provision for loan losses                                        975,000                   880,000                695,000
--------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses            7,551,280                 7,081,486              6,144,157
--------------------------------------------------------------------------------------------------------------------------
Other income:
Fee income                                                     1,432,924                 1,447,545                950,376
Gain on sale of loans                                            796,283                   191,773                209,962
Gain  on sale of investment securities                            67,817                         -                      -
Other                                                             50,372                    89,161                 25,924
--------------------------------------------------------------------------------------------------------------------------
Total other income                                             2,347,396                 1,728,479              1,186,262
--------------------------------------------------------------------------------------------------------------------------
Other expense:
Employee compensation and benefits                             2,920,727                 2,531,851              2,147,974
Premises and equipment                                         1,783,461                 1,840,169              1,591,235
Deposit insurance assessments                                    124,193                   109,010              1,085,536
Advertising                                                      185,042                   213,763                142,633
Other                                                          1,142,192                   887,102                939,729
--------------------------------------------------------------------------------------------------------------------------
Total other expense                                            6,155,615                 5,581,895              5,907,107
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                     3,743,061                 3,228,070              1,423,312
Provision for income taxes                                     1,084,300                 1,021,800                469,600
--------------------------------------------------------------------------------------------------------------------------
Net income                                                   $ 2,658,761              $  2,206,270             $  953,712
--------------------------------------------------------------------------------------------------------------------------
Earnings per common share:
Basic*                                                         $    1.66                $     1.39              $    0.61
Diluted*                                                            1.55                      1.33                   0.59
Weighted average shares outstanding:
Basic*                                                         1,597,815                 1,577,243              1,544,338
Diluted*                                                       1,713,815                 1,657,706              1,621,958
--------------------------------------------------------------------------------------------------------------------------

*1996 amounts have been restated to conform with SFAS 128, "Earnings per Share."





The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 1998, 1997, and 1996

                                                                      Year Ended              Year Ended              Year Ended
                                                                     December 31,            December 31,            December 31,
                                                                         1998                    1997                    1996
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                         $    2,658,761          $    2,206,270           $    953,712
Other comprehensive income, net of tax:
Unrealized gain on transfer of held-to-
  maturity securities                                                     151,544                       -                      -
Unrealized gain (loss) arising during period                              118,980                 109,939                (90,691)
Less:  Reclassification adjustment for gains
  included in net income                                                  (44,759)                      -                      -
                                                                -------------------------------------------------------------------
Other comprehensive income                                                225,765                 109,939                (90,691)

Comprehensive income                                               $    2,884,526          $    2,316,209           $    863,021






The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 1998, 1997, and 1996

                                                                                                                  Accumulated
                                                  Convertible             Capital in                                 Other
                                                   Preferred    Common     Excess of     Retained     Treasury   Comprehensive
                                                     Stock      Stock      Par Value     Earnings       Stock       Income
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                        $      166    $13,912   $12,796,014   $ 3,050,284   $(99,990)      $   14,685
 Dividends on preferred and common stock                   -          -             -     (360,971)           -               -
 Conversion of preferred shares to common stock          (10)        16           (6)             -           -               -
 Options exercised                                         -        594       494,778             -           -               -
 Stock dividend of 10%                                     -      1,419     1,985,587   (1,987,006)           -               -
 Treasury stock                                            -          -             -         (444)   (371,097)               -
 Change in other comprehensive income                      -          -             -             -           -        (90,691)
 Net income                                                -          -             -       953,712           -               -
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                               156     15,941    15,276,373     1,655,575   (471,087)        (76,006)
 Dividends on preferred and common stock                   -          -             -     (455,344)           -               -
 Options exercised                                         -        275       280,509             -           -               -
 Change in other comprehensive income                      -          -             -             -           -         109,939
 Net income                                                -          -             -     2,206,270           -               -
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                               156     16,216    15,556,882     3,406,501   (471,087)          33,933
 Dividends on preferred and common stock                   -          -             -     (596,127)           -               -
 Conversion of preferred stock to common stock           (20)        32          (12)             -           -               -
 Options exercised                                         -         83        91,657             -           -               -
 Change in other comprehensive income                      -          -             -             -           -         225,765
 Net income                                                -                        -     2,658,761           -               -
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                        $      136    $16,331   $15,648,527    $5,469,135  $(471,087)     $   259,698
---------------------------------------------------------------------------------------------------------------------------------


                                                           Total
                                                       Stockholders'
                                                           Equity
---------------------------------------------------------------------
Balance, December 31, 1995                               $15,775,071
 Dividends on preferred and common stock                   (360,971)
 Conversion of preferred shares to common stock                    -
 Options exercised                                           495,372
 Stock dividend of 10%                                             -
 Treasury stock                                            (371,541)
 Change in other comprehensive income                       (90,691)
 Net income                                                  953,712
---------------------------------------------------------------------
Balance, December 31, 1996                                16,400,952
 Dividends on preferred and common stock                   (455,344)
 Options exercised                                           280,784
 Change in other comprehensive income                        109,939
 Net income                                                2,206,270
---------------------------------------------------------------------
Balance, December 31, 1997                                18,542,601
 Dividends on preferred and common stock                   (596,127)
 Conversion of preferred stock to common stock                     -
 Options exercised                                            91,740
 Change in other comprehensive income                        225,765
 Net income                                                2,658,761
---------------------------------------------------------------------
Balance, December 31, 1998                               $20,922,740
---------------------------------------------------------------------






The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows
For the Years Ended December 31, 1998, 1997, and 1996

                                                                     Year Ended           Year Ended           Year Ended
                                                                    December 31,         December 31,         December 31,
                                                                        1998                 1997                 1996
--------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                          $  2,658,761        $  2,206,270          $   953,712
Adjustments to reconcile net income to net cash
   provided by operating activities:
Depreciation and amortization                                            930,671             566,989              251,249
Provision for loan losses                                                975,000             880,000              695,000
Provision for deferred income taxes                                      222,323            (209,383)             (13,849)
Gain on sale of loans                                                   (796,283)           (191,773)            (209,962)
Loss on real estate owned                                                      -                   -               17,000
Gain on sale of investment securities, net                               (67,817)                  -                    -
Amortization of deferred loan fees                                      (623,098)           (607,286)            (431,247)
Net funding of loans held for sale                                     1,608,228            (778,172)             (64,538)
Decrease (increase) in other assets                                   (1,793,183)            492,759             (255,565)
Increase in other liabilities                                            685,565             491,891              430,522
--------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                        3,800,167           2,851,295            1,372,322
--------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Increase in loans receivable                                          (3,049,902)        (21,421,747)          (4,299,175)
Purchases of investment securities, available-for-sale               (79,587,904)                  -                    -
Purchases of investment securities, held-to-maturity                  (1,959,970)        (35,017,808)         (32,427,276)
Paydowns of investment securities                                     36,800,004          20,020,684           11,844,529
Sale of investment securities, available-for-sale                     16,965,806                   -                    -
Decrease (increase) in overnight earning deposits, net                  (382,965)          1,850,104             (599,672)
Increase in premises and equipment, net                                 (338,513)           (911,095)            (592,142)
(Increase) decrease in Federal Home Loan Bank stock                     (152,000)            (62,900)              82,400
--------------------------------------------------------------------------------------------------------------------------
      Net cash used in investing activities                          (31,705,444)        (35,542,762)         (25,991,336)
--------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Net increase in deposits                                              29,725,343          37,921,144           20,465,419
Increase (decrease) in advances from Federal Home
   Loan Bank                                                            (500,000)         (4,500,000)           4,500,000
Net proceeds from stock options exercised                                 91,740             280,784              495,372
Repurchase of common stock                                                     -                   -             (371,541)
Dividends on preferred and common stock                                 (596,127)           (455,344)            (360,971)
--------------------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                       28,720,956          33,246,584           24,728,279
--------------------------------------------------------------------------------------------------------------------------
Net increase in cash and due from banks                                  815,679             555,117              109,265
Cash and due from banks, beginning of period                           4,559,266           4,004,149            3,894,884
--------------------------------------------------------------------------------------------------------------------------
Cash and due from banks, end of period                              $  5,374,945        $  4,559,266         $  4,004,149
--------------------------------------------------------------------------------------------------------------------------




The accompanying notes are an integral part of these financial statements.

                        Southern Financial Bancorp, Inc.


                   Notes to Consolidated Financial Statements
                        December 31, 1998, 1997, and 1996



1.  Organization and Significant Accounting Policies:

         Southern Financial Bancorp, Inc. (the "Bancorp") was incorporated in the state of Virginia on December 1, 1995. On December 1, 1995, Bancorp acquired all of the outstanding shares of the Southern Financial Bank (the "Bank"). The Bank, formerly Southern Financial Federal Savings Bank, converted from a savings bank to a state chartered commercial bank effective December 1, 1995.

         The principal activities of the Bank are to attract deposits, originate loans and conduct mortgage banking as permitted for state chartered banks by applicable regulations. The Bank conducts full-service banking operations in Fairfax, Herndon, Leesburg, Middleburg, Warrenton, Winchester and Woodbridge, Virginia, which are managed as a single business segment.

         The accounting and reporting policies of Bancorp are in accordance with generally accepted accounting principles and conform to general practices within the banking industry. The more significant of these policies are discussed below. Certain reclassifications were made to the prior year financial statements to conform to the current year presentation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the Bancorp and the Bank. All significant intercompany accounts and transactions have been eliminated.

Cash and Due from Banks and Overnight Earning Deposits

         Amounts represent actual cash balances held by or due to the Bancorp. For purposes of the consolidated statements of cash flows, the Bancorp defines cash and due from banks as cash and cash equivalents.

Investment Securities

         The Bancorp accounts for its investment securities in three categories: held-to-maturity, available-for-sale, and trading. Investments in debt securities are classified as held-to-maturity when the Bancorp has the positive intent and ability to hold those securities to maturity. Held-to-maturity securities are measured at amortized cost. The amortization of premiums and accretion of discounts are computed using a method that approximates the level yield method. Investment securities classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of other comprehensive income in stockholders' equity on an after-tax basis. Trading securities are reported at fair value with unrealized gains and losses included in earnings. The specific identification method is used to determine gains or losses on sales of investment securities.

Loans Held for Sale

         Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value.

Loans Receivable

         Interest income is accrued on loans as earned on the outstanding principal balances on the level yield method. Nonrefundable loan fees and direct origination costs are deferred and recognized over the lives of the related loans as adjustments of yield. Accrual of interest is discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Any accrued interest considered uncollectable is charged against current income.

         The allowance for loan losses is established through a provision for loan losses, which is charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is a current estimate of the losses inherent in the present portfolio based upon management's evaluation of the loan portfolio. Estimates of losses inherent in the portfolio involve the exercise of judgment and the use of assumptions. The evaluations take into consideration such factors as changes in the nature, volume and quality of the loan portfolio, prior loss experience, level of nonperforming loans, current and anticipated general economic conditions and the value and adequacy of collateral. Changes in the estimate of future losses may occur due to changing economic conditions and the economic conditions of borrowers.

         A loan is considered impaired when, based on all current information and events, it is probable that the Bancorp will be unable to collect all amounts due according to the contractual terms of the agreement, including all scheduled principal and interest payments. Such impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate or, as a practical expedient, impairment may be measured based on the loan's observable market price, or if, the loan is collateral dependent, the fair value of the collateral. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through a valuation allowance. Loans for which foreclosure is probable continue to be accounted for as loans.

         Each impaired loan is evaluated individually to determine the income recognition policy. Generally, payments received are applied in accordance with the contractual terms of the note or as a reduction of principal.

Premises and Equipment

         Premises and equipment are stated at cost less accumulated depreciation and amortization. Expenditures for maintenance and repairs that do not materially prolong the useful lives of the assets are charged to expense as incurred.

         Depreciation is computed using the straight-line method over estimated useful lives of three to ten years for furniture and equipment and 30 years for buildings. Amortization of leasehold improvements is computed using the straight-line method over the shorter of ten years or the lease term.

Real Estate Owned

         Bancorp records and carries real estate acquired through foreclosure at the lower of the recorded investment in the loan or fair value less estimated selling costs. Costs relating to development and improvement of property are capitalized, provided that the resulting carrying value does not exceed fair value. Costs relating to holding the assets are expensed as incurred.

Income Taxes

         Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Earnings Per Share

         In 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings per Share." SFAS No. 128 replaced the calculation of primary and fully-diluted earnings per share with basic and diluted earnings per share. Basic earnings per common share is computed by dividing net income, less dividends on preferred stock, by the weighted average number of shares of common stock outstanding during the periods. Diluted earnings per common share is computed by dividing net income by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the periods. Common stock equivalents include the number of shares issuable on exercise of outstanding options less the number of shares that could have been purchased with the proceeds from the exercise of the options based on the average price of common stock during the period plus the number of shares issuable on conversion of the convertible preferred shares to common shares.

Financial Instruments with Off-Balance Sheet Risk

         The Bancorp is a party to financial instruments with off-balance sheet risk in the normal course of business primarily to meet the financing needs of its customers. These financial instruments involve, to varying degrees, elements of credit risk that are not recognized in the balance sheet.

         Exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and letters of credit written is represented by the contractual amount of those instruments. The Bancorp generally requires collateral to support such financial instruments in excess of the contractual amount of those instruments and essentially uses the same credit policies in making commitments as it does for on-balance sheet instruments.

New Accounting Standards

         Effective October 1, 1998, the Bancorp adopted Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). Adoption of SFAS 133 had no cumulative effect on earnings. Concurrent with this adoption the Bancorp reclassified certain investment securities, consisting of mortgage-backed securities with original maturities of 15 and 30 years, from the Held to Maturity category to the Available for Sale category. These investments had a book value of $18.2 million and a market value of $18.4 million as of October 1, 1998, which increased Stockholders' Equity by $151.5 thousand.

         Effective January 1, 1998, the Bancorp adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (SFAS 130). This statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 requires that all items that are required to be recognized as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

2.  Investment Securities:

The portfolio consists of the following securities:

                                                                           December 31, 1998
                                                                        Gross           Gross
                                                    Amortized        Unrealized      Unrealized      Estimated Fair
                                                       Cost             Gains          Losses             Value
---------------------------------------------------------------------------------------------------------------------
Available-for-sale:
FHLMC preferred stock                               $  3,807,585       $  80,939       $       -        $  3,888,524
FHLMC MBS                                             11,996,172          46,261          36,766          12,005,667
GNMA MBS                                               3,825,601               -          54,153           3,771,448
FNMA MBS                                              29,671,448         178,016          35,814          29,813,650
Collateralized mortgage obligations                    1,526,527           2,568               -           1,529,095
Commercial MBS                                        18,043,819         222,332          19,901          18,246,250
Obligations of counties and municipalities             3,234,489          11,602          25,593           3,220,498
Corporate obligations                                    989,319           2,981               -             992,300
U.S. Government agency obligations                       949,066          22,184               -             971,250

---------------------------------------------------------------------------------------------------------------------
                                                    $ 74,044,026       $ 566,883       $ 172,227        $ 74,438,682
---------------------------------------------------------------------------------------------------------------------

                                                                           December 31, 1997
                                                                        Gross           Gross
                                                    Amortized        Unrealized      Unrealized      Estimated Fair
                                                       Cost             Gains          Losses             Value
---------------------------------------------------------------------------------------------------------------------
Available-for-sale:
FHLMC preferred stock                               $  3,865,985       $  80,630       $  39,054        $  3,907,561
FNMA MBS                                                 782,186           3,011               -             785,197
---------------------------------------------------------------------------------------------------------------------
                                                    $  4,648,171       $  83,641       $  39,054        $  4,692,758
---------------------------------------------------------------------------------------------------------------------

                                                                           December 31, 1998
                                                                        Gross           Gross
                                                    Amortized        Unrealized      Unrealized      Estimated Fair
                                                       Cost             Gains          Losses             Value
---------------------------------------------------------------------------------------------------------------------
Held-to-maturity:
FHLMC MBS                                           $  4,091,316       $   6,484       $  27,668        $  4,070,132
GNMA MBS                                              24,305,052           1,150         301,533          24,004,669
FNMA MBS                                               6,779,894           5,772          53,996           6,731,670
Collateralized mortgage obligations                    1,015,264               -           1,699           1,013,565
Obligations of counties and municipalities             1,959,595          17,813           3,100           1,974,308
---------------------------------------------------------------------------------------------------------------------
                                                    $ 38,151,121       $  31,219       $ 387,996        $ 37,794,344
---------------------------------------------------------------------------------------------------------------------

                                                                           December 31, 1997
                                                                        Gross           Gross
                                                    Amortized        Unrealized      Unrealized      Estimated Fair
                                                       Cost             Gains          Losses             Value
---------------------------------------------------------------------------------------------------------------------
Held-to-maturity:
FHLMC MBS                                           $  6,077,859       $  69,247       $  37,836        $  6,109,270
GNMA MBS                                              42,471,075         226,020          39,186          42,657,909
FNMA MBS                                              27,075,234         191,349          80,392          27,186,191
Collateralized mortgage obligations                    4,202,852          32,176          32,469           4,202,559
FHLB zero-coupon notes                                   641,932               -           1,932             640,000
---------------------------------------------------------------------------------------------------------------------
                                                    $ 80,468,952       $ 518,792       $ 191,815        $ 80,795,929
---------------------------------------------------------------------------------------------------------------------

         Held-to-maturity securities are carried at cost adjusted for amortization of premiums and accretion of discounts. Held-to-maturity securities totaling $36,191,526 have adjustable rates of interest while the remaining held-to-maturity securities totaling $1,959,595 have fixed interest rates.

         Available-for-sale securities are carried at fair value with unrealized gains and losses reported as a separate component of stockholders' equity, net of the tax effect. Available-for-sale securities totaling $34,760,501 have fixed interest rates, and the remaining available-for-sale securities totaling $39,678,181 have adjustable rates of interest.

         Gross gains of $80,958 and gross losses of $13,141 were realized on the sale of investment securities during the year ended December 31, 1998. There were no sales of investment securities during the years ended December 31, 1997 and 1996.

         As of December 31, 1998 and December 31, 1997, securities having a book value of $63,569,352 and $71,324,504, respectively, were pledged as collateral for advances from the Federal Home Loan Bank of Atlanta ("FHLB") and as collateral for escrow deposits in accordance with Federal and state requirements.

         The following table sets forth information regarding maturity and average yields of the investment portfolio:

                                                                         December 31, 1998
                                                 Available-for-sale                                   Held-to-maturity
                                                Fair        Amortized       Weighted          Fair        Amortized    Weighted
                                                Value          Cost       Average Yield      Value           Cost    Average Yield
----------------------------------------------------------------------------------------------------------------------------------
FHLMC preferred stock                        $ 3,888,524    $ 3,807,585       7.62%      $         -    $          -         - %
Mortgage-backed securities:
  Maturing after 10 years                     45,590,765     45,493,221        6.30       34,806,471      35,176,262      5.99
Collateralized mortgage obligations:
  Maturing after 5 years through 10 years      1,529,095      1,526,527        6.40                -               -         -
  Maturing after 10 years                              -              -           -        1,013,565       1,015,264     11.31
Commercial MBS:
  Maturing after 5 years through 10 years      8,012,500      7,926,211        6.87                -               -         -
  Maturing after 10 years                     10,233,750     10,117,608        6.89                -               -         -
Obligations of counties and municipalities:
  Maturing after 5 years through 10 years        195,000        195,000        8.00          348,880         346,359      4.45
  Maturing after 10 years                      3,025,498      3,039,489        4.96        1,625,428       1,613,236      4.73
Corporate obligations:
  Maturing after 5 years through 10 years        992,300        989,319        6.71                -               -         -
U.S. Government agency obligations:
  Maturing after 10 years                        971,250        949,066        6.25                -               -         -
                                             --------------------------                  ---------------------------
                                             $74,438,682    $74,044,026                  $37,794,344     $38,151,121
---------------------------------------------------------------------------------------------------------------------------------

         Contractual maturity of mortgage-backed securities is not a reliable indicator of their expected life because borrowers have the right to repay their obligations at any time.

3.  Loans Receivable:

         Loans receivable consist of the following:

                                                               December 31,             December 31,
                                                                  1998                     1997
----------------------------------------------------------------------------------------------------
Mortgage:
    Residential                                              $  26,046,289            $  30,421,147
    Nonresidential                                              64,890,406               57,160,286
Construction:
    Residential                                                  5,184,844                6,534,271
    Nonresidential                                              11,213,848               13,160,542
Non-Mortgage:
    Business                                                    24,773,003               21,252,681
    Consumer                                                     2,424,602                3,092,938
----------------------------------------------------------------------------------------------------

Total loans receivable                                         134,532,992              131,621,865
Less:
     Deferred loan fees, net                                       836,898                  627,143
     Allowance for loan losses                                   2,050,612                2,036,532
----------------------------------------------------------------------------------------------------

Loans receivable, net                                        $ 131,645,482            $ 128,958,190
----------------------------------------------------------------------------------------------------

         The following sets forth information regarding the allowance for loan losses:

                                                                         December 31,
                                                                  1998                 1997
--------------------------------------------------------------------------------------------------

Allowance at beginning of period                             $   2,036,532            $ 1,500,941

Provision for losses charged to income                             975,000                880,000
Charge-offs, net                                                  (960,920)              (344,409)

Allowance at end of period                                   $   2,050,612            $ 2,036,532
--------------------------------------------------------------------------------------------------

         Bancorp's loan portfolio is concentrated in the Northern Virginia area. At December 31, 1998 and 1997, the average yield on loans receivable was 9.01 percent and 9.37 percent, respectively. The amount of loans being serviced for others was $8,102,931 and $137,208 at December 31, 1998 and 1997, respectively. At December 31, 1998, there were 12 loans with balances totaling approximately $236,101 that had payments ninety days or more past due on which interest was still accruing. At December 31, 1997, there was one loan with a balance of approximately $1,000 that had payments ninety days or more past due on which interest was still accruing.

         Impaired loans were as follows:

                                            December 31,
                                    1998                     1997
-----------------------------------------------------------------------

Carrying value                    $ 1,982,938              $ 1,444,861
Allocation of general reserve         297,441                  204,313

         The average carrying balances and interest income earned on impaired loans were as follows:

                                                         December 31,
                                    1998                     1997                     1996
------------------------------------------------------------------------------------------------
Average carrying value            $ 1,332,091              $ 1,373,997              $ 1,322,450
Income anticipated under
    original loan agreements          192,224                  165,400                  220,461
Income recorded                             -                    5,000                   44,700


3.  Premises and Equipment:

Premises and equipment consists of the following:

                                                        December 31,
                                                 1998                  1997
-------------------------------------------------------------------------------

Land                                           $ 568,500             $ 568,500
Building and improvements                        980,848               951,028
Furniture and equipment                        2,031,257             1,748,500
Leasehold improvements                         1,034,361             1,008,393
-------------------------------------------------------------------------------
                                               4,614,966             4,276,421
Less:  Accumulated depreciation
    and amortization                          (2,244,255)           (1,877,880)
-------------------------------------------------------------------------------
Premises and equipment, net                   $2,370,711            $2,398,541
-------------------------------------------------------------------------------

         Depreciation and amortization  expense aggregated  $366,343,  $327,340,
and  $251,249  for  the  years  ended   December  31,  1998,   1997,  and  1996,
respectively.

5.  Deposits:

         Deposits consist of the following:

                                                        December 31,
                                                 1998                              1997
                                      Weighted                          Weighted
                                       Average                          Average
                                    Interest Rate       Amount        Interest Rate       Amount
----------------------------------------------------------------------------------------------------
Demand accounts                              -%      $ 21,371,737            -%       $ 13,001,697
Interest checking accounts                0.81         19,473,014         1.16          16,570,989
Money market and savings accounts         2.76         27,410,132         3.46          23,443,684
Certificates of deposit                   5.36        163,670,709         5.82         149,183,879
----------------------------------------------------------------------------------------------------
                                         4.18%       $231,925,592        4.79%        $202,200,249
----------------------------------------------------------------------------------------------------

         As of December 31, 1998, certificates of deposit mature as follows:

                             1999           $  138,360,136
                             2000               14,036,787
                             2001                6,359,301
                             2002                4,498,593
                          Thereafter               415,892
                                            --------------
                                            $  163,670,709
                                            ==============

         Deposits with balances greater than $100,000 totaled approximately $45,947,283 and $33,541,040 at December 31, 1998 and 1997, respectively, of which $24,060,064 and $17,962,855 represented certificates of deposit at December 31, 1998 and 1997, respectively.

         Interest expense by deposit category follows:

                                                           December 31,
                                             1998              1997               1996
------------------------------------------------------------------------------------------
Interest checking accounts                $  213,990        $  185,000        $  211,746
Money market and savings accounts            774,965           761,000           710,372
Certificates of deposit                    8,945,596         7,763,000         6,511,216
------------------------------------------------------------------------------------------
                                          $9,934,551        $8,709,000        $7,433,334
------------------------------------------------------------------------------------------

         Total cash paid for interest aggregated approximately $3,044,796, $3,017,413, and $2,628,853 for the years ended December 31, 1998, 1997,and 1996, respectively.

6.  Advances from Federal Home Loan Bank:

         The Bancorp has a credit availability agreement with FHLB totaling $45,000,000. The agreement does not have a maturity date and advances are made at FHLB's discretion. At December 31, 1998 and 1997, advances from FHLB totaled $3,500,000 and $4,000,000, respectively. The advances at December 31, 1998 were made at variable interest rates. The weighted average rates of interest were
5.15 percent and 5.95 percent at December 31, 1998 and 1997, respectively. Advances outstanding at December 31, 1998, mature on October 19, 1999, and are secured by investment securities having a book value of $59,316,280.

7.  Stockholders' Equity:

         Each share of the Bancorp's preferred stock is convertible to 1.6 shares of common stock. The preferred stock has an annual dividend rate of six percent. Dividends are payable quarterly and are cumulative.

         In fiscal year 1987, the Bancorp's stockholders approved an incentive stock option plan under which options to purchase up to 83,660 shares of common stock could be granted. During fiscal year 1994, this plan was amended to allow an additional 100,000 shares of common stock to be granted. During 1997, the plan was amended to allow an additional 100,000 shares of common stock to be granted. In accordance with the plan agreement, the exercise price for stock options equals the stock's market price on the date of grant. The maximum term of all options granted under the plans is ten years and vesting occurs after one year.

         The Bancorp accounts for its stock option plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Bancorp's net income and earnings per share in the Consolidated Statements of Income, would have been reduced to the following pro forma amounts:

                                                             December 31,
                                                1998             1997              1996
-------------------------------------------------------------------------------------------
Net income:
    As reported                             $ 2,658,761      $ 2,206,270         $ 953,712
    Pro forma                                 2,379,101        2,045,266           603,344
-------------------------------------------------------------------------------------------
Basic earnings per share:
    As reported                                    1.66             1.39              0.61
    Pro forma                                      1.49             1.30              0.39
Diluted earnings per share:
    As reported                                    1.55             1.33              0.59
    Pro forma                                      1.39             1.23              0.37
-------------------------------------------------------------------------------------------
Weighted-average assumptions:
    Expected lives (years)                           10               10                10
    Risk-free interest rate (%)                    4.50%            5.76%             6.06%
    Expected volatility (%)                       25.07%           23.39%            45.00%
    Expected dividends (annual per share)          0.13%            0.13%                -
-------------------------------------------------------------------------------------------

         The fair values of the stock options outstanding used to determine the pro forma impact of the options to compensation expense, and thus, net income and earnings per share, were calculated using an option pricing model for each grant made in 1998,1997 and 1996, using the key assumptions detailed above.

         A summary of the status of the Bancorp's stock option plan as of December 31, 1998, 1997 and 1996, respectively, and changes during the years ended December 31, 1998, 1997 and 1996 is presented below. Average prices and shares subject to options have been adjusted to reflect stock dividends.

                                              1998                       1997                        1996
                                                   Weighted                    Weighted                    Weighted
                                                    Average                     Average                    Average
                                                   Exercise                    Exercise                    Exercise
                                       Shares        Price        Shares         Price        Shares        Price
--------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of period      174,314      $ 11.97        177,327       $11.02        188,792      $ 9.94
Granted                                  51,000        22.47         31,500        15.79         66,029       13.43
Exercised                                (8,301)       11.05        (27,431)       10.24        (65,373)       8.18
Expired                                  (3,000)       19.50         (7,082)       11.74        (12,121)      13.04
Outstanding at end of period            214,013        14.40        174,314        11.97        177,327       11.02
--------------------------------------------------------------------------------------------------------------------
Options exercisable at end of period    165,013                     142,814                     112,127
--------------------------------------------------------------------------------------------------------------------
Weighted average fair value of
    options granted during the period                $ 10.29                      $ 7.74                     $ 5.92
--------------------------------------------------------------------------------------------------------------------

         The  following  table  summarizes   information   about  stock  options
outstanding at December 31, 1998:

                                                       Remaining
                                                       Contractual
           Exercise        Options        Options        Life
            Price       Outstanding    Exercisable    (months)
          -----------------------------------------------------
            $ 7.49          7,260          7,260         18
              8.83         29,039         29,039         66
              9.30          6,453          6,453          6
              9.61         16,133         16,133         52
             11.98         29,039         29,039         79
             12.73          9,902          9,902         91
             13.64         37,687         37,687         85
             13.75          3,000          3,000         97
             16.00         26,500         26,500        103
             21.25         35,000              -        109
             24.00          1,000              -        117
             25.25          3,000              -        113
             26.00         10,000              -        113
          -----------------------------------------------------
          -----------------------------------------------------
                          214,013       165,013
-         ----------------------------------------------------

         There were 18 option holders at December 31, 1998. Options exercised during 1998 had exercise prices ranging from $8.99 to $16.00. Options exercised during 1997 had exercise prices ranging from $7.49 to $13.64. Options exercised during 1996 had exercise prices ranging from $6.81 to $10.57. The closing price of the Bancorp's stock at December 31, 1998 was $22.89 per share.

         On May 28. 1996, the Bancorp acquired 9,374 shares of its own stock at a market price of $16.00 in a stock swap transaction with the Chief Executive Officer. The shares acquired were accepted as payment to redeem 22,026 options to purchase common stock. The Bancorp accounted for this purchase as treasury stock.

         On July 30, 1996, the Bancorp acquired 14,771 shares of its own stock at a market price of $15.31 in a stock swap transaction with the Controller. The shares acquired were accepted as payment to redeem 22,000 options to purchase common stock. The Bancorp accounted for the purchase as treasury stock.

8.  Regulatory Matters:

         The Bancorp's primary supervisory agent is the Federal Reserve Bank. The Federal Reserve Bank has mandated certain minimum capital standards for the industry. In addition, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") outlines various levels of capital adequacy for the industry.

         Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulation that, if undertaken, could have a direct material effect on the Bancorp's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bancorp must meet specific capital guidelines that involve quantitative measures of the Bancorp's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bancorp's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bancorp to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).

         As of December 31, 1998, the most recent notification from the Federal Reserve Bank categorized the Bancorp as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bancorp must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

         The Bancorp's actual capital amounts and ratios are also presented in the tables below. (All dollar amounts are in thousands.)

                                                                     For            To Be Well Capitalized
                                                              Captial Adequacy      Under Prompt Corrective
                                            Actual                 Purposes            Action Provisions
-----------------------------------------------------------------------------------------------------------
                                     Amount       Ratio      Amount       Ratio       Amount       Ratio
-----------------------------------------------------------------------------------------------------------
As of December 31, 1998
      Total Capital                  $ 22,594       14.8 %   $ 12,256        8.0 %    $ 15,320       10.0 %
        (to risk-weighted assets)
      Tier I Capital                   20,496       13.4        6,128        4.0         9,192        6.0
        (to risk-weighted assets)
      Tier I Capital                   20,496        8.0       10,249        4.0        12,811        5.0
        (to average assets)
As of December 31, 1997
      Total Capital                    20,161       15.3       10,543        8.0        13,179       10.0
        (to risk-weighted assets)
      Tier I Capital                   18,343       13.9        5,271        4.0         7,907        6.0
        (to risk-weighted assets)
      Tier I Capital                   18,343        8.1        9,067        4.0        11,333        5.0
        (to average assets)


         During 1996, the Bancorp paid an additional $830,270 one-time SAIF assessment required by legislation to recapitalize the SAIF.

9.  Parent Company Activity:

         The  Bancorp  owns  all  of  the   outstanding   shares  of  the  Bank.
Accordingly, the balance sheets and statements of income for the Bancorp only, are as follows:

                                 Balance Sheets
                                                                 December 31,
                                                              1998                  1997
---------------------------------------------------------------------------------------------
Assets:
    Investment in bank                                    $ 20,923,860          $ 18,480,334
    Other assets                                                 1,843                65,668
---------------------------------------------------------------------------------------------
Total assets                                              $ 20,925,703          $ 18,546,002
---------------------------------------------------------------------------------------------
Liabilities:
    Other liabilities                                          $ 2,963               $ 3,401
---------------------------------------------------------------------------------------------
Stockholders' equity:
    Convertible preferred stock                                    136                   156
    Common stock                                                16,331                16,216
    Capital in excess of par                                15,648,527            15,556,882
    Retained earnings                                        5,469,135             3,406,501
    Accumulated other comprehensive income                     259,698                33,933
    Treasury stock                                            (471,087)             (471,087)
---------------------------------------------------------------------------------------------
Total stockholders' equity                                  20,922,740            18,542,601
---------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                $ 20,925,703          $ 18,546,002
---------------------------------------------------------------------------------------------

                              Statements of Income
                                                          Year Ended            Year Ended
                                                          December 31,          December 31,
                                                              1998                  1997
---------------------------------------------------------------------------------------------

Equity in earnings of Bank                                 $ 2,658,761           $ 2,206,270
---------------------------------------------------------------------------------------------


10. Estimated Fair Value of Financial Instruments:

         The assumptions used and the estimates disclosed represent management's best judgment of appropriate valuation methods. These estimates are based on pertinent information available to management as of December 31, 1998. In certain cases, fair values are not subject to precise quantification or verification and may change as economic and market factors, and management's evaluation of those factors change.

         Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, these fair value estimates are not necessarily indicative of the amounts that the Bancorp would realize in a market transaction. Because of the wide range of valuation techniques and the numerous estimates which must be made, it may be difficult to make reasonable comparisons of the Bancorp's fair value information to that of other financial institutions. It is important that the many uncertainties discussed above be considered when using the estimated fair value disclosures and to realize that because of these uncertainties, the aggregate fair value amount should in no way be construed as representative of the underlying value of the Bancorp. The estimated fair values of the Bancorp's financial instruments at December 31, 1998 and 1997 are as follows:

           ($ in thousands)                         December 31, 1998                   December 31, 1997
----------------------------------------------------------------------------------------------------------------
                                            Carrying Amount     Fair Value      Carrying Amount     Fair Value
----------------------------------------------------------------------------------------------------------------
Financial assets:
    Cash and amounts due from banks             $ 5,375           $ 5,375           $ 4,559           $ 4,559
    Available-for-sale securities                74,439            74,439             4,693             4,693
    Held-to-maturity securities                  38,151            37,794            80,469            80,796
    Loans receivable, net of allowance          131,645           133,637           128,958           132,597
    Loans held for sale                             603               612             1,414             1,441
Financial liabilities:
    Deposits:
      Checking accounts                          40,845            37,398            29,573            26,710
      Money market and savings accounts          27,410            26,897            23,444            22,859
      Certificates of deposit                   163,671           164,559           149,184           149,563


The following methods and assumptions were used to estimate the fair value amounts at December 31, 1998 and 1997:

Cash and Due from Banks

         Carrying amount approximates fair value.

Available-for-Sale Securities

         Fair value is based on quoted market prices.

Held-to-Maturity Securities

         Fair value is based on quoted market prices.

Loans Receivable, Net of Allowance

         Fair value of loans is estimated using discounted cash flow analyses based on contractual repayment schedules. The discount rates used in these analyses are based on either the interest rates paid on U.S. Treasury securities of comparable maturities adjusted for credit risk and non-interest operating costs or the interest rates currently offered by the Bancorp for loans with similar terms to borrowers of similar credit quality.

Loans Held for Sale

         Fair value is based on selling prices arranged by arms-length contracts with third parties.

Deposits

         Fair value of deposit liabilities payable on demand, consisting of NOW accounts, money market deposits, statement savings and other deposit accounts is estimated using discounted cash flow analyses based on an assumed decay of core balances over time. The indicated fair value does not consider the value of the Bancorp's estimated deposit customer relationships. Fair value of fixed-rate certificates of deposit is estimated based on discounted cash flow analyses using the remaining maturity of the underlying accounts and interest rates currently offered on certificates of deposit with similar original maturities.

Off-Balance Sheet Instruments

         The difference between the original fees charged by the Bank for commitments to extend credit and letters of credit and the current fees charged to enter into similar agreements is immaterial.

11. Savings Plan:

         In fiscal year 1993, the Bancorp began an employee savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating U.S. employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. The Bancorp matches one half of each employee's contributions on a discretionary basis based on Bancorp profit, such match not to exceed 3 percent of the employee's earnings. The Bancorp's matching contributions to the Savings Plan were $37,700, $24,000, and $20,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

12. Provision for Income Taxes:

         The provision for income taxes consists of the following:

                                                             Year Ended
                                                            December 31,
                                              1998              1997                 1996
----------------------------------------------------------------------------------------------
Current provision:
    Federal                                $ 861,977         $ 1,231,183            $ 483,449
    State                                          -                   -                    -
----------------------------------------------------------------------------------------------
                                             861,977           1,231,183              483,449
----------------------------------------------------------------------------------------------
Deferred (benefit) provision:
    Federal                                  222,323            (209,383)             (13,849)
    State                                          -                   -                    -
----------------------------------------------------------------------------------------------
                                             222,323            (209,383)             (13,849)
----------------------------------------------------------------------------------------------
                                         $ 1,084,300         $ 1,021,800            $ 469,600
----------------------------------------------------------------------------------------------

         Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items, such as the allowance for loan losses and loan fees, are recognized in different periods for financial reporting and tax return purposes. A valuation allowance has not been established for deferred tax assets. Realization of the deferred tax asset is dependent on generating sufficient taxable income. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

         Deferred tax assets and liabilities were comprised of the following significant components as of December 31, 1998 and 1997:

                                                                   1998             1997
--------------------------------------------------------------------------------------------
Assets:
    Provision for losses on loans and real estate owned         $ 269,986         $ 602,857
    Valuation of loans and securities                             134,183            17,328
    Depreciation                                                  131,726           111,006
    Other                                                           4,947             4,947
--------------------------------------------------------------------------------------------
    Gross deferred tax assets                                     540,842           736,138
--------------------------------------------------------------------------------------------
Liabilities:
    Deferred loan fees                                            213,565           186,538
    FHLB dividend                                                  35,771            35,771
--------------------------------------------------------------------------------------------
    Gross deferred tax liabilities                                249,336           222,309
--------------------------------------------------------------------------------------------
    Net deferred tax assets                                     $ 291,506         $ 513,829
--------------------------------------------------------------------------------------------

         The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory Federal income tax rate to pretax income as a result of the following differences:

                                                               Year Ended
                                                               December 31,
                                              1998                 1997                 1996
---------------------------------------------------------------------------------------------------
Pretax income                                 34%                  34%                  34%
Adjustment for prior year accrual             (3%)                  --                   --
Dividends received deduction                  (2%)                 (2%)                 (1%)
---------------------------------------------------------------------------------------------------
Effective tax rate                            29%                  32%                  33%
---------------------------------------------------------------------------------------------------


         Cash paid for income taxes was $1,175,000, $725,000, and $919,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

13. Commitments:

         The Bank leases its corporate headquarters and branch facilities under operating lease agreements expiring in fiscal years through 2002. As of December 31, 1998, future minimum lease payments required under these arrangements, assuming no extension options are exercised, are as follows:

                       Years Ending            Minimum Lease
                       December 31,               Payments
                    ------------------      -------------------
                          1999                  $ 527,047
                          2000                    540,265
                          2001                    493,200
                          2002                    372,912
                          2003                    312,326
                       Thereafter               1,506,520


         Rent expense aggregated $485,792, $558,704, and $504,647 for the years ended December 31, 1998, 1997, and 1996, respectively.

         Outstanding loan commitments amounted to $11,842,340 (of which $3,887,840 had fixed interest rates) and $5,393,550 (of which $413,550 had fixed interest rates) at December 31, 1998 and 1997, respectively. The Bank had commitments from investors of $1,171,500 and $1,825,395 to purchase loans from the Bank at December 31, 1998 and 1997, respectively.

         At December 31, 1998, the Bank had commercial letters of credit outstanding in the amount of approximately $537,078.

         At December 31, 1998, the Bank had unfunded lines of credit of $9,212,327 and undisbursed construction loan funds of $6,491,231.

14. Earnings Per Share

         The following table shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Potential dilutive common stock has no effect on income available to common stockholders. Earnings per share amounts for prior periods have been restated to give effect to the application of SFAS 128 which was adopted in 1997.

                                                 1998                         1997                         1996
                                     ---------------------------   --------------------------   --------------------------
                                                        Per                          Per                          Per
                                                       Share                        Share                        Share
                                        Shares         Amount        Shares         Amount        Shares         Amount
                                     -------------   -----------   ------------   -----------   ------------   -----------
Basic EPS                               1,597,815        $ 1.66      1,577,243        $ 1.39      1,544,338        $ 0.61
                                                     ===========                  ===========                  ===========


Effect of dilutive
   Securities:
        Stock Options                      92,343                       55,240                       50,960
        Convertible Preferred Stock        21,975                       25,223                       25,223
                                     =============   ===========   ============   ===========   ============   ===========

        Diluted EPS                     1,712,133        $ 1.55      1,657,706        $ 1.33      1,620,521        $ 0.59
                                     =============   ===========   ============   ===========   ============   ===========


15. Quarterly Financial Information (Unaudited - in thousands, except per share data):

                                    Quarter Ended        Quarter Ended      Quarter Ended     Quarter Ended
                                    Dec. 31, 1998        Sep. 30, 1998      Jun. 30, 1998     Mar. 31, 1998
-------------------------------------------------------------------------------------------------------------
Net interest income                       $ 2,243             $ 2,085             $ 2,120            $ 2,078
Provision for loan losses                     300                 225                 225                225
Total other income                            752                 667                 438                489
Total other expense                         1,687               1,571               1,487              1,411
Net income                                    697                 658                 674                630
Earnings per share:
  Basic                                      0.43                0.41                0.42               0.39
  Diluted                                    0.41                0.38                0.39               0.37
Weighted average shares
outstanding:
  Basic                                 1,603,220           1,602,066           1,593,260          1,592,548
  Diluted                               1,707,793           1,717,428           1,720,913          1,709,010
-------------------------------------------------------------------------------------------------------------

                                    Quarter Ended        Quarter Ended       Quarter Ended      Quarter Ended
                                    Dec. 31, 1997        Sep. 30, 1997       Jun. 30, 1997      Mar. 31, 1997
-------------------------------------------------------------------------------------------------------------
Net interest income                       $ 2,128             $ 2,081             $ 1,944            $ 1,809
Provision for loan losses                     320                 255                 175                130
Total other income                            462                 463                 401                402
Total other expense                         1,429               1,452               1,355              1,346
Net income                                    579                 568                 556                503
Earnings per share:
  Basic                                      0.36                0.36                0.35               0.32
  Diluted                                    0.34                0.34                0.34               0.31
Weighted average shares
outstanding:
  Basic                                 1,590,232           1,587,153           1,566,943          1,564,248
  Diluted                               1,691,107           1,669,150           1,631,054          1,627,704
-------------------------------------------------------------------------------------------------------------


SOUTHERN FINANCIAL BANCORP, INC.
FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS

                                                              March 31,
                                                                1999                     December 31,
                                                            (Unaudited)                     1998
                                                         --------------------        -------------------
Assets
Cash and due from banks                                  $        6,306,346          $       5,374,945
Overnight earning deposits                                        1,050,376                    928,435
Investment securities, available-for-sale                        83,676,421                 74,438,682
Investment securities, held-to-maturity                          33,702,604                 38,151,121
Loans held for sale                                                 990,950                    602,500
Loans receivable, net                                           136,352,860                131,645,482
Federal Home Loan Bank stock, at cost                             1,253,700                  1,082,500
Premises and equipment, net                                       2,870,329                  2,370,711
Other assets                                                      3,540,589                  4,248,673
                                                         --------------------        -------------------

Total assets                                             $      269,744,175          $     258,843,049
                                                         ====================        ===================


Liabilities and Stockholders' Equity
Liabilities:
Deposits                                                 $      242,689,282          $     231,925,592
Advances from Federal Home Loan Bank                              3,000,000                  3,500,000
Other liabilities                                                 2,419,688                  2,494,717
                                                         --------------------        -------------------

Total liabilities                                               248,108,970                237,920,309
                                                         --------------------        -------------------

Commitments
Stockholders' equity:
Preferred stock                                                         136                        136
Common stock                                                         16,331                     16,331
Capital in excess of par value                                   15,648,527                 15,648,527
Retained earnings                                                 5,987,341                  5,469,135
Accumulated other comprehensive income                              453,957                    259,698
Treasury stock, at cost                                            (471,087)                  (471,087)
                                                         --------------------        -------------------

Total stockholders' equity                                       21,635,205                 20,922,740
                                                         --------------------        -------------------

Total liabilities and stockholders' equity               $      269,744,175          $     258,843,049
                                                         ====================        ===================





   The accompanying notes are an integral part of these financial statements.

SOUTHERN FINANCIAL BANCORP, INC.
FINANCIAL STATEMENTS (UNAUDITED)

CONSOLIDATED STATEMENTS OF INCOME

                                                                          Three Months Ended
                                                                               March 31,
                                                                    1999                        1998
                                                            --------------------        --------------------
Interest income:
Loans                                                               $ 3,108,715                 $ 3,106,302
Investment securities                                                 1,804,933                   1,456,620
                                                            --------------------        --------------------

Total interest income                                                 4,913,648                   4,562,922
                                                            --------------------        --------------------

Interest expense:
Deposits                                                              2,436,743                   2,445,688
Borrowings                                                              102,833                      39,567
                                                            --------------------        --------------------

Total interest expense                                                2,539,576                   2,485,255
                                                            --------------------        --------------------

Net interest income                                                   2,374,072                   2,077,667
Provision for loan losses                                               275,000                     225,000
                                                            --------------------        --------------------

Net interest income after provision for loan losses                   2,099,072                   1,852,667
                                                            --------------------        --------------------
Other income:
Gain on sale of loans                                                   272,577                     137,963
Fee income                                                              403,016                     343,928
Other                                                                    10,809                       7,600
                                                            --------------------        --------------------

Total other income                                                      686,402                     489,491
                                                            --------------------        --------------------
Other expense:
Employee compensation and benefits                                      896,442                     657,285
Premises and equipment                                                  299,484                     249,001
Data processing expense                                                 182,628                     178,260
Deposit insurance assessments                                            34,056                      30,065
Advertising                                                              75,285                      48,089
Other                                                                   302,556                     248,121
                                                            --------------------        --------------------

Total other expense                                                   1,790,451                   1,410,821
                                                            --------------------        --------------------

Income before income taxes                                              995,023                     931,337
Provision for income taxes                                              297,500                     301,500
                                                            --------------------        --------------------

Net income                                                          $   697,523                 $   629,837
                                                            ====================        ====================
Earnings per common share:
Basic                                                               $      0.43                 $      0.39
Diluted                                                                    0.41                        0.37
Weighted average shares outstanding:
Basic                                                                 1,603,220                   1,592,548
Diluted                                                               1,685,143                   1,709,010


    The accompanying notes are an integral part of these financial statements

SOUTHERN FINANCIAL BANCORP, INC.
FINANCIAL STATEMENTS (UNAUDITED)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                          Three Months Ended
                                                                              March 31,
                                                                  1999                         1998
                                                         -----------------------      ------------------------
Net income                                                        $    697,523                  $    629,837
Other comprehensive income, net of tax:
      Unrealized holding loss on securities                            (55,409)                      (18,582)
      Unrealized gain on cash flow hedges                              249,668                             -
                                                         -----------------------      ------------------------
Other comprehensive income                                             194,259                       (18,582)

Comprehensive income                                              $    891,782                  $    611,255
                                                         =======================      ========================












    The accompanying notes are an integral part of these financial statements

SOUTHERN FINANCIAL BANCORP, INC.
FINANCIAL STATEMENTS (UNAUDITED)

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Three Months Ended
                                                                                             March 31,
                                                                    -------------------------------------------------------------
                                                                              1999                               1998
                                                                    --------------------------        ---------------------------
Cash flows from operating activities:
Net Income                                                                 $        697,523                  $        629,837
Adjustments to reconcile net income to
net cash provided by operating activities:
    Depreciation and amortization                                                   264,036                           198,684
    Provision for loan losses                                                       275,000                           225,000
    Gain on sale of loans                                                          (272,577)                         (137,963)
    Amortization of deferred loan fees                                             (148,859)                         (181,935)
    Net change in loans held for sale                                              (115,873)                          248,908
    (Increase) decrease in other assets                                           1,011,538                          (189,622)
    Increase (decrease)  in other liabilities                                       (75,029)                          475,622
                                                                    --------------------------        ---------------------------

Net cash provided by operating activities                                         1,635,759                         1,268,531
                                                                    --------------------------        ---------------------------

Cash flows from investing activities:
    (Increase) decrease in loans receivable                                      (4,866,213)                          714,777
    Purchase of investment securities, available-for-sale                       (20,072,629)                      (13,206,693)
    Paydowns of investment securities                                            15,040,602                         6,547,487
    Increase in overnight earning deposits, net                                    (121,941)                         (736,322)
    Increase in premises and equipment, net                                        (597,350)                          (38,948)
    Increase in Federal Home Loan Bank stock                                       (171,200)                         (152,000)
                                                                    --------------------------        ---------------------------

Net cash used in investing activities                                           (10,788,731)                       (6,871,699)
                                                                    --------------------------        ---------------------------

Cash flows from financing activities:
    Net increase in deposits                                                     10,763,690                         9,651,462
    Decrease in advances from FHLB                                                 (500,000)                       (4,000,000)
    Proceeds from stock options exercised                                                 -                            15,031
    Dividends on preferred and common stock                                        (179,317)                         (130,823)
                                                                    --------------------------        ---------------------------

Net cash provided by financing activities                                        10,084,373                         5,535,670
                                                                    --------------------------        ---------------------------

Net increase (decrease) in cash and due from banks                                  931,401                           (67,498)

Cash and due from banks, beginning of period                                      5,374,945                         4,559,266
                                                                    --------------------------        ---------------------------

Cash and due from banks, end of period                                     $      6,306,346                  $      4,491,768
                                                                    ==========================        ===========================




         The accompanying notes are an integral part of these statements

SOUTHERN FINANCIAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

         The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q, and, therefore, do not include all information or footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. However, all adjustments which are, in the opinion of management, necessary for a fair presentation have been included. All adjustments are of a normal recurring nature. The results of operations for the three-month period ended March 31, 1999 are not necessarily indicative of the results of the full year. These consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes included in Southern Financial Bancorp, Inc.'s Annual Report for the year ended December 31, 1998.

NOTE 2 - HEDGE ACCOUNTING

         During the first quarter of 1999, the Bancorp entered into four interest rate swap agreements that are accounted for as cash flow hedges. In accordance with SFAS 133, the Bancorp records the change in fair value of the swaps in comprehensive income. To the extent that the hedge is not completely effective, the ineffective portion is charged or credited to interest expense. The amounts recorded in comprehensive income subsequently are reclassified into interest expense as a yield adjustment in the same period in which the related interest on the certificates of deposit (CD's) affects earnings.

         Each of the four swap agreements has a notional amount of $5 million, and the Bancorp agreed to pay a rate fixed for the period of the swap and receive 3 month LIBOR. Three of the swaps are for a period of five years and have fixed rates ranging from 5.23% to 5.29%; the fourth swap is for a period of ten years and has a fixed rate of 5.45%. The purpose of all four of these swaps was to hedge the variability of cash flows resulting from changes in interest rates in the Bancorp's floating rate liabilities, specifically the Bancorp's CD's in amounts greater than $90,000, which have maturities of one month to six months. The Bancorp performed a regression analysis using monthly averages of both 3 month LIBOR and the Bancorp's hedged CD's and determined that there was a highly effective correlation. The Bancorp designated CD's that were outstanding on the inception dates of the swaps as being hedged by the swaps, and as the hedged CD's mature, the Bancorp has identified other individual CD's to replace them. During the year ending December 31, 1999, approximately $61,900 of gains in accumulated other comprehensive income related to the interest rate swaps are expected to be reclassified into interest expense as a yield adjustment of the hedged CD's.

NOTE 3 - INVESTMENT SECURITIES

         The following table sets forth the Bancorp's investment securities portfolio as of the dates indicated:

                                                                  March 31, 1999                          December 31, 1998
                                                          Amortized          Estimated            Amortized           Estimated
                                                            Cost             Fair Value              Cost             Fair Value
                                                      ----------------    ----------------      ---------------    ----------------

Available-for-sale securities:
    FHLMC preferred stock                               $          -        $          -          $  3,807,585       $  3,888,524
    FHLMC MBS                                              9,716,786           9,739,266            11,996,172         12,005,667
    GNMA MBS                                               3,405,838           3,372,653             3,825,601          3,771,448
    FNMA MBS                                              25,570,688          25,806,657            29,671,448         29,813,650
    Collaterized mortgage obligations                     19,352,320          19,346,575             1,526,527          1,529,095
    Commercial MBS                                        20,137,415          20,115,640            18,043,819         18,246,250
    Obligations of counties and municipalities             3,241,278           3,331,000             3,234,489          3,220,498
    Corporate obligations                                    989,797             969,320               989,319            992,300
    U.S. Government agency obligations                       951,598             995,310               949,066            971,250
                                                      ----------------    ----------------      ---------------    ----------------

                                                        $ 83,365,720        $ 83,676,421          $ 74,044,026       $ 74,438,682
                                                      ================    ================      ===============    ================

Held-to-maturity securities:
    FHLMC MBS                                           $  3,662,594        $  3,673,172          $  4,091,316       $  4,070,132
    GNMA MBS                                              21,798,212          21,734,954            24,305,052         24,004,669
    FNMA MBS                                               6,199,807           6,218,010             6,779,894          6,731,670
    Collateralized mortgage obligations                       82,635              86,556             1,015,264          1,013,565
    Obligations of counties and municipalities             1,959,356           1,986,408             1,959,595          1,974,308
                                                      ----------------    ----------------      ---------------    ----------------

                                                        $  3,702,604        $  3,699,100          $ 38,151,121       $ 37,794,344
                                                      ================    ================      ===============    ================


SOUTHERN FINANCIAL BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 4 - LOANS RECEIVABLE

         Loans receivable consist of the following:

                                                           March 31,               December 31,
                                                             1999                      1998
                                                       ----------------          ----------------
Mortgage:
      Residential                                        $  26,277,400             $  26,046,289
      Nonresidential                                        67,763,647                64,890,406
Construction:
      Residential                                            5,732,802                 5,184,844
      Nonresidential                                        13,613,438                11,213,848
Non-Mortgage:
      Business                                              23,610,847                24,773,003
      Consumer                                               2,401,071                 2,424,602
                                                       ----------------          ----------------

Total loans receivable                                     139,399,205               134,532,992
Less:
      Deferred loan fees, net                                  899,225                   836,898
      Allowance for loan losses                              2,147,120                 2,050,612
                                                       ----------------          ----------------

Loans receivable, net                                    $ 136,352,860             $ 131,645,482
                                                       ================          ================


         The following sets forth information regarding the allowance for loan losses:

                                                         Three Months          Three Months
                                                            Ended                 Ended
                                                           3/31/99               3/31/98
                                                       ----------------       ----------------

Allowance at beginning of period                         $   2,050,612          $   2,036,532

Provision for losses charged to income                         275,000                225,000
Charge-offs                                                   (380,368)              (111,045)
Recoveries                                                     201,876                    346
                                                       ----------------       ----------------

Allowance at end of period                               $   2,147,120          $   2,150,833
                                                       ================       ================


NOTE 5 - EARNINGS PER SHARE

         The following table shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of dilutive common stock equivalents.

                                                                           For the three months ended
                                                           March 1999                                    March 1998
                                             ----------------------------------------    ----------------------------------------
                                                                          Per                                          Per
                                                                         Share                                        Share
                                                   Shares                Amount                Shares                 Amount
                                             -------------------    -----------------    -------------------     ----------------
Basic EPS                                             1,603,220              $  0.43              1,592,548              $  0.39
                                                                    =================                            ================

Effect of dilutive
    Securities:
        Stock Options                                    59,948                                      91,239
        Convertible Preferred Stock                      21,975                                      25,223
                                             -------------------                         -------------------

Diluted EPS                                           1,685,143              $  0.41              1,709,010              $  0.37
                                             ===================    =================    ===================     ================


NOTE 6 - OTHER SIGNIFICANT MATTERS

         The Bancorp signed a definitive Merger Agreement providing for a merger with The Horizon Bank of Virginia. The Bancorp will issue .63 shares of its common stock in exchange for each share of common stock of The Horizon Bank of Virginia. Subject to certain conditions including receipt of regulatory approval and approval of the shareholders of the Bancorp and The Horizon Bank of Virginia, closing of the merger is anticipated to occur in the third quarter of 1999. The merger will be accounted for under the pooling method.

                                                                      Appendix C


Tucker Anthony Incorporated

One Beacon Street
Boston, Massachusetts 02108
(617) 725-1762
(617) 725-2483 Fax

Investment Banking

                                                                  April 16, 1999


Board of Directors
Southern Financial Bancorp, Inc.
37 East Main Street
Warrenton, VA  20186

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Southern Financial Bancorp, Inc. (the "Company") common stock (the "Company Common Stock"), par value $0.01, of the consideration to be paid by the Company to the holders of The Horizon Bank of Virginia ("Horizon" or the "Seller") common stock (the "Seller Common Stock"), par value $2.50 per share, pursuant to the Agreement and Plan of Reorganization (the "Agreement") by and between the Company and Seller. At the Effective Time, as defined in the Agreement, each share of Seller Common Stock held by Horizon's shareholders shall be converted into the right to receive 0.63 shares of Company Common Stock.

Tucker Anthony Incorporated ("Tucker Anthony") as part of its investment banking business is regularly engaged in the valuation of businesses and their
securities   in   connection   with   mergers   and   acquisitions,   negotiated
underwritings, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we may actively trade the securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Tucker Anthony previously provided financial advisory services to the Company in 1998 and received a fee for these services.

In arriving at our opinion, we have among other things:

(i)      Reviewed the draft Agreement and Plan of Reorganization dated March 29,
         1999;

(ii) Reviewed certain historical financial and other information concerning the Company for the five fiscal years ended December 31, 1998;

(iii) Reviewed certain historical financial and other information concerning Horizon for the five fiscal years ended December 31, 1998;

(iv) Held discussions with the senior management of the Company and Horizon with respect to their past and current financial performance, financial condition and future prospects;

(v)      Reviewed  certain  internal  financial  data,   projections  and  other
         information of the Company and Horizon, including financial projections approved by Company management;

(vi) Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared the Company and Horizon from a financial point of view with certain of these institutions;

(vii) Compared the consideration to be paid by the Company pursuant to the Agreement with the consideration paid in other acquisitions of financial institutions that we deemed comparable or otherwise relevant to our inquiry;

(viii)   Reviewed publicly  available  earnings  estimates,  historical  trading
         activity  and  ownership  data  of  the  Company's   Common  Stock  and
         considered the prospects for dividends and price movement; and

(ix) Considered such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion. In our review, we have also taken into account an assessment of general economic, market and financial conditions and certain industry trends and related matters.

In our review and analysis and in arriving at our opinion we have assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to us by the Company and Horizon and have not attempted to verify any of such information. We have assumed that (i) the financial projections of the Company and Horizon provided to us with respect to the results of operations likely to be achieved by each company have been prepared on a basis reflecting the best currently available estimates and judgments of the Company's and Horizon's management as to future financial performance and results and (ii) that such forecasts and estimates will be realized in the amounts and in the time periods currently estimated. We have also assumed, without independent verification, that the current and projected aggregate reserves for possible loan losses for the Company and Horizon are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of the Company, Horizon or any of their respective subsidiaries nor did we verify any of the Company's or Horizon's books or records or review any individual loan credit files.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

This opinion is being furnished for the use and benefit of the Board of Directors of the Company and is not a recommendation to shareholders. The Company and Tucker Anthony have agreed that they do not believe any person other than the Board has the legal right to rely on the opinion and, absent any controlling precedent, would resist any assertion otherwise.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof the consideration to be paid by the Company pursuant to the Agreement is fair to the Company's stockholders from a financial point of view.

                                            Very truly yours,

                                                                      Appendix D


                          THE HORIZON BANK OF VIRGINIA


                          INDEX TO FINANCIAL STATEMENTS



                                                                                                               Page

Independent Auditors' Report......................................................................................2

Financial Statements

     Balance Sheets as of December 31, 1998 and 1997..............................................................3

     Statements of Income for the years ended December 31, 1998, 1997 and 1996....................................4

     Statements of Comprehensive Income for the years ended December 31, 1998, 1997 and 1996......................5

     Statements of Changes in Stockholders' Equity for the years ended December 31, 1998,
     1997 and 1996................................................................................................6

     Statements of Cash Flows for the years ended December 31, 1998, 1997 and 1996..............................7-8

Notes to Financial Statements..................................................................................9-23

Independent Auditors' Report on the Supplementary Information....................................................24

Interim Financial Statements

     Balance Sheets as of March 31, 1999 and December 31, 1998...................................................25

     Statements of Operations for the three months ended March 31, 1999 and 1998.................................26

     Statements of Comprehensive Income for the three months ended March 31, 1999 and 1998.......................27

     Statements of Changes in Stockholders' Equity for the three months ended March 31, 1999 and year ended December 31, 1998............................................................................28

     Statements of Cash Flows for the three months ended March 31, 1999 and 1998.................................29

Notes to Interim Financial Statements (Unaudited).............................................................30-32


                          INDEPENDENT AUDITORS' REPORT




To The Board of Directors and Stockholders
The Horizon Bank of Virginia
Merrifield, Virginia


         We have audited the accompanying balance sheets of The Horizon Bank of Virginia as of December 31, 1998 and 1997, and the related statements of operations, other comprehensive income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Horizon Bank of Virginia as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.




Fairfax, Virginia
January 29, 1999

The Horizon Bank of Virginia
Balance Sheets
December 31, 1998 and 1997



Assets                                                             December 31, 1998         December 31, 1997
---------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                  $  5,445,820              $  6,467,421
Overnight earning deposits                                                 30,846,000                20,308,000
Investment securities, available-for-sale                                   9,636,855                12,017,486
Investment securities, held to maturity (estimated market
    value of $19,553,348 and $8,104,781, respectively)                     19,531,871                 8,098,909
Loans receivable, net                                                      74,709,594                75,602,129
Premises and equipment, net                                                 3,152,593                 3,220,127
Other assets                                                                2,088,334                 1,704,091
---------------------------------------------------------------------------------------------------------------
Total assets                                                             $145,411,067              $127,418,163
===============================================================================================================

Liabilities and Stockholders' Equity
---------------------------------------------------------------------------------------------------------------
Liabilities:
Deposits                                                                 $134,979,742              $118,164,235
Other liabilities                                                             728,198                   288,464
---------------------------------------------------------------------------------------------------------------
Total liabilities                                                         135,707,940               118,452,699
---------------------------------------------------------------------------------------------------------------

Stockholders' equity:
Common stock, $2.50 par value, 2,000,000 authorized,
    1,639,729 and 1,557,778 shares issued and
    outstanding, respectively                                               4,099,325                 3,894,445
Capital in excess of par value                                              4,223,773                 3,564,319
Retained earnings                                                           1,352,984                 1,503,105
Accumulated other comprehensive income                                         27,045                     3,595
---------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                  9,703,127                 8,965,464
---------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                               $145,411,067              $127,418,163
===============================================================================================================













The accompanying notes are an integral part of these financial statements.

The Horizon Bank of Virginia
Statements of Income
December 31, 1998, 1997, and 1996


                                                        Year Ended             Year Ended           Year Ended
                                                        December 31,           December 31,         December 31,
---------------------------------------------------------------------------------------------------------------
                                                           1998                   1997                  1996
---------------------------------------------------------------------------------------------------------------
Interest income:
Loans                                                 $  7,189,034           $  7,021,964          $  6,129,444
Investment securities                                    1,937,583              1,509,402             1,551,055
---------------------------------------------------------------------------------------------------------------
Total interest income                                    9,126,617              8,531,366             7,680,499
---------------------------------------------------------------------------------------------------------------
Interest expense:
Deposits                                                 4,015,542              3,583,289             3,566,500
---------------------------------------------------------------------------------------------------------------
Total interest expense                                   4,015,542              3,583,289             3,566,500
---------------------------------------------------------------------------------------------------------------
Net interest income                                      5,111,075              4,948,077             4,113,999
Provision for loan losses                                  325,801                385,314               211,152
---------------------------------------------------------------------------------------------------------------
Net interest income after provision for
    loan losses                                          4,785,274              4,562,763             3,902,847
---------------------------------------------------------------------------------------------------------------
Other income:
Fee income                                                 785,631                518,167               392,358
Gain on sale of investment securities                       -                       1,464                 7,354
Other                                                       12,000                  9,828                 6,905
---------------------------------------------------------------------------------------------------------------
Total other income                                         797,631                529,459               406,617
---------------------------------------------------------------------------------------------------------------
Other expense:
Employee compensation and benefits                       1,936,704              2,014,174             1,858,954
Premises and equipment                                     938,142                917,786               738,029
Advertising                                                 42,282                 18,544                51,964
Other                                                    1,614,360              1,229,924             1,043,510
---------------------------------------------------------------------------------------------------------------
Total other expense                                      4,531,488              4,180,428             3,692,457
---------------------------------------------------------------------------------------------------------------
Income before income taxes                               1,051,417                911,794               617,007
Provision for income taxes                                 357,775                310,000               210,730
---------------------------------------------------------------------------------------------------------------
Net income                                            $    693,642           $    601,794          $    406,277
===============================================================================================================
Earnings per common share:
Basic*                                                $        .43           $        .39          $        .26
Diluted*                                                       .42                    .38                   .26
Weighted average shares outstanding:
Basic*                                                   1,620,817              1,557,744             1,551,890
Diluted*                                                 1,633,548              1,571,446             1,564,956
---------------------------------------------------------------------------------------------------------------
*1996 amounts have been restated to conform with SFAS 128, "Earnings per Share."








The accompanying notes are an integral part of these financial statements.

The Horizon Bank of Virginia
Statements of Comprehensive Income
December 31, 1998, 1997, and 1996



                                                       Year Ended             Year Ended            Year Ended
                                                       December 31,           December 31,          December 31,
---------------------------------------------------------------------------------------------------------------
                                                          1998                    1997                  1996
---------------------------------------------------------------------------------------------------------------
Net income                                               $693,642                $601,794              $406,277
Other comprehensive income, net of tax:
Unrealized gain (loss) arising during period               23,450                  14,201               (48,021)
                                                       ----------              ----------            ----------
Other comprehensive income                                 23,450                  14,201               (48,021)

Comprehensive income                                     $717,092                $615,995              $358,256
===============================================================================================================
















The accompanying notes are an integral part of these financial statements.

The Horizon Bank of Virginia
Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 1998, 1997, and 1996



                                                                                                 Net Unrealized Gain
                                          Number                                    Retained    (Loss) on Securities
                                         of Shares     Par Value      Surplus       Earnings     Available for Sales     Totals
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                 691,600    $3,458,000    $3,458,000    $   843,954         $ 37,415         $7,797,369
Options exercised                           17,850        87,125        87,125         -                -                 174,250
    Stock dividend of 10 percent            69,784       348,920        -            (348,920)          -                  -
    Stock split - 2 for 1                  778,384        -             -              -                -                  -
    Options granted                         -             -             18,794         -                -                  18,794
    Change in other comprehensive
        income                              -             -              -              -              (48,021)           (48,021)
    Net income                              -             -              -            406,277           -                 406,277
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996               1,557,618     3,894,045     3,563,919        901,311          (10,606)         8,348,669
    Options exercised                          160           400           400         -                 -                    800
    Change in other comprehensive
        income                              -              -            -              -                14,201             14,201
    Net income                              -              -            -             601,794           -                 601,794
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997               1,557,778     3,894,445     3,564,319      1,503,105            3,595          8,965,464
    Options excercised                       4,114        10,285        10,285         -                 -                 20,570
    Stock dividend 10 percent               77,837       194,595       649,169       (843,764)           -                 -
    Change in other comprehensive
        income                              -             -             -              -                23,450             23,450
    Net income                              -             -             -             693,643           -                 693,643
---------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998               1,639,729    $4,099,325    $4,223,773     $1,352,984         $ 27,045         $9,703,127
=================================================================================================================================







The accompanying notes are an integral part of these financial statements.

The Horizon Bank of Virginia
Statements of Cash Flows
For the Years Ended December 31, 1998, 1997, and 1996


                                                        Year Ended         Year Ended           Year Ended
                                                        December 31,       December 31,         December 31,
------------------------------------------------------------------------------------------------------------
                                                           1998               1997                  1996
------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
    Net income                                         $   693,642         $   601,794         $   406,277
    Noncash items included in net income
        Depreciation and amortization                      291,847             271,477             220,242
        Provision for loan losses                          325,801             385,314             211,152
        Provision for losses on other
            real estate owned                              120,000              64,513              61,000
        Net amortization of premiums on
            securities                                     (11,840)             (7,605)             (5,852)
        Stock option compensation                           -                    -                  18,794
        (Increase) Decrease in
            Accrued interest receivable                    (42,861)             41,139               7,507
            Other assets                                  (490,930)            279,143`            (87,081)
        Increase (Decrease) in
            Accrued interest payable                        (2,259)             (2,444)             (9,535)
            Other accrued expenses                         441,994             (28,422)             56,530
                                                       -----------         -----------         -----------
            Net Cash Provided by Operating
                Activities                               1,325,394           1,604,909             879,034
                                                       -----------         -----------         -----------

Cash Flows from Investing Activities
    Net Federal funds sold                             (10,538,000)         (5,423,000)         (1,682,000)
    Acquisition of bank premises and
       equipment                                          (194,765)           (360,684)           (440,008)
    Loans collected (made), net                            566,734          (6,026,430)         (9,259,523)
    Proceeds from the maturities of
        investment securities                            5,700,000           3,813,750           6,611,031
    Purchase of securities available for sale           (4,300,000)         (8,563,636)         (5,642,064)
    Purchase of investment securities                  (17,117,041)         (1,811,206)         (6,993,917)
    Proceeds from the maturities of
        securities available for sale                    6,700,000           5,924,242           8,285,939
    Other real estate owned
        Proceeds from sale                                  -                  527,376              -
        Acquisition of intangible assets                    -                 (171,195)            (40,500)
        Capitalized expenses                                -                   -                   (2,800)
        Additions to deposits                                   -                   -             (203,258)
                                                       -----------         -----------         -----------
            Net Cash Used by Investing
                 Activities                            (19,183,072)        (12,090,783)         (9,367,100)
                                                       -----------         -----------         -----------




The accompanying notes are an integral part of these financial statements.

                                                        Year Ended         Year Ended           Year Ended
                                                        December 31,       December 31,         December 31,
------------------------------------------------------------------------------------------------------------
                                                           1998               1997                  1996
------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
    Proceeds from sale of common stock                      20,570                 800             174,747
    Net increase in deposits                            16,815,507           7,471,842          13,614,467
                                                       -----------         -----------         -----------
                Net Cash Provided by
                   Financing Activities                 16,836,077           7,472,642          13,789,214
                                                       -----------         -----------         -----------

Net Decrease (Increase) in Cash and
    Due from Banks                                      (1,021,601)         (3,013,232)          5,301,148

Cash and Due from Banks, beginning of year               6,467,421           9,480,653           4,179,505
                                                       -----------         -----------         -----------

Cash and Due from Banks, end of year                   $ 5,445,820         $ 6,467,421         $ 9,480,653
                                                       ===========         ===========         ===========



Noncash
    Unrealized gain on securities available
        for sale, net                                  $    23,450         $    14,201         $   (48,021)
                                                       ===========         ===========         ===========

    Stock Dividend                                     $   843,764         $        -          $   348,920
                                                       ===========         ===========         ===========


                          THE HORIZON BANK OF VIRGINIA

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The Bank follows generally accepted accounting principles and reporting practices applicable to the banking industry. Significant accounting policies are summarized below.

         Nature of Operations

         The Horizon Bank of Virginia is a state member bank of the Federal Reserve and provides a variety of banking services to its customers. As a state bank, the Bank is subject to regulations of the Virginia State Banking Commission and the Federal Reserve. The Bank serves primarily the Northern Virginia area with services provided at four branch offices and a mortgage department.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could vary from the estimates that were used.

         Cash and Cash Equivalents

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

         Cash paid for interest amounted to $4,017,801 in 1998, $3,585,733 in 1997, and $3,516,036 in 1996.

         Income taxes paid amounted to $287,000 in 1998, $279,040 in 1997, and $136,717 in 1996.

         The Bank is required by regulatory authorities to maintain a specific portion of its assets in the form of legal cash reserves, computed by applying prescribed percentages to its various types of deposits. When the Bank's vault cash reserves and balances maintained at the Federal Reserve Bank are in excess of that required, it may lend the excess to other banks on a daily basis. The average balance required to be maintained at the Federal Reserve Bank for the year ended December 31, 1998 was approximately $1,211,000.

         The Bank's available unsecured Federal fund lines of credit with correspondent banks is based on bank capital. At December 31, 1998, the lines were approximately $6,330,000. Continued availability of the lines are reviewed annually by the correspondent bank and the Federal Reserve. The rate of interest charged fluctuates daily in response to market conditions. There were no borrowings on these lines at December 31, 1998 and 1997.

                          THE HORIZON BANK OF VIRGINIA

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Investment Securities

         Securities are classified as investment securities to be held to maturity when management has the intent and the Bank has the ability at the time of purchase to hold them until maturity or on a long-term basis. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the straight-line method over their contractual lives. If the interest method of accounting for amortization of premiums and accretion of discounts was used, it would not have a material effect on the financial statements. Gains and losses on the sale of such securities are determined by the specific identification method.

         Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and accounted for at fair value on an aggregate basis. These include securities used as part of the Bank's asset/liability management strategy and may be sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital, to satisfy regulatory requirements and other similar factors. Unrealized gains and losses of securities available for sale are excluded from earnings and included in stockholders' equity, net of related income taxes. Realized gains and losses of securities available for sale are included in net securities gains (losses) based on the specific identification method.

         Loans and Loan Fees

         Loans are stated at the principal amount outstanding, net of deferred loan fees. Interest on loans is generally computed using the simple interest method. Loan fees and related direct loan origination costs are deferred and recognized as an adjustment of yield over the life of the loan or currently upon the sale or repayment of the loans.

         Interest on all categories of loans is accrued based upon the principal amounts outstanding. The accrual of interest income is discontinued on loans which are past due ninety or more days as to principal or interest payments, except for certain guaranteed loans and other limited exceptions. When loans are placed on nonaccrual status, interest accrued in the current year is charged against interest income, and interest accrued in prior years is charged to the allowance for loan losses. Loans may be reinstated to accrual status when all payments are brought current, and, in the opinion of management, collection of the remaining balance can reasonably be expected. The classification of a loan as nonaccrual is not necessarily indicative of a potential loan loss.

         The  Bank  originates  mortgage  loans  for  both  sale and for its own portfolio in order to insure the availability of a broad range of mortgage products for its customers. The Bank sells originated mortgages primarily on the secondary market. The Bank retains negligible risk of principal loss for mortgages sold.

         Allowance for Loan Losses

         The Bank grants loans to customers located in Northern Virginia. Although the Bank has a diversified portfolio, a substantial number of loans are unsecured or collateralized by real estate.

                          THE HORIZON BANK OF VIRGINIA

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Allowance for Loan Losses (continued)

         The allowance for loan losses is a current estimate of the losses inherent in the loan portfolio. The allowance is maintained at a level considered adequate by management to absorb inherent losses based upon management's evaluation of the portfolio.

         The allowance is increased by provisions for loan losses charged to operating expense and reduced by net chargeoffs. The provisions are based on management's estimate of net realizable value or fair value of the collateral, as applicable, considering the current and future operating or sales conditions. These estimates are susceptible to changes that could result in a material adjustment to future results of operations.

         Bank Premises and Equipment

         Premises and equipment are stated at cost, less accumulated depreciation and amortization. Leasehold improvements are amortized over the asset life using the straight-line method. Furniture and equipment are depreciated over estimated useful lives of five and seven years using the straight-line method. The bank headquarters building is depreciated over its estimated useful life of approximately 31.5 years using the straight-line method.

         Other Real Estate Owned

         Other real estate owned includes properties acquired through foreclosure or other proceedings in satisfaction of indebtedness. At the date of acquisition, such property is recorded at the lower of the recorded investment in the related receivable or net realizable value. Write-downs at the date of acquisition are charged to the allowance for loans losses. Subsequent declines in market value, operating expenses and gains or losses on disposition of other real estate are reflected in other expenses.

         Stockholders' Equity

         The Bank was capitalized through a private offering circular dated October 2, 1989, for $6,421,000. Capital funds were allocated equally between capital stock and surplus. The Bank has 2,000,000, $2.50 par value, common shares authorized. There were 1,639,729 outstanding in 1998, and 1,557,778 in 1997.

         In January, 1998, the Bank declared a 10 percent stock dividend for stockholders of record on February 15, 1998 and payable on March 15, 1998.

         State banking laws and regulatory compliance restrict the availability of earnings for the payment of dividends.

         The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1998, the Bank is required to have minimum Tier 1 and Total capital ratios of 4.00 percent and 8.00 percent, respectively. The Bank's actual ratios at that date were 12.21 percent and 13.46 percent, respectively.

                          THE HORIZON BANK OF VIRGINIA

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Income Taxes

         The Bank utilizes an asset and liability approach to accounting for income taxes. The objective is to recognize the amount of income taxes payable or refundable in the current year based on the Bank's income tax return and the deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Bank's financial statements or tax returns. The asset and liability method accounts for deferred income taxes by applying enacted statutory rates to temporary differences, the difference between financial statement amounts and tax bases of assets and liabilities. Deferred income tax liabilities or assets are adjusted to reflect changes in tax laws or rates in the year of enactment.

         The Bank pays state franchise tax in lieu of state income taxes.

         Income per Common Share

         The Bank has adopted Statement of Financial Accounting Standards ("SFAS") No. 128 which establishes standards for computing and presenting earnings per share (EPS) for entities with publicly held common stock. The standard requires presentation of two categories of earnings per share, basic EPS and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Bank.

         The financial statements provide information that considers the effects of the 10 percent stock dividend.

                                             1998                             1997                             1997
                                 ----------------------------     ----------------------------     ----------------------------
                                                       Per -                            Per -                            Per -
                                                       Share                            Share                            Share
                                  Income     Shares    Amount      Income     Shares    Amount      Income     Shares    Amount
                                 --------   --------   ------     --------   --------   ------     --------   --------   ------
         Basic EPS
         Income available
            to common
            stockholders         $693,642   1,620,817  $0.43      $601,794   1,557,744  $0.39      $406,277   1,551,890  $0.26
                                                       =====                            =====                            =====

         Effect of Dilutive
            Securities
         Stock options
            unexercised                -       12,731                    -      13,702                    -      13,066
                                 --------   ---------             --------   ---------             --------   ---------

         Dilutive EPS
         Income available
            to common
            stockholders
            plus assumed
            conversions          $693,642   1,633,548  $0.42     $601,794    1,571,446  $0.38     $406,277    1,564,956  $0.26
                                 ========   =========  =====     ========    =========  =====     ========    =========  =====


                          THE HORIZON BANK OF VIRGINIA

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         Impaired Loans

         Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118. SFAS No. 114, as amended provided that a loan is impaired when, based on current information and events, it is probable that the creditor will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. SFAS No. 114, as amended provides guidelines relating to recognition of interest income on impaired loans and requires that impaired loans be measured based on the present value of the expected future cash flows, discounted at the loan's effective interest rate. The effective rate of a loan is defined as the contractual interest rate adjusted for any deferred loan fees or costs, premiums or discounts existing at the inception or acquisition of the loan. If the loan is collateral dependent, as a practical expedient, impairment can be based on a loan's observable market price of the fair value of the collateral. The value of the loan is adjusted through a valuation allowance created through a charge against income. Residential mortgages, consumer installment obligations and credit cards are excluded. Loans that were treated as in-substance foreclosures under previous accounting pronouncements are considered to be impaired loans and under SFAS No. 114 will remain in the loan portfolio.

         A loan may be placed on non-accrual status and not classified as an impaired loan when in the opinion of management, based on current information and events, it is probable that the Bank will eventually collect all principal and interest amounts due according to the contractual terms of the loan agreement. Interest income for impaired loans is generally recognized on an accrual basis unless it is deemed inappropriate to do so. In cases which the receipt of interest payments is deemed more uncertain, the cash basis of income recognition is utilized. Loans are placed on non-accrual status when, in the judgement of management, the probability of timely collection of interest is deemed to be insufficient to warrant further accrual. As a matter of policy, the Bank does not accrue interest on loans past due 90 days or more except when the estimated value of the collateral and collection efforts are deemed sufficient to ensure full recovery. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income.

         Management considered loans impaired amounting to $922,460 at December 31, 1998 and $840,663 at December 31, 1997. The total allowance for possible loan losses related to impaired loans amounted to $381,802 at December 31, 1998 and $83,899 at December 31, 1997.

         Accounting Pronouncements

         SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities

         This statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The Bank is evaluating the potential impact of adopting SFAS No. 133. Management does not expect the adoption of SFAS No. 133 to have a material impact on financial condition or results of operations. The statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999.

                          THE HORIZON BANK OF VIRGINIA

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996



2.       INVESTMENT SECURITIES

         The portfolio consists of the following:

                                                                    December 31, 1998
                                               -------------------------------------------------------------
                                                                  Gross          Gross
                                                Amortized       Unrealized     Unrealized     Estimated Fair
                                                  Cost            Gains          Losses            Value
                                               -----------      ----------     ----------     --------------
         Available for sale
         U.S. Government Treasury
             and agency obligations            $ 9,595,877       $47,073         $ 6,095        $ 9,636,855
                                               ===========       =======         =======        ===========

                                                                    December 31, 1997
                                               -------------------------------------------------------------
         Available for sale:
         U.S. Government Treasury
             and agency obligations            $12,012,038       $36,484         $31,036        $12,017,486
                                               ===========       =======         =======        ===========


                                                                    December 31, 1998
                                               -------------------------------------------------------------
                                                                  Gross          Gross
                                                Amortized       Unrealized     Unrealized     Estimated Fair
                                                  Cost            Gains          Losses            Value
                                               -----------      ----------     ----------     --------------
         Value
         Held to maturity:
         U.S. Government Treasury
             and agency obligations            $19,531,871       $59,187         $37,710        $19,553,348
                                               ===========       =======         =======        ===========

                                                                   December 31, 1997
                                               -------------------------------------------------------------
         Held to maturity:
         U.S. Government Treasury
             and agency obligations            $ 8,098,909       $19,032         $13,160        $ 8,104,781
                                               ===========       =======         =======        ===========

         The scheduled maturities of the portfolio at December 31, 1998 were as follows:

                                                   Held to Maturity                        Available for Sale
                                            ------------------------------          -------------------------------
                                                                 Estimated                               Estimated
                                             Amortized             Fair              Amortized             Fair
                                               Cost                Value               Cost                Value
                                            -----------         -----------         -----------         -----------
         Due in one year or less            $ 6,029,786         $ 6,022,188         $ 2,699,475         $ 2,708,813
         Due from one year to
             five years                      13,502,085          13,531,160           6,896,402           6,928,042
                                            -----------         -----------         -----------         -----------
                                            $19,531,871         $19,553,348         $ 9,595,877         $ 9,636,855
                                            ===========         ===========         ===========         ===========

         Securities with a carrying amount of $16,700,000 and $12,150,000 at December 31, 1998 and 1997, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

                          THE HORIZON BANK OF VIRGINIA

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996


3.   LOANS RECEIVABLE

         Loans receivable at December 31 include the following:

                                                                        1998                1997
                                                                    -----------         -----------
                 Mortgage:
                    Residential                                     $28,776,000         $30,907,000
                    Nonresidential                                   20,234,000          16,944,000
                 Construction                                         1,764,000           2,936,000
                 Nonmortgage:
                    Business                                         16,041,000          15,386,000
                    Consumer                                          9,134,586          10,369,771
                                                                    -----------         -----------
                     Total loans receivable                          75,949,586          76,542,771
                     Less:  Deferred loan fees                         (228,973)           (233,804)
                     Less:  Allowance for loan losses                (1,011,019)           (706,838)
                                                                    -----------         -----------
                 Loans receivable, net                              $74,709,594         $75,602,129
                                                                    ===========         ===========

         An analysis of the allowance for loan losses at December 31 is as follows:

                                                                       1998                  1997
                                                                    ----------            ---------
                Balance beginning of year                           $  706,838            $ 873,378
                Provision for loan losses                              325,801              385,314
                Charge-offs, net                                       (21,620)            (551,854)
                                                                    ----------            ---------
                                                                    $1,011,019            $ 706,838
                                                                    ==========            =========

         Loans on which the accrual of interest has been discontinued amount to $922,460 at December 31, 1998 and $962,496 at December 31, 1997. Had
         interest been accrued on those loans, such income would have approximated $104,143 and $46,449 for the years ended December 31, 1998 and 1997, respectively.

         The amount of the allowance deducted for Federal income tax purposes in 1998 was $390,000, in 1997 was $646,000, and in 1996 was $199,724.

4.   BANK PREMISES AND EQUIPMENT

         Bank premises and equipment include the following:

                                                                       1998                 1997
                                                                    -----------         -----------
                 Land                                               $ 1,304,033         $ 1,304,033
                 Building                                               494,633             494,633
                 Automobiles                                            103,360             103,360
                 Leasehold improvements                               1,085,350           1,014,025
                 Furniture and equipment                              1,638,059           1,514,935
                                                                    -----------         -----------
                                                                      4,625,435           4,430,986
                 Less accumulated depreciation                       (1,472,842)         (1,210,859)
                                                                    -----------         -----------
                                                                    $ 3,152,593         $ 3,220,127
                                                                    ===========         ===========

         Depreciation of bank premises and equipment charged to expense amounted to $262,299 in 1998, $258,477 in 1997, and $214,842 in 1996.

                         THE HORIZON BANK OF VIRGINIA

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996



5.   OTHER REAL ESTATE OWNED

         Activity related to foreclosed real estate is as follow:

         Expenses related to other real estate owned are included in other operating expenses and amounted to $12,750 in 1998, $3,066 in 1997, and $3,441 in 1996.

                                                                         1998                  1997
                                                                      ----------            ----------
                  Balance, January 1                                  $  546,177            $  966,871
                  Additions                                                    -               171,195
                  Sales                                                        -              (527,376)
                  Allowance for losses                                  (120,000)              (64,513)
                                                                      ----------            ----------
                  Balance, December 31                                $  426,177            $  546,177
                                                                      ==========            ==========

         Activity of the allowance for other real estate owned losses is as follows:

                                                                         1998                  1997
                                                                      ----------            ----------
                  Balance, January 1                                  $  125,513            $   61,000
                  Additions                                              120,000                64,513
                                                                      ----------            ----------
                  Balance, December 31                                $  245,513            $  125,513
                                                                      ==========            ==========

6.   OTHER ASSETS

         In addition to Other Real Estate Owned and Accrued Interest Receivable, other assets include the following:

                                                                         1998                   1997
                                                                      ----------             ---------
                Goodwill, net of accumulated amortization
                    of $98,353 in 1998 and $68,805 in 1997            $   92,552             $  55,002
                Prepaid taxes and expenses                               139,032               101,403
                Deposits and other                                        41,716                42,933
                Deferred tax asset                                       368,000               187,000
                Covenant not to compete                                  206,420                     -
                                                                      ----------             ---------
                                                                      $  847,720             $ 386,338
                                                                      ==========             =========

         The goodwill of $190,905 is being amortized over sixty months under the straight-line method. Amortization charged to expense amounted to $29,548 in 1998, $13,000 in 1997 and $5,400 in 1996.

7.   TIME DEPOSITS

         The  maturity   distribution   of  time   certificates  of  deposit  in
         denominations of $100,000 or more was approximately $25,107,867 at December 31, 1998 and $16,735,561 at December 31, 1997.

         At December 31, 1998, the scheduled maturities of time deposits are as follows:

                3 months or less                                     $ 8,294,176
                3 to 12 months                                        21,407,321
                1 to 5 years                                          21,676,063
                Over 5 years                                                  -
                                                                     -----------
                                                                     $51,377,560

                         THE HORIZON BANK OF VIRGINIA

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996


8.       INCOME TAXES

         The provision for income taxes charged to operations was as follows:

                                                                            1998           1997                1996
                                                                          ---------        ---------        ---------
                  Current income taxes                                    $ 538,775        $ 286,500        $ 257,230
                  Deferred tax (benefit) expense                           (181,000)          23,500          (46,500)
                                                                          ---------        ---------        ---------
                  Total income tax expense                                $ 357,775        $ 310,000        $ 210,730
                                                                          =========        =========        =========

         Net deferred tax assets are comprised of the following at December 31:

                                                                                       1998              1997
                                                                                    ---------         ---------
                  Deferred Source
                  Unearned loan fees                                                $  68,903         $  72,841
                  Organization/start-up costs and other                                 2,110             2,016
                  Loan loss and other real estate reserve                             277,289           117,337
                  Net unrealized loss on securities available for sale                      -             1,852
                  Non accrued loan interest                                            28,625                 -
                  Depreciation                                                          5,006                 -
                                                                                    ---------         ---------
                         Gross deferred tax assets                                    381,933           194,046
                                                                                    ---------         ---------

                  Net unrealized gain on securities available for sale                 13,933                 -
                  Depreciation                                                              -             7,046
                                                                                    ---------         ---------
                         Gross deferred tax liability                                  13,933             7,046
                                                                                    ---------         ---------

                              Net deferred tax asset                                $ 368,000         $ 187,000
                                                                                    =========         =========

         Net deferred tax assets for 1998 and 1997 are included in Other Assets. Income taxes payable of $266,000 for 1998 are included in other accrued expenses.

         A reconciliation between the amount of reported income tax expense and the amount computed by multiplying the applicable statutory Federal income tax rate is as follows:

                                                                              1998           1997           1996
                                                                           ----------    ----------    ----------
                  Income before income taxes                               $1,051,417    $  911,794    $  617,007
                  Applicable statutory income tax rate                             34%           34%           34%
                                                                           ----------    ----------    ----------
                  Computed "expected" Federal tax expense                     357,482       310,010       209,782
                  Adjustments to Federal income tax
                      resulting from:
                      Nondeductible items and other                               293           (10)          948
                                                                           ----------    ----------    ----------
                  Provision for Federal income taxes                       $  357,775    $  310,000    $  210,730
                                                                           ==========    ==========    ==========

                         THE HORIZON BANK OF VIRGINIA

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996



9.   OPERATING LEASES

         In 1998, the Bank entered into two new lease agreements for a new branch and additional office space. The lease agreement provides for a term of ten years ending April 30, 2008, with annual lease payments of $45,000 plus 5 percent annual increases. The office space agreement is a six year lease beginning February 1, 1999 at $59,598 per year with three percent increases annually.

         In July, 1996, the Bank commenced occupancy in a new branch location in Fairfax City. The current rent expense being paid by the Bank is $124,689 per year. The initial ten year lease began with the date of occupancy and includes four additional five year options to extend the lease. Additionally, the Bank currently holds a $650,000 first deed of trust loan on the building and land on which the Fairfax City branch is located.

         The Bank leased office space for its mortgage department at $30,500 per year, net of a sublease. The lease expired in September 1998.

         In January, 1995, the Bank entered into a lease agreement for a new branch located in Vienna. The agreement provides for a term of ten years ending in February, 2005 with an automatic ten year renewal option unless the Bank issues an advance written notice. Total base annual lease payments are $107,870 adjusted 1.5 percent per annum.

         In 1995, the Bank amended its current lease agreement for office space and signed a new lease for an additional floor of office space. The agreements call for total annual lease payments of $119,700 per year plus two thirds of all real estate taxes. The leases are in force for a term of 5 years, ending on June 30, 1999. The Bank has the option for five additional terms of five years each and may terminate the leases after the third year with proper notice.

         The following are the future minimum lease payments at December 31, 1998:

                  Years ending December 31,
                  -------------------------
                         1999                                         $  437,977
                         2000                                            415,145
                         2001                                            421,353
                         2002                                            427,775
                         2003 and thereafter                           1,291,184
                                                                      ----------
                             Total                                    $2,993,434
                                                                      ==========

         Rent expense amounted to $420,000 in 1998, $401,500 in 1997 and $319,500 in 1996.

10.   INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

         In the ordinary course of business, the Bank has granted loans to directors, executive officers, employees and their associates. These transactions have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons. Directors, officers and their affiliated companies were indebted to the Bank for loans totaling $1,622,674 at December 31, 1998 and $1,667,022 at December 31, 1997.

         Activity of loans to directors, officers and their affiliated companies is as follows:

                                                                         1998                  1997
                                                                      ----------            ----------
                  Balance, January 1                                  $1,667,022            $1,291,000
                  Advances                                               255,345               727,772
                  Repayments                                            (299,693)             (351,750)
                                                                      ----------            ----------
                  Balance, December 31                                $1,624,672            $1,667,022
                                                                      ==========            ==========

                         THE HORIZON BANK OF VIRGINIA

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996


11.   STOCK OPTIONS

         Stock Option Plan

         On April 9, 1991, the stockholders approved a stock option plan authorizing options for 160,000 shares of the Bank's common stock, of which 154,000 shares have been granted to eligible directors. On May 31, 1996, 4,650 options were granted to officers and employees. On January 1, 1997, 1,350 options were granted to employees. Under the terms of the plan the purchase price of the stock will be $5.00 per share. Compensation expense has been recognized for options granted at less than the market price at the measurement date. All options expire April 9, 1999.

         A summary of activities is as follows:

                                                                                  Amount        Price
                                                                                ---------       -----
                  Authorized                                                      160,000
                                                                                =========

                  Balance outstanding at December 31, 1996                         24,800         $5
                  Granted                                                           1,350         $5
                  Exercised                                                          (160)        $5
                                                                                ---------

                  Balance outstanding at December 31, 1997                         25,990         $5
                  Granted                                                               -
                  Exercised                                                        (4,114)
                                                                                ---------

                  Balance outstanding at December 31, 1998                         21,876         $5
                                                                                =========

         Stock Compensation

         In 1996, the Bank adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and will continue to apply Accounting Principles Board No. 25 and related interpretations in accounting for its plans. SFAS No. 123 establishes standards of financial accounting and reporting for stock-based employee compensation plans including stock option plans, stock purchase plans and other arrangements by which employees receive shares of stock or other equity instruments based on the market price of an entity's stock.

         If the Bank had elected to recognize compensation cost for the plan based on the fair value at the grant dates for awards under those plans, consistent with the method prescribed by SFAS No. 123, net income and earnings per share would have been changed to the pro forma amounts indicated below;

                                                               Year ended            Year ended         Year ended
                                                              December 31,          December 31,       December 31,
                                                                  1998                  1997               1996
                                                              ------------          ------------       ------------
                  Net income             As reported            $693,643              $601,794           $406,277
                                         Pro forma              $693,643              $601,215           $392,939
                  Earnings per share     As reported            $    .43              $    .39           $    .26
                                         Pro forma              $    .43              $    .39           $    .25


                         THE HORIZON BANK OF VIRGINIA

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996



11.  STOCK OPTION PLAN (continued)

         Stock Compensation (continued)

         The fair value of Horizon Bank stock options used to compute pro forma net income and earnings per share disclosures is the estimated present value at grant date using the Minimum Value pricing model with the following assumptions for 1998: a risk free interest rate of 6.50 percent, an estimated dividend yield of 3 percent and an expected holding period of four years.

12. EMPLOYEE BENEFIT PLAN

         In 1995, the Bank adopted a contributory 401 (k) savings plan covering substantially all employees. Effective as of January 1, 1996, the plan allows eligible employees to contribute a fixed percentage of their compensation with the Bank matching a portion of each employee's contribution. The Bank's contributions amounted to $22,513 in 1998, $16,308 in 1997 and $17,378 in 1996.

13. BUSINESS COMBINATIONS

         On March 13, 1996, the Bank completed its acquisition of the assets and assumed certain liabilities of VIP Mortgage Corporation. The excess of the total acquisition cost over the fair value of the net assets acquired of $73,902 is being amortized over 5 years on a straight-line basis. The acquisition has been accounted for as a purchase and results of operations of VIP Mortgage Corporation since the date of acquisition are included in the Bank's financial statements. A director of the Bank was also an owner of the mortgage corporation. Certain contingent payments relating to the purchase were made to former stockholders in 1998 and 1997.

14.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate fair value of each class of financial instrument for which it is practicable to estimate that value.

         Cash and Short-term Investment

         For cash, due from banks, Federal funds sold and other short-term instruments, the carrying amount approximates fair value.

         Investment Securities and Securities Available for Sale

         Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Loans Receivable

         For certain homogeneous categories of loans, such as some residential mortgages and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                         THE HORIZON BANK OF VIRGINIA

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996



14.  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

         Deposit Liabilities

         The fair value of demand deposits, savings account, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

         Commitments to Extend Credit, Stand-by Letters of Credit, and Financial Guarantees Written

         The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

         Unrecognized financial instrument accrual and deferral fees were not considered material.

         The estimated fair value of the Bank's financial instruments are as follows:

                                                           1998 (In Thousands)             1997 (In Thousands)
                                                        -------------------------       -------------------------
                                                         Carrying          Fair          Carrying          Fair
                                                          Amount           Value          Amount           Value
                                                        ---------       ---------       ---------       ---------
         Financial Assets:
         Cash and short-term investments                $  36,292       $  36,292       $  26,775       $  26,775
         Securities                                        29,169          29,190          20,116          20,123
         Loans                                             75,721          75,659          76,309          76,199
         Less allowance for loan losses                    (1,011)           -               (707)             -
         Net loans                                         74,710          75,659          75,602          76,199
                                                        ---------       ---------       ---------       ---------
         Total financial liabilities                    $ 140,171       $ 141,141       $ 122,507       $ 123,097
                                                        =========       =========       =========       =========

         Financial Liabilities:
         Deposits                                       $ 134,980       $ 135,247       $ 118,164       $ 118,698
                                                        =========       =========       ---------       ---------
         Total financial liabilities                    $ 134,980       $ 135,247       $ 118,164       $ 118,698
                                                        =========       =========       =========       =========

         Unrecognized financial instruments:
         Commitments to extend credit                   $  24,400       $  24,400       $  15,900       $  15,900
         Standby letters                                $   1,880       $   1,880       $   1,848       $   1,848


                         THE HORIZON BANK OF VIRGINIA

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996



15.  SEGMENT INFORMATION

         The Bank adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, in 1998 which changes the way the Bank reports information about its segments.

         The Bank currently considers its banking operations and mortgage operations as reportable segments.

         Banking: This segment consists of all banking services and products which are not reported under the mortgage operations.

         Mortgage: This segment consists of mortgage banking products and services. The main product of the mortgage department is providing residential mortgage loans in the Northern Virginia metro area.

                                                        Banking               Mortgage              Total
                                                        -------               --------              -----
         1998 (In Thousands)
         ----
         Interest Income                                $ 7,630               $ 1,497              $ 9,127
         Interest Expense                                (2,909)               (1,107)              (4,016)
                                                        -------               -------              -------
              Net Interest Income                         4,721                   390                5,111
         Provision for Loan Losses                         (303)                  (23)                (326)
         Other Income                                       454                   344                  798
         Operating Expense                               (4,182)                 (349)              (4,531)
         Income Taxes                                      (235)                 (123)                (358)
                                                        -------               -------              -------
         Net Income                                     $   455               $   239              $   694
                                                        =======               =======              =======

                                                        Banking               Mortgage              Total
                                                        -------               --------              -----

         1997 (In Thousands)
         ----
         Interest Income                                $ 7,247               $ 1,284              $ 8,531
         Interest Expense                                (2,993)                 (590)              (3,583)
                                                        -------               -------              -------
              Net Interest Income                         4,254                   694                4,948
         Provision for Loan Losses                         (343)                  (42)                (385)
         Other Income                                       302                   227                  529
         Operating Expense                               (3,723)                 (457)              (4,180)
         Income Taxes                                      (167)                 (143)                (310)
                                                        -------               -------              -------
         Net Income                                     $   323               $   279              $   602
                                                        =======               =======              =======

                         THE HORIZON BANK OF VIRGINIA

                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996



16.  COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF CREDIT

         In the normal course of business, the Bank incurs certain contingent liabilities that are not reflected in the accompanying financial statements. These contingent liabilities include standby letters of credit and unfunded commitments. Commitments under standby letters of credit approximated $1,880,553 in 1998 and $1,848,305 in 1997, and unfunded commitments approximated $24,413,106 in 1998 and $15,899,877 in 1997. The Bank does not anticipate any material losses as a result of these commitments.

         The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties and residential properties.

         All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Banks market area. The concentrations of credit by type of loan are set forth in
         Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers. The Bank does not extend credit to any single borrower or group of related borrowers in excess of their legal limit. The Bank does not have a payroll processing customer which may have deposits in excess of ten percent of total deposits during seasonal peaks.

         From time to time, the Bank is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the financial position.

         In connection with the retirement of the former Chief Executive Officer, the Bank entered into a contract with the former executive which provided for his continued employment as a consultant through December 31, 1997. In addition, the Bank received his agreement not to compete which is effective upon resignation from the Board of Directors and will remain in effect until April 30, 2000, in return for monthly payments of $12,350 and continuation of certain benefits during the agreement period.

The Horizon Bank of Virginia
Balance Sheets
March 31, 1999 and December 31, 1998


                                                                          (Unaudited)
Assets                                                                   March 31, 1999       December 31, 1998
---------------------------------------------------------------------------------------------------------------
Cash and Due from Bank                                                     $  7,324,401            $  5,445,820
Federal Funds Sold                                                           13,701,000              30,846,000
Investment Securities                                                        20,737,192              19,531,871
Securities Available for Sale                                                10,595,604               9,636,855
Loans Receivable, net                                                        71,848,847              74,709,594
Bank Premises and Equipment, Net                                              3,101,152               3,152,593
Accrued Interest Receivable                                                     839,621                 814,437
Other Real Estate Owned                                                         425,177                 426,177
Other Assets                                                                    740,398                 847,720
---------------------------------------------------------------------------------------------------------------
Total Assets                                                               $129,313,392            $145,411,067
===============================================================================================================


Liabilities and Stockholders' Equity
---------------------------------------------------------------------------------------------------------------
Liabilities
Deposits                                                                   $118,818,978            $134,979,742
Other liabilities                                                               617,104                 728,198
---------------------------------------------------------------------------------------------------------------
                  Total Liabilities                                         119,436,082             135,707,940

Stockholders' Equity
     Common stock 4,108,075                                                   4,099,325
     Capital in excess of par value                                           4,232,523               4,223,773
     Retained earnings                                                        1,542,454               1,352,984
     Accumulated other comprehensive income                                      (5,742)                 27,045
---------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                    9,877,310               9,703,127
---------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                 $129,313,392            $145,411,067
===============================================================================================================












The accompanying notes are an integral part of these financial statements.

The Horizon Bank of Virginia
Statements of Operations
Three Months Ended March 31, 1999 and March 31, 1998


                                                                          (Unaudited)                  (Unaudited)
                                                                         March 31, 1999              March 31, 1998
-------------------------------------------------------------------------------------------------------------------
Interest income:
Loans                                                                      $  1,597,590                $  1,638,505
Investments securities                                                          633,192                     442,356
-------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                         2,230,782                   2,080,861

Interest expense:
Deposits                                                                      1,072,521                     843,667
-------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                           1,158,261                   1,237,194
Provision for Loan Losses                                                        66,036                      63,500
-------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                           1,092,225                   1,173,694
-------------------------------------------------------------------------------------------------------------------

Other income:
Fee income                                                                      330,457                     261,090
Other                                                                             3,839                       2,775
-------------------------------------------------------------------------------------------------------------------
Total other income                                                              334,296                     263,865
-------------------------------------------------------------------------------------------------------------------

Other expense:
Employee compensation and benefits                                              527,104                     502,714
Premises and equipment                                                          248,811                     229,448
Data processing expense                                                          30,628                      30,444
Other                                                                           333,583                     392,416
-------------------------------------------------------------------------------------------------------------------
Total other expense                                                           1,140,126                   1,155,022
-------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                      286,395                     282,537
Provision for income taxes                                                       96,925                      94,200
-------------------------------------------------------------------------------------------------------------------
Net Income                                                                  $   189,470                 $   188,337
===================================================================================================================
Earnings per common share:
Basic                                                                       $      0.12                 $      0.12
Diluted                                                                     $      0.11                 $      0.12
Weighted average shares outstanding:
Basic                                                                         1,640,197                   1,572,318
Diluted                                                                       1,665,170                   1,598,309










The accompanying notes are an integral part of these financial statements.

The Horizon Bank of Virginia
Statements of Comprehensive Income



                                                              (Unaudited)
                                                          Three Months Ended
                                                               March 31,
                                                         1999             1998
                                                       --------         --------

Net income                                             $189,470         $188,337
Other comprehensive income, net of tax:
    Unrealized gain (loss) on securities, net           (32,787)           9,499
                                                       --------         --------
Other comprehensive income                              (32,787)           9,499

Comprehensive income                                   $156,683         $197,836
                                                       ========         ========


















The accompanying notes are an integral part of these financial statements

The Horizon Bank of Virginia
Statements of Changes in Stockholders' Equity
Three Months Ended March 31, 1999 and Year Ended December 31, 1998

                                                                                        Accumulated
                                                                                           Other
                                Number                                      Retained   Comprehensive
                               of Shares     Par Value        Surplus       Earnings       Income          Totals
-------------------------------------------------------------------------------------------------------------------
Balance,
    December 31, 1997          1,557,778     $3,894,445     $3,564,319     $1,503,105      $ 3,595       $8,965,464

Exercise of stock options          4,114         10,285         10,285              -            -           20,570

5 Percent Stock
    Dividend                      77,837        194,595        649,169       (843,764)           -                -

Net Change in Unrealized
    Gain on Securities
    Available for Sale                 -              -              -              -       23,450           23,450

Net Income for the
    Year Ended
    December 31, 1998                  -              -              -        693,643            -          693,643
-------------------------------------------------------------------------------------------------------------------
Balance,
    December 31, 1998          1,639,729      4,099,325      4,223,773      1,352,984       27,045        9,703,127
-------------------------------------------------------------------------------------------------------------------
(Unaudited)
Exercise of Stock
    Options                        3,500          8,750          8,750              -            -           17,500
Net Change in
    Unrealized Gain on
    Securities Available
    for Sale                           -              -              -              -      (32,787)         (32,787)

Net Income for the
    Period Ended
    March 31, 1999                     -              -              -        189,470            -          189,470
-------------------------------------------------------------------------------------------------------------------

Balance,
    March 31, 1999             1,643,229     $4,108,075     $4,232,523     $1,542,454      $(5,742)      $9,877,310
===================================================================================================================









The accompanying notes are an integral part of these financial statements.

The Horizon Bank of Virginia
Statements of Cash Flows
Three Months Ended March 31, 1999 and 1998

                                                                                (Unaudited)          (Unaudited)
                                                                                  March 31,            March 31,
                                                                                    1999                 1998
-------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net income                                                                       $    189,470           $   188,337
Adjustments to reconcile net income to net
    cash provided by operating activities:
        Depreciation and amortization                                                  78,305                67,976
        Provision for loan losses                                                      66,036                63,500
        Provision for losses on other real estate owned                                     -               (30,000)
        Net amortization of premiums on investment securities                         (53,386)               (2,423)
Decrease in other assets                                                               82,138                26,311
Increase (Decrease) in other expenses                                                (111,094)              203,638
-------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                                             440,939               517,339
-------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities
    Net Federal funds sold                                                         17,145,000            12,628,000
    Increase in premises and equipment                                               (171,147)               (4,126)
    Loans collected (made), net                                                     2,773,091            (1,645,060)
    Proceeds from the maturities of investment securities                           2,700,000             2,100,000
    Purchase of securities available for sale                                      (4,689,416)           (1,800,000)
    Purchase of investment securities                                              (3,926,622)           (3,128,315)
   Proceeds from the maturities of securities available for sale                    3,750,000             2,700,000
-------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Investing Activities                                          17,580,906            10,850,499
-------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
    Proceeds from sale of common stock                                                 17,500                20,570
    Net decrease in deposits                                                      (16,160,764)          (11,122,982)
--------------------------------------------------------------------------------------------------------------------
Net Cash Used by Financing Activities                                             (16,143,264)          (11,102,412)
--------------------------------------------------------------------------------------------------------------------
Net Increase in Cash and Due from Banks                                             1,878,581               265,426
Cash and Due from Banks, beginning of period                                        5,445,820             6,467,421
-------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks, end of period                                           $  7,324,401          $  6,732,847
===================================================================================================================
Noncash
    Unrealized gain (loss) on securities available for sale, net                 $    (32,787)         $      9,499
-------------------------------------------------------------------------------------------------------------------










The accompanying notes are an integral part of these financial statements.

                          THE HORIZON BANK OF VIRGINIA

                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)



1.   BASIS OF PRESENTATION

         The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q, and, therefore, do not include all information or footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. However, all adjustments which are, in the opinion of management, necessary for a fair presentation have been included. All adjustments are of a normal recurring nature. The results of operations for the three-month period ended March 31, 1999 are not necessarily indicative of the results of the full year. These financial statements should be read in conjunction with the financial statements and the notes included in The Horizon Bank of Virginia's Annual Report for the year ended December 31, 1998.

2.   INVESTMENT SECURITIES

         The following table sets forth the Bank's investment securities portfolio as of the dates indicated:

                                                        March 31, 1999                   December 31, 1998
                                                  Amortized         Estimated         Amortized       Estimated
                                                     Cost          Fair Value            Cost        Fair Value
                  Available-for-sale
                      securities:
                  U.S. Government
                      Treasury and
                      agency obligations           $10,608,584       $10,595,604      $  9,595,877     $  9,636,855
                                                   ===========       ===========      ============     ============

                  Held-to-maturity
                      securities:
                  U.S. Government
                      Treasury and
                      agency obligations           $20,737,192       $20,679,647       $19,531,871      $19,553,348
                                                   ===========       ===========       ===========      ===========

                          THE HORIZON BANK OF VIRGINIA

                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)



3.   LOANS RECEIVABLE

         Loans receivable consist of the following:

                                                    March 31,      December 31,
                                                      1999             1998
                                                   -----------     ------------
         Mortgage:
             Residential                           $25,939,000     $28,776,000
             Nonresidential                         21,807,000      20,234,000
         Construction:                               1,878,000       1,764,000
         Non-Mortgage:
             Business                               15,923,000      16,041,000
             Consumer                                7,560,203       9,134,586
                                                   -----------     -----------
         Total loan receivable                      73,107,203      75,949,586
         Less:
             Deferred loan fees, net                   201,650         228,973
             Allowance for loan losses               1,056,706       1,011,019
                                                   -----------     -----------
         Loans receivable, net                     $71,848,847     $74,709,594
                                                   ===========     ===========

         The following sets forth information regarding the allowance for loan losses:

                                                    Three Months    Three Months
                                                        Ended           Ended
                                                       3/31/99         3/31/98
                                                     ----------       --------

         Allowance at beginning of period            $1,011,019       $706,838
         Provision for losses charged to income          66,036         63,500
         Charge-offs, net                               (20,349)        (4,636)
                                                     ----------       --------
         Allowance at end of period                  $1,056,706       $765,702
                                                     ==========       ========

4.   EARNINGS PER SHARE

         The following table shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of dilutive common stock equivalents.

                                                                For the three months ended
                                                    March 1999                               March 1998
                                             ------------------------                -------------------------
                                                               Per                                       Per
                                                              Share                                     Share
                                              Shares          Amount                  Shares            Amount
                                              ------          ------                  ------            ------
         Basic EPS                           1,640,917        $0.12                  1,572,318          $0.12
                                                              =====                                     =====

         Effect of dilutive
             Securities:
                 Stock Options
                 unexercised                     1,836                                  25,990
                                             ---------                               ---------

         Diluted EPS                         1,665,170        $0.11                  1,598,309          $0.12
                                             =========        =====                  =========          =====

                          THE HORIZON BANK OF VIRGINIA

                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)



5.   OTHER SIGNIFICANT MATTERS

         The Bank signed a definitive Merger Agreement providing for a merger with Southern Financial Bancorp, Inc. Stockholders of the Bank will receive .63 shares of Southern Financial Bancorp common stock in exchange for each share of its common stock. Subject to certain conditions including receipt of regulatory approval and approval of the shareholders of the Southern Financial Bancorp and the Bank, closing of the merger is anticipated to occur in the third quarter of 1999. The merger will be accounted for under the pooling method.

                                                                      Appendix E


                                   May 3, 1999




Board of Directors
The Horizon Bank of Virginia
527-B Maple Avenue East
Vienna, Virginia 22180

Dear Board Members:

         In connection with the proposed affiliation of The Horizon Bank of Virginia ("Horizon") with Southern Financial Bancorp, Inc. ("Southern") you have asked us to render an opinion as to whether the financial terms of the Agreement and Plan of Reorganization, including the Plan of Merger attached thereto (the "Agreement") dated as of May 4, 1999 between HBV and SFB, are fair from a financial point of view, to the stockholders of HBV. The Agreement provides for the merger of HBV with and into Southern Financial Bank, a wholly owned subsidiary of SFB (the "Bank") and stockholders of HBV will receive common stock of SFB (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of common stock of HBV, par value $2.50 per share, automatically shall become and be converted into .63 shares of the common stock of SFB, par value $.01 per share ("SFB Common Stock"). Cash will be paid in lieu of fractional shares. As of the date of the Agreement, HBV had 1,639,729 shares of common stock issued and outstanding. Under the terms of the Agreement, and based on the exchange ratio of .63 shares of SFB for each share of HBV common stock, an aggregate of 1,033,029 shares of SFB Common Stock may be issued for the HBV common stock outstanding.

         McKinnon & Company, Inc. ("McKinnon") is an investment banking firm that specializes in Virginia community banks and thrifts. In eleven years McKinnon has been lead managing underwriter in approximately thirty-four public stock offerings for Virginia community banks and thrifts and has served as financial advisor, including providing fairness opinions, to numerous Virginia community banks and thrifts. McKinnon, as part of its investment banking business, is engaged in the evaluation of businesses, particularly banks, and their securities, in connection with mergers and acquisitions, initial public offerings, private placements and evaluations for estates and corporate recapitalizations. McKinnon is also a market maker in SFB's Common Stock on the NASDAQ National Market System. McKinnon is also a market maker in Virginia community bank stocks listed on NASDAQ and the OTC Bulletin Board. McKinnon believes it has a thorough working knowledge of the banking industry throughout Virginia.

         In developing our opinion, we have among other things, reviewed and analyzed material bearing upon the financial and operating conditions of HBV, SFB, and, on a pro forma basis, HBV and SFB combined, and material proposed in connection with the Agreement, including, among other things, the following:

         (1) the Agreement and Plan of Reorganization and the Plan of Merger, dated as of May 3, 1999 among HBV and SFB.

         (2) the registration statement filed with the Securities and Exchange Commission in connection with the proposed Merger, including a prospectus relating to 1,033,029 shares of common stock of SFB, and the Proxy Statement relating to a special meeting of stockholders of HBV to be held on ________ __, 1999; and

         (3) HBV's and SFB's financial results for fiscal years 1991 through 1998, and the first quarter ended March 31, 1999, respectively, and certain documents and information we deem relevant to our analysis;

         (4) held discussions with senior management of HBV and SFB regarding past and current business operations of, and outlook for, HBV, SFB, including trends, the terms of the proposed Merger, and related matters;

         (5) reviewed the reported price and trading activity of HBV's and SFB Common Stock and compared financial and stock market information (when available) for HBV and SFB with similar information for certain other companies, and securities for which are publicly traded;

         (6) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part;

         (7) performed such other studies and analyses as we considered appropriate, including an analysis of the pro forma financial impact of the Merger on HBV and SFB;

         (8)      reviewed  other  published   information,   performed  certain
financial analyses and considered other factors and information which we deem relevant.


         In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of HBV and SFB. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of HBV or SFB. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.

         We have been retained by you as a financial advisor to HBV with respect to the proposed Merger. In the normal course of business McKinnon & Company, Inc. is a market maker in the common stock of SFB listed on the NASDAQ National Market System. Our opinion is directed to the Board of Directors of HBV. We participated in some of the discussions but we did not recommend the structure or give any opinion regarding the business reasons for doing this proposed Merger.

         On the basis of our analysis and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof, the terms of the Agreement are fair, from a financial point of view, to the holders of HBV Common Stock.

                                     Very truly yours,




                                     McKinnon & Company, Inc.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

         The Articles of Incorporation of the undersigned Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation eliminate the personal liability of the Registrant's directors and officers to the Registrant or its shareholders for monetary damages in excess of one dollar to the full extent permitted by Virginia law.


Item 21.  Exhibits and Financial Statement Schedules

(a)      Exhibits:

         The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

         Exhibit No.                Document
         -----------                --------

         2.1 Agreement and Plan of Reorganization between The Horizon Bank of Virginia and Southern Financial Bancorp, Inc. and Southern Financial Bank, dated as of May 3, 1999, as amended, filed as Appendix A to the Joint Proxy Statement included in this Registration Statement.

         3.1               Articles  of  Incorporation  of  Southern   Financial
                           Bancorp, Inc., as amended, incorporated herein by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-4, Registration No. 33-95246, filed August 4, 1995.

         3.2 Bylaws of Southern Financial Bancorp, Inc., incorporated herein by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-4, Registration No. 33-95246, filed August 4, 1995.

         5                 Legal opinion of Williams, Mullen, Clark & Dobbins.

         8                 Form of tax  opinion  of  Williams,  Mullen,  Clark &
                           Dobbins.

         21                Subsidiary of the Registrant.

         23.1 Consent of Williams, Mullen, Clark & Dobbins (included in Exhibit 5).

         23.2              Consent of KPMG, LLP.

         23.3              Consent of Thompson, Greenspon & Co.

         23.4              Consent of Tucker Anthony Incorporated.

         23.5              Consent of McKinnon & Company, Inc.

         24                Powers of attorney (included on signature page).

         99.1              Form of Proxy of Southern Financial Bancorp, Inc.

         99.2              Form of Proxy of The Horizon Bank of Virginia.


(b)      Financial Statement Schedules

         Not applicable.

(c)      Reports, Opinions or Appraisals.

         Not applicable.


Item 22.  Undertakings

(a)      Undertakings Required by Item 512 of Regulation S-K.

         The undersigned registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                                    (i)      To include any prospectus  required
                           by section 10(a)(3) of the Securities Act of 1933;

                                    (ii)     To  reflect in the  prospectus  any
                           facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                                    (iii)    To include any material information
                           with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form,
within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warrenton, Commonwealth of Virginia, on June 30, 1999.

                      SOUTHERN FINANCIAL BANCORP, INC.


                      By:     /s/ Georgia S. Derrico
                              -------------------------------------------------
                              Georgia S. Derrico
                              Chairman of the Board and Chief Executive Officer


                                POWER OF ATTORNEY

         Each of the undersigned hereby appoints Georgia S. Derrico and R. Roderick Porter as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                                   Title                              Date
         ---------                                   -----                              ----


       /s/ Georgia S. Derrico               Chairman of the Board and                   June 30, 1999
--------------------------------            Chief Executive Officer and
         Georgia S. Derrico                 Director (Principal Executive Officer)



       /s/ R. Roderick Porter               President and                               June 30, 1999
--------------------------------            Chief Operating Officer
         R. Roderick Porter                 and Director


        /s/ William H. Lagos                Senior Vice President and                   June 30, 1999
--------------------------------            Controller (Principal Accounting
         William H. Lagos                   Officer and Principal Financial Officer)


         Signature                                   Title                              Date
         ---------                                   -----                              ----


--------------------------------            Director                                    June __, 1999
         Fred L. Bollerer


       /s/ Neil J. Call                     Director                                    June 30, 1999
--------------------------------
          Neil J. Call

        /s/David de Give                    Director                                    June 30, 1999
--------------------------------
         David de Give

                                            Director                                    June __, 1999
--------------------------------
    Alfonso G. Finocchiaro


   /s/ Virginia Jenkins                     Director                                    June 30, 1999
--------------------------------
         Virginia Jenkins


                                            Director                                    June __, 1999
--------------------------------
         John L. Marcellus, Jr.


                                            Director                                    June __, 1999
--------------------------------
         Michael P. Rucker

                                  EXHIBIT INDEX

Exhibit No.                Document
-----------                --------


2.1 Agreement and Plan of Reorganization between The Horizon Bank of Virginia and Southern Financial Bancorp, Inc. and Southern Financial Bank, dated as of May 3, 1999, as amended, filed as Appendix A to the Joint Proxy Statement included in this Registration Statement.

3.1 Articles of Incorporation of Southern Financial Bancorp, Inc., as amended, incorporated herein by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-4, Registration No. 33-95246, filed August 4, 1995.

3.2 Bylaws of Southern Financial Bancorp, Inc., incorporated herein by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-4, Registration No. 33-95246, filed August 4, 1995.

5        Legal opinion of Williams, Mullen, Clark & Dobbins.

8        Form of tax opinion of Williams, Mullen, Clark & Dobbins.

21       Subsidiary of the Registrant.

23.1     Consent of Williams, Mullen, Clark & Dobbins (included in Exhibit 5).

23.2     Consent of KPMG, LLP.

23.3     Consent of Thompson, Greenspon & Co.

23.4     Consent of Tucker Anthony Incorporated.

23.5     Consent of McKinnon & Company, Inc.

24       Powers of attorney (included on signature page).

99.1     Form of Proxy of Southern Financial Bancorp, Inc.

99.2     Form of Proxy of The Horizon Bank of Virginia.